Exhibit T3E.1

Paul S. Aronzon (CA State Bar No. 88781)		Sallie B. Armstrong (NV State Bar No. 1243)
Thomas R. Kreller (CA State Bar No. 161922)		DOWNEY BRAND LLP
Haig M. Maghakian (CA State Bar No. 221954)		427 West Plumb Lane
MILBANK, TWEED, HADLEY & McCLOY LLP		Reno, Nevada 89509
601 South Figueroa Street, 30th Floor		Telephone:	(775) 329-5900
Los Angeles, California 90017		Facsimile:	(775) 786-5443
Telephone:	(213) 892-4000	Email:	sarmstrong@downeybrand.com
Facsimile:	(213) 629-5063
Local Reorganization Counsel for
Reorganization Counsel for		Debtors and Debtors in Possession
Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEVADA

In re:	Chapter 11

CIRCUS AND ELDORADO JOINT VENTURE, et al.,	Case No. BK-12-51156
Case No. BK-12-51157
☐ Affects this Debtor
☒ Affects all Debtors	(Jointly Administered)
☐ Affects Silver Legacy Capital Corp.
Debtors.	DISCLOSURE STATEMENT FOR DEBTORS’ FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION (DATED JUNE 1, 2012)

i

PURSUANT TO BANKRUPTCY CODE SECTION 1128, A CONFIRMATION HEARING WILL BE HELD WITH RESPECT TO THE DEBTORS’ FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION (DATED JUNE 1, 2012) (THE “PLAN”) OF CIRCUS AND ELDORADO JOINT VENTURE AND SILVER LEGACY CAPITAL CORP. ON SEPTEMBER 13, 2012, AT 9:30 A.M. (PREVAILING PACIFIC TIME), BEFORE THE HONORABLE BRUCE T. BEESLEY, IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF NEVADA, 300 BOOTH STREET, RENO, NEVADA 89509 (THE “CONFIRMATION HEARING”).  OBJECTIONS, IF ANY, TO CONFIRMATION OF THE PLAN MUST BE FILED AND SERVED ON OR BEFORE AUGUST 28, 2012 AT 4:00 P.M.  (PREVAILING PACIFIC TIME).  THE CONFIRMATION HEARING MAY BE ADJOURNED FROM TIME TO TIME WITHOUT FURTHER NOTICE EXCEPT FOR AN ANNOUNCEMENT MADE AT THE CONFIRMATION HEARING OR AT ANY SUBSEQUENT ADJOURNED DATE OF THE CONFIRMATION HEARING.

THIS DISCLOSURE STATEMENT (THE “DISCLOSURE STATEMENT”) IS BEING DISTRIBUTED FOR THE PURPOSE OF SOLICITING ACCEPTANCES OF THE PLAN FROM THE PARTIES ENTITLED TO VOTE ON THE PLAN.  THE DEBTORS INTEND TO SEEK TO CONFIRM THE PLAN AND TO CAUSE THE EFFECTIVE DATE OF THE PLAN TO OCCUR PROMPTLY AFTER CONFIRMATION OF THE PLAN.  HOWEVER, THERE CAN BE NO ASSURANCE AS TO WHETHER OR WHEN THE CONFIRMATION OR THE EFFECTIVE DATE OF THE PLAN ACTUALLY WILL OCCUR.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND BANKRUPTCY RULE 3016(b) AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NONBANKRUPTCY LAW.  THIS DISCLOSURE STATEMENT HAS BEEN NEITHER REVIEWED NOR APPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.  THE INFORMATION IN THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.  NO SOLICITATION OF VOTES TO ACCEPT THE PLAN MAY BE MADE EXCEPT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE.

A COPY OF THE PLAN IS ATTACHED AS EXHIBIT A HERETO.  ALL HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN ANY OF THE DEBTORS THAT ARE ENTITLED TO VOTE ON THE PLAN ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  UNLESS OTHERWISE SPECIFIED HEREIN, THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT WILL BE CORRECT AT ANY LATER DATE.  IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN SHALL GOVERN.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT WILL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, OR AS A STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.  THIS DISCLOSURE STATEMENT WILL NOT BE ADMISSIBLE IN ANY BANKRUPTCY OR NONBANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY (OTHER THAN IN CONNECTION WITH APPROVAL OF THIS DISCLOSURE STATEMENT OR CONFIRMATION OF THE PLAN), NOR WILL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTORS.  YOU ARE ADVISED TO OBTAIN INDEPENDENT EXPERT ADVICE ON SUCH SUBJECTS.

THE OFFER OF NEW DEBT INSTRUMENTS OR EQUITY SECURITIES TO HOLDERS OF CERTAIN CLASSES OF CLAIMS HAVE NOT BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR SIMILAR STATE SECURITIES OR “BLUE SKY” LAWS.  THE OFFERS AND ISSUANCES ARE BEING MADE IN RELIANCE ON THE EXEMPTION FROM REGISTRATION SPECIFIED IN SECTION 1145 OF THE BANKRUPTCY CODE OR OTHER EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT.  NONE OF THE NEW DEBT INSTRUMENTS OR EQUITY SECURITIES TO BE ISSUED UNDER OR IN CONNECTION WITH THE PLAN OR UPON EXERCISE OF ANY WARRANTS OR OPTIONS CONTEMPLATED BY THE PLAN HAS BEEN APPROVED OR DISAPPROVED BY THE SEC OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH STATE AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  ALL FORWARD-LOOKING STATEMENTS CONTAINED HEREIN OR OTHERWISE MADE BY THE DEBTORS INVOLVE MATERIAL RISKS AND UNCERTAINTIES AND ARE SUBJECT TO CHANGE BASED ON NUMEROUS FACTORS, INCLUDING FACTORS THAT ARE BEYOND THE DEBTORS’ CONTROL.  ACCORDINGLY, THE DEBTORS’ FUTURE PERFORMANCE AND FINANCIAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN ANY SUCH FORWARD-LOOKING STATEMENTS.  SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED IN THIS DISCLOSURE STATEMENT.  THE DEBTORS DO NOT UNDERTAKE TO PUBLICLY UPDATE OR REVISE FORWARD-LOOKING STATEMENTS EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT ANY PROJECTED RESULTS EXPRESSED OR IMPLIED THEREIN WILL NOT BE REALIZED.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN EVENTS IN THE DEBTORS’ CHAPTER 11 CASES AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO OR HAVE BEEN OR WILL BE SEPARATELY FILED WITH THE BANKRUPTCY COURT.  ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS.  IN THE EVENT OF ANY CONFLICT, INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER SUCH DOCUMENTS, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN AND CONTROL FOR ALL PURPOSES.  EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED, FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT.  THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE DEBTORS AND THEIR OWN ANALYSES OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.  IMPORTANTLY, PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM OR AN EQUITY INTEREST IN A VOTING CLASS SHOULD REVIEW THE PLAN IN ITS ENTIRETY AND CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT AND ANY EXHIBITS HERETO, INCLUDING THE RISK FACTORS DESCRIBED IN GREATER DETAIL IN SECTION VII HEREIN, AND THE PLAN SUPPLEMENT

EXCEPT AS OTHERWISE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT NECESSARILY BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

IRS CIRCULAR 230 NOTICE:  TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS AND INTERESTS ARE HEREBY NOTIFIED THAT:  (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR INTERESTS FOR PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

DISCLOSURE STATEMENT FOR DEBTORS’ FIRST AMENDED

JOINT CHAPTER 11 PLAN OF REORGANIZATION (DATED JUNE 1, 2012)

	C.	Means For Implementation of the Plan		25
		1.	Continued Existence and Vesting of Assets in the Reorganized Debtor	25
		2.	Transactions Dependent Upon Class 3 Acceptance/Rejection	26
		3.	Funding for Cash Distributions to Occur Under the Plan	26
		4.	Valuation and Cram-Down Interest Rate	27
		5.	Corporate Governance; Employment and Compensation	27
		6.	Regulatory Authorities	29
		7.	Preservation of Rights of Action	29
		8.	Cancellation and Surrender of Instruments, Securities and Other Documentation	29
		9.	Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes	29
		10.	Substantive Consolidation	29
	D.	Treatment of Executory Contracts and Unexpired Leases		31
		1.	Assumption and Rejection of Executory Contracts and Unexpired Leases	31
		2.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	31
		3.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed Pursuant to Plan	31
		4.	Insurance Policies	31
	E.	Provisions Governing Distributions		31
		1.	Distributions for Claims Allowed as of the Effective Date	31
		2.	Method of Distributions to Holders of Claims	32
		3.	Compensation and Reimbursement for Services Related to Distributions	32
		4.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	32
		5.	Distribution Record Date	33
		6.	Means of Cash Payments	33
		7.	Minimum Distributions	33
		8.	Surrender of Canceled Instruments or Securities	33
	F.	Procedures for Resolving Disputed Claims		34
		1.	Prosecution of Objections to Claims	34
		2.	Treatment of Disputed Claims	34
		3.	Distributions on Account of Disputed Claims Once Allowed	34
		4.	Estimation	34
	G.	Discharge, Releases, Injunction and Settlement		34
		1.	Discharge of Claims	34
		2.	Claims Enjoined	34
		3.	Global Settlement	35
		4.	Releases	35
		5.	Exculpation	35
		6.	Supplemental Injunction	36
	H.	Retention of Jurisdiction		36
	I.	Miscellaneous Provisions		37
		1.	Dissolution of Committee	37
		2.	Modification of the Plan	37
		3.	Revocation of the Plan	38
		4.	Severability of Plan Provisions	38
		5.	Successors and Assigns	38
		6.	Issuance of Notes Under Plan	38
		7.	Filing of Additional Documents	38
IV.	CONFIRMATION AND CONSUMMATION PROCEDURE			38
	A.	Confirmation of the Plan		38
		1.	Confirmation Requirements	38

		2.	“Cramdown” under Bankruptcy Code section 1129(b)	40
	B.	Conditions Precedent to Confirmation and Consummation of the Plan		41
		1.	Conditions Precedent to Confirmation	41
		2.	Conditions Precedent to the Effective Date	41
		3.	Waiver of Conditions Precedent	42
		4.	Effect of Nonoccurrence of Conditions to the Effective Date	42
V.	SECURITIES LAW MATTERS			42
	A.	U.S. Securities Law Matters		42
	B.	Section 1145 of the Bankruptcy Code		43
	C.	Section 4(2) of the Securities Act/Regulation D		43
	D.	Rule 144 and Rule 144A		44
VI.	FINANCIAL INFORMATION and PROJECTIONS			44
VII.	RISK FACTORS			45
	A.	Certain Bankruptcy Considerations		45
	B.	Business Risks		47
	C.	Risks Related to the Debtors’ Post-Effective Date Capital Structure		54
	D.	Risks Related to the New First Lien Term Loan, the New Second Lien Notes and the Cram-Down Notes		57
	E.	Material United States Federal Income Tax Considerations		63
VIII.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN			63
	A.	Liquidation Under Chapter 7		64
	B.	Alternative Plans of Reorganization		64
IX.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			64
X.	CONCLUSION AND RECOMMENDATION			68

EXHIBITS

The Plan	Exhibit A

Financial Projections	Exhibit B

Liquidation Analysis	Exhibit C

Historical Financial Information for the Debtors	Exhibit D

Debtors’ Form 8-K Dated March 19, 2012	Exhibit E

I.              INTRODUCTION

Circus and Eldorado Joint Venture, a Nevada general partnership (the “Joint Venture”), and Silver Legacy Capital Corp., a Nevada corporation (“SLCC”, and together with the Joint Venture, the “Debtors”), submit this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”) to holders of Claims against and Equity Interests in the Debtors in connection with:  (a) the solicitation of acceptances of the Debtors’ First Amended Joint Chapter 11 Plan of Reorganization (Dated June 1, 2012), as the same may be amended (the “Plan”), filed with the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”); and (b) the hearing to consider confirmation of the Plan (the “Confirmation Hearing”), scheduled for September 13, 2012 at 9:30 a.m. (prevailing Pacific time).  Unless otherwise defined herein, all capitalized terms contained in this Disclosure Statement shall have the meanings ascribed to them in the Plan.  Headings are for convenience of reference and will not affect the meaning or interpretation of the Disclosure Statement.

This solicitation is being conducted at this time in order to obtain sufficient votes to enable the Plan to be confirmed by the Bankruptcy Court.

The Plan sets forth how the Debtors’ assets and operations will be reorganized and how Claims against and Equity Interests in the Debtors will be treated if the Plan is confirmed by the Bankruptcy Court and is thereafter consummated.  This Disclosure Statement describes certain aspects of the Plan and how it will be implemented if confirmed, the Debtors’ business operations, significant events leading to and occurring during the Chapter 11 Cases, and related matters.  FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT AND ALL RELATED EXHIBITS AND SCHEDULES IN THEIR ENTIRETY.

Attached as Exhibit A to this Disclosure Statement is a copy of the Plan.  The Debtors intend to file at a later date the Plan Supplement (defined below), which will include, among other things, term sheets and/or draft forms of certain documents for the various credit facilities, notes or indentures that may be entered into by the Debtors pursuant to the Plan.

THE DEBTORS BELIEVE THAT THE PLAN COMPLIES WITH ALL PROVISIONS OF THE BANKRUPTCY CODE AND WILL ENABLE THEM TO RESTRUCTURE OR OTHERWISE SATISFY THEIR DEBT SUCCESSFULLY AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11.  THE DEBTORS THEREFORE BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS, THE DEBTORS’ ESTATES AND THEIR RESPECTIVE CREDITORS.

A.                                    Purpose, Limitations and Structure of this Disclosure Statement

The purpose of this Disclosure Statement is to provide those holders of Claims against and Equity Interests in the Debtors that are entitled to vote on the Plan with adequate information to make an informed decision as to whether to accept or reject the Plan.  The information in this Disclosure Statement may not be relied upon for any other purpose, and nothing contained in this Disclosure Statement shall constitute an admission of any fact or liability or as a stipulation or waiver by any party, or be admissible in any other case or any bankruptcy or nonbankruptcy proceeding involving any of the Debtors or any other party, or be deemed conclusive advice on the tax, securities or other legal effects of the Plan.

On July 27, 2012, after notice and a hearing, the Bankruptcy Court issued an order (the “Disclosure Statement Order”) approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable a hypothetical, reasonable investor being solicited to make an informed judgment whether to accept or reject the Plan.  APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT CONSTITUTES A DETERMINATION THAT THE DISCLOSURE STATEMENT CONTAINS ADEQUATE INFORMATION REGARDING THE PLAN, BUT DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

Unless otherwise specified herein, the statements contained in this Disclosure Statement are made only as of the date hereof.  Delivery of this Disclosure Statement after such date does not mean that the information set forth in this Disclosure Statement remains unchanged since such date or the date of the materials relied upon in preparing this Disclosure Statement.  The Debtors have prepared the information contained in this Disclosure Statement in good faith, based upon the information available to them.  Moreover, certain of the statements contained in this Disclosure Statement, by their nature, are forward-looking and contain estimates, assumptions and projections, and there can be no assurance that these forward-looking statements will be correct at any later date.  Except as otherwise expressly stated, no audit of the financial information contained in this Disclosure Statement has been conducted.

If you are eligible to vote on the Plan, this Disclosure Statement and certain related solicitation materials should have been delivered to you.  There are certain documents and other materials identified in this Disclosure Statement and the Plan that are not attached to this Disclosure Statement or the Plan (such documents and materials, which may be filed in multiple parts, the “Plan Supplement”).  The Plan Supplement will be filed with the Bankruptcy Court on or before the date that is ten (10) days prior to the deadline to vote to accept or reject the Plan; provided, however, that the Debtors shall file a draft of the proposed form of the New First Lien Credit Agreement on or before August 10, 2012.  Once it is filed, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.  You may obtain a copy of the Plan Supplement once it is filed, or any of the schedules and exhibits to this Disclosure Statement, by accessing the website of the claims agent appointed in these chapter 11 cases (the “Chapter 11 Cases”), at www.kccllc.net/silverlegacy, or by sending a written request to the Debtors’ counsel, Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, 30th Floor, Los Angeles, CA 90017, Attention:  Julian I. Gurule, Esq.

If you have any questions about the packet of materials you have received, you may contact the Debtors’ counsel by mail at the address listed above, or by phone at (213) 892-4000.

B.                                    Summary of Classification and Treatment of Claims and Equity Interests Under the Plan

As described more fully in this Disclosure Statement, the Plan provides for significant distributions on account of certain Allowed Claims in the form of cash payments, assumption of specified liabilities, and new debt instruments.  The Plan distributions will be in various amounts and will take various forms, depending on the classification and treatment of any particular Claim against or Equity Interest in any particular Debtor.  The following tables summarize the classification and treatment of Claims and Equity Interests for each Debtor under the Plan.  Because the Plan provides for the substantive consolidation of the Debtors, all Claims and Equity Interests are classified on a consolidated basis.  For a more detailed description of the classification and treatment of Claims and Equity Interests under the Plan, please see Section III.B.

Class	Claim	Treatment	Status	Estimated Amount of Claims[1]	Estimated Recovery (as % of Claim amount)
1	Other Secured Claims	Paid in full in Cash or otherwise left Unimpaired	Unimpaired	Approximately $47,000	100%
2	Other Priority Claims	Paid in full in Cash or otherwise left Unimpaired	Unimpaired	$0.00	100%
3	Mortgage Note Claims

If Class 3 Acceptance occurs, each holder will receive its respective Pro Rata share of (i) the Class 3 Consensual Cash Distribution and (ii) the New Second Lien Notes.

If Class 3 Acceptance does not occur, each holder will receive its pro rata share of (i) the Class 3 Cram-Down Cash Distribution and (ii) the Cram-Down Notes.

			Impaired	$142,800,000 in outstanding principal, $10,281,600 million in accrued but unpaid prepetition interest, plus interest, fees and expenses	If Class 3 Acceptance occurs, approximately 88.8%.[2] If Class 3 Acceptance does not occur, 100% in the form of the Class 3 Cram-Down Cash Distribution and the Cram-Down Notes.
4	US Foods Secured Claims	Paid in full in Cash, but no payment of accrued interest on the Allowed US Foods Secured Claim	Impaired	$210,944.10 for prepetition sales and deliveries of goods to the Debtors, plus any and all accrued prepetition interest and postpetition interest on such amount	100% of principal amount; 0% of any and all accrued prepetition interest or postpetition that would otherwise be payable to US Foods
5	General Unsecured Claims

Paid in full in Cash in four equal quarterly installments, the last of which shall occur no later than one year after the Effective Date, with interest accruing at a rate of 5% per annum from the Petition Date (defined

			Impaired	Approximately $4.7 million	100% of principal amount; no payment of prepetition accrued interest, but 5%

1  These estimates were compiled based upon a review of the Debtors’ schedules and filed proofs of claim. These estimates may change as the claims analysis and resolution process proceeds.

2  Estimated recovery amount includes distributions under the Plan and adequate protection payments made during the chapter 11 cases.

Class	Claim	Treatment	Status	Estimated Amount of Claims[1]	Estimated Recovery (as % of Claim amount)

below) through the date that the Allowed General Unsecured Claim is paid in full, provided that, in the event that any distribution to be made to a Holder of an Allowed General Unsecured Claim (on account of the principal amount of such Allowed General Unsecured Claims) in the aggregate totals less than $15,000, the Debtors, the Reorganized Debtors, and the Disbursing Agent, as applicable, shall make any such distribution in a single lump sum on the Effective Date, without interest.

					postpetition interest
6	Equity Interests	Rights remain unaltered by the Plan.	Unimpaired	N/A	100%

C.                                    Voting on the Plan

The Disclosure Statement Order approved certain procedures governing the solicitation of votes on the Plan from holders of Claims against and Equity Interests in the Debtors, which procedures are described below.

1.             Classes Entitled to Vote

Pursuant to the provisions of the Bankruptcy Code, only holders of claims or interests that are members of a class that (a) is “impaired” within the meaning of section 1124 of the Bankruptcy Code (an “Impaired Class”) and (b) is not deemed to have rejected the plan under section 1126(g) of the Bankruptcy Code are entitled to vote to accept or reject a plan of reorganization (each, a “Voting Class”).  Classes of claims or interests that are not impaired under Bankruptcy Code section 1124 are conclusively presumed to have accepted the plan and are not entitled to vote to accept or reject the plan.

Only holders of record of Claims as of July 23, 2012 that are classified in Voting Classes have been sent a copy of this Disclosure Statement and an appropriately customized ballot to vote on the Plan (a “Ballot”).

Under the Plan, the Voting Classes are Classes 3, 4 and 5.

Under the Plan, the Classes that are not entitled to vote (each, a “Non-Voting Class”) are Classes 1, 2, and 6.

2.             Votes Required for Acceptance of the Plan by a Class

Pursuant to the Bankruptcy Code, a class of claims is considered to have accepted a proposed plan of reorganization if the plan is accepted by more than one-half in number of the class members that actually voted on the plan, holding at least two-thirds in dollar amount of the claims in that class for which a valid Ballot was submitted.  Thus, for each of Classes 3, 4 and 5 under the Plan, the Class will have accepted the Plan if, of the total number of Class members that vote, more than one-half vote to accept the Plan, and such majority of voters holds at least two-thirds of the total dollar amount of the Claims in that Class for which a Ballot was properly submitted.

3.             Tabulation of Votes

A vote to accept or reject the Plan may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such vote was not cast in good faith or was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.  A Ballot that does not indicate the acceptance or rejection of the Plan or that indicates both acceptance and rejection of the Plan will be disregarded.  If the holder of a Claim or Equity Interest does not properly submit its Ballot, or that holder’s vote is disregarded, that holder and that holder’s Claim or Equity Interest will not be included in deciding whether the requisite number of Class members and amount of Claims or Equity Interests voted to accept or reject the Plan.

If one or more of the Classes of Claims entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan and/or request confirmation of the Plan (including seeking the alternative treatment for Holders of Allowed Class 3 Claims if Class 3 Acceptance does not occur) pursuant to section 1129(b) of the Bankruptcy Code, or both, without providing further notice to the holders of any Claim or Equity Interest.

Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan of reorganization notwithstanding the non-acceptance of the plan by one or more Impaired Classes of claims or interests.  Under that section, a plan may be confirmed if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.  Holders of Claims and Equity Interests should assume that, if one or more of the Classes of Claims entitled to vote on the Plan reject the Plan, the Debtors will request confirmation of the Plan (including seeking the alternative treatment for Holders of Allowed Class 3 Claims if Class 3 Acceptance does not occur) pursuant to section 1129(b) of the Bankruptcy Code at the currently scheduled Confirmation Hearing (as defined herein).  For a more detailed description of the requirements for confirmation of a plan that has been rejected by one or more classes, please see Section IV.A.2.

4.             Voting Instructions

If you are entitled to vote on the Plan, a Ballot is enclosed with this Disclosure Statement.  If you are entitled to vote in more than one Class, you will receive separate Ballots for each Claim, which must be used for each separate Class of Claims.  Please refer to your Ballot and the Disclosure Statement Order for more specific instructions on voting on the Plan.

The Debtors and the official committee of unsecured creditors recommend that you vote in favor of confirmation of the Plan.

If you are a holder of record of a Claim:

Please vote and return your Ballot(s) in accordance with the instructions set forth herein and in the instructions accompanying your Ballot(s), to:

Circus and Eldorado Joint Venture Ballot Processing Center

c/o Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, CA  90245

TO BE COUNTED, YOUR EXECUTED BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED AT THE ADDRESS ABOVE NO LATER THAN 4:00 P.M.  (PREVAILING PACIFIC TIME) ON AUGUST 28, 2012 (THE “VOTING DEADLINE”).  ANY BALLOT RECEIVED THAT IS NOT EXECUTED, DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, OR INDICATES BOTH ACCEPTANCE AND REJECTION OF THE PLAN WILL BE DISREGARDED.  DO NOT RETURN ANY OTHER DOCUMENTS WITH YOUR BALLOT.  FACSIMILE BALLOTS WILL NOT BE ACCEPTED.

If you hold your Claim through a nominee:

Holders of Class 3 Claims who are the beneficial owners of the Mortgage Notes, as applicable, but hold those securities through a nominee who is the record holder of such security, must submit their votes as directed by the record holder or nominee.  Record holders have two options for soliciting votes from their beneficial holders:  (a) record holders may pre-validate a Ballot by completing the first item in the Ballot, executing the Ballot and sending that pre-validated Ballot to the beneficial holder with instructions for the beneficial holder to complete the remaining portions of the Ballot and deliver it to the Voting Agent prior to the Voting Deadline, or (b) record holders may send a Ballot which is not pre-validated to the beneficial holder with instructions to complete all items in the Ballot, execute the Ballot and return the executed Ballot to the record holder.  In the case of clause (b), the record holder will then tabulate on a master Ballot all of the information contained in all of the Ballots submitted to it by its beneficial holders, execute the master Ballot and deliver the executed master Ballot to the Voting Agent prior to the Voting Deadline.  In the case of clause (b), it is important that beneficial holders return their Ballots to their record holder sufficiently in advance of the Voting Deadline to allow the record holder to prepare and submit its master Ballot prior to the Voting Deadline.  For more detailed instructions on the balloting procedures, see the voting instructions attached to the Ballot enclosed with this Disclosure Statement.

5.             Inquiries

If you are a holder of a Claim entitled to vote on the Plan and either did not receive a Ballot, received a damaged Ballot, or lost your Ballot, or if you have questions about the procedures for voting your Claim, or about the packet of materials that you received, please contact Kurtzman Carson Consultants LLC (the “Voting Agent”), at 2335 Alaska Avenue, El Segundo, CA 90245, Attention:  Circus and Eldorado Joint Venture Ballot Processing, or by telephone at (877) 634-7162.

If you wish to obtain additional copies of the Plan, this Disclosure Statement, the Plan Supplement or the exhibits to those documents, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), please contact Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, Los Angeles, CA 90017, Attention:  Julian I. Gurule, Esq. by telephone at (213) 892-4000 or by electronic mail at jgurule@milbank.com.

D.                                    Confirmation Hearing

Pursuant to Bankruptcy Code section 1128, the Confirmation Hearing will commence on September 13, 2012, beginning at 9:30 a.m. (prevailing Pacific time), before the Honorable Bruce T. Beesley, United States Bankruptcy Judge, at the United States Bankruptcy Court for the District of Nevada, 300 Booth Street, Reno, Nevada 89509.  The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before August 28, 2012 at 4:00 p.m. (prevailing Pacific time).  The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.  Subsequent to the Confirmation Hearing, the Bankruptcy Court may issue an Order confirming the Plan (the “Confirmation Order”).

E.                                      Overview of Chapter 11 Process

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors, and its equity interest holders.  In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of the debtor’s assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor in property as of the Petition Date.  The Bankruptcy Code provides that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case.  A plan of reorganization sets forth the terms for satisfying claims against and equity interests in a debtor.  Upon confirmation of a plan of reorganization, it is binding on the debtor, any issuer of securities under the plan, and any creditor or equity interest holder of the debtor.  Subject to certain limited exceptions, the confirmation order discharges the debtor from any debts that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

After a chapter 11 plan has been filed, holders of certain claims against and equity interests in a debtor are permitted to vote to accept or reject such plan.  Before soliciting acceptances of the proposed plan, however, a debtor is required under section 1125 of the Bankruptcy Code to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan.

The Debtors are submitting this Disclosure Statement to holders of Claims against and Equity Interests in the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.  This Disclosure Statement sets forth specific information regarding the pre-bankruptcy history of the Debtors, the nature and progress of the Chapter 11 Cases, and the anticipated organizational and capital structure as well as the operations of the Debtors’ properties after confirmation of the Plan and emergence from chapter 11.  This Disclosure Statement also describes the Plan, alternatives to the Plan, effects of confirmation of the Plan, certain risk factors associated with the debt and equity securities that will be issued to holders of certain Classes of Claims and Equity Interests, and the manner in which distributions will be made under the Plan.  In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims entitled to vote must follow in order for their votes to be counted.

II.            GENERAL INFORMATION ABOUT THE DEBTORS

The Joint Venture is a Nevada general partnership that owns and operates the Silver Legacy Resort Casino (“Silver Legacy”), a premier nineteenth century silver mining themed hotel, casino and entertainment complex.  The Silver Legacy Property is strategically located on two city blocks in downtown Reno directly off Interstate 80, the principal highway connecting Reno with San Francisco, Sacramento and other cities in northern California.  Silver Legacy is among the largest hotel-casinos in the Reno market and offers a dynamic gaming environment and a wide variety of amenities delivered with special attention to personal service to appeal to multiple customer segments, including preferred casino players.

A.                                    Purpose of, and Substantial Creditor Support for, the Debtors’ Restructuring Efforts

The Debtors’ ordinary course business operations historically have generated, and are expected to continue to generate, positive cash flow on an ongoing basis – even under what have been extraordinarily difficult economic conditions and an extremely competitive environment for Silver Legacy in recent years.  The Debtors’ need to restructure through chapter 11 thus is not the result of operational issues, but rather is driven by the need to restructure the Mortgage Notes as a consequence of their maturity on March 1, 2012.  Indeed, the Debtors’ operations are sound, and the Debtors, through the efforts of their very strong and experienced management team, enjoy excellent relationships with their employees, customers and vendors.

The strength of the Debtors’ relationships with their key vendors – and the support of those vendors for the continued operations of the Debtors and a prompt and successful restructuring of the Debtors’ long-term debt – are evidenced by the fact that, prior to the filing of the Chapter 11 Cases, the Debtors were able to enter into support agreements (collectively, the “Vendor Support Agreements” or the “VSA’s”) with approximately 32 of their vendors, who collectively hold an estimated $2.4 million in prepetition claims against the Debtors.  The Debtors estimate that this represents over 78% in number of their vendors that have claims in excess of $18,000 and 79% in dollar amount of the total amount of prepetition trade debt held by vendors above that same threshold.  The Debtors believe that this overwhelming vendor support will be a vital component of the Debtors’ successful reorganization.

As discussed in more detail below, the Mortgage Notes matured on March 1, 2012.  The objective of the Debtors’ restructuring efforts, which have been ongoing for over one year, has been to refinance or restructure the Mortgage Notes.  Also as described in more detail below, the result of those efforts has been the Debtors’ entry into a Restructuring Support Agreement with a holder of a substantial portion of the Mortgage Notes, Capital Research and Management Company (together with the noteholders owned and/or controlled thereby, “Cap Re”)

(the “RSA,” and, together with the VSA’s, the “Support Agreements”).  Under the RSA, the Debtors have agreed to pursue and Cap Re has agreed to support the negotiated, “Consensual Treatment” for the Class 3 - Mortgage Note Claims as set forth in the Plan, subject to certain specified, terms, conditions and timing milestones.  The RSA does not, however, obligate Cap Re to support the “Cram Down Treatment” for Class 3 if Class 3 Acceptance does not occur.

The Debtors are hopeful that the substantial creditor support they have garnered to date will allow for an expeditious plan process and a prompt emergence from these Chapter 11 Cases, with minimal disruption  to the Debtors’ businesses, employees, customers, and vendors and the Reno community in general.

B.                                    Description and History of the Debtors’ Business

1.             Operations

Silver Legacy opened in July 1995, with a capital investment of over $360 million.  The property includes an approximately 87,300 square-foot casino with 1,399 slot machines, 63 table games, including blackjack, craps, and roulette, and a race and sports book.  Silver Legacy also has (i) a 37-story hotel tower, the tallest building in Reno, with 1,711 guest rooms, including many high-end suites, (ii) six dining venues, and (iii) approximately 50,000 square feet of in-house exhibit and convention space.  The casino and entertainment areas at Silver Legacy are seamlessly connected, by approximately 200-foot wide “skyway” corridors, to the Eldorado Hotel & Casino and the Circus Circus Reno, each of which is owned by affiliates of the Debtors.3  Together the three properties comprise the heart of Reno’s gaming area and room base.

Silver Legacy’s hotel, the tallest building in northern Nevada, is a “Y”- shaped structure with three wings, consisting of 37-, 34- and 31-floor tiers. An enclosed, climate-controlled skywalk over North Sierra Street links the hotel to the main casino, restaurants and additional public areas on the mezzanine level. The hotel currently offers 1,711 guest rooms, including 141 player spa suites, eight penthouse suites, and seven hospitality suites.

Silver Legacy’s dining options are offered in six venues:

•

Sterling’s Seafood Steakhouse, which has a seating capacity of approximately 170, offering the finest in steaks and seafood along with an extensive wine list, tableside desserts and an extravagant Sunday Brunch;

•	Flavors! The Buffet, which has a seating capacity of approximately 500;

•	Fairchild’s Oyster Bar, which has a seating capacity of approximately 55, offering specialized seafood dining;[4]

•	Café Sedona, which has a seating capacity of approximately 330, offering an extensive menu that includes American classics and Chinese cuisine 24 hours a day;

•	Fresh Express Food Court, which has a seating capacity of approximately 110, offering a range of options including a deli and grill, authentic Asian cuisine and American classics; and

•	Sips Coffee House, situated in the hotel lobby, offering gourmet coffee and teas.

3  Eldorado Hotel & Casino is owned by Eldorado Resorts LLC, the principal owner of Eldorado Limited Liability Company.  Circus Circus Reno is indirectly owned by MGM Resorts International, which is the indirect owner of Galleon (defined below).  The entities identified in this footnote are not debtors in these chapter 11 cases.

4  On June 25, 2012, the Debtors filed a motion [Docket No. 230] seeking authority to enter into a real property lease, as lessor, pursuant to which the Debtors would lease the restaurant space at their hotel and casino that is currently occupied by Fairchild’s Oyster Bar (“Fairchild’s”) to a third-party restaurant operator for the operation of a casual dining Mexican restaurant (the “New Restaurant”).  The Court granted the motion at the hearing held on July 25, 2012.  Accordingly, the Debtors anticipate that Fairchild’s will be replaced by the New Restaurant in the fourth quarter of 2012.

Silver Legacy is one of downtown Reno’s leading convention destinations, currently offering approximately 50,000 square feet of in-house exhibit and convention space that includes an approximately 20,000 square-foot divisible ballroom and approximately 30,000 square feet of space for additional breakout rooms, all located within the casino complex.

In addition to in-house exhibit and convention space, Silver Legacy operates and manages a 50,000 square-foot ballroom containing approximately 35,000 square feet of convention space that is owned by the City of Reno and is located across North Virginia Street from the Silver Legacy. The ballroom complements the existing Reno Events Center and provides an elegant venue for large dinner functions and convention meeting space along with concert seating for approximately 3,000 attendees.

Silver Legacy’s amenities also include retail shops, exercise and spa facilities, a beauty salon, and an outdoor swimming pool and sundeck. Silver Legacy’s 10-story parking facility is capable of accommodating approximately 1,800 vehicles.

Silver Legacy carefully targets its marketing programs to five segments of the gaming market:

•                  leisure travellers,

•                  preferred casino customers,

•                  convention groups,

•                  local patrons, and

•                  wholesale and on-line travel agency customers.

The majority of the Debtors’ revenues is derived from the casino, although the hotel, restaurants, bars, shops and other services also are important revenue sources. The following table sets forth the respective contributions to the Debtors’ net revenues on a dollar and percentage basis of the Debtors’ major revenue sources at Silver Legacy for each of the four most recent fiscal years.

	2011		2010		2009		2008
	(dollars in thousands)
Revenues:
Casino(1)	$68,852	56.1%	$67,397	55.9%	$68,767	56.3%	$74,834	53.7%
Hotel(2)	$31,485	25.6%	$31,009	25.7%	$31,009	25.4%	$36,551	26.2%
Food and beverage(2)	$32,695	26.6%	$31,365	26.0%	$31,871	26.1%	$34,966	25.1%
Other(2)	$7,613	6.2%	$7,622	6.3%	$7,939	6.5%	$9,654	6.9%
	$140,645	114.5%	$137,393	113.9%	$139,586	114.3%	$156,005	111.9%
Less:
Promotional allowances(2)	$(17,790)	(14.5)%	$(16,764)	(13.9)%	$(17,842)	(14.3)%	$(16,530)	(11.9)%
Net revenues	$122,855	100%	$120,629	100%	$122,104	100%	$139,475	100%

(1)                         Casino revenues are the net difference between the sums received as winnings and the sums paid as losses, less cash and free play incentives provided to customers.

(2)         Hotel, food and beverage and other include the retail value of services which are provided to casino customers and others on a complimentary basis. Such amounts are then deducted as promotional allowances to arrive at net revenue.

Additional historical financial information regarding the Debtors, derived from the most recent audited Annual Report and unaudited Quarterly Report prepared by the Debtors, is provided in Exhibit D to the Disclosure Statement.

2.             Partnership Interests and Corporate Governance

Eldorado Limited Liability Company (“Eldorado”) and Galleon, Inc. (“Galleon”; together with Eldorado, the “Partners”) are the partners in the Joint Venture, each holding a 50% general partnership interest.  Eldorado is a subsidiary of Eldorado Resorts LLC and certain of its affiliates, which have ownership interests in and operate casino and hotel properties located in Northern Nevada and Louisiana.  Galleon is an indirect wholly-owned subsidiary of MGM Resorts International.

Neither Eldorado nor Galleon has filed a chapter 11 petition and, thus, neither entity is a debtor in these cases.  The Partners are not obligors on or guarantors of the Mortgage Notes or any obligations under the Indenture or otherwise with respect to the Mortgage Notes, and the Prepetition Indenture expressly provides that each Partner shall not have any liability for such obligations.

SLCC is a wholly-owned subsidiary of the Joint Venture that was created and exists for the sole purpose of serving as a co-issuer of the Mortgage Notes (as defined below).  SLCC has no operations, assets or revenues.

The management of the Joint Venture is governed by that certain Amended and Restated Agreement of Joint Venture, dated as of September 4, 2002, by and among Galleon and Eldorado (as amended, modified, restated or supplemented from time to time, the “JV Agreement”).  Pursuant to the JV Agreement, Galleon was appointed as the Managing Partner.  However, Galleon has delegated a substantial portion of its duties to the General Manager, who is responsible for the day-to-day management of the Joint Venture’s business affairs.  The Managing Partner appoints the General Manager, who also serves as the Chief Executive Officer of the Joint Venture, and a Controller, who serves as the Chief Accounting and Financial Officer of the Joint Venture.  Gary Carano is the current General Manager and Chief Executive Officer of the Joint Venture.  Stephanie Lepori is the current Controller and Chief Accounting and Financial Officer of the Joint Venture.

In addition, pursuant to the JV Agreement each of the Partners appoints a specified number of individuals to a five-member Executive Committee.  The duties of the Executive Committee generally include (i) consulting with, reviewing, monitoring and overseeing the performance of Silver Legacy, (ii) reviewing and approving the terms of any material transactions to be entered into by the Joint Venture, and (iii) approving the appointment of the General Manager and the Controller.

a.                                       Executive Officers, Members of the Executive Committee and Directors

The following table sets forth certain information concerning the Debtors’ executive officers, members of the Joint Venture’s executive committee and the members of the board of directors of SLCC as of December 31, 2011.

Name	Age	Positions

Gary L. Carano	59	General Manager of Silver Legacy, Chief Executive Officer of the Joint Venture, and President and Chief Executive Officer of SLCC

Glenn T. Carano	56	Executive Director of Marketing of Silver Legacy and Secretary of the Joint Venture and SLCC

Bruce C. Sexton	58	Assistant General Manager of Silver Legacy and Vice President of SLCC

Stephanie D. Lepori	41	Chief Financial Officer of Silver Legacy, Controller and Chief Accounting and Financial Officer of the Joint Venture, and Treasurer and Chief Accounting and Financial Officer of SLCC

Robert M. Jones	68	Member of the Joint Venture’s Executive Committee, Audit Committee and Director of SLCC

Corey I. Sanders	48	Member of the Joint Venture’s Executive Committee and Director of SLCC

Donald D. Thrasher	57	Member of the Joint Venture’s Executive Committee, Audit Committee and Director of SLCC

John M. McManus	45	Member of the Joint Venture’s Executive Committee and Director of SLCC

Thomas R. Reeg	40	Member of the Joint Venture’s Executive Committee and Director of SLCC

Gary L. Carano.  Mr. Carano has served as General Manager of Silver Legacy and Chief Executive Officer of the Joint Venture since January 1995 and President and Chief Executive Officer of SLCC since its incorporation in August 2001. He is also President and Chief Operating Officer, and a member of the board of managers, of Eldorado Resorts LLC and Treasurer of Recreational Enterprises, Inc. Previously, he served as Assistant General Manager, General Manager and Chief Operating Officer of Eldorado Hotel & Casino from 1980 to 1994. Eldorado Resorts LLC and Recreational Enterprises, Inc. are affiliates of the Joint Venture and SLCC. Gary L. Carano, Glenn T. Carano and Gene R. Carano are brothers.

Glenn T. Carano.  Mr. Carano has been the Director of Marketing of Silver Legacy since January 1995, Secretary of the Joint Venture since August 2001 and Secretary of SLCC since November 2001. Prior to 1995, he served as Director of Marketing at the Eldorado Hotel & Casino for eight years. Mr. Carano has served as chairman of the board of directors of the Airport Authority of Washoe County and is a member of the board of the Reno-Sparks Convention & Visitors Authority. He is also presently Secretary of Recreational Enterprises, Inc. From 1977 to 1983, Mr. Carano was a quarterback for the Dallas Cowboys football team. Eldorado Resorts LLC, the owner of Eldorado Hotel & Casino, and Recreational Enterprises, Inc. are affiliates of the Joint Venture and SLCC.

Bruce C. Sexton.  Mr. Sexton has been the Assistant General Manager of Silver Legacy and Vice President of SLCC since June 2006. From January 1995 to June 2006, Mr. Sexton was the Chief Financial Officer or Director of Finance and Administration of Silver Legacy and Controller and Chief Accounting and Financial Officer of the Joint Venture. He was Treasurer of SLCC from its incorporation in August 2001, and its Chief Accounting and Financial Officer from November 2001 to June 2006. Mr. Sexton began working at the Circus Circus Reno in 1978 as chief accountant and, before joining Silver Legacy, held the position of Controller at that property for eight years. Circus Circus Reno is an affiliate of the Joint Venture and SLCC.

Stephanie D. Lepori.  Ms. Lepori has been the Chief Financial Officer of Silver Legacy, Controller and Chief Accounting and Financial Officer of the Joint Venture, and Treasurer and Chief Accounting and Financial Officer of SLCC since June 2006. Ms. Lepori was the Director of Finance or Controller of Silver Legacy from March 1995 until June 2006. From 1992 until she joined Silver Legacy, Ms. Lepori was employed by Arthur Andersen LLP, serving that firm in various positions. Ms. Lepori is a Certified Public Accountant.

Robert M. Jones.  Mr. Jones has been a member of the executive committee of the Joint Venture since November 1995 and a director of SLCC since November 2001. He has been the Chief Financial Officer of Eldorado Resorts LLC or its predecessor since 1989. Prior to joining Eldorado Resorts LLC in 1984, Mr. Jones spent fourteen years in public accounting, ten of which were as an audit principal with the international accounting firm of Arthur Young & Company. Mr. Jones is a former Certified Public Accountant. Eldorado Resorts LLC is an affiliate of the Joint Venture and SLCC. Mr. Jones was selected to serve as a member of the executive committee of the Joint Venture due to his extensive industry knowledge and leadership experience, including his experience as a principal financial officer of Eldorado Resorts LLC and his background at a major international accounting firm.

Corey I. Sanders.  Mr. Sanders has been a member of the executive committee of the Joint Venture and a director of SLCC since February 2010. Mr. Sanders has served as the Chief Operating Officer for MGM Resorts International since September 2010. He served as the Chief Operating Officer for the Core Brand Properties of MGM Resorts International from August 2009 to September 2010. Previously, Mr. Sanders served as

Executive Vice President of operations for MGM Resorts International since August 2007. Mr. Sanders held the position of Executive Vice President and Chief Financial Officer for MGM Grand Resorts from April 2005 to August 2007. Mr. Sanders served as Executive Vice President and Chief Financial Officer for MGM Grand from August 1997 to April 2005. MGM Resorts International is an affiliate of the Joint Venture and SLCC. Mr. Sanders was selected to serve as a member of the executive committee of the Joint Venture due to his extensive industry knowledge and leadership experience, including his experience in various executive and senior management positions at public gaming companies.

Donald D. Thrasher.  Mr. Thrasher has been a member of the executive committee of the Joint Venture and a director of SLCC since December 2009 and was appointed as a member of the Joint Venture’s audit committee in February 2010. Mr. Thrasher has served as President and Chief Operating Officer of Circus Circus Las Vegas since August 2009 and additionally has oversight responsibilities for Circus Circus Reno, Gold Strike-Jean, and Railroad Pass, all of which are located in Nevada. Mr. Thrasher held the position of Vice President and General Manager of Circus Circus Las Vegas from April 1998 until August 2009. Mr. Thrasher is a Certified Public Accountant. MGM Resorts International, the owner of Circus Circus Las Vegas, Circus Circus Reno and Railroad Pass, is an affiliate of the Joint Venture and SLCC. Mr. Thrasher was selected to serve as a member of the executive committee of the Joint Venture due to his extensive industry knowledge and leadership experience, including his experience in various executive and senior management positions and his background in accounting.

John M. McManus.  Mr. McManus has been a member of the executive committee of the Joint Venture and a director of SLCC since August 2011. He has been Secretary of Galleon since December 2009 and previously served as Assistant Secretary of Galleon from July 2009 until December 2009. Mr. McManus has served as Executive Vice President, General Counsel and Secretary of MGM Resorts International since July 2010. He served as Senior Vice President, Acting General Counsel and Secretary of MGM Resorts International from December 2009 to July 2010. He served as Senior Vice President, Deputy General Counsel and Assistant Secretary of MGM Resorts International from September 2009 to December 2009. He served as Senior Vice President, Assistant General Counsel and Assistant Secretary of MGM Resorts International from July 2008 to September 2009. He served as Vice President and General Counsel for CityCenter’s residential and retail divisions from January 2006 to July 2008. Prior thereto, he served as General Counsel or Assistant General Counsel for various operating subsidiaries of MGM Resorts International from May 2001 to January 2006. MGM Resorts International is an affiliate of the Joint Venture and SLCC.

Thomas R. Reeg.  Mr. Reeg has been a member of the executive committee of the Joint Venture and a director of SLCC since August 2011. Since December 2007, he has been a member of Eldorado Resorts LLC’s Board of managers and in January 2011, he became the Senior Vice President of Strategic Development for Eldorado Resorts LLC. Mr. Reeg was the Senior Managing Director of Newport Global Advisors L.P. from September 2005 through November 2010. Prior to joining Newport Global Advisors L.P., Mr. Reeg held a number of positions, most recently Managing Director and portfolio manager, in the High Yield Group of AIG Global Investment Group from 2002 to September 2005. Mr. Reeg was a member of the Board of Managers of NGA HoldCo, LLC from January 2007 through November 2010. Eldorado Resorts LLC is an affiliate of the Joint Venture and SLCC.

3.             Employees

As of the Petition Date, Silver Legacy employed approximately 1,770 persons, most of whom were full-time employees. Currently, none of the Debtors’ employees is employed pursuant to a collective bargaining agreement. The number of people employed at any time is subject to seasonal fluctuation. The Debtors believe that their employee relations are excellent.

4.             Partner Arrangements

As discussed in the Debtors’ first-day motion to approve its existing cash management system and the declaration of Stephanie C. Lepori in support of that motion, the Debtors, in the ordinary course of their business, coordinate various aspects of their business with their partner properties, Circus Circus Reno (“Circus”) and Eldorado Hotel & Casino (“Eldorado”), and various affiliates thereof, to take advantage of economies of scale or beneficial joint purchasing arrangements (the “Partner Arrangements”).  Some examples of the Partner Arrangements include:

(a)	a consolidated information systems department for the Debtors and Eldorado;

(b)	the Debtors’ use of MGM’s computer systems to operate the Debtors’ sports book, and the Debtors’ pooling of wagers at their sports book with those wagers placed at MGM properties;

(c)	cross-property charging with Eldorado;

(d)	a combined Engineering Department for the Debtors and Eldorado;

(e)	a combined Surveillance Department for the Debtors and Eldorado;

(f)	the Debtors’ use of Eldorado’s E-Commerce Department in connection with their electronic marketing efforts;

(g)	shared utility service for the Debtors and Eldorado with respect to the skyway connecting those properties; and

(h)	the Debtors’ use of parking spaces at the Circus parking garage and surface lot.

The Debtors also benefit from favorable pricing arrangements with certain vendors that are provided to the Debtors because they are affiliated with MGM and Eldorado.  Depending upon the specific arrangement, the Debtors may reimburse a partner property for a purchase made jointly or the vendor may invoice the Debtors separately for goods or services provided.  For example, the Debtors obtain their general liability insurance and property insurance jointly with certain Eldorado properties, and the Debtors’ portion of the policy premiums is billed directly to the Debtors.

Historically, (i) the Debtors’ average monthly payments to Eldorado under the various Partner Arrangements total approximately $162,700, while Eldorado’s average monthly payments to the Debtors total approximately $89,500, and (ii) the Debtors’ average monthly payments to Circus and/or MGM under the various Partner Arrangements total approximately $31,500, while Circus and MGM’s average monthly payments to the Debtors total approximately $14,200.  During the postpetition period, the Debtors’ payments to and from the Partners under the various Partner Arrangements have remained in line with these averages.  In addition, other than the normal course transactions under the Partner Arrangements, there have not been any significant transfers of assets or liabilities between the Debtors and either Partner during the postpetition period.

C.                                    The Debtors’ Prepetition Financing Arrangements

The Debtors’ principal liabilities and obligations as of the Petition Date are summarized below.

1.             Mortgage Notes

In March 2002, the Joint Venture and SLCC co-issued $160.0 million in principal amount of 10 1/8% senior secured mortgage notes due March 1, 2012 (the “Mortgage Notes”) pursuant to that certain Indenture, dated March 5, 2002 (as amended, modified, restated or supplemented from time to time, the “Indenture”), entered into by the Joint Venture and SLCC, as issuers, and Bank of New York, as trustee (in such capacity, the “Prepetition Indenture Trustee”).  The holders of the Mortgage Notes are referred to herein as the “Prepetition Noteholders” and, together with the Prepetition Indenture Trustee, are referred to as the “Prepetition Secured Parties.”  In February 2009, the Joint Venture purchased and retired $17.2 million in aggregate principal amount of the Mortgage Notes, and as a result of such purchase, approximately $142.8 in aggregate principal amount of the Mortgage Notes was outstanding as of the Petition Date.  In addition, $10,281,600 in accrued interest was outstanding as of the Petition Date.

Pursuant to that certain Security Agreement, dated March 5, 2002 (as amended, modified, restated or supplemented from time to time, the “Prepetition Security Agreement”) between the Debtors, as grantors, and the Prepetition Indenture Trustee, the Debtors granted to the Prepetition Indenture Trustee liens and security interests on substantially all of the Debtors’ assets (but subject to applicable restrictions under Nevada gaming law) as collateral to secure the Debtors’ obligations under and in respect of the Indenture and the Mortgage Notes.

The Debtors also entered into certain other security agreements with the Prepetition Indenture Trustee (each, as amended, modified, supplemented or restated from time to time) in connection with the issuance of the Mortgage Notes, including:

(a)

that certain Deed of Trust, Fixture Filing and Security Agreement with Assignment of Rents, dated as of February 26, 2002, pursuant to which the Joint Venture granted the Prepetition Indenture Trustee (i) liens on the land upon which the Debtors’ casino is located (the “Land”), the improvements on the Land, the various fixtures located on the Land, and (ii) an assignment of the rents, issues and profits from the Land and the improvements thereon;

(b)

hat certain Assignment of Rents and Revenues, dated as of February 26, 2002, pursuant to which the Joint Venture granted and assigned to the Prepetition Indenture Trustee all of the Joint Venture’s right, tile and interest in the rents and revenues generated or derived from the Land, the improvements thereon and the operation of the Debtors’ casino and hotel business; and

(c)

that certain letter form account control agreement, dated March 5, 2002, by and between the Debtors, the Prepetition Indenture Trustee and Bank of America, pursuant to which the Joint Venture granted the Prepetition Indenture Trustee control over certain of the Joint Venture’s deposit accounts maintained with Bank of America.

In connection with the Indenture and the issuance of the Mortgage Notes, each of the Partners entered into that certain Pledge Agreement, dated as of September 4, 2002, pursuant to which the Partners granted to the Prepetition Indenture Trustee, a lien on and security interest in each Partner’s respective partnership interests in the Joint Venture.  However, the Partners are not obligors on or guarantors of the Mortgage Notes or any obligations under the Indenture or otherwise with respect to the Mortgage Notes, and the Prepetition Indenture expressly provides that each Partner shall not have any liability for such obligations..

2.             Other Liabilities

The Debtors owe approximately $412,000 in long-term debt relating to capital leases for equipment used in connection with the Debtors’ hotel and casino operations.  In addition, as of the Petition Date, the Debtors owe approximately $4.9 million in trade, vendor and general unsecured debt (excluding payroll and other employee-related obligations).

D.                                    Events Leading to the Commencement of the Chapter 11 Cases

As discussed above, the Debtors are obligors with respect to $142.8 million in aggregate principal amount of the Mortgage Notes that matured on March 1, 2012.  Although the Joint Venture generated sufficient cash from operations to make the semi-annual interest payments that were due prior to the maturity of the Mortgage Notes, the business of the Joint Venture has been adversely impacted by the national and local recessions, the slow pace of the economic recovery and the effects of high unemployment, weakness in the housing market and general concerns about the economy on consumer confidence, discretionary spending levels and travel patterns.  In addition, a significant portion of the Joint Ventures’ revenues are generated from patrons who are residents of northern California and the Joint Venture’s results of operations have been adversely impacted by increased competition from the growth in Native American gaming in northern California.

These adverse changes in the results of the Joint Venture’s operations complicated the Debtors’ ability to obtain financing on acceptable terms that would facilitate the repayment of the Mortgage Notes.  Over one year prior to the maturity of the Mortgage Notes, the Debtors proactively began efforts to obtain financing to replace or repay the Mortgage Notes.  The Debtors considered and were open to a wide variety of potential financing structures, including, but not limited to, senior secured first and second lien debt, senior unsecured debt, subordinated debt or any combination thereof.  Nonetheless, multiple efforts by the Debtors, assisted by multiple bankers, from April 2011 through early 2012 to refinance the Mortgage Notes proved unsuccessful.

In the Spring of 2011, the Debtors worked with both JP Morgan Chase (“JP Morgan”) and Bank of America Merrill Lynch (“BAML”) as potential initial purchasers in a proposed refinancing of the Mortgage Notes through a sale of notes pursuant to a 144A offering.  In connection with the proposed refinancing, JP Morgan and BAML approached a number of potential purchasers of the new notes, including several existing holders of the Mortgage Notes, to determine the level of interest in purchasing the new notes.  The response from potential purchasers of the notes indicated that there was not sufficient demand for the new notes and, based on the market reaction to the proposed offering, the Debtors determined that a refinancing of the Mortgage Notes could not be accomplished at that time.

Subsequently, in August 2011, the Debtors retained Evercore Group L.L.C. (“Evercore”) as their investment banker to assist the Debtors with their refinancing efforts and to advise them in connection with a potential restructuring.  In August and September 2011, the Debtors and Evercore drafted and finalized marketing materials using public information to send to potential debt capital providers.  In early September 2011, the Debtors and Evercore contacted, and distributed the marketing materials to, four traditional commercial lenders.  Those lenders, however, were not willing to provide financing on terms acceptable to the Debtors.  Based on this feedback and discussion at that time with the two largest holders of the Mortgage Notes at that time indicating that a consensual restructuring of the Mortgage Notes might be possible, the Debtors briefly placed their marketing efforts for a full refinancing on hold in order to negotiate the terms of a consensual restructuring and determine the amount of new financing that would be required.

In late January 2012, Deutsche Bank indicated that it believed that market conditions were sufficiently favorable that it might be possible to refinance the Mortgage Notes through a 144A offering.  The Debtors prepared an offering memorandum that was circulated to potential purchasers of high yield notes, the Deutsche Bank sales force contacted numerous accounts to solicit offers for the new notes and the Debtors’ management team and representatives of the Partners made themselves available to market the notes through roadshow presentations.  Despite the considerable efforts of the Debtors’ management and Deutsche Bank to solicit interest in the offering of the new notes, the demand for the new notes was not sufficient to generate adequate proceeds to refinance the Mortgage Notes.

Following the unsuccessful offering of the new notes, and during the period leading up to and immediately following the maturity of the Mortgage Notes, the Debtors and Evercore once again reached out to three additional traditional and alternative debt capital providers to ascertain interest in a first lien facility.  Those efforts ultimately generated interest from multiple debt capital providers and spurred the discussions with Cap Re regarding the terms of the proposed transaction reflected in the RSA and discussed further below.  Because this process was not completed prior March 1, 2012, the Debtors were unable to repay the Mortgage Notes as of their maturity and or make the scheduled interest payment due at maturity.5

The Prepetition Forbearance Agreement and Restructuring Support Agreement

During the months leading up to the Petition Date, the Debtors and the Partners were in active discussions with the principal holders of the Mortgage Notes, including Cap Re, regarding potential out-of-court and in-court restructuring options.  As the maturity date of the Mortgage Notes approached, the Debtors, the Partners and Cap Re were able to negotiate a Forbearance Agreement, dated as of March 1, 2012 (the “Forbearance Agreement”), pursuant to which Cap Re agreed to forbear for a brief period of time to permit the parties to continue their restructuring discussions.

Subsequently, on March 15, 2012, the Debtors, the Partners and Cap Re entered into the original RSA, pursuant to which the parties outlined the general terms of a consensual restructuring.  In general (and subject

5  Commencing on June 1, 2012 the Debtors are making postpetition interest payments to the Indenture Trustee as adequate protection.

to specified terms and conditions), the consensual restructuring would provide the holders of the Mortgage Notes with the following consensual treatment if either the restructuring could occur out-of-court or the holders of Mortgage Notes voted to accept such treatment under a chapter 11 plan: (a) an approximate $100 million cash payment to be funded through a combination of (i) a new $70 million first lien term loan facility, (ii) a $15 million aggregate cash contribution from the Partners, and (iii) approximately $15 million from the Joint Venture’s existing cash balances; and (b) the issuance of $27.5 million in new second lien notes.

Since the original RSA was entered into, discussions have continued with Cap Re and limited discussions have occurred with other holders of Mortgage Notes.  As a result of various of those discussions and other developments, the Debtors, the Partners and Cap Re have agreed to several extensions of the Forbearance Agreement and the deadlines in the RSA, but the economic terms of the proposed consensual treatment have not changed.  It became apparent, however, that pursuit of the proposed consensual restructuring contemplated by the RSA was not feasible on an out-of-court basis and instead would require a chapter 11 process.  The RSA was amended and restated as of May 15, 2012 to reflect this fact, as well as to adjust certain other deadlines, terms and conditions.

The Creditor Support Agreements

Prior to the commencement of the Chapter 11 Cases, the Debtors and their key trade vendors engaged in discussions regarding the Debtors’ financial condition and the anticipated filing of these cases.  The principal focus of those discussions was to secure these key vendors’ continued support and provision of normal trade terms during the course of the bankruptcy case.  The Debtors strongly believed that the continued support of these vendors would help ensure uninterrupted operation of the Debtors’ businesses and avoid any liquidity issues that would stem from vendors shortening payment terms or demanding “cash-on-delivery,” and that arriving at acceptable arrangements with key vendors was thus an important part of pre-bankruptcy planning  As a natural part of those discussions, the vendors also asked what would be the ultimate treatment of their claims in the anticipated bankruptcy cases.  The Debtors explained that they would need to use as much available cash as possible to pay down the Mortgage Notes, in part to reduce their overall debt, and in part because much of the available cash was subject to the Indenture Trustee’s liens.  As a consequence, the Company explained to the vendors that they likely would need to stretch the payments of the General Unsecured Claims over the course of a year in order to maximize the available cash to pay down the Mortgage Notes.

The Debtors and these key vendors then negotiated the forms of the various Creditor Support Agreements to reflect their agreements around the continued trade support.  Ultimately, the Debtors entered into Creditor Support Agreements with approximately 32 of their vendors, which represents over 75% (in number and dollar amount of claims) of those trade creditors holding claims in excess of $18,000.

The Creditor Support Agreements essentially provide that the vendor counterparties will continue to provide normal trade support to the Debtors as long as the Debtors continue to pay their postpetition obligations in a timely fashion.  In addition, the Creditor Support Agreements included the vendor counterparties’ agreement to support any plan that provides for the currently proposed treatment of Class 5 under the Plan (i.e., payment of the General Unsecured Claims over time with interest).  The Creditor Support Agreements also include an agreement by the Debtors to pursue a Plan that provides such proposed treatment, but also provides the Debtors with an unqualified right to pursue a different plan or transaction if necessary to carry out its fiduciary responsibilities.  The consequence of the Debtors’ pursuit of such an alternative path would be that the creditor would no longer have any obligation to support such an alternative path, and, in some instances, the creditor could discontinue providing trade terms to the Debtors.

E.                                      Commencement of Chapter 11 Cases

On May 17, 2012 (the “Petition Date”), the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code.  These Chapter 11 Cases are jointly administered in the Bankruptcy Court.  The Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

F.                                      First Day Orders

On or about March 18, 2012, the Bankruptcy Court approved certain “first day” orders on an interim basis that were designed to minimize the disruption of the Debtors’ business operations and to facilitate their reorganization.  After the first day hearing, the Debtors engaged in discussions and negotiations with the Committee (as defined below) regarding certain of the first day relief sought by the Debtors.  The Debtors and the Committee reached agreements resolving all of the issues raised by the Committee with respect to the first day orders (which resolutions were reflected in revised versions of the “first day” orders granting the requested relief on a final basis).  On June 12, 2012, the Bankruptcy Court held a hearing and approved the Debtors’ requested first day relief on a final basis.

G.                                    Postpetition Financing and Use of Cash Collateral

In anticipation of the filing of the Chapter 11 Cases, the Debtors negotiated and reached agreement with the Prepetition Indenture Trustee regarding the terms and use of certain “cash collateral” and other cash on hand to fund the Debtors’ business operations and otherwise administer these Chapter 11 Cases (the “Cash Collateral Stipulation”).  On or about May 18, 2012, the Bankruptcy Court entered its interim order approving the Cash Collateral Stipulation.  On June 27, 2012, the Bankruptcy Court entered its final order approving a revised, final version of the Cash Collateral Stipulation that was reviewed and agreed to by the Committee.

H.                                    Appointment of Creditors’ Committee

On or about May 29, 2012, the Office of the United States Trustee appointed a statutory committee of unsecured creditors in these Chapter 11 Cases pursuant to the Notice of Appointment of Committee of Unsecured Creditors filed with the Bankruptcy Court [Docket No. 103] (as such committee may be reconstituted from time to time, the “Committee”).  The members of the Committee are (i) Associated Laundry Management, LLC; (ii) International Game Technology; and (iii) Shuffle Master, Inc.

I.                                         Bar Date and Summary of Claims

1.             Schedules and Statements

On June 18, 2012, the Debtors filed with the Bankruptcy Court their respective Statements of Financial Affairs and Schedules of Assets and Liabilities (collectively, as amended, the “Schedules”).

2.             Bar Date

By order dated July 11, 2012 (the “Bar Date Order”), pursuant to Bankruptcy Rule 3003(c)(3), the Bankruptcy Court set August 17, 2012 at 4:00 p.m. (prevailing Pacific time) (the “Bar Date”), as the date and time by which general proofs of claim were required to be filed by substantially all claimants of the Debtors.  Unless specifically exempted by the Bar Date Order, all potential creditors were required to file proofs of claim notwithstanding section 1111(a) of Bankruptcy Code and Bankruptcy Rule 3003(c)(2), which generally requires a proof of claim be filed only with respect to prepetition claims that are not scheduled in the Debtors’ Schedules or which is listed in the Schedules as disputed, contingent or unliquidated.

Notice of the Bar Date and a proof of claim form were mailed to (i) all creditors and other known holders of claims, including all creditors listed in the Debtors’ Schedules; (ii) all parties to executory contracts and unexpired leases of the Debtors; (iii) all parties to litigation with the Debtors; (iv) all members of the Committee; (v) all persons and entities included in the Debtors’ master service list; and (vi) all persons and entities requesting notice pursuant to Bankruptcy Rule 2002 as of the entry of the Bar Date Order.

3.             Summary of Claims

Based upon the Debtors’ Schedules, the Debtors estimate that the aggregate amount of Claims in each Class are as follows:6

•	Class 1 – Other Secured Claims: Approximately $47,000

•	Class 2 – Other Priority Claims: $0.00

•	Class 3 – Mortgage Note Claims: $142.8 million in outstanding principal, $10,281,600 in accrued but unpaid interest, plus interest, fees and expenses

•	Class 4: US Foods Secured Claims: $210,944.10

•	Class 5: General Unsecured Claims: Approximately $4.9 million

III.           THE PLAN

THIS SECTION PROVIDES A SUMMARY OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN AND A DESCRIPTION OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN .  THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, TO THE EXHIBITS ATTACHED HERETO, AND TO THE PLAN SUPPLEMENT.  IN THE EVENT OF ANY INCONSISTENCIES, THE PROVISIONS OF THE PLAN AND OTHER DEFINITIVE DOCUMENTS SHALL GOVERN.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS.

A.                                    Administrative Claims, Priority Tax Claims and Other Priority Claims

Pursuant to Bankruptcy Code section 1123(a)(1), the Claims against each of the Debtors set forth in Article II are not classified within any Classes.  The Holders of such Claims are not entitled to vote on the Plan.  The treatment of the Claims set forth below is consistent with the requirements of Bankruptcy Code section 1129(a)(9).

1.             Administrative Claims

Except as specified in Article III.A.1, unless the Holder of an Administrative Claim agrees to less favorable treatment with the Debtors or Reorganized Debtors or unless a Final Order of the Bankruptcy Court provides otherwise, each Holder of an Allowed Administrative Claim will receive, in full satisfaction of its Administrative Claim, Cash equal to the amount of such Allowed Administrative Claim either (i) on the Effective Date, (ii) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or as soon thereafter as is reasonably practicable, or (iii) in the ordinary course of business and dealings between the Debtors and such Holder.

a.                                       Statutory Fees

On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in Cash equal to the amount of such Administrative Claims.  All fees payable pursuant to 28 U.S.C. § 1930 will be paid by the

6  These estimates were compiled based upon a review of the Debtors’ schedules and filed proofs of claim.  These estimates may change as the claims analysis and resolution process proceeds.

Reorganized Debtors in accordance therewith until the closing of the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code.

b.                                      Ordinary Course Liabilities

Administrative Claims based on liabilities incurred by the Debtors in the ordinary course of their business (including Administrative Claims of governmental units for Taxes (including Tax audit Claims related to Tax years commencing after the Petition Date) and Administrative Claims arising from those contracts and leases of the kind described in Article V.C of the Plan) will be paid by the Reorganized Debtors pursuant to the terms and conditions of the particular transaction giving rise to those Administrative Claims.

c.                                       Professional Compensation

Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court an application for final allowance of such Fee Claim by no later than 60 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order.

2.             Priority Tax Claims

The legal, equitable and contractual rights of the Holders of Priority Tax Claims are unaltered by the Plan.  Subject to Article VII of the Plan, on, or as soon as reasonably practicable after, the later of (i) the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors:  (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (b) such other less favorable treatment as agreed to in writing by such Holder; or (c) pursuant to and in accordance with Bankruptcy Code sections 1129(a)(9)(C) and (D), Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five years after the Petition Date; provided, further, that Priority Tax Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in accordance with such applicable terms and conditions relating thereto in the discretion of the Debtors without further notice to or order of the Bankruptcy Court.

B.                                    Classification and Treatment of Holders of Claims and Equity Interests

One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are “allowed” may receive distributions under a chapter 11 plan.  In general, an “allowed” claim or “allowed” equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court or other court of appropriate jurisdiction determines, that the claim or equity interest, and the amount thereof, is in fact a valid obligation of, or ownership interest in, the debtor.

The Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divides the different claims against, and equity interests in, a debtor into separate classes based upon their legal nature.  Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature.  If a class of claims or interests is “impaired,” the Bankruptcy Code affords certain rights to holders of such claims or interests, including the right to vote on the plan.  Under section 1124 of the Bankruptcy Code, a class of claims or interests is “impaired” unless the plan (i) does not alter the legal, equitable and contractual rights of the holders or (ii) irrespective of the holders’ acceleration rights, cures all defaults (other than those arising from the debtor’s insolvency, the commencement of the case or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, grants such holder a claim for damages incurred, and does not otherwise alter the holders’ legal, equitable and contractual rights.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, voting, confirmation and distribution pursuant hereto and pursuant to

Bankruptcy Code sections 1122 and 1123(a)(1).  The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class.  A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released or otherwise settled prior to the Effective Date.  If there are no Claims or Interests in a particular Class, then such Class of Claims or Interests shall not exist for all purposes of the Plan.

1.             Class 1:  Allowed Other Secured Claims

Classification:  Class 1 consists of the Other Secured Claims against the Debtors.

Treatment:  Each Holder of an Allowed Other Secured Claim will be placed in a separate subclass of Class 1, and each subclass will be treated as a separate class for distribution purposes.  On or as soon as practicable after the Effective Date, each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Allowed Other Secured Claim, one of the following treatments as determined by the Debtors or the Reorganized Debtors, as applicable:

(a)           the Debtors will pay the Allowed Other Secured Claim in full in Cash;

(b)           the Debtors will Reinstate the Allowed Other Secured Claim;

(c)           the Debtors will treat the Allowed Other Secured Claim in a manner indubitably equivalent to the treatments set forth in subsections (a) and (b) above; or

(d)           the Holder will receive such other treatment otherwise agreed to between the Holder and the Debtors.

Voting:  Allowed Other Secured Claims are unimpaired, and the Holders of Allowed Other Secured Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.             Class 2:  Allowed Other Priority Claims

Classification:  Class 2 consists of the Other Priority Claims against the Debtors.

Treatment:  The legal, equitable and contractual rights of the Holders of Allowed Other Priority Claims are unaltered by the Plan.  Each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Allowed Other Priority Claim, one of the following treatments, as determined by the Debtors or the Reorganized Debtors, as applicable:

(a)           the Debtors will pay the Allowed Other Priority Claim in full, without interest, in Cash on the Effective Date or as soon thereafter as is practicable, provided that, any Allowed Other Priority Claim that was not due and owing as of the Petition Date and is not due and owing as of the Effective Date will be paid in full in Cash when such Allowed Other Priority Claim becomes due and owing in accordance with its terms; or

(b)           each Allowed Other Priority Claim will be treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

Voting:  Allowed Other Priority Claims are unimpaired, and the Holders of Allowed Other Priority Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.             Class 3: Allowed Mortgage Note Claims

Classification:  Class 3 consists of the Mortgage Note Claims.

Consensual Treatment:  If Class 3 Acceptance occurs, on the Effective Date, each Holder of an Allowed Mortgage Note Claim will receive, on account, and in full satisfaction, of its Allowed Mortgage Note Claim:

(a)           its respective Pro Rata share of (i) the Class 3 Consensual Cash Distribution and (ii) the New Second Lien Notes; and

(b)           the benefit of the release and injunctive provisions set forth in Article IX of the Plan.

If Class 3 Acceptance occurs, the Debtors estimate that the amount of Available Balance Sheet Cash to be distributed as part of the Class 3 Consensual Cash Distribution, based on an anticipated Effective Date of September 30, 2012, will be $7.8 million.  This anticipated amount of Available Balance Sheet Cash is an estimate by the Debtors solely for purposes of this Disclosure Statement and is subject to change based on various factors, including, but not limited to, variances in the Debtors’ financial projections, the Debtors’ actual financial performance up to and including the Effective Date, the costs of the Debtors’ chapter 11 cases and other factors that may impact the Debtors’ cash on hand.

Cram-Down Treatment:  If Class 3 Acceptance does not occur, on the Effective Date, each Holder of an Allowed Mortgage Note Claim will receive, on account, and in final satisfaction, of its Allowed Mortgage Note Claim, its respective Pro Rata share of (i) the Class 3 Cram-Down Cash Distribution and (ii) the Cram-Down Notes.

If Class 3 Acceptance does not occur, the Debtors estimate that the amount of Available Balance Sheet Cash to be distributed as part of the Class 3 Cram-Down Cash Distribution, based on an anticipated Effective Date of September 30, 2012, will be $11.2 million.  This anticipated amount of Available Balance Sheet Cash is an estimate by the Debtors solely for purposes of this Disclosure Statement and is subject to change based on various factors, including, but not limited to, variances in the Debtors’ financial projections, the Debtors’ actual financial performance up to and including the Effective Date, the costs of the Debtors’ chapter 11 cases and other factors that may impact the Debtors’ cash on hand.

Voting:  Allowed Mortgage Note Claims are impaired, and Holders of Allowed Mortgage Note Claims are entitled to vote to accept or reject the Plan.

4.             Class 4: Allowed US Foods Secured Claims

Classification:  Class 4 consists of the US Foods Secured Claims.

Treatment:  The US Foods Secured Claims shall be Allowed in the amount of (a) $210,944.10 based on US Foods’ sales and deliveries of goods to the Debtors prior to the Petition Date pursuant to the US Foods Customer Agreement, invoices or otherwise, plus (b) any and all accrued interest (calculated in accordance with the US Foods Customer Agreement) on the amount set forth in the immediately preceding clause (a), whether such interest accrued prior to or subsequent to the Petition Date.  On the Effective Date, (i) the Holders of the Allowed US Foods Secured Claims shall be paid, on account of such Allowed Claims, Cash in the amount of $210,944.10, and (ii) and there shall be no payment of any accrued interest (whether accrued prior to or subsequent to the Petition Date) included in the Allowed US Foods Secured Claims.

Voting:  Allowed US Foods Secured Claims are impaired, and the Holders of the Allowed US Foods Secured Claims are entitled to vote to accept or reject the Plan.

5.             Class 5: Allowed General Unsecured Claims

Classification:  Class 5 consists of the General Unsecured Claims against the Debtors.

Treatment:  Each Holder of an Allowed General Unsecured Claim will receive, on account, and in full satisfaction of its Allowed General Unsecured Claim, payment in full in Cash to be made in four equal quarterly installments, the last of which shall occur no later than one year after the Effective Date, with interest accruing at a rate of 5.0% per annum commencing on the Petition Date through the date that the Allowed General Unsecured Claim is paid in full, provided that, (a) there shall be no payment of any interest accrued prior to the Petition Date on any Allowed General Unsecured Claim, and (b) notwithstanding the foregoing, this provision shall not accelerate the time that any Allowed General Unsecured Claim will become due and payable, and provided further that, in the event that any distribution to be made to a Holder of an Allowed General Unsecured Claim (on account of the principal amount of such Allowed General Unsecured Claims) in the aggregate totals less than $15,000, the Debtors, the Reorganized Debtors, and the Disbursing Agent, as applicable, shall make any such distribution in a single lump sum on the Effective Date, without interest.

Voting:  Allowed General Unsecured Claims are impaired, and Holders of Allowed General Unsecured Claims are entitled to vote to accept or reject the Plan.

6.             Class 6: Equity Interests

Classification:  Class 6 consists of the Equity Interests in the Debtors.

Treatment:  The legal, equitable, contractual, and ownership rights of the Holders of Equity Interests are unaltered by the Plan.  Upon the Effective Date, the Holders of Equity Interests in the Joint Venture shall retain their Equity Interest in the Joint Venture, provided that, if the business form of the Joint Venture is changed pursuant to Article IV.A, the equity in the Joint Venture, as so reconstituted, shall be held equally among the Partners.

Voting:  Equity Interests are unimpaired, and the Holders of Equity Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Equity Interests are not entitled to vote to accept or reject the Plan.

C.                                    Means For Implementation of the Plan

1.             Continued Existence and Vesting of Assets in the Reorganized Debtor

The Debtors will, as the Reorganized Debtors, continue to exist after the Effective Date, with all the corporate or partnership powers, as applicable, under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law, and the Debtors may enter into and consummate one or more corporate restructuring transactions, including, but not limited to, changing the business or corporate form of either or both of the Debtors and/or dissolving SLCC.  Except as otherwise provided herein, as of the Effective Date, all property of the Estates of the Debtors, and any property acquired by the Debtors or Reorganized Debtors under the Plan, will vest in the Reorganized Debtors, free and clear of all Claims, liens, charges, other encumbrances and interests, other than those (a) provided for in the New First Lien Credit Agreement and the New Second Lien Indenture, or the Cram-Down Indenture, as applicable, and the respective collateral and security documents delivered in connection the New First Lien Credit Agreement, the New Second Lien Indenture or the Cram-Down Indenture, as applicable, or (b) otherwise expressly provided for pursuant to the Plan.  On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to the Bankruptcy Court.

2.             Transactions Dependent Upon Class 3 Acceptance/Rejection

a.                                       Class 3 Acceptance

If Class 3 Acceptance occurs, on the Effective Date, (a) the Reorganized Debtors shall enter into the New First Lien Credit Agreement, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the continuation or creation or perfection of liens in connection therewith, (b) the Reorganized Debtors shall enter into or issue, as the case may be, the New Second Lien Indenture, the New Second Lien Notes, and any documents or agreements in connection therewith, including, without limitation, any documents required in connection with the continuation or creation or perfection of liens in connection therewith, and (c) the Debtors shall enter into or issue, as the case may be, the New Subordinated Notes, and any documents or agreements in connection therewith, including, without limitation, any documents required in connection with the continuation or creation or perfection of liens in connection therewith.  As was agreed on the record at the hearing on this Disclosure Statement, a copy of the Debtors’ Form 8-K, dated March 19, 2012, which attached a copy of the RSA and the term sheet for the New Second Lien Notes and references the $70,000,000 New First Lien Term Loan, is attached hereto as Exhibit E.  As was agreed on the record at the hearing on this Disclosure Statement, the Debtors will file a draft of the proposed form of the New First Lien Credit Agreement on or before August 10, 2012 as part of the Plan Supplement.  The actual terms and conditions of the New First Lien Term Loan remain subject to definitive documentation and agreement between the Debtors and any potential agent and lenders under the New First Lien Credit Agreement.

The New Second Lien Notes will be in the original principal amount of $27.5 million and will mature on the five and a half year anniversary of the Effective Date.  Interest on the New Second Lien Notes will be payable for the first two years of the term of the New Second Lien Notes at a rate equal to either (i) 10% per annum paid in cash, or (ii) 12% accrual on PIK interest, with the Reorganized Debtors having the option to pay in cash or as PIK, provided, however, that the Reorganized Debtors will be prohibited from electing to pay interest as PIK for any period(s) when the terms of the New First Lien Credit Agreement would permit the payment of that interest in cash.  At the beginning of third year of the term of the New Second Lien Notes, the interest rate will increase to 12% if paid in cash or 14% if paid as PIK interest, again at the election of the Reorganized Debtors; provided, however, that the Reorganized Debtors will be prohibited from electing to pay interest as PIK for any period(s) when the terms of the New First Lien Credit Agreement would permit the payment of that interest in cash.  The New Second Lien Notes will be secured by second priority liens over the assets of the Reorganized Debtors securing the New First Lien Term Loan that will be junior and subordinate to the liens securing the New First Lien Term Loan.

b.                                      Class 3 Rejection

If Class 3 Acceptance does not occur, on the Effective Date, the Reorganized Debtors shall enter into the Cram-Down Indenture, the Cram-Down Notes, and any documents or agreements in connection therewith, including, without limitation, any documents required in connection with the continuation or creation or perfection of liens in connection therewith.

The Cram-Down Notes will have a term of five years.  The Cram-Down Notes will bear interest at 7.3% per annum.  The Cram-Down Notes will pay interest semi-annually.  After the payment of the anticipated Class 3 Cram Down Distribution (which consists of approximately $10.8 million in accrued but unpaid interest as of and including the Effective Date and an anticipated $11.2 million in Available Balance Sheet Cash used to pay down outstanding principal), the Debtors anticipate that the aggregate principal amount of the Cram-Down Notes will be $131.6 million.  The Cram-Down Notes either: (i) shall be secured by liens on the Debtors’ property of the same extent and priority as the prepetition liens that secured the Mortgage Notes; or (ii) shall provide the Holders of the Mortgage Note Claims with the indubitable equivalent of the Allowed Mortgage Note Claims.

3.             Funding for Cash Distributions to Occur Under the Plan

If Class 3 Acceptance occurs, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan (a) to the Holders of Allowed Mortgage Note Claims will be obtained from (i) the Available Balance Sheet Cash, (ii) the Debtors’ Cash balances, (iii) proceeds from the issuance of the New Subordinated Notes, and (iv) proceeds from borrowings under the New First Lien Credit Agreement, and (b) to all other Holders of Claims entitled to payment will be obtained from the Reorganized Debtors’ Cash balances.

If Class 3 Acceptance does not occur, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan:

a.                                       to the Holders of Allowed Mortgage Note Claims will be obtained from the Available Balance Sheet Cash and the Debtors’ Cash balances; and

b.                                      to all other Holders of Claims entitled to payment will be obtained from the Reorganized Debtors’ Cash balances.

4.             Valuation and Cram-Down Interest Rate

In connection with seeking confirmation of the Plan, the Debtors anticipate establishing that the aggregate going concern value of their business and assets is within a range of approximately $154 million to $159 million.  The Debtors intend to file a copy of their expert report establishing this valuation range in early August, which report will be appropriately redacted to protect any confidential, non-public and/or proprietary information.   The valuation range reflected in the report will be derived based on the following methodologies:

(i)                                     Income Approach:  This approach consists of a discounted cash flow (“DCF”) analysis, supported by the weighted average cost of capital and an analysis of guideline companies’ capital structure, and establishes value for a company based on expected future economic benefits, which are discounted to present value at an appropriate discount rate to arrive at an indication of the business enterprise value.  The Debtors’ expert will be using a DCF analysis, based on the Company’s forecast for 2012 – 2016 and a residual value representing the value of the expected cash flow for periods thereafter; and

(ii)                                  Market Approach:  The approach measures value based on what other purchasers in the market have paid for similar assets. When the market approach is utilized, data are collected on the prices paid for reasonably comparable assets, which are expressed as multiples of earnings and other metrics. Adjustments are made to the comparable assets to compensate for differences between those assets and the asset being valued. The application of the market approach results in an estimate of the price reasonably expected to be realized from the sale of the subject asset.  The Debtors’ expert will be using two versions of the market approach: 1) guideline publicly traded companies and 2) guideline M&A transactions.

In connection with seeking confirmation of the Plan under the “Cram-Down” scenario for Class 3, the Debtors anticipate establishing that the appropriate interest rate on the Cram-Down Notes should be approximately 7.3% per annum.  The Debtors intend to file a copy of their expert report supporting this proposed interest rate in early August, which report will be appropriately redacted to protect any confidential, non-public and/or proprietary information.  The Debtors contend that the proposed “Cram-Down” interest rate should be determined based on an application of the “formula approach” reflected in the U.S. Supreme Court’s decision in Till vs. SCS Credit Corp., 541 U.S. 465 (2004).  As stated by the Supreme Court, the “formula approach” “looks to the national prime rate, which reflects the financial market’s estimate of the amount a commercial bank should charge a creditworthy commercial borrower to compensate for the loan’s opportunity costs, the inflation risk and the relatively slight default risk.  A bankruptcy court is then required to adjust the prime rate to account for the greater nonpayment risk that bankrupt debtors typically pose.”  See id. at 466.  The Prepetition Indenture Trustee does not agree that the “fomula approach” discussed in Till necessarily is the standard that the Bankruptcy Court should apply in determining the interest rate on the Cram-Down Notes.

5.             Corporate Governance; Employment and Compensation

a.                                       Articles of Incorporation, Certificate of Designations and Bylaws

Subject to Article IV.A of the Plan, the Reorganized Debtors shall continue to be bound by the existing partnership agreements, articles of incorporation and bylaws of the Debtors, as applicable, and such partnership agreements, articles of incorporation and bylaws shall, among other things, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code, except to the extent necessary to comply with applicable gaming regulations; provided that, upon or after the Effective Date the Debtors will be authorized and empowered to amend their respective organizational documents in accordance with each Debtor’s existing organizational documents and applicable law and change their corporate structure, including but not limited to reforming, with respect to each Debtor, as a corporation or limited liability company in the Reorganized Debtors’ sole discretion.

b.                                      Directors and Officers of the Reorganized Debtors

Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the initial officers, directors and executive committee members, as applicable, of each Reorganized Debtor will consist of the existing officers, directors and executive committee members of such Debtor.  The tenure of each officer, director and executive committee member of the Reorganized Debtors will be governed by the terms of the existing partnership agreements, articles of incorporation, or bylaws of the Debtors, as the same may be amended from time to time in accordance with the Plan, any existing employment agreements and applicable state law.

c.                                     Employment, Retirement, Indemnification and Other Related Agreements and Management Incentive Programs

As of the Effective Date, the Reorganized Debtors will have authority to: (a) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with its active directors, executive committee members, officers and employees, subject to the terms and conditions of any such agreement; and (b) adopt, execute and implement new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees, if any, as determined by the Reorganized Debtors’ directors and executive committee members, as applicable.  To the extent any existing employment, retirement, welfare, incentive, severance, indemnification or other agreement with its active directors, executive committee members, officers and employees constitutes an executory contract, such executory contract shall be assumed as of the Effective Date.

Notwithstanding the foregoing, the obligation of the Debtors to indemnify any person or entity serving at any time on the Petition Date or thereafter as one of their directors, executive committee members, officers, or employees by reason of such Person’s or entity’s service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors’ constituent documents or by a written agreement with the Debtors or in accordance with any applicable law shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date.

d.                                      Corporate Action

The Reorganized Debtors will have the authority to, without further act or action under applicable law, regulation, order or rule, and shall on the Effective Date: (a) if Class 3 Acceptance occurs, (i) enter into the New First Lien Credit Agreement, (ii) enter into the New Second Lien Indenture and issue the New Second Lien Notes, and (iii) issue the New Subordinated Notes and consummate the transactions contemplated thereunder; (b) if Class 3 Acceptance does not occur, enter into the Cram-Down Indenture and issue the Cram-Down Notes;  (c) make all other distributions provided for in the Plan pursuant to the terms set forth herein; and (d) adopt, execute, deliver and implement all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing.  In addition, any other matters provided for under the Plan involving the partnership or corporate structure of the Debtors or Reorganized Debtors or partnership or corporate action to be taken by or required of the Debtors or Reorganized Debtors will occur and be effective as of the Effective Date, if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by the partners, managers, directors or executive committee members of the Debtors or the Reorganized Debtors.

6.             Regulatory Authorities

The Debtors continue to have regular contact and meetings with applicable regulatory authorities, including the Nevada Gaming Commission, regarding the progress of the Chapter 11 Cases.  The Debtors, however, believe that neither the Plan nor the transactions contemplated thereunder (whether in the Class 3 consensual scenario or cram-down scenario) will require any regulatory or gaming approval for the Debtors.

7.             Preservation of Rights of Action

Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce any claims, demands, rights and Causes of Action that the Debtors or the Estates may hold against any entity, to the extent not released under Article IX of the Plan. The Reorganized Debtors or their successors may pursue such retained claims, demands, rights or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successors holding such claims, demands, rights or Causes of Action.

8.             Cancellation and Surrender of Instruments, Securities and Other Documentation

Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III, the Mortgage Notes and any securities, notes, documents and instruments which evidence such Claims shall (1) be canceled and (2) have no further force and effect other than the right to participate in distributions, if any, provided under the Plan in respect of such Claims, without any further action on the part of the Debtors or Reorganized Debtors.  The holders of or parties to such canceled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no distribution under the Plan will be made to or on behalf of any holder of an Allowed Claim evidenced by such canceled instruments or securities unless and until such instruments or securities are received by the applicable Disbursing Agent or Indenture Trustee to the extent required in Article VI.H of the Plan.

On the Effective Date, the Indenture shall be cancelled, except for purposes of effectuating the distributions under the Plan and allowing the Indenture Trustee to retain all charging liens pursuant to the terms of the Indenture with respect to distributions under the Plan.  Except as otherwise provided in the Plan, the Debtors, on the one hand, and the Indenture Trustee, on the other hand, will be released from any and all obligations under the Indenture except with respect to the distributions required to be made to the Indenture Trustee as provided in the Plan or with respect to such other rights of the Indenture Trustee that, pursuant to the terms of the Indenture, survive the termination of the Indenture.

9.             Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes

The General Manager, Chief Executive Officer, President and Chief Financial Officer of the Debtors or the Reorganized Debtors, as applicable, will be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan.  The Secretary of the Debtors or the Reorganized Debtors, as applicable, will be authorized to certify or attest to any of the foregoing actions.  Pursuant to section 1146(c) of the Bankruptcy Code, the following will not be subject to any stamp Tax, real estate transfer Tax or similar Tax: (1) the vesting of the assets of the Estate in the Reorganized Debtors on the Effective Date; (2) the creation of any mortgage, deed of trust, lien or other security interest pursuant to the terms of the Plan; (3) the assumption of any executory contract or unexpired lease or the making or assignment of any lease or sublease; (4) if Class 3 Acceptance occurs, the entry into the New First Lien Credit Agreement and the issuance of the New Second Lien Notes; (5) if Class 3 Acceptance does not occur, the issuance of the Cram-Down Notes; or (6) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan

10.           Substantive Consolidation

The Debtors’ request for confirmation of the Plan also is a motion by the Debtors that the Confirmation Order include provisions ordering the substantive consolidation of the Estates into a single consolidated Estate for the limited purposes of confirming and consummating the Plan, including, but not limited to, voting and distribution.  If substantive consolidation of all of the Estates is ordered, then on and after the Effective Date, all assets and liabilities of the Debtors shall be treated as though they were merged into the Joint Venture for the limited purposes of confirming and consummating the Plan, including, but not limited to, voting and distribution.

Section 105 of the Bankruptcy Code, embodying the general equitable powers of the bankruptcy courts, has been interpreted to provide authority to grant substantive consolidation of debtors.  See Augie/Restivo Banking Co., Ltd., 860 F.2d 515, 518 n.1 (2d Cir. 1988); see also Alexander v. Compton (In re Bonham), 229 F. 3d 750, 763 (9th Cir. 2000) (“The bankruptcy court’s power of substantive consolidation has been considered part of the bankruptcy court’s general equitable powers since the passage of the Bankruptcy Act of 1898”).  Courts in the Ninth Circuit follow the test for substantive consolidation set forth in Augie/Restivo.  See Bonham, 229 F. 3d at 766 (adopting the Augie/Restivo test for substantive consolidation because it “is more grounded in substantive consolidation and economic theory; it is also more easily applied”); see also Salyer v. SFK Aviation, LLC (In re SK Foods, L.P.), U.S. Dist. Lexis 136178 (E.D. Cal. Dec. 9, 2010) (following the Bonham decision).  Under such test, bankruptcy courts may “consolidate […] assets [to] create a single fund from which all claims against the consolidated debtors are satisfied; duplicate and inter-company claims are extinguished; and the creditors of the consolidated entities are combined for purposes of voting on reorganization plans.”  Bonham, 299 F.3d at 764 (internal citation omitted).

When deciding whether substantive consolidation is appropriate, courts in the Ninth Circuit consider two alternative factors: “(1) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit; or (2) whether the affairs of the debtor are so entangled that consolidation will benefit all creditors.”  Id. at 766 (citing Augie/Restivo, 860 F.2d at 518).  According to the Bonham decision, either factor may constitute a sufficient basis to order substantive consolidation.  Id.  In addition, courts in other circuits have held that a prima facie case of substantive consolidation can be established if, in the course of its prepetition dealings with the debtors, the objecting creditor understood it was dealing with the debtors as one indistinguishable entity and did not rely on the debtors’ separate existence in extending credit to the debtors.  See In re Owens Corning, 419 F3d 195, 215 (3d Cir. 2005); see also In re The Lodge at Big Sky, LLC, 2011 WL 1344632, at *4 (Bankr. D. Mont. Apr. 8, 2011) (granting the debtors’ motion for substantive consolidating finding because of both creditor reliance on corporate integration and hopeless entanglement); In re Introgen Therapeutics, Inc., 429 B.R. 570, 583 (Bankr. W.D. Tex. 2010) (approving substantive consolidation because, among other things, the debtors established that creditors were treating the debtors as a single economic unit and did not rely on the debtors’ separate identity in extending credit).  Furthermore, courts in the Ninth Circuit have held that substantive consolidation can be based on the individual circumstances of the case and may even be “temporary” (i.e., consolidated for chapter 11 voting and distribution, but not consolidated upon emergence).  See In re Standard Brands Paint Company, 154 B.R. 563, 571 (Bankr. C.D. Cal. 1993) (recognizing that the confirmation of one plan for five debtor entities would remove the delay, uncertainty and additional cost created by five separate plans and noting the benefit to debtors, shareholders and creditors of a single plan’s efficiency).

The Debtors believe that the limited substantive consolidation provided for in the Plan is legally justified and satisfies the tests set adopted by the Ninth Circuit and other courts, is in the best interest of the Debtors’ Estates and will promote a more expeditious and streamlined distribution and recovery process for all creditors.  As had been disclosed in the Debtors’ historic public filings, SLCC  was established solely for the purpose of serving as a co-issuer of the Mortgage Notes and, as such, does not have, and has never had, any operations, assets, or revenues.  Thus, SLCC’s creditors, effectively treated the Debtors as a single economic unit and did not rely on the Debtors’ separate identity in extending credit.  In addition, the proposed substantive consolidation will not affect the legal and organizational structure of the Reorganized Debtors or their separate corporate existences or any prepetition or postpetition guarantees, liens, or security interests that are required to be maintained under the Bankruptcy Code, under the Plan, any contract, instrument, or other agreement or document pursuant to the Plan (including the New First Lien Credit Agreement, the New Second Lien Indenture, the New Subordinated Notes or the Cram-Down Notes, as applicable), or, any contracts or leases that were assumed or entered into during the Chapter 11 Cases.  Accordingly, substantive consolidation of SLCC with the Joint Venture will not affect creditor recoveries or prejudice any creditor rights in any manner whatsoever.

D.            Treatment of Executory Contracts and Unexpired Leases

1.             Assumption and Rejection of Executory Contracts and Unexpired Leases

Any executory contract and unexpired lease that (i) has not expired by its own terms on or prior to the Effective Date, (ii) has not been assumed or rejected by the Debtors during the pendency of the Chapter 11 Cases, (iii) is not listed in a Plan Supplement as executory contracts or unexpired leases to be rejected, and (iv) is not the subject of a pending motion to reject such executory contract or unexpired lease, shall be deemed assumed by the Debtors as of immediately prior to the Effective Date, and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of any such assumption pursuant to section 365(a) and 1123 of the Bankruptcy Code.  Any executory contract or unexpired lease listed in a Plan Supplement as an executory contract or unexpired lease to be rejected by the Debtors shall be deemed rejected by the Debtors as of immediately prior to the Effective Date, and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of any such rejection pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

2.             Claims Based on Rejection of Executory Contracts or Unexpired Leases

All proofs of claim arising from the rejection (if any) of executory contracts or unexpired leases must be filed with the Claims Agent by no later than 30 days after the earlier of:  (i) the date of entry of an order of the Bankruptcy Court approving any such rejection and (ii) the Effective Date.  Any Claims arising from the rejection of an executory contract or unexpired lease for which no proof of claim was timely filed will be forever barred from assertion against the Debtors or the Reorganized Debtors, their Estates and property.  All such Claims shall, as of the Effective Date, be subject to the discharge and permanent injunctions set forth in the Plan.

3.             Cure of Defaults for Executory Contracts and Unexpired Leases Assumed Pursuant to Plan

Any monetary amounts by which an executory contract or unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree.  In the event of any dispute regarding the amount of any cure payments, (a) the Bankruptcy Court will retain jurisdiction to adjudicate any such dispute, and (b) if the Bankruptcy Court determines that any such disputed cure amount is required to be paid (in full or in part) by the Debtors pursuant to section 365(b)(1) of the Bankruptcy Code, the Debtors will pay such cure amount in the ordinary course following entry of the Bankruptcy Court’s Final Order resolving such cure dispute, provided that, the Debtor or Reorganized Debtor shall have the right, following entry of such a Final Order fixing a cure amount (if any) to reject the applicable executory contract or unexpired lease and any such rejection shall be deemed to have occurred immediately prior to the Effective Date.

4.             Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as executory contracts under the Plan.  On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims.

E.             Provisions Governing Distributions

1.             Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in Article VI, distributions to Holders of Claims that are Allowed as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (a) 60 days after the Effective Date or (b) such later date when the applicable conditions of Article V.C of the Plan (regarding cure payments for executory contracts and unexpired leases being assumed), Article VI.D.2 of the Plan (regarding undeliverable distributions) or Article VI.H of the Plan (regarding surrender of cancelled instruments and securities) are satisfied.  Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Article VII.C of the Plan.

2.             Method of Distributions to Holders of Claims

The Reorganized Debtors, or such Third Party Disbursing Agents as the Reorganized Debtors may employ in their sole discretion, and the Indenture Trustee with respect to distributions to Holders of Allowed Mortgage Note Claims, will make all distributions of Cash and other instruments or documents required under the Plan.  Each Disbursing Agent and the Indenture Trustee will serve without bond, and any Disbursing Agent or the Indenture Trustee may employ or contract with other entities to assist in or make the distributions required by the Plan.

On the Effective Date, the Reorganized Debtors shall coordinate with the Indenture Trustee to effectuate the delivery of (a) if Class 3 Acceptance occurs, the New Second Lien Notes and Cash distributions required under the Plan, or (b) if Class 3 Acceptance does not occur, the Cram-Down Notes, to the Holders of Allowed Mortgage Note Claim.

3.             Compensation and Reimbursement for Services Related to Distributions

Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from the Reorganized Debtors, without further Bankruptcy Court approval, such reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services as may be agreed to by the Debtors or Reorganized Debtors.  These payments will be made on terms agreed to with Reorganized Debtors and will not be deducted from distributions to be made pursuant to the Plan to Holders of Allowed Claims receiving distributions from a Third Party Disbursing Agent.

The Indenture Trustee shall not be required to give any bond or surety or other security for the performance of its duties as Disbursing Agent or stock transfer agent unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent or stock transfer agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

4.             Delivery of Distributions and Undeliverable or Unclaimed Distributions

a.             Delivery of Distributions

Each distribution to a Holder of an Allowed Claim entitled to distribution will be made by the Disbursing Agent to the address set forth in (a) such Holder’s proof of claim (if any) or (b) the Debtors’ schedules of assets and liabilities, provided that, the Indenture Trustee will make distributions to Holders of Allowed Mortgage Note Claims in accordance with the addresses contained in its records.

b.             Undeliverable Distributions Held by Disbursing Agents and Indenture Trustee.

(i)            Holding of Undeliverable Distributions

Subject to Article VI.D.2.c of the Plan, undeliverable distributions will remain in the possession of the applicable Disbursing Agent or Indenture Trustee pursuant to Article VI.D.2.a of the Plan until such time as a distribution becomes deliverable.  Subject to Article VI.D.2.c of the Plan, undeliverable New Second Lien Notes or Cram-Down Notes, as applicable, will be held by the Indenture Trustee for the benefit of the potential claimants of such securities.

(ii)           After Distributions Become Deliverable

The Disbursing Agent or Indenture Trustees, as applicable, will promptly make all distributions that become deliverable to Holders of Allowed Claims.

(iii)          Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by the Disbursing Agent or Indenture Trustee within two years after the Effective Date will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their property.  If any New Second Lien Notes or Cram-Down Notes, as applicable, remain unclaimed at the end of such period, those New Second Lien Notes or

Cram-Down Notes, as applicable, will be surrendered to the Reorganized Debtors for cancellation. Nothing contained in the Plan will require the Debtors, Reorganized Debtors, Disbursing Agent or Indenture Trustee to attempt to locate any holder of an Allowed Claim.

5.             Distribution Record Date

The Debtors, Reorganized Debtors, Disbursing Agent or Indenture Trustee will have no obligation to recognize the transfer or sale of any Mortgage Note Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those Holders of Mortgage Note Claims who are Holders of such Claims as of the close of business on the Distribution Record Date

6.             Means of Cash Payments

Except as otherwise specified herein, Cash payments made pursuant to the Plan will be in U.S. currency by checks drawn on a domestic bank selected by the Debtors or Reorganized Debtors or, at the option of the Debtors or Reorganized Debtors, by wire transfer from a domestic bank; provided that, Cash payments to foreign holders of Allowed Claims may be made, at the option of the Debtors or Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction

7.             Minimum Distributions

In the event that any distribution to be made to a Holder of an Allowed General Unsecured Claim (on account of the principal amount of such Allowed General Unsecured Claims) in the aggregate totals less than $15,000, the Debtors, the Reorganized Debtors, and the Disbursing Agent, as applicable, shall make any such distribution in a single lump sum on the Effective Date, without interest.

8.             Surrender of Canceled Instruments or Securities

a.             Tender of Mortgage Notes

Except as provided in Article VI.H.2 of the Plan for lost, stolen, mutilated or destroyed Mortgage Notes, as a precondition to receiving any distributions provided for under the Plan, each Holder of an Allowed Mortgage Note Claim must tender the applicable Mortgage Notes to the Indenture Trustee in accordance with a letter of transmittal to be provided to such Holders by the Indenture Trustee as promptly as practicable following the Effective Date.  All surrendered Mortgage Notes will be marked as canceled and delivered.

b.             Lost, Stolen, Mutilated or Destroyed Mortgage Notes

Any Holder of an Allowed Mortgage Note Claim with respect to which the underlying Mortgage Notes have been lost, stolen, mutilated or destroyed must, in lieu of surrendering such notes, deliver to the Indenture Trustee: (a) evidence satisfactory to the Indenture Trustee of the loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Indenture Trustee to hold the Indenture Trustee and the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Mortgage Note Claim.  Upon compliance with Article VI.H.2 of the Plan by a Holder of an Allowed Mortgage Note Claim, such Holder will, for all purposes under the Plan, be deemed to have surrendered the applicable Mortgage Note

c.             Failure to Surrender Mortgage Notes

Any Holder of an Allowed Mortgage Note Claim that fails to surrender or is deemed not to have surrendered the applicable Mortgage Notes within two years after the Effective Date will to the fullest extent permitted by law have its right to distributions pursuant to the Plan on account of such notes discharged and will be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property.  In such case, any New Second Lien Notes or Cram-Down Notes, as applicable, held for distribution on account of such Allowed Mortgage Note Claim will be treated pursuant to the provisions set forth in Article VI.D.2.c of the Plan.

F.             Procedures for Resolving Disputed Claims

1.             Prosecution of Objections to Claims

As discussed above, pursuant to the Bar Date Order, the Bankruptcy Court established August 17, 2012, as the general deadline for filing proofs of Claim against the Debtors or the Estates, as well as certain other deadlines and procedures relating to the filing of proofs of Claim.  After the Confirmation Date, only the Debtors or the Reorganized Debtors, as applicable, will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court.  After the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

2.             Treatment of Disputed Claims

Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claims until such Claim becomes an Allowed Claim.

3.             Distributions on Account of Disputed Claims Once Allowed

The Disbursing Agent or Indenture Trustee, as applicable, will promptly make all distributions on account of any Disputed Claim that has become an Allowed Claim. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class

4.             Estimation

The Debtors or the Reorganized Debtors, as the case may be, may at any time request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim. The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time, including during proceedings concerning any objection to such Claim. If the Bankruptcy Court estimates any Disputed Claim, such estimated amount may constitute either (a) the Allowed amount of such Claim, (b) the amount on which a reserve is to be calculated for purposes of any reserve requirement under the Plan, or (c) a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as the case may be, may elect to object to ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another

G.            Discharge, Releases, Injunction and Settlement

1.             Discharge of Claims

Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims against the Debtors arising on or before the Effective Date, including any interest accrued on Claims from the Petition Date.  In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of a discharge of all Claims and other debts and liabilities against the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim.

2.             Claims Enjoined

Except as provided in the Plan or the Confirmation Order or agreed to by the Debtors or the Reorganized Debtors, as of the Effective Date all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged pursuant to the terms of the Plan will be permanently enjoined from taking any enforcement actions on account of any such discharged Claim, debt or other liability, including, but not limited to, (i) commencing or continuing in any manner any action or other proceeding, (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order, (iii) creating, perfecting or enforcing any lien or encumbrance, (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors, and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the terms of the Plan.

3.             Global Settlement

Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement, and the Plan constitutes a request to authorize and approve such compromise and settlement, of all Claims among the Debtors, the Reorganized Debtors, the Released Parties and any Related Person (the “Global Settlement”).  Any distributions or contributions (including the proceeds from the New Subordinated Notes) to be made pursuant to the Plan shall be made on account of and in consideration of the Global Settlement, which, upon the Effective Date of the Plan, shall be binding on the Debtors and their Estates, the Reorganized Debtors, the Released Parties and all Holders of Claims against and Equity Interests in any Debtor.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the Global Settlement and the Bankruptcy Court’s finding that the Global Settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Equity Interests, and that the Global Settlement is fair, equitable, and reasonable, and otherwise satisfies the requirements of Bankruptcy Rule 9019.

4.             Releases

As of the Effective Date, each of the Released Parties and each of their respective Related Persons shall be, and shall be deemed to be, released from all claims owned, held, or which could have been, or may be asserted by, any other Released Party whether prior to or subsequent to the Petition Date but in all cases not subsequent to the Effective Date arising from or related to the Debtors, their assets, businesses, property or estates, the Chapter 11 Cases, the Disclosure Statement, the Plan or the solicitation of votes on the Plan; provided that, nothing herein will in any way limit or modify any and all debts or obligations of the Released Parties or the substantial consummation obligations of the Released Parties, as required under the Plan, all agreements entered into in connection with the Plan, or any prior order of the Bankruptcy Court.  As of the Effective Date, for good and valuable consideration, including, but not limited to, the funding under the New Subordinated Notes, each Holder of a Claim or Equity Interest shall, and shall be deemed to, release the Released Parties and each of their respective Related Persons from any and all claims, whether arising prior to or subsequent to the Petition Date but in all cases not subsequent to the Effective Date arising from or related to the Debtors, their assets, businesses, property or estates, the Chapter 11 Cases, the Disclosure Statement, the Plan or the solicitation of votes on the Plan; provided that, these releases will have no effect on the liability of any Released Party arising out of gross negligence or willful misconduct; and provided further that, nothing herein will in any way limit or modify any and all debts or obligations owed to such a Holder pursuant to the Plan or prior order of the Bankruptcy Court.  As used in this paragraph, “claims” shall include, without limitation, any and all claims, debts, demands, obligations, rights, causes of action, or liabilities whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, suspected or unsuspected, foreseen or unforeseen, now existing or hereafter arising, in law, equity or otherwise (including, but not limited to, those arising under section 541-550 of the Bankruptcy Code).  It is the intent of the parties that this release be general and interpreted as broadly as possible under applicable law.

5.             Exculpation

The Released Parties and each of their respective Related Persons shall incur no liability to any Holder of a Claim or Equity Interest for any act, event, or omission in connection with, or arising out of, the Chapter 11 Cases, the Confirmation of the Plan, the solicitation in connection with the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, in each case relating to any fact or circumstance existing prior to or as of the Effective Date.  The Debtors and their Related Persons have, and are deemed to have, participated in good faith (within the meaning of section 1125(e) of the Bankruptcy Code) and in compliance with the applicable provisions of the Bankruptcy Code with respect to the solicitation of acceptances or rejections of the Plan and the distributions made pursuant to the Plan.  Specifically, pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and their Related Persons shall not have any liability for any violation of any applicable law, rule or regulation arising from or connected with (i) the transmittal of solicitation packages

(including transmittal of the Plan and Disclosure Statement), (ii) the solicitation of votes to accept or reject the Plan, or (iii) the offer, issuance, sale or purchase of any securities offered or sold under or in connection with the Plan.

6.             Supplemental Injunction

In order to preserve and promote the settlements contemplated by and provided for in the Plan and as described in Article IX of the Plan, except as otherwise expressly provided in the Plan or the Confirmation Order, all Persons and any Person claiming by or through them, which have held or asserted, which currently hold or assert, or which may hold or assert any Claims or any other Causes of Action, obligations, suits, judgments, damages, debts, rights, remedies, or liabilities of any nature whatsoever, and all Equity Interests, or other rights of a Holder of an equity security or other ownership interest, against any of the Released Parties based upon, attributable to, arising out of or relating to any Claim against or Equity Interest in any of the Debtors, whenever and wherever arising or asserted, whether sounding in tort, contract, warranty or any other theory of law, equity or admiralty, shall be, and shall be deemed to be, permanently stayed, restrained and enjoined from taking any action against any of the Released Parties for the purpose of directly or indirectly collecting, recovering or receiving any payment or recovery with respect to any such Claims or other Causes of Action, obligations, suits, judgments, damages, debts, rights remedies or liability, and all Equity Interests or other rights of a Holder of an equity security or other ownership interest, arising prior to the Effective Date, including, but not limited to (i) commencing or continuing in any manner any action or other proceeding, (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order, (iii) creating, perfecting or enforcing any lien or encumbrance, (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any Released Party, and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the terms of the Plan.

a.             Bankruptcy Rule 3016 Compliance

The Debtors’ compliance with the formal requirements of Bankruptcy Rule 3016(c) shall not constitute an admission that the Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

b.             Consent to Injunction

By accepting distributions pursuant to the Plan, each Holder of a Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in Article IX of the Plan.

H.            Retention of Jurisdiction

The Plan provides that, notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:

i.              Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance, priority or classification of Claims or Equity Interests;

ii.             Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

iii.            Resolve any matters related to the assumption of any executory contract and unexpired lease to which a Debtor is a party or with respect to which a Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any disputed cure amount;

iv.            Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

v.             Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors or the Reorganized Debtors that may be pending on the Effective Date or brought thereafter prior to the closing of the Chapter 11 Cases;

vi.            Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

vii.           Resolve any case, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

viii.          Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement, the Plan Supplement, or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement, the Plan Supplement, or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

ix.            Issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

x.             Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

xi.            Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; and

xii.           Enter a final decree closing the Chapter 11 Cases.

I.              Miscellaneous Provisions

1.             Dissolution of Committee

On the Effective Date, the Committee will dissolve and the members of the Committee and any of its Professionals will be released and discharged from all duties and obligations arising from or related to the Chapter 11 Cases. The Professionals retained by the Committee and the respective members thereof will not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Article III.A.1.d of the Plan and in connection with any appeal of the Confirmation Order.

2.             Modification of the Plan

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, upon not less than ten days’ prior written notice, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend or modify the Plan before its substantial consummation; provided that if Class 3 Acceptance occurs, any alterations, amendments or modifications of the Plan shall require the consent of the Required Consenting Mortgage Noteholders (such consent not to be unreasonably withheld).  In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Claims or Equity Interests pursuant to the Plan, the Debtor may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Confirmation Order or any related documents, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.

3.             Revocation of the Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then the Plan will be null and void in all respects, and nothing contained in the Plan will: (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors, (2) prejudice in any manner the rights of the Debtors or any other party in interest, or (3) constitute an admission of any sort by the Debtors of any other party in interest.

4.             Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision then will be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan to the extent that the general intent of the Plan can be effectuated will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

5.             Successors and Assigns

The rights, benefits and obligations of any entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

6.             Issuance of Notes Under Plan

The issuance of the New Second Lien Notes or the Cram-Down Notes, as applicable, to the Holders of Allowed Mortgage Note Claims shall be exempt from registration under the Securities Act of 1933, as amended and similar state or local laws pursuant to section 1145 of the Bankruptcy Code.  The Confirmation Order shall include a finding and conclusion, binding upon all parties to the Chapter 11 Cases, the Securities and Exchange Commission and all state regulatory enforcement agencies, to the effect that such offer, issuance and sale fall within the exemption set forth in section 1145 of the Bankruptcy Code.

7.             Filing of Additional Documents

On or before substantial consummation of the Plan, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

IV.           CONFIRMATION AND CONSUMMATION PROCEDURE

A.            Confirmation of the Plan

1.             Confirmation Requirements

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of chapter 11 of the Bankruptcy Code that must be satisfied in order for a plan to be confirmed.  Specifically, in addition to other applicable requirements, the Debtors believe that the Plan satisfies or will satisfy the following requirements of section 1129 of the Bankruptcy Code:

•              The Plan complies with the applicable provisions of the Bankruptcy Code.

•              The Debtors, as the proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code.

•              The Plan has been proposed in good faith and not by any means forbidden by law.

•              Any payment made or promised by the Debtors or by a person acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment:  (i) made before the confirmation of the Plan is reasonable; or (ii) is subject to the approval of the Bankruptcy Court as reasonable, if such payment is to be fixed after confirmation of the Plan.

•              The Debtors, as proponents of the Plan, have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as the Plan Administrator, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and with public policy.

•              The Debtors have disclosed the identity of any insider that will be employed or retained as or by the Plan Administrator and the nature of any compensation for such insider.

•              Each holder of an impaired Claim or Equity Interest either has accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or Equity Interest, property of a value as of the Effective Date that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code (the “best interests” test).

•              The starting point in determining whether the Plan meets the “best interests” test is a determination of the amount of proceeds that would be generated from the hypothetical liquidation of the Debtors’ assets in the context of a chapter 7 liquidation (such amount, the “Liquidation Proceeds”).  The Liquidation Proceeds must then be reduced by the costs of such liquidation, including costs incurred during the Chapter 11 Cases and allowed under chapter 7 of the Bankruptcy Code (such as professionals’ fees and expenses, a chapter 7 trustee’s fees, and the fees and expenses of professionals retained by the chapter 7 trustee).  The potential chapter 7 liquidation distribution in respect of each Class must be reduced further by costs imposed by the delay caused by conversion to chapter 7.  In addition, inefficiencies in the claims resolution process in a chapter 7 would negatively impact the recoveries of creditors.  The net present value of a hypothetical chapter 7 liquidation distribution in respect of an impaired claim is then compared to the recovery provided by the Plan for such impaired claim.

•              Based on the Debtors’ liquidation analysis attached as Exhibit C hereto (the “Liquidation Analysis”), the Debtors believe that all Creditors in impaired Classes will receive under the Plan a recovery at least equal in value to the recovery such Creditors would receive pursuant to a liquidation under chapter 7 of the Bankruptcy Code regardless of whether Class 3 Acceptance occurs or does not occur.

•              Except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code, each Class of Claims or Equity Interests either has accepted the Plan or is not an Impaired Class under the Plan.

•              Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Claims, Priority Tax Claims and Other Priority Claims will be paid in full or otherwise treated in accordance with Bankruptcy Code section 1129(a)(9) as required by the Bankruptcy Code.

•              At least one Impaired Class has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Impaired Class.

•              Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.  In order to determine whether the Plan satisfies the feasibility requirements of section 1129(a)(11) of the Bankruptcy Code, the Debtors have analyzed their ability to meet their obligations under the Plan.  As part of this analysis, the Debtors have prepared the projections set forth in Exhibit B attached hereto (the “Financial Projections”).  Based upon the Financial Projections, the Debtors believe that the Plan will meet the feasibility requirements of the Bankruptcy Code.

•              All fees of the type described in 28 U.S.C. § 1930, including the fees of the U.S. Trustee will be paid as of the Effective Date.

2.             “Cramdown” under Bankruptcy Code section 1129(b)

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a chapter 11 plan of reorganization even if not all impaired classes have accepted the plan, provided that such plan has been accepted by at least one impaired class.

The Debtors will seek to confirm the Plan notwithstanding its rejection by any of the Impaired Classes.  Specifically, if Class 3 votes to reject the Plan, the Debtors will seek to confirm the Plan utilizing the “Cram-Down Treatment” provided for Class 3 and described in Section III.B.3 above.

In order to obtain such nonconsensual confirmation (or “cramdown”) of the Plan, the Debtors must demonstrate to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each Impaired Class that voted to reject the Plan (each such Impaired Class, a “Non-Accepting Class”).

a.             Fair and Equitable Test

The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable” and sets different standards for secured creditors, unsecured creditors, and equity holders, as follows:

(i)            Secured Creditors

With respect to Non-Accepting Classes of Secured Claims, the “fair and equitable” test requires that either (i) each impaired secured creditor retains the liens securing its allowed secured claim and receives on account of that claim deferred cash payments having a present value equal to the amount of its allowed secured claim; (ii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (iii) of this paragraph; or (iii) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim.

(ii)           Unsecured Creditors

With respect to Non-Accepting Classes of Unsecured Claims, the “fair and equitable” test requires that (i) each impaired unsecured creditor receives or retains under the Plan property of a value equal to the amount of its allowed claim; or (ii) the holders of any claims (or Equity Interests) that are junior to the Non-Accepting Class will not receive any property under the Plan.  (This provision is often referred to as the “absolute priority” rule.)

b.             No Unfair Discrimination

A plan does not “discriminate unfairly” with respect to a Non-Accepting Class if the value of the cash and/or securities to be distributed to the Class is equal to, or otherwise fair when compared to, the value of the distributions to other Classes whose legal rights are the same as those of the Non-Accepting Class.  Exact parity is not required.  The Debtors believe that any discrepancy in treatment or potential distributions to otherwise unsecured creditors is objectively small and justified based on certain inherent differences in the nature of their Claims, the time that will be required to liquidate their Claims, and the relative levels of risk that are being taken by different creditors simply based upon the time it will take to liquidate their Claims.

The Debtors will establish at the Confirmation Hearing that each of these requirements has been satisfied under the Plan.

B.            Conditions Precedent to Confirmation and Consummation of the Plan

1.             Conditions Precedent to Confirmation

The Confirmation of the Plan shall be conditioned upon, and shall not occur, unless and until each of the following conditions have been satisfied or waived pursuant to the terms of Article VIII:

(i)            The Bankruptcy Court shall have entered a Final Order, in form and in substance acceptable to the Debtors, approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

(ii)           The Plan and all schedules, documents, supplements and exhibits relating to the Plan, including, but not limited to, any Plan Supplement, shall have been filed in form and in substance acceptable to the Debtors and, if Class 3 Acceptance occurs, reasonably acceptable to the Required Consenting Mortgage Noteholders.

(iii)          The proposed Confirmation Order shall be in form and substance acceptable to the Debtors and, if Class 3 Acceptance occurs, reasonably acceptable to the Required Consenting Mortgage Noteholders.

2.             Conditions Precedent to the Effective Date

The Effective Date shall be conditioned upon, and shall not occur, and the Plan shall not be consummated unless and until each of the following conditions have been satisfied or waived pursuant to the terms of Article VIII:

(i)            The Confirmation Order, in form and substance acceptable to the Debtors, shall have become a Final Order.

(ii)           If Class 3 Acceptance occurs, the New First Lien Credit Agreement and the other documents effectuating the New First Lien Credit Agreement shall be in form and substance acceptable to the Debtors and reasonably acceptable to the Required Consenting Mortgage Noteholders and shall have been executed and delivered by the parties thereto.

(iii)          If Class 3 Acceptance occurs, the New Second Lien Indenture, the New Second Lien Notes and the other documents effectuating the New Second Lien Indenture shall be in form and substance acceptable to the Debtors and reasonably acceptable to the Required Consenting Mortgage Noteholders and shall have been executed and delivered by the parties thereto.

(iv)          If Class 3 Acceptance occurs, the New Subordinated Notes and the other documents effectuating the New Subordinated Notes shall be acceptable in form and substance to the Debtors and shall have been executed and delivered by the parties thereto.

(v)           If Class 3 Acceptance does not occur, the Cramdown Indenture, the Cram-Down Notes and the other documents effectuating the Cram-Down Notes shall be acceptable in form and substance to the Debtors and shall have been executed and delivered by the parties thereto.

(vi)          The Debtors or the Reorganized Debtors, as applicable, shall have paid in Cash in full all of the Prepetition Payments (as defined in the Cash Collateral Stipulation) and Adequate Protection Payments (as defined in the Cash Collateral Stipulation) that are due and owing as of the Effective Date; provided that, as to any Adequate Protection Payments that have not been invoiced to the Debtors at least five (5) Business Days in advance of the Effective Date, the Debtors may pay such Adequate Protection Payments as soon as practicable after the Effective Date and such payment after the Effective Date shall not be deemed a failure of this condition.

(vii)         All actions necessary to implement the Plan shall have been completed.

(viii)        All material consents, actions, documents, certificates and agreements necessary to implement the Plan, including any required governmental or regulatory consents, shall have been obtained, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws.

3.             Waiver of Conditions Precedent

The Debtors shall have the right to waive any of the conditions precedent set forth in Article VIII of the Plan at any time without leave of or notice to the Bankruptcy Court and without any formal action other than proceeding with consummation of the Plan.  Further, the stay of the Confirmation Order, pursuant to Bankruptcy Rule 3020(e), shall be deemed waived by entry of the Confirmation Order; provided that, (a) if Class 3 Acceptance occurs, any waiver of the conditions set forth in Article VIII.B(ii) and (iii) of the Plan shall require the consent of the Required Consenting Mortgage Noteholders (such consent not to be unreasonably withheld) and (b) any waiver of the conditions set forth in Article VIII.B(vi) of the Plan shall require the consent of the Indenture Trustee.

4.             Effect of Nonoccurrence of Conditions to the Effective Date

Subject to Article XI.C of the Plan, if each of the conditions to the Effective Date is not satisfied, then upon motion by the Debtors or any party in interest made before the time that each of such conditions has been satisfied and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order may be vacated by the Bankruptcy Court; provided that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is satisfied before the Bankruptcy Court enters an order granting such motion.  If the Confirmation Order is vacated pursuant to Article VIII.D of the Plan, (1) the Plan will be null and void in all respects, including with respect to: (a) the discharge of Claims pursuant to section 1141 of the Bankruptcy Code; (b) the assumptions of Executory Contracts and Unexpired Leases pursuant to Article V.A of the Plan; and (c) the releases described in Article IX.D of the Plan; and (2) nothing contained in the Plan will: (a) constitute a waiver or release of any Claims by or against, or any Equity Interest in, the Debtors; or (b) prejudice in any manner the rights of the Debtors or any other party in interest

V.            SECURITIES LAW MATTERS

A.            U.S. Securities Law Matters

Except as set forth below, any and all debt instruments and equity securities to be issued in conjunction with the Plan will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon the exemptions set forth in section 1145 of the Bankruptcy Code or, if applicable, in reliance on the exemption set forth in section 4(2) of the Securities Act or Regulation D promulgated thereunder.

B.            Section 1145 of the Bankruptcy Code

Section 1145(c) of the Bankruptcy Code provides that securities issued pursuant to a registration exemption under section 1145(a)(1) of the Bankruptcy Code are deemed to have been issued pursuant to a public offering.  Therefore, the securities issued pursuant to a section 1145 exemption may generally be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by section 4(1) thereof unless the holder is an “underwriter” with respect to such securities, as such term is defined in section 1145(b)(1) of the Bankruptcy Code.  In addition, such securities generally may be resold by the recipients thereof without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the individual states.  However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under federal securities laws and any relevant state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

Section 1145(b)(l) of the Bankruptcy Code defines an “underwriter” for purposes of the Securities Act as one who, subject to certain exceptions, (a) purchases a claim with a view to distribution of any security to be received in exchange for such claim, or (b) offers to sell securities offered or sold under the plan for the holders of such securities, or (c) offers to buy securities issued under the plan from the holders of such securities, if the offer to buy is made with a view to distribution of such securities, and if such offer is under an agreement made in connection with the plan, with the consummation of the plan or with the offer or sale of securities under the plan, or (d) is an issuer, as used in section 2(11) of the Securities Act, with respect to such securities.

The term “issuer,” as used in section 2(11) of the Securities Act, includes any person directly or indirectly controlling or controlled by, an issuer of securities, or any person under direct or indirect common control with such issuer.”  Control” (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise.  Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be “in control” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities.  Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the voting securities of a reorganized debtor may be presumed to be a “control person.”

To the extent that persons deemed “underwriters” receive securities under the Plan, resales of such securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law, Holders of such restricted securities may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 and Rule 144A under the Securities Act

C.            Section 4(2) of the Securities Act/Regulation D

Section 4(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving any public offering are exempt from registration under the Securities Act.  Regulation D is a non-exclusive safe harbor promulgated by the United States Securities and Exchange Commission under the Securities Act related to, among others, section 4(2) of the Securities Act.

The term “issuer,” as used in section 4(2) of the Securities Act, means, among other things, a person who issues or proposes to issue any security.

Securities issued pursuant to the exemption provided by section 4(2) of the Securities Act or Regulation D promulgated thereunder are considered “restricted securities.” As a result, resales of such securities may not be exempt from the registration requirements of the Securities Act or other applicable law.  Holders of such restricted securities may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 and Rule 144A under the Securities Act,

D.            Rule 144 and Rule 144A

Under certain circumstances, affiliates and holders of restricted securities may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144.  Generally, Rule 144 provides that if certain conditions are met (e.g., that the availability of current public information with respect to the issuer, volume limitations, and notice and manner of sale requirements), specified persons who resell restricted securities or who resell securities which are not restricted but who are “affiliates” of the issuer of the securities sought to be resold, will not be deemed to be “underwriters” as defined in section 2(11) of the Securities Act.  Rule 144 provides that:  (i) a non-affiliate who has not been an affiliate during the preceding three months may resell restricted securities after a six-month holding period if at the time of the sale there is current public information regarding the issuer and after a one-year holding period if there is not current public information regarding the issuer at the time of the sale; and (ii) an affiliate may sell restricted securities after a six-month holding period if at the time of the sale there is current public information regarding the issuer and after a year holding period if there is not current public information regarding the issuer at the time of the sale, provided that in each case the affiliate otherwise complies with the volume, manner of sate and notice requirements of Rule 144.

Rule 144A provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain “qualified institutional buyers” of securities that are “restricted securities” within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities, if certain other conditions are met (e.g., the availability of information required by paragraph 4(d) of Rule 144A and certain notice provisions).  Under Rule 144A, a “qualified institutional buyer” is defined to include, among other persons, “dealers” registered as such pursuant to section 15 of the Exchange Act, and entities that purchase securities for their own account or for the account of another qualified institutional buyer and that, in the aggregate, own and invest on a discretionary basis at least $100 million in the securities of unaffiliated issuers.  Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities that, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such pursuant to section 6 of the Exchange Act) or quoted in a United States automated inter-dealer quotation system.

Any holder of securities issued under the Plan may transfer such securities to a new holder at such times as (i) such securities are sold pursuant to an effective registration statement under the Securities Act or (ii) such holder delivers to the issuer an opinion of counsel reasonably satisfactory to the issuer, to the effect that such shares are no longer subject to the restrictions applicable to “underwriters” under section 1145 of the Bankruptcy Code or (iii) such holder delivers to the issuer an opinion of counsel reasonably satisfactory to the issuer to the effect that such shares are no longer subject to the restrictions pursuant to an exemption under the Securities Act and such shares may be sold without registration under the Securities Act, in which event the certificate issued to the transferee will not bear such legend.

IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE ISSUER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE ANY SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN.  ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES UNDER THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

VI.           FINANCIAL INFORMATION AND PROJECTIONS

In essence, the Plan provides that, upon the Effective Date, the Debtors will be revested with their existing assets and will reorganize with a new capital structure that will be dependent on the outcome of Class 3’s voting on the Plan.  Exhibit B attached hereto contains certain financial projections for the Reorganized Debtors.  The projections are subject to the assumptions and limitations contained in Exhibit B, as well as any business, operational, strategic or financial decisions that the Reorganized Debtors, their management and the Partners, may make with respect to the operations of the Reorganized Debtors in the future.  Subject to those limitations and assumptions and to the Risk Factors set forth in this Disclosure Statement, the Debtors believe that Exhibit B demonstrates that the Reorganized Debtors have a reasonable prospect of success in their future operations following the Effective Date of the Plan.

VII.         RISK FACTORS

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTORS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT, THE DOCUMENTS DELIVERED TOGETHER WITH THIS DISCLOSURE STATEMENT, AND THE PLAN SUPPLEMENT.  THE RISK FACTORS SET FORTH BELOW SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.            Certain Bankruptcy Considerations

1.             Risk of Non-Confirmation of the Plan

In order for the Debtors to implement the Plan, the Debtors, like any other chapter 11 debtors, must obtain approval of the Plan from their creditors and confirmation of the Plan through the Bankruptcy Court, and then successfully implement the Plan.  The foregoing process requires the Debtors to:  (a) meet certain statutory requirements with respect to the adequacy of this Disclosure Statement; (b) solicit and obtain creditor acceptances of the Plan; and (c) fulfill other statutory conditions with respect to the confirmation of the Plan.

The Debtors may or may not receive the requisite acceptances to confirm the Plan.  If the requisite acceptances of the Plan are received, the Debtors will seek confirmation of the Plan by the Bankruptcy Court.  If the requisite acceptances are not received, the Debtors will nevertheless seek confirmation of the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code as long as at least one Impaired Class has accepted the Plan (determined without including the acceptance of any “insider” in such Impaired Class).

Even if the requisite acceptances of the Plan are received, or the Debtors are able to seek a “cramdown” confirmation, the Bankruptcy Court may not confirm the Plan as proposed.  A holder of a Claim in a Non-Accepting Class could challenge the balloting procedures and results as not being in compliance with the Bankruptcy Code.  Even if the Bankruptcy Court determined that the balloting procedures and results were appropriate, the Bankruptcy Court could decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met.  See Section IV.A. above for a discussion of these requirements.

The Bankruptcy Court may determine that the Plan does not satisfy one or more of these applicable requirements, in which case the Plan could not be confirmed by the Bankruptcy Court.  If the Plan is not confirmed by the Bankruptcy Court, it is unclear whether the Debtors would be able to reorganize their businesses and what, if any, distributions holders of Claims and Equity Interests ultimately would receive with respect to their Claims or Equity Interests.  In addition, there can be no assurance that the Debtors will be able to successfully develop, prosecute, confirm, and consummate an alternative plan of reorganization with respect to the Chapter 11 Cases that is acceptable to the Bankruptcy Court and the holders of Claims and Equity Interests.  Furthermore, it is possible that third parties may seek and obtain approval to terminate or shorten the exclusivity period during which only the Debtors may propose and confirm a plan of reorganization.

2.             Risk of Non-Occurrence of Effective Date

Although the Debtors anticipate that the Effective Date will occur soon after the Confirmation Date, if any, there can be no assurance as to such timing.  If each of the Conditions Precedent are not satisfied or duly waived, the Confirmation Order will be vacated without further order of the Bankruptcy Court, in which event the Plan would be deemed null and void.

3.             Risk that Claims Will Be Higher Than Estimated

The projected distributions and recoveries set forth in this Disclosure Statement and the Liquidation Analysis are based on the Debtors’ initial estimate of Allowed Claims, without having undertaken a substantive review of all filed Claims.  In the event the projections that presume the Debtors will be able to pay certain Classes of Allowed Claims in full are incorrect and the actual amounts due under the Allowed Claims are substantially greater than the Debtors have anticipated, the feasibility of the Plan as currently proposed will be affected.  The Debtors reserve the right to seek estimation of such Disputed Claims pursuant to section 502(c) of the Bankruptcy Code.  The actual amount at which such Disputed Claims are ultimately allowed may differ from the estimates.  Holders of Disputed Claims are entitled to receive distributions under the Plan upon allowance of such Claims solely from the Disputed Claim Reserve.  If insufficient Plan consideration is available for distribution from the Disputed Claim Reserve at the time of allowance of a Disputed Claim, the distributions on account of such Allowed Claim will be limited to such available amounts and the holder of such Allowed Claim will have no recourse against the Debtors for any deficiency that may arise.  The Debtors project that the Claims and Equity Interests asserted against them will be resolved in and reduced to an amount that approximates their estimates.  There can be no assurance, however, that the Debtors’ estimates will prove accurate.  If claims are ultimately allowed in amounts higher than estimated, for example, distributions and recoveries on account of claims may be lower than estimated.

4.             Liquidity Risks Prior to Consummation of the Plan

a.             The Debtors’ Postpetition Revenues and Cash on Hand May Be Insufficient to Fund the Debtors’ Business Operations

Although the Debtors project that they will have sufficient liquidity to operate their businesses through the Effective Date, there can be no assurance that the Debtors’ cash on hand and the revenues generated by the Debtors’ business operations will be sufficient to fund the Debtors’ operations, especially as the Debtors expect to incur substantial professional and other fees related to the Chapter 11 Cases.  In the event that the Debtors’ cash on hand and revenue flows are not sufficient to meet the Debtors’ liquidity requirements, the Debtors may be required to seek additional sources of liquidity or financing.  There can be no assurance that such additional liquidity or financing would be available or, if available, offered on terms that are favorable to the Debtors or terms that would be approved by the Bankruptcy Court.  If, for one or more reasons, the Debtors are unable to obtain such additional liquidity or financing, the Debtors’ businesses and assets may be subject to liquidation under chapter 7 of the Bankruptcy Code and the Debtors may cease to continue as going concerns.

b.             Reduction in Availability of Trade Credit

The public disclosure of the Debtors’ liquidity constraints and the Chapter 11 Cases has impaired the Debtors ability to maintain normal credit terms with certain of its suppliers.  As a result, the Debtors have been required to pay cash in advance to certain vendors and have experienced restrictions on the availability of trade credit, which has further reduced the Debtors’ liquidity.  If liquidity deteriorates further, the Debtors’ suppliers could refuse to provide key products and services.

5.             The Debtors’ Management Team May Allocate Less Time to the Operation of the Debtors’ Business Operations

So long as the Chapter 11 Cases continue, the Debtors’ management team will be required to spend a significant amount of their time attending to the Debtors’ restructuring instead of focusing exclusively on the Debtors’ business operations.

6.             Estimated Valuation and the Estimated Recoveries to Holders of Allowed Claims Are Not Intended to Represent the Potential Market Value (if any) of the Plan Consideration

The Debtors’ estimated recoveries to Holders of Allowed Claims are not intended to represent the market value of any components of the Plan Consideration.  The estimated recoveries are based on numerous assumptions (the realization of many of which are beyond the control of the Debtors), including, without limitation:   (a) the successful implementation of the Plan; (b) an assumed date for the occurrence of the Effective Date; (c) the ability of the Reorganized Debtors to achieve the operating and financial results included in the Financial Projections; (d) the ability of the Reorganized Debtors to maintain adequate liquidity to fund operations; and (e) the assumption that capital and equity markets remain consistent with current conditions.

7.             Certain Tax Implications of the Plan

Holders of Allowed Claims should carefully review Section IX herein, “Certain U.S. Federal Income Tax Consequences of the Plan,” to determine how the tax implications of the Plan and these Chapter 11 Cases may adversely affect the Reorganized Debtors.

B.            Business Risks

1.             Risks Related to the Chapter 11 Cases

During the Chapter 11 Cases, the Debtors’ operations are subject to the risks and uncertainties associated with bankruptcy, but not limited to, the following:

•              The Chapter 11 Cases may adversely affect the Debtors’ business prospects and/or the Debtors’ ability to operate during the reorganization.

•              The Chapter 11 Cases and attendant difficulties of operating the Debtors’ properties while attempting to reorganize the business in bankruptcy may make it more difficult to maintain and promote the Debtors’ properties and attract customers to the Debtors’ properties.

•              The Chapter 11 Cases may cause the Debtors’ vendors and service providers to require stricter terms and conditions.

•              The Chapter 11 Cases will cause the Debtors to incur substantial costs for professional fees and other expenses associated with the bankruptcy.

•              The Chapter 11 Cases may adversely affect the Debtors’ ability to maintain the Debtors’ gaming licenses in the jurisdictions in which they operate.

•              The Chapter 11 Cases may restrict the Debtors’ ability to pursue opportunities to grow the Debtors’ business.  Among other things, the Bankruptcy Code limits the Debtors’ ability to incur additional indebtedness, make investments, sell assets, consolidate, merge or sell or otherwise dispose of all or substantially all of the Debtors’ assets or grant liens.  These restrictions may place us at a competitive disadvantage.

•              The Chapter 11 Cases may adversely affect the Debtors’ ability to maintain, expand, develop and remodel their properties.

•              Transactions by the Debtors outside the ordinary course of business are subject to the prior approval of the Bankruptcy Court, which may limit their ability to respond timely to certain events or take advantage of certain opportunities.

•              The Debtors may not be able to obtain Bankruptcy Court approval or such approval may be delayed with respect to actions they seek to undertake in the Chapter 11 Cases.

•              The Debtors may be unable to retain and motivate key executives and employees through the process of reorganization, and they may have difficulty attracting new employees.  In addition, so long as the Chapter 11 Cases continues,  the Debtors’ senior management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on business operations.

•              There can be no assurance that the Debtors will be able to successfully develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 Cases that are acceptable to the Bankruptcy Court and the Debtors’ creditors, equity holders and other parties in interest.  Additionally, third parties may seek and obtain Bankruptcy Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, to appoint a Chapter 11 Trustee, or to convert the cases to Chapter 7 cases.

2.             Prolonged Continuation of the Chapter 11 Cases May Harm the Debtors’ Business

If the Chapter 11 Cases continue for a prolonged amount of time, the proceedings could adversely affect the Debtors’ business and operations.  So long as the Chapter 11 Cases continue, the Debtors’ senior management will be required to spend a significant amount of time and effort dealing with the Debtors’ reorganization instead of focusing exclusively on business operations.  Prolonged continuation of the Chapter 11 Cases will also make it more difficult to attract and retain management and other key personnel necessary to the success and growth of the Debtors’ business.  In addition, the longer the Chapter 11 Cases continue, the more likely it is that the Debtors’ customers, suppliers and agents will lose confidence in the Debtors’ ability to successfully reorganize the Debtors’ business and seek to establish alternative commercial relationships.  Furthermore, so long as the Chapter 11 Cases continues, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the Chapter 11 Cases.  Prolonged continuation of the Chapter 11 Cases may also require the Debtors to seek additional financing.  It may not be possible for the Debtors to obtain additional financing during or after the Chapter 11 Cases on commercially favorable terms or at all.  If the Debtors were to require additional financing during the Chapter 11 Cases and were unable to obtain the financing on favorable terms or at all, their chances of successfully reorganizing their business may be seriously jeopardized.

3.             The Debtors Face Substantial Competition in the Hotel and Casino Industry

The hotel and casino industry is very competitive. The Debtors compete for customers primarily on the basis of location, range and pricing of amenities and overall atmosphere. Of the 31 casinos currently operating in the Reno market, the Debtors compete principally with the six other hotel-casinos that, like Silver Legacy, each generate at least $36 million in annual gaming revenues.

According to statistics published by the Reno-Sparks Convention & Visitors Authority, there were approximately 15,600 hotel rooms in the Reno area at December 31, 2011. At this time, the Debtors cannot predict the extent to which new and proposed projects will be undertaken or the extent to which current hotel and/or casino space may be expanded in the future. There can be no assurance that any growth in Reno’s room base or gaming capacity will not adversely affect the Debtors’ financial condition or results of operations.

A substantial number of customers travel to both Reno and Lake Tahoe during their visits. Consequently, the Debtors believe that the Reno market’s visitation is influenced, to some degree, by the visitation of the Lake Tahoe market. The number of visitors decreased slightly during the twelve-month period ended December 31, 2011 compared with the same prior year period and any further such decline could adversely affect the Debtors’ operations.

Reno casinos, including Silver Legacy, also compete with Native American gaming in California and the northwestern United States. The Debtors also compete with hotel- casinos located in Las Vegas, Nevada and the Lake Tahoe area. To a lesser extent, the Debtors compete with hotel-casinos in other parts of the United States and with dockside gaming facilities, riverboat casinos, state-sponsored lotteries, on-and-off track pari-mutuel wagering, Internet gaming, card clubs, riverboat casinos and other forms of legalized gaming. Land-based, dockside or riverboat casino gaming, other than that conducted on Native American-owned land, is currently legal in 15 states and gaming on Native American-owned land is legal in a number of states, including California, Washington and Oregon.

Management believes the Reno market draws over 50% of its visitors from California. California allows other non-casino style gaming, including pari-mutuel wagering, a state-sponsored lottery, card clubs, bingo and off-track betting. Certain constituencies have proposed ballot initiatives from time to time in California that would legalize casino-style gaming generally. As a result, there can be no assurance that casino-style gaming in California will not be expanded beyond the currently legal Native American gaming. Any such expansion could have a material adverse effect on the Debtors’ operations. Further, there can be no assurance that Internet sweepstakes cafes, which are designed to look and feel like digital slot machines, will not expand into the Reno market, which could have a material adverse effect on the Debtors’ operations.

The competitive impact on Nevada gaming establishments, in general, and the Debtors’ operations, in particular, from the continued growth of gaming outside Nevada cannot be determined at this time. The Debtors believe that the further expansion of casino gaming in markets close to Nevada, such as California, and, to a lesser extent, Washington and Oregon, could have a material adverse affect on the Debtors’ operations depending on the nature, location and scope of those operations

4.             Native American Gaming in California has Adversely Affected the Reno Market and Continued Growth of Native American Gaming in California Could Have a Material Adverse Effect Beyond That Experienced to Date

Since visitors from California comprise a significant portion of the Debtors’ customer base, the Debtors also compete with Native American gaming operations in California. In total, the State of California has signed and ratified compacts with 68 Native American tribes, and there are currently 59 Native American casinos operating in California, including casinos located in Northern California, which the Debtors consider to be a significant target market. These Native American tribes are allowed to operate slot machines, lottery games, and banking and percentage games on Native American lands. Although many existing Native American gaming facilities in northern California are modest compared to Silver Legacy, a number of Native American tribes have established large-scale gaming facilities in California and some Native American tribes have announced that they are in the process of expanding, developing, or are considering establishing, large-scale hotel and gaming facilities in northern California.

Under their original compacts, most Native American tribes in California may operate up to 2,000 slot machines, and up to two gaming facilities may be operated on any one reservation. However, under action taken by the National Indian Gaming Commission, gaming devices similar in appearance to slot machines, but which are deemed to be technological enhancements to bingo style gaming, are not subject to such limits and may be used by tribes without state permission. Additionally, the number of slot machines the tribes are allowed to operate has increased as a result of many new or amended compacts the tribes have entered into with the State of California.

Increased competition from Native American gaming, including increases in competition attributable to additional gaming licenses being granted to Native American tribes and expanded Native American gaming operations in northern California, may result in a decline in the Debtors’ revenues and have a material adverse effect on the Debtors’ business. While the Debtors cannot predict the precise extent of any future effects, they could be significant.

5.             The Debtors’ Business is Sensitive to Reductions in Discretionary Consumer Spending and May Be Affected by General Economic Conditions

Consumer demand for casino hotel properties, such as ours, is particularly sensitive to downturns in the economy and the associated impact on discretionary spending on leisure activities. Any adverse change in general economic conditions, such as the current economic downturn, can adversely affect consumer spending, which can have a negative impact on the Debtors’ ability to generate revenues from the Debtors’ operations. Increases in gasoline prices, including increases prompted by global political and economic instabilities, can adversely affect the Debtors’ operations because most of the Debtors’ patrons travel to Reno by car or on airlines that may pass on increases in fuel costs to their passengers in the form of higher ticket prices. The Debtors are also a large consumer of electricity. Consequently, an increase in the cost of electric power increases the Debtors’ operating costs and, depending on the extent of any increase, could adversely affect the Debtors’ results of operations.

The current global, national and regional economic downturn, including the housing crisis, credit crisis, lower consumer confidence, and other related factors which impact discretionary consumer spending and other economic activities that have direct effects on the Debtors’ business, have resulted in a decline in the tourism industry that has adversely impacted the Debtors’ operations. The Debtors cannot be sure how long these factors will continue to impact the Debtors’ operations in the future or the extent of the impact.

6.             Energy and Fuel Price Increases May Adversely Affect the Debtors’ Business and Results of Operations

The Debtors use significant amounts of electricity, natural gas and other forms of energy. An increase in the cost of any source of energy may negatively affect the Debtors’ results of operations. In addition, energy and fuel price increases could negatively impact the Debtors’ business and results of operations by causing a decrease in visitation to the Debtors’ properties, including by making it difficult for potential patrons to travel to the Debtors’ properties, or by causing patrons who do visit the Debtors’ properties to decrease their spending, including due to reductions in disposable income as a result of escalating energy and fuel prices.

7.             The Debtors Are Entirely Dependent on Silver Legacy for All of Their Revenues and Are Therefore Subject to Greater Risks Than a Gaming Company That is Geographically or Otherwise Diversified

The Debtors are entirely dependent upon Silver Legacy for all of the Debtors’ revenues. Therefore, the Debtors are subject to greater degrees of risk than a gaming company that is geographically or otherwise diverse. The risks to which the Debtors have a greater degree of exposure include the following:

•      local economic and competitive conditions;

•      inaccessibility due to weather conditions, road construction or closure of primary access routes;

•      changes in local and state governmental laws and regulations, including gaming laws and regulations;

•      natural and other disasters, including acts of terrorism and global geopolitical events that impact leisure and business travel and discretionary consumer spending;

•      a decline in the number of residents near, or visitors to, Silver Legacy; and

•      a decrease in gaming activities at Silver Legacy.

Any of the factors outlined above could adversely affect the Debtors’ business, financial condition and results of operations, as well as the Debtors’ ability to generate sufficient cash flow to make payments on the New First Lien Term Loan facility, the New Second Lien Notes, the Mortgage Notes, or the Cram-Down Notes, as applicable, and may adversely affect our ability to restructure.

8.             The Hotel-Casinos in the Reno Market Have Been Subject to Seasonal Variations and Quarterly Fluctuations in Operating Results and Such Variations and Fluctuations Are Expected in the Future

Historically, hotel-casino operations in the Reno market, including Silver Legacy, have been subject to seasonal variations. Traditionally, the strongest operating results have occurred in the second and third quarters and the weakest results have occurred during the period from November through February when weather conditions adversely affected operating results. Excessive snowfall during the winter months can make travel to the Reno area more difficult. This often results in significant declines in traffic on major highways, particularly on routes to and from northern California, and causes a downturn in customer volume. Furthermore, the Debtors’ management believes that approximately two-thirds of visitors to the Reno market arrive by some form of ground transportation. Therefore, even normal winter weather may cause the Debtors’ revenues and cash flows to be adversely affected.

The Debtors expect the highest level of customer visits to occur during the summer months, because of the more favorable weather conditions. A poor summer season due to any reason, including events outside the Debtors’ control, would adversely affect the Debtors’ business. Congestion on the roads leading to Reno, common during the peak summer season, holidays and other times, may discourage potential customers from traveling to the Debtors’ hotel-casino, particularly if road construction is in process.

9.             Security Concerns, Terrorist Attacks, and Other Geopolitical Events Could Have Adverse Effects on the Debtors’ Operations

Security concerns, terrorist attacks and other geopolitical events can have a material adverse effect on leisure and business travel, discretionary spending and other areas of economic behavior that directly impact the gaming and entertainment industries in general and the Debtors’ business in particular. The Debtors cannot predict the extent to which any future security alerts, terrorist attacks or other geopolitical events might impact the Debtors’ business, results of operations or financial condition.

10.           The Hotel-Casinos in the Reno Market Are Highly Dependent on Surrounding Market Areas

Management believes that visitors from California, Washington and Oregon account for approximately two-thirds of the visitors to the Reno market. The Debtors are primarily dependent upon the gaming activities of customers visiting the Reno market from these areas for the Debtors’ revenues. A decline in the economies of any one or more of these areas, such as the economic decline in each of these states associated with the current downturn, or a decline in the number of gaming customers traveling to Reno from these areas for any reason, including increased competition, such as card clubs and Native American gaming in California, Washington and Oregon, could have a material adverse effect on the Debtors’ business, results of operations and financial condition.

11.           Significant Conflicts of Interest May Arise in the Performance of the Duties of the Members of The Debtors’ Executive Committee and Executive Officers

Silver Legacy is situated between the Circus Circus Reno, which is wholly-owned by MGM Resorts International, and the Eldorado Hotel & Casino, which is wholly-owned by Eldorado Resorts LLC. The Debtors’ partners are a wholly-owned subsidiary of MGM Resorts International and a 96%-owned subsidiary of Eldorado Resorts LLC, and their respective personnel who participate in decisions that affect Silver Legacy may be deemed to be in a conflict of interest position, to the extent they participate in decisions relating to Silver Legacy that affect, or may be perceived to affect, the Circus Circus Reno and/or the Eldorado Hotel & Casino. The potential for these conflicts of interest may be exacerbated by the design of Silver Legacy, which connects its casino and core entertainment center with the Circus and Eldorado properties by enclosed skyways.

Each member of the executive committee of the Joint Venture is currently an employee of, and/or holds an executive position with, MGM Resorts International or Eldorado Resorts LLC or one of their respective affiliates, and the majority of the Debtors’ executive officers had a similar relationship before assuming his present position with the  Joint Venture. Accordingly, these individuals may be deemed to be in a conflict of interest position with respect to business decisions they make that affect, or may be perceived to affect, the Circus or Eldorado properties. Furthermore, a conflict of interest may be deemed to exist by reason of the access any of these individuals has to information or business opportunities that may be useful to the Eldorado or Circus properties. No specific procedures for resolving these conflicts of interest have been developed and there can be no assurance that effective procedures for addressing these matters can be developed.

12.           The Debtors Are Subject to Extensive State and Local Regulation, and Licensing and Gaming Authorities Have Significant Control Over the Debtors’ Operations, Which Could Adversely Affect the Debtors’ Business

The ownership and operation of casino gaming facilities are subject to extensive state and local regulation. The Joint Venture currently holds all state and local licenses and related approvals necessary to conduct its present gaming operations. The Joint Venture is required by the State of Nevada, as well as the applicable local authorities, to comply with all applicable gaming laws and regulations and to maintain its various licenses and registrations, findings of suitability, permits and approvals in good standing. The gaming authorities in Nevada may deny, limit, condition, suspend or revoke a gaming license or related approval for violations of applicable gaming laws and regulations and may impose substantial fines and take other actions, any one of which could have a significant adverse effect on the Debtors’ business, financial condition, and results of operations. If additional gaming laws or regulations are adopted, these regulations could impose restrictions or costs that could have a significant adverse effect on the Debtors.

The Nevada Gaming Commission may, in its discretion, require the holder of any securities that the Debtors issue, including the Mortgage Notes, the New Second Lien Notes and the Cram-Down Notes, to file applications, be investigated, and be found suitable to own the Debtors’ securities if it has reason to believe that the security ownership would be inconsistent with the declared policies of the State of Nevada. Further, the costs of any investigation conducted by the Nevada Gaming Commission under these circumstances must be paid by the applicant and refusal or failure to pay these charges may constitute grounds for a finding that the applicant is unsuitable to own the securities. If the Nevada Gaming Commission determines that a person is unsuitable to own the Debtors’ securities, then, under the Nevada Gaming Control Act and the regulations promulgated under this Act, the Debtors can be sanctioned, including the loss of the Debtors’ approvals, if, without the prior approval of the Nevada Gaming Commission, the Debtors:

•      pay to the unsuitable person any dividend, interest or any distribution whatsoever;

•      recognize any voting right by the unsuitable person in connection with the securities;

•      pay the unsuitable person remuneration in any form; or

•      make any payment to the unsuitable person including any principal, redemption, conversion, exchange, liquidation or similar payment.

The Debtors may not make a public offering of the Debtors’ securities without prior approval of the Nevada Gaming Commission if the Debtors intend to use the securities or proceeds from the offering to:

•      construct, acquire or finance gaming properties in Nevada; or

•      retire or extend obligations incurred for these purposes or for similar transactions.

If the Nevada gaming authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, the Debtors would have to sever all relationships with that person. Furthermore, the Nevada Gaming Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Either result could materially adversely affect the Debtors’ gaming operations.

13.           The Debtors Are Subject to Extensive Federal, State and Local Environmental Laws and Regulations, Which Creates Uncertainty Regarding Future Environmental Expenditures and Liabilities

The Debtors have incurred and may continue to incur costs to comply with extensive federal, state and local environmental laws and regulations, such as those relating to discharges into the air, water and land, the handling and disposal of, and exposure to, solid and hazardous waste, and the cleanup of properties affected by hazardous substances, as well as the impacts of developments on wetlands. Violation of such laws and regulations could lead to substantial civil and criminal penalties. Under certain environmental laws and regulations, the Debtors, as an owner of the property on which Silver Legacy is situated, may be required to investigate and clean up hazardous or toxic substances or chemical releases at that property. As an owner or operator, the Debtors could also be held responsible to a governmental entity or third parties for property damage, personal injury and for investigation and cleanup costs incurred by them in connection with any such contamination. Environmental laws can impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants and the liability under these laws has been interpreted to be joint and several. The costs of investigation, remediation or removal of such contaminants may be substantial, and the presence of such contaminants, or the failure to remediate, may adversely affect the Debtors’ ability to rent or otherwise utilize the Debtors’ property. The Debtors do not have environmental liability insurance to cover these events. While the Debtors believe that the future cost of compliance with environmental laws and regulations and liabilities associated with the Debtors’ operations will not have a material adverse effect on the Debtors’ business, the Debtors cannot assure you that future events, such as new or more stringent environmental laws and regulations, the discovery of currently unknown environmental conditions and any related damages claims, would not require us to incur additional costs that could have a material adverse effect on the Debtors’ financial results.

Petroleum and chlorinated solvent contamination of soil and groundwater is known to exist at and in the vicinity of the Silver Legacy. The Debtors are required to pay assessments averaging approximately $20,000 annually in contribution to a Washoe County special assessment district which is undertaking community wide remediation of groundwater solvent contamination. These assessments may increase in the future. State law exempts property owners who did not cause or contribute to the solvent contamination from civil and criminal liability for the cost of remediation and any related damages, except to the extent of unpaid assessments. This provision would not be effective to shield us from liability under federal laws.

The possibility exists that additional contamination, as yet unknown, may exist on the Silver Legacy site. Although the Debtors believe that any remaining contamination arose from activities of prior owners or occupants, or from offsite sources and not as a result of any of the Debtors’ actions or operations, the Debtors cannot make any assurances that the Debtors will not incur expenditures for environmental investigations or remediation in the future.

14.           An Earthquake or Other Natural Disaster Could Adversely Affect the Debtors’ Business

The Reno area has been, and may in the future be, subject to earthquakes and other natural disasters. Depending upon the magnitude and location of such an event, Silver Legacy could be severely damaged, which could adversely affect the Debtors’ business and operations. The Debtors currently maintain earthquake and flood insurance for Silver Legacy and the resulting business interruption.  However, there is no assurance that the Debtors’ coverage will be sufficient if there is a major earthquake. In addition, upon the expiration of the Debtors’ current policies, which expire in July 2012, the Debtors cannot assure that adequate coverage will be available at economically justifiable rates, if at all.

15.           The Debtors Rely on Key Personnel

The Debtors’ future success will depend upon, among other things, the Debtors’ ability to keep the Debtors’ senior executives and highly qualified employees. The Debtors compete with other potential employers for employees, and the Debtors may not succeed in hiring or retaining the executives and other employees that the Debtors need. The Debtors do not have employment contracts with any of the Debtors’ senior executives and the Debtors do not maintain key-man insurance policies for any of the Debtors’ executives. A sudden loss of or inability to replace key employees could have a material adverse effect on the Debtors’ business, financial condition and results of operation

16.           The Debtors May Face Difficulties in Attracting and Retaining Qualified Employees For Their Casino

The operation of the Debtors’ business requires qualified executives, managers and skilled employees with gaming industry experience and qualifications who are able to obtain the requisite licenses and approval from the Nevada Gaming Commission. While not currently the case, there has from time to time been a shortage of skilled labor in the Reno area. In addition to limitations that may otherwise exist in the supply of skilled labor, the continued growth of Native American gaming in northern California may make it more difficult for us to attract qualified individuals. While the Debtors believe that Silver Legacy will continue to be able to attract and retain qualified employees, shortages of skilled labor will make it increasingly difficult and expensive to attract and retain the services of a satisfactory number of qualified employees, and the Debtors may incur higher costs than expected as a result

17.           The Debtors Are or May Become Involved in Legal Proceedings That, If Adversely Adjudicated or Settled, Could Impact Their Business and Financial Condition

From time to time, the Debtors are named in lawsuits or other legal proceedings relating to the Debtors’ business. In particular, the nature of the Debtors’ business subjects us to the risk of lawsuits filed by customers, past and present employees, competitors, business partners and others in the ordinary course of business. As with all legal proceedings, no assurances can be given as to the outcome of these matters. Moreover, legal proceedings can be expensive and time consuming, and the Debtors may not be successful in defending or prosecuting these lawsuits, which could result in settlements or damages that could significantly impact the Debtors’ business, financial condition and results of operations

18.           The Volatility and Disruption of the Capital and Credit Markets and Adverse Changes in the U.S. and Global Economies May Negatively Impact the Debtors’ Revenues and Ability to Access Financing

During the recent years, a confluence of many factors has contributed to diminished expectations for the U.S. economy and increased market volatility for publicly traded securities, including the common shares and notes issued by publicly owned companies. These factors include the availability and cost of credit, declining business and consumer confidence and increased unemployment. These conditions have combined to create an unprecedented level of market volatility, which the Debtors believe has influenced the price of the Debtors’ debt securities. These economic conditions have also affected lenders who provide capital that the Debtors use to support elements of the Debtors’ business strategy.

Further, if adverse regional and national economic conditions persist or worsen, the Debtors could experience material decreases in revenues from the Debtors’ operations attributable to decreases in consumer spending levels and could fail to satisfy covenants imposed by the Debtors’ existing debt agreements

C.            Risks Related to the Debtors’ Post-Effective Date Capital Structure

1.             The Debtors’ substantial post-Effective Date indebtedness could adversely affect the Debtors’ financial results and prevent the Debtors from fulfilling their obligations under the New First Lien Credit Agreement and the New Second Lien Notes or the Cram-Down Notes, as applicable

The Reorganized Debtors will have a significant amount of indebtedness upon the Effective Date of the Plan, whether in the form of the New First Lien Term Loan and the New Second Lien Notes if Class 3 Acceptance occurs, or, in the form of the Cram-Down Notes if the Class Acceptance does not occur.  The amount of the Reorganized Debtors’ total long-term funded indebtedness, after giving pro forma effect to the transactions contemplated under the Plan would be approximately $112.5 million if Class 3 Acceptance occurs and $131.6 million if Class 3 Acceptance does not occur.  The Reorganized Debtors’ significant indebtedness could have important consequences to you, such as:

•      limiting the Reorganized Debtors’ ability to satisfy their obligations with respect to the New Second Lien Notes and or the Cram-Down Notes, as applicable;

•      limiting the Reorganized Debtors’ ability to obtain additional financing to fund the Reorganized Debtors’ working capital requirements, capital expenditures, debt service, general corporate or other obligations, including the Reorganized Debtors’ obligations with respect to the New Second Lien Notes and or the Cram-Down Notes, as applicable;

•      limiting the Reorganized Debtors’ ability to use operating cash flow in other areas of their business because they must dedicate a significant portion of these funds to principal and/or interest payments on the Reorganized Debtors’ indebtedness;

•      causing the Reorganized Debtors’ failure to comply with the financial and restrictive covenants contained in the agreements evidencing the New First Lien Term Loan, the New Second Lien Notes or the Cram-Down Notes, as applicable, which could cause a default under those instruments and which, if not cured or waived, could have a material adverse effect on the Reorganized Debtors;

•      placing the Reorganized Debtors at a competitive disadvantage to their competitors who are not as highly leveraged;

•      affecting the Reorganized Debtors’ ability to renew gaming and other licenses necessary to conduct their business; and

•      increasing the Reorganized Debtors’ vulnerability to, and limiting the Reorganized Debtors’ ability to react to, changing market conditions, changes in their industry and economic downturns.

If the Reorganized Debtors do not generate sufficient cash from our operations to make scheduled payments on the New First Lien Term Loan, the New Second Lien Notes or the Cram-Down Notes, as applicable, or to meet our other obligations, the Reorganized Debtors will need to take one or more actions including the refinancing of their debt, obtaining additional financing, selling assets, obtaining additional equity capital, or reducing or delaying capital expenditures, and the Reorganized Debtors’ ability to take one or more of these actions may be limited by the financial and other restrictive covenants contained in the agreements and indenture governing their indebtedness. The Reorganized Debtors cannot assure you that their business will generate cash flow or that they will be able to obtain funding sufficient to satisfy their debt service requirements.

2.             The Credit Agreement governing the New First Lien Term Loan, the Indenture governing the New Second Lien Notes or the Indenture Governing the Cram-Down Notes, as applicable, will contain covenants that will restrict the Reorganized Debtors’ ability to engage in certain transactions

The New First Lien Credit Agreement, the New Second Lien Indenture and the Cram-Down Indenture, as applicable, will impose operating and financial restrictions on the Reorganized Debtors. The restrictions that will be imposed under the indenture may include, among other things, limitations on the Reorganized Debtors’ ability to:

•      incur additional debt;

•      create liens or other encumbrances;

•      pay dividends or make other restricted payments;

•      prepay subordinated indebtedness;

•      make investments, loans or other guarantees;

•      sell or otherwise dispose of a portion of the Reorganized Debtors’ assets;

•      enter into certain types of transactions with affiliates;

•      make capital expenditures; or

•      make acquisitions or merge or consolidate with another entity.

In addition, the Reorganized Debtors may be subject to additional covenants, including requirements to comply with specified financial metrics pursuant to the New First Lien Credit Agreement. The Reorganized Debtors’ ability to comply with these provisions may be affected by general economic conditions, industry conditions and other events beyond the Reorganized Debtors’ control. The Reorganized Debtors cannot assure you that they will be able to comply with these covenants. If the Reorganized Debtors fail to comply with the covenants or other restrictions contained in the New Second Lien Indenture or the Cram-Down Indenture or any future financing agreements, an event of default could occur. An event of default could result in acceleration of some or all of the Reorganized Debtors’ indebtedness and the inability to borrow additional funds. The Reorganized Debtors would not have, and are not certain they would be able to obtain, sufficient funds to repay their indebtedness if it is accelerated, including the Reorganized Debtors’ payments on the New Second Lien Notes or the Cram-Down Notes, as applicable.

3.             Servicing the Reorganized Debtors’ debt will require a significant amount of cash, and the Reorganized Debtors’ ability to generate sufficient cash will depend on many factors, some of which are beyond their control

The Reorganized Debtors’ ability to make payments on and refinance their indebtedness and to fund their capital expenditures will depend on their ability to generate cash flow and secure financing in the future. The Reorganized Debtors’ ability to generate cash flow will depend upon:

•      the Reorganized Debtors’ future operating performance;

•      the demand for services the Reorganized Debtors provide;

•      general economic conditions;

•      competition; and

•      legislative and regulatory factors affecting the Reorganized Debtors’ operations and business.

Some of these factors are beyond the Reorganized Debtors’ control. The Reorganized Debtors cannot assure you that their business will generate cash flow from operations or that the Reorganized Debtors will have the ability to make future borrowings in an amount sufficient to fund their liquidity needs. As a result, the Reorganized Debtors may need to refinance all or a portion of their indebtedness, including the New Second Lien Notes or the Cram-Down Notes, as applicable, on or before maturity. The Reorganized Debtors cannot assure you that they will be able to refinance any of their indebtedness on favorable terms, or at all. Any inability to generate sufficient cash flow or refinance our indebtedness on favorable terms could have a material adverse effect on the Reorganized Debtors’ financial condition.

4.             The Reorganized Debtors may not have access to other capital resources to fund their liquidity needs

The New First Lien Credit Agreement and the New Second Lien Indenture will limit the Reorganized Debtors’ ability to incur additional debt.  There is no assurance that cash generated from the Reorganized Debtors’ operations will be sufficient to finance our capital projects or otherwise fund our liquidity needs.

If the Reorganized Debtors’ future cash flows from operations and other capital resources are insufficient to finance their capital projects or otherwise fund their liquidity needs, the Reorganized Debtors may be forced to:

•      reduce or delay their business activities and capital expenditures;

•      sell assets;

•      obtain additional debt or equity capital; or

•      restructure or refinance all or a portion of their debt, including the New Second Lien Notes or the Cram-Down Notes, as applicable, on or before maturity.

The Reorganized Debtors cannot assure you that their cash on hand and cash flow from operations will be sufficient to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of the Reorganized Debtors’ debt, including the New First Lien Credit Agreement, the New Second Lien Notes and the Cram-Down Notes, as applicable, will limit the Reorganized Debtors’ ability to pursue any of these alternatives.

5.             The Reorganized Debtors’ partnership agreement contains a buy-sell provision which, if exercised by either of the Partners, could adversely affect the Reorganized Debtors’ management and operations

The JV Agreement contains a buy-sell provision pursuant to which either of the Partners may elect to offer to purchase the entire interest of the other Partner. If either Partner makes such an offer, the JV Agreement requires the other Partner to either sell its partnership interest or purchase the partnership interest of the offering Partner, in each case at the price proposed by the offering Partner. An election by either of the Reorganized Debtors’ Partners to exercise its buy-sell right, which would result in the buy-out of one of the Partners, could adversely affect the continuity of the Reorganized Debtors’ management as well as any existing affiliate arrangements and agreements with the Partner who would be bought out.

6.             Debtor SLCC does not have any operations or assets and does not have any revenues

SLCC is a wholly-owned subsidiary of the Joint Venture.  SLCC exists for the sole purpose of serving as a co-issuer of the Mortgage Notes.  As such, it does not have any operations, assets or revenues.

Consequently, the holders of the New Second Lien Notes or the Cram-Down Notes, as applicable, should not expect SLCC to participate in servicing the principal, interest, premium or any other payment obligations on the New Second Lien Notes or the Cram-Down Notes, as applicable, or the Reorganized Debtors’ other obligations. The Reorganized Debtors’ only source of cash to make interest payments on the New Second Lien Notes or the Cram-Down Notes, as applicable, and pay the Reorganized Debtors’ other obligations and to repay the principal amount of these obligations, including the New Second Lien Notes or the Cram-Down Notes, as applicable, will be the cash that the Reorganized Debtors generate from their operations and their borrowings.

D.            Risks Related to the New First Lien Term Loan, the New Second Lien Notes and the Cram-Down Notes

1.             In the event the Debtors default on the payment of the New First Lien Term Loan, the New Second Lien Notes or Cram-Down Notes, any resulting foreclosure sale of Silver Legacy may be hindered by applicable gaming laws and regulations or by bankruptcy laws

The New First Lien Term Loan, New Second Lien Notes or Cram-Down Notes will be secured by a lien on Silver Legacy and other related assets, constituting substantially all of the Reorganized Debtors’ existing and future assets, other than certain excluded assets, including certain licenses that may not be pledged under applicable law.  In any foreclosure sale of Silver Legacy or the gaming equipment constituting collateral securing the New First Lien Term Loan, New Second Lien Notes or Cram-Down Notes, the purchaser or the operator of the facility and/or such gaming equipment would need to be licensed in order to operate the facility under the Nevada gaming laws and regulations.  If the trustee is unable, or chooses not to sell Silver Legacy, the trustee would not be permitted to continue gaming operations at Silver Legacy unless it retained an entity licensed under the Nevada gaming laws in order to conduct gaming operations at the facility.  Because potential bidders who wish to operate the facility as a casino must satisfy these requirements, the number of potential bidders in a foreclosure sale could be less than in foreclosures of other types of facilities and these requirements might delay the sale of, and adversely affect the sales price for Silver Legacy.  The ability to take possession and dispose of the collateral securing the New First Lien Term Loan, New Second Lien Notes or Cram-Down Notes upon acceleration of the New First Lien Term Loan, New Second Lien Notes or Cram-Down Notes is likely to be significantly impaired or delayed by applicable bankruptcy law if a bankruptcy case is commenced by or against the Reorganized Debtors prior to a taking of possession or disposition of the collateral securing the New First Lien Term Loan, New Second Lien Notes or Cram-Down Notes by the agent or trustee for the benefit of the holders of the New First Lien Term Loan, New Second Lien Notes or Cram-Down Notes.  If the liens that secure the New First Lien Term Loan, New Second Lien Notes or Cram-Down Notes are held to be invalid or unenforceable or are limited in accordance with their terms, the New First Lien Term Loan, New Second Lien Notes or Cram-Down Notes will be unsecured.

2.             The New Second Lien Notes will effectively be subordinate to the New First Lien Credit Agreement and the New Second Lien Notes or Cram-Down Notes will effectively be subordinate to any other debt secured by permitted prior liens to the extent of the property securing that indebtedness and in the event of a default and foreclosure, there may not be sufficient collateral available to satisfy the Reorganized Debtors’ obligations under the New First Lien Credit Agreement, if any, such other indebtedness and the New Second Lien Notes or Cram-Down Notes

The New Second Lien Notes or Cram-Down Notes will be secured by a lien on Silver Legacy and other related assets, constituting most of the Reorganized Debtors’ assets.  The liens securing the New Second Lien Notes will be subordinate to the liens securing the New First Lien Credit Agreement and the New Second Lien Notes and the Cram-Down Notes will be subordinate to other permitted prior liens.  In the event there is a default and foreclosure on the collateral, the proceeds from the sale of collateral may not be sufficient to satisfy the Reorganized Debtors’ obligations under the New Second Lien Notes or Cram-Down Notes.  This is because proceeds from the sale of the collateral would be distributed first to satisfy the Reorganized Debtors’ outstanding obligations under the New First Lien Credit Agreement, if any, and other obligations which, in the case of proceeds from collateral, are secured by priority liens before they would be available for payment of amounts then due and payable under the New Second Lien Notes or Cram-Down Notes and other obligations secured by parity liens, if any.  As a result, in the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Debtors cannot assure you that the proceeds from any sale or liquidation of the collateral or any of the other assets or value of the Reorganized Debtors’ business will be sufficient to pay the obligations due under the New Second Lien Notes or Cram-Down Notes.  The holders of the New Second Lien Notes will not receive any proceeds from the sale of collateral unless and until all indebtedness under the New First Lien Credit Agreement and the holders of the New Second Lien Notes or the Cram-Down Notes will not receive any proceeds from the sale of collateral unless and until other debt secured by permitted prior liens, to the extent of the value of collateral securing such debts, are repaid in full.

In the event that a bankruptcy case is commenced by or against the Reorganized Debtors, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the New Second Lien Notes or Cram-Down Notes and any other senior secured obligations, interest may cease to accrue on the New Second Lien Notes or Cram-Down Notes from and after the date the bankruptcy petition is filed.

The Debtors cannot assure you of the value of the collateral or that the net proceeds received upon a sale of the collateral would be sufficient to repay all amounts due on the New First Lien Credit Agreement, if any, any additional secured debt that may be outstanding at that time and the New Second Lien Notes or Cram-Down Notes following a foreclosure upon the collateral (and any payments in respect of prior liens) or a liquidation of the Reorganized Debtors’ assets that may grant these security interests.  The value of the collateral will depend on the actual fair market value of the collateral at such time, market and economic conditions, the timing and the manner of the sale, the availability of buyers and other factors.  In addition, courts could limit recoverability with respect to the collateral if they apply laws of a jurisdiction other than the State of New York to a proceeding and deem a portion of the interest claim usurious in violation of applicable public policy.  By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value.  Likewise, the Debtors cannot assure you that the collateral will be saleable or, if saleable, that there will not be substantial delays in its liquidation. To the extent that liens, rights and easements granted to third parties encumber assets located on property owned by the Reorganized Debtors or constitute senior, pari passu or subordinate liens on the collateral, those third parties have or may exercise rights and remedies with respect to the property subject to such encumbrances (including rights to require marshalling of assets) that could adversely affect the value of the collateral located at a particular site and the ability of the collateral trustee to realize or foreclose on the collateral at that site.  As a result, liquidating the collateral securing the New Second Lien Notes or Cram-Down Notes may not produce proceeds in an amount sufficient to pay any amounts due on the New First Lien Credit Agreement, if any, any additional secured debt that may be outstanding at that time and the New Second Lien Notes or Cram-Down Notes.

3.             The intercreditor agreement could subject the holders of the New Second Lien Notes to certain risks including the inability of the holders of the New Second Lien Notes to control decisions regarding the collateral

The trustee under the indenture governing the New Second Lien Notes will enter into a intercreditor agreement amongst it, the administrative agent under the New First Lien Credit Agreement, the collateral trustee and the Reorganized Debtors. The intercreditor  agreement will provide for the allocation of rights among the collateral trustee, trustee and administrative agent under the New First Lien Credit Agreement with respect to their respective interests in the collateral, and the enforcement of those related provisions. Until the indebtedness under the New First Lien Credit Agreement, including any permitted refinancings and all other debt secured by a priority lien, has been satisfied in full, the lenders thereunder will have the exclusive right to determine the circumstances and manner in which the collateral securing the New Second Lien Notes and the New First Lien Credit Agreement may be disposed of. As a result, the lenders under the New First Lien Credit Agreement may take actions with respect to the collateral securing the New Second Lien Notes which holders of the New Second Lien Notes may disagree with or which may be contrary to the best interest of the holders of the Notes. This includes, without limitation, the right to determine whether to foreclose on the collateral and when and at what price to sell the collateral following an event of default under the New Second Lien Notes or the New First Lien Credit Agreement.

4.             The collateral securing the New Second Lien Notes or Cram-Down Notes may be subject to other security interests

The indenture governing the New Second Lien Notes will permit liens in addition to those that would be permitted under the New First Lien Credit Agreement and any permitted refinancing of that facility, including additional debt secured by priority liens. Furthermore, landlords’, warehousemens’ and materialmens’ liens and some tax liens and liens of some lenders, such as purchase money lenders, may, as a matter of law, have priority over the liens granted in the collateral to the collateral trustee in respect the New Second Lien Notes or Cram-Down Notes.  The Debtors cannot assure you that the collateral is not and will not become subject to other security rights which will have priority over the security rights granted to the collateral trustee for the benefit of the holders of the New Second Lien Notes or Cram-Down Notes.

In addition, certain categories of assets will be excluded from the collateral securing the New Second Lien Notes or Cram-Down Notes.  Excluded assets include the Reorganized Debtors’ gaming licenses, certain real property the Reorganized Debtors may lease, and motor vehicles that the Reorganized Debtors may own, and assets subject to, or interests in, contracts the terms of which prohibit granting liens thereof.  If an event of default occurs and the New Second Lien Notes or Cram-Down Notes are accelerated, the New Second Lien Notes or Cram-Down Notes will rank equally with the holders of other senior unsecured indebtedness of the relevant entity with respect to such excluded property.

5.             The liens encumbering the collateral securing the New Second Lien Notes or Cram-Down Notes may be eliminated if the liens securing the Reorganized Debtors’ credit facilities or other debt secured by permitted priority liens are foreclosed upon

Pursuant to the indenture and the collateral trust agreement, the collateral securing the New Second Lien Notes or Cram-Down Notes may be subject to liens that have priority over the liens encumbering such collateral for the benefit of the holders of the New Second Lien Notes or Cram-Down Notes. The creditors holding such permitted liens will be permitted to foreclose upon such collateral before the corresponding liens upon such collateral securing the New Second Lien Notes or Cram-Down Notes are foreclosed and, upon such foreclosure, the liens securing the New Second Lien Notes or Cram-Down Notes upon such collateral will be terminated and any excess proceeds remaining after the payment of priority lien obligations and obligations secured by permitted prior liens would be applied to repay the New Second Lien Notes or Cram-Down Notes only to the extent that the New Second Lien Notes or Cram-Down Notes have become due and payable at such time.  Furthermore, because much of the Reorganized Debtors’ gaming equipment is subject to liens by vendors, the loss of such collateral could limit the Reorganized Debtors’ ability to continue operations. To prevent foreclosure, the Reorganized Debtors may be motivated to commence voluntary bankruptcy proceedings, or the holders of the New Second Lien Notes or Cram-Down Notes and/or various other interested persons may be motivated to institute bankruptcy proceedings against the Reorganized Debtors. The commencement of such bankruptcy proceedings would expose the holders of the New Second Lien Notes or Cram-Down Notes to additional risks, including additional restrictions on exercising rights against collateral. The collateral trustee will agree not to challenge the validity, enforceability or priority of liens on any collateral granted to any lender that is a party to the collateral trust agreement.

6.             The collateral securing the New Second Lien Notes or Cram-Down Notes may be diluted under certain circumstances

The indenture governing the New Second Lien Notes or Cram-Down Notes will and the credit agreement governing the New First Lien Credit Agreement, if any, is expected to permit, under certain circumstances, the issuance of additional senior secured indebtedness, including additional borrowings under the New First Lien Credit Agreement, if any.

Any additional notes issued under the indenture governing the New Second Lien Notes or Cram-Down Notes or other additional priority lien debt would be guaranteed by the same guarantors and would have the same security interests, with the same priority, as currently secure the New Second Lien Notes or Cram-Down Notes. As a result, the collateral securing the New Second Lien Notes or Cram-Down Notes would also secure any such additional notes or priority lien debt, and an issuance of such additional notes or priority lien debt would dilute the value of the collateral compared to the aggregate principal amount of New Second Lien Notes or Cram-Down Notes issued.

7.             A financial failure by the Reorganized Debtors may hinder the receipt of payment on the New Second Lien Notes or Cram-Down Notes

If the Reorganized Debtors become a debtor subject to insolvency proceedings under the United States Federal Bankruptcy Code, it is likely to result in delays in the payment of the New Second Lien Notes or Cram-Down Notes and in the exercise of enforcement remedies under the New Second Lien Notes or Cram-Down Notes. Provisions under the United States Federal Bankruptcy Code or general principles of equity that could result in the impairment of your rights include the automatic stay, voidance of preferential transfers by a trustee or debtor-in-possession, substantive consolidation, limitations on collectability of unmatured interest or attorneys’ fees and forced restructuring of the New Second Lien Notes or Cram-Down Notes.

8.             In the event of a bankruptcy, the ability of the holders of the New Second Lien Notes or Cram-Down Notes to realize upon the collateral will be subject to certain bankruptcy law limitations

The ability of holders of the New Second Lien Notes or Cram-Down Notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of a bankruptcy. Under applicable federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor in a bankruptcy case, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but is intended in general to protect the value of the secured creditor’s interest in the collateral as measured at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the presiding court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, the Debtors cannot predict whether payments under the New Second Lien Notes or Cram-Down Notes would be made following commencement of and during a bankruptcy case, whether or when the collateral trustee could foreclose upon or sell the collateral or whether or to what extent holders of New Second Lien Notes or Cram-Down Notes would be compensated for any delay in payment or loss of value of the collateral through the provision of “adequate protection.”

9.             The Partners will not be required to make any payments on the New Second Lien Notes or Cram-Down Notes or to make any other payments or equity contributions to or for the Reorganized Debtors’ operations

The Reorganized Debtors’ obligations under the New Second Lien Notes or Cram-Down Notes will be non-recourse to the Partners. Accordingly, Eldorado Limited Liability Company and Galleon, Inc. will not be liable for the Reorganized Debtors’ obligations other than with respect to their pledges of their interests in the Reorganized Debtors.  Following the issuance of the New Second Lien Notes or Cram-Down Notes, the entities that own the Partners, Eldorado Resorts LLC and MGM Resorts International, will have no legal obligation to supply any additional funding to the Reorganized Debtors if the Reorganized Debtors’ revenues or other financings are insufficient to support the Reorganized Debtors’ continuing operations or to fund the Reorganized Debtors’ obligations, including the Reorganized Debtors’ obligations under the New Second Lien Notes or Cram-Down Notes.

10.           Federal and state statutes allow courts, under specific circumstances, to void Guarantees and require holders of the New Second Lien Notes or Cram-Down Notes to return payments received from any Guarantors

Unless designated as an unrestricted subsidiary in accordance with the terms of the indenture governing the New Second Lien Notes or Cram-Down Notes, each and any domestic subsidiary that the Reorganized Debtors form or acquire (other than certain immaterial subsidiaries) (each, a “Guarantor”) will be required to guarantee the New Second Lien Notes or Cram-Down Notes (a “Guarantee”). Although such Guarantees would provide you with a direct claim against such Guarantors, under the United States Federal Bankruptcy Code and comparable provisions of state fraudulent transfer laws, a Guarantee could be voided or claims in respect of a Guarantee could be subordinated to all other debts of that Guarantor. A court might do so if it found that when such Guarantor entered into its Guarantee or, in some states, when payments became due under the Guarantee, such Guarantor received less than reasonably equivalent value or fair consideration and either:

•              was insolvent or rendered insolvent by reason of the incurrence;

•              was engaged in a business or transaction for which such Guarantor’s remaining assets constituted unreasonably small capital; or

•              intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature.

The court might also void (i.e., cancel) a Guarantee, without regard to the above factors, if the court found that a Guarantor entered into its Guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a Guarantor did not receive reasonably equivalent value or fair consideration for its Guarantee if such Guarantor did not substantially benefit directly or indirectly from the issuance of the New Second Lien Notes or Cram-Down Notes. If a court were to void a Guarantee, holders of the New Second Lien Notes or Cram-Down Notes would no longer have a claim against such Guarantor. Sufficient funds to repay the New Second Lien Notes or Cram-Down Notes may not be available from other sources, including the remaining Guarantors, if any. In addition, the court might direct holders of the New Second Lien Notes or Cram-Down Notes to repay any amounts that they already received from such Guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Guarantor would be considered insolvent if:

•              the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•              the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•              it could not pay its debts as they become due.

A Guarantee would contain a provision intended to limit such Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its Guarantee to be a fraudulent transfer. This provision may not be effective to protect such Guarantee from being voided under fraudulent transfer law.

11.           Unrestricted subsidiaries that the Reorganized Debtors may form in the future generally will not be subject to any of the covenants in the indenture and will not guarantee the New Second Lien Notes or Cram-Down Notes or pledge any collateral to secure the New Second Lien Notes or Cram-Down Notes, and the Reorganized Debtors may not be able to rely on the cash flow or assets of those entities to pay the Reorganized Debtors’ indebtedness

The Reorganized Debtors will be permitted to designate other subsidiaries as unrestricted subsidiaries who will not be subject to compliance with the restrictive covenants contained in the indenture governing the New Second Lien Notes or Cram-Down Notes. If the Reorganized Debtors designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the New Second Lien Notes or Cram-Down Notes, such subsidiary or any of its subsidiaries will be released under the indenture. Designation of a subsidiary as unrestricted will reduce the aggregate value of the collateral securing the New Second Lien Notes or Cram-Down Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of such unrestricted subsidiary and its subsidiaries, will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries.

In addition, unrestricted subsidiaries and entities that are not subsidiaries will generally not be subject to the covenants under the indenture governing the New Second Lien Notes or Cram-Down Notes. Unrestricted subsidiaries and entities that are not subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the New Second Lien Notes or Cram-Down

Notes.  Accordingly, the Reorganized Debtors may not be able to rely on the cash flow or assets of those entities to pay any of the Reorganized Debtors’ indebtedness, including the New Second Lien Notes or Cram-Down Notes.

12.           Any guarantees or liens on collateral provided after the New Second Lien Notes or Cram-Down Notes are issued could also be voided as preferential transfers

The indenture governing the New Second Lien Notes or Cram-Down Notes will provide that certain future subsidiaries of the Reorganized Debtors will guarantee the New Second Lien Notes or Cram-Down Notes and secure their guarantees with liens on their assets (other than excluded assets and subject to permitted liens and first priority liens securing any existing or future permitted priority lien debt, including debt incurred under the New First Lien Credit Agreement, if any). The indenture governing the New Second Lien Notes or Cram-Down Notes will also require the Reorganized Debtors to grant first priority liens on assets (other than excluded assets and subject to permitted liens and first priority liens securing any existing or future permitted priority lien debt, including debt incurred under the New First Lien Credit Agreement, if any) that the Reorganized Debtors acquire after the New Second Lien Notes or Cram-Down Notes are issued. Any future guarantee or additional lien in favor of the collateral agent for the benefit of the holders of the New Second Lien Notes or Cram-Down Notes, and in particular, any such future guarantees or additional liens granted after the Effective Date after the Reorganized Debtors obtain the approval for these transactions by the applicable gaming commissions, might be voidable by the grantor (as debtor-in-possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur. For instance, if the entity granting the future guarantee or additional lien were insolvent at the time of the grant and if such grant was made within 90 days before that entity commenced a bankruptcy proceeding (or one year before commencement of a bankruptcy proceeding if the creditor that benefited from the guarantee or lien is an “insider” under the United States Federal Bankruptcy Code), and the granting of the future guarantee or additional lien enabled the noteholders to receive more than they would if the grantor were liquidated under chapter 7 of the United States Federal Bankruptcy Code, then such guarantee or lien could be voided as a preferential transfer.

13.           You may be required to sell your New Second Lien Notes or Cram-Down Notes if any gaming authority finds you unsuitable to hold them

The current policies of the Nevada State Gaming Commission and other applicable gaming regulatory agencies and authorities do not require you to be licensed or found suitable in order to own any New Second Lien Notes or Cram-Down Notes. However, the policy of any of these agencies could change. In the event that any of these regulatory agencies or authorities require you, as a holder of the New Second Lien Notes or Cram-Down Notes, to be licensed, qualified or found suitable under Nevada gaming laws, you will be required to submit an application for a license, qualification or a finding of suitability in accordance with such applicable gaming laws. If you are unable or unwilling to obtain such license, qualification or finding of suitability, such agencies and authorities may not grant the Reorganized Debtors a license or, if already granted, may suspend or revoke the Reorganized Debtors’ licenses unless the Reorganized Debtors terminate their relationship with you. Under these circumstances, the Reorganized Debtors would be permitted to require you to dispose of your New Second Lien Notes or Cram-Down Notes within a time period that either the Reorganized Debtors prescribe or such other time period prescribed by the applicable gaming authority, or redeem your New Second Lien Notes or Cram-Down Notes. Under such circumstances, the redemption price would be the lesser of your cost for the New Second Lien Notes or Cram-Down Notes and the principal amount thereof, or such other amount as is required by applicable gaming authorities

14.           The Reorganized Debtors may not be able to purchase your New Second Lien Notes or Cram-Down Notes upon a change of control or if the Reorganized Debtors generate excess cash flow

Upon the occurrence of specified “change of control” events or if the Reorganized Debtors generate excess cash flow, the Reorganized Debtors will be required to offer to purchase each holder’s New Second Lien Notes or Alternative. The Reorganized Debtors may not have sufficient financial resources in such circumstances to purchase all of the New Second Lien Notes or Cram-Down Notes that holders tender to the Reorganized Debtors upon a change of control offer or excess cash flow offer, or restrictions under the New First Lien Credit Agreement, if any, may prevent the Reorganized Debtors from being able to do so. If the Reorganized

Debtors fail to make a change of control offer or excess cash flow offer or pay the required purchase price when due, an event of default will occur. Moreover, under the New First Lien Credit Agreement, the occurrence of a change of control could also constitute a default giving the Reorganized Debtors’ lenders the right to accelerate the maturity of all or portions of the Reorganized Debtors’ borrowings. The Debtors cannot assure you that under these circumstances the Reorganized Debtors would be able to obtain necessary consents from the Reorganized Debtors’ lenders under the New First Lien Credit Agreement to permit the Reorganized Debtors to repurchase the New Second Lien Notes in connection with a change of control, excess cash flow or repayment or refinancing of all of the Reorganized Debtors’ indebtedness under the New First Lien Credit Agreement

15.           Holders of New Second Lien Notes or Cram-Down Notes may not be able to determine when a change of control giving rise to their right to have the New Second Lien Notes or Cram-Down Notes repurchased by the Reorganized Debtors has occurred following a sale of “substantially all” of the Reorganized Debtors’ assets

A change of control, as defined in the indenture governing the New Second Lien Notes or Cram-Down Notes, will require the Reorganized Debtors to make an offer to repurchase all outstanding New Second Lien Notes or Cram-Down Notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of the Reorganized Debtors’ assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of New Second Lien Notes or Cram-Down Notes to require the Reorganized Debtors to repurchase the New Second Lien Notes or Cram-Down Notes as a result of a sale, lease or transfer of less than all of the Reorganized Debtors’ assets to another individual, group or entity may be uncertain.

16.           If an active trading market does not develop for the New Second Lien Notes or Cram-Down Notes, you may not be able to resell them

There has not been an established trading market for the New Second Lien Notes or Cram-Down Notes and there can be no assurance that a trading market will develop. In addition, the liquidity of the trading market in these New Second Lien Notes or Cram-Down Notes, and the market price quoted for these New Second Lien Notes or Cram-Down Notes, may be adversely affected by changes in the overall market for this type of security and by changes in the Reorganized Debtors’ financial performance or prospects or in the prospects for companies in the Reorganized Debtors’ industry generally. As a result, you cannot be sure that an active trading market will develop for these New Second Lien Notes or Cram-Down Notes.

E.             Material United States Federal Income Tax Considerations

THERE ARE A NUMBER OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN.  INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION SET FORTH IN SECTION IX OF THIS DISCLOSURE STATEMENT, ENTITLED “CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN” FOR A DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND RISKS FOR THE DEBTORS AND FOR HOLDERS OF CLAIMS AND EQUITY INTERESTS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN RESULTING FROM THE TRANSACTIONS OCCURRING IN CONNECTION WITH THE PLAN.

VIII.        ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the Debtors’ alternatives include (i) liquidation of all of the Debtors under chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

A.            Liquidation Under Chapter 7

If the Plan or any other chapter 11 plan for the Debtors cannot be confirmed under section 1129(a) or (b) of the Bankruptcy Code, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, in which case a trustee would be elected or appointed to liquidate any remaining assets of the Debtors for distribution to creditors pursuant to chapter 7 of the Bankruptcy Code.  In that event, all creditors holding Allowed General Unsecured Claims likely would receive distributions of a lesser value on account of their Allowed Claims and would have to wait a longer period of time to receive such distributions than they would under the Plan.  A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of Holders of Claims and the liquidation analysis are set forth in Section IV.A.1 hereof.  The liquidation analysis is attached as Exhibit C hereto.

B.            Alternative Plans of Reorganization

If the Plan is not confirmed, the Debtors, or any other party in interest, may attempt to formulate an alternative chapter 11 plan, which might provide for the liquidation of the Debtors’ remaining assets other than as provided by the Plan.  Any attempt to formulate an alternative chapter 11 plan would necessarily delay creditors’ receipt of distributions and, due to the incurrence of additional administrative expenses during such period of delay, may provide for smaller distributions to holders of Allowed Claims than are currently provided for under the Plan.  Accordingly, the Debtors believe that the Plan will enable all creditors to realize the greatest possible recovery on their respective Claims or Equity Interests with the least delay.

IX.           CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

THERE ARE A NUMBER OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH THE CONSUMMATION OF THE PLAN.  INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION SET FORTH IN THIS SECTION IX OF THIS DISCLOSURE STATEMENT FOR A DISCUSSION OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND RISKS FOR THE DEBTORS AND FOR HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN RESULTING FROM THE TRANSACTIONS OCCURRING IN CONNECTION WITH THE PLAN.

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to certain holders of Claims. The following summary does not address the U.S. federal income tax consequences to holders whose Claims are not impaired (e.g., Other Secured Claims, Other Priority Claims, General Unsecured Claims).  In addition, the following summary does not address the U.S. federal income tax consequences to holders of Equity Interests.

The following summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof.  Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below.

The U.S. federal income tax consequences of the Plan are complex and are subject to significant uncertainties.  The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan.  Thus, no assurance can be given as to the interpretation that the IRS will adopt.  In addition, this summary generally does not address foreign, state or local tax consequences of the Plan, nor does it address the U.S. federal income tax consequences of the Plan to holders of Allowed Claims that are not “United States persons” (as such term is defined in the Tax Code), special classes of taxpayers (such as broker-dealers, banks, mutual funds, insurance companies, other financial institutions, small business investment companies, regulated investment companies, tax-exempt organization (including, without limitation, certain pension funds), persons who received their claims in whole or in part as compensation, persons holding their claims as part of an integrated constructive sale or straddle, and investors in partnerships and pass-through entities).  This summary assumes, and the Debtors believe, that instruments issued pursuant to the Plan that are denominated as notes, debt or indebtedness will be treated as debt for U.S. federal income tax purposes.

For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or other flow-through entity is attributed to its owners.  Accordingly, the U.S. federal income tax treatment of the holder will generally depend on the status of the partner or other owner and the activities of the partnership or other flow-through entity.  Partners in partnerships or other flow-through entities that own Claims should discuss the tax consequences of the Plan with their own tax advisor.

Accordingly, the following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim.

IRS CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS AND EQUITY INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE TAX CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Debtors’ Cancellation of Indebtedness Income

In connection with the implementation of the Plan, the Joint Venture may incur a significant amount of cancellation of indebtedness income (“CODI”) for U.S. federal income tax purposes.  CODI is generally the amount by which the issue price of the indebtedness discharged exceeds the consideration given in exchange therefor, i.e., the amount of any cash, the issue price of any debt and the fair market value of any other consideration paid to holders of such debt.  Although a significant amount of CODI may be recognized by the Joint Venture in connection with the Plan, because the Joint Venture is treated as a partnership for U.S. federal income tax purposes, any CODI will not directly result in taxes payable by the Joint Venture.  Rather any CODI will be allocated to the Partners, each of which will be responsible for paying tax on its allocable share of CODI unless the Partner is able to exclude the CODI from taxable income under applicable law.

Consequences to Holders of Allowed Mortgage Note Claims

If Class 3 Acceptance occurs, each holder of an Allowed Mortgage Note Claim will receive cash and New Second Lien Notes in satisfaction of its Allowed Mortgage Note Claim.  If Class 3 Acceptance does not occur, each Holder of an Allowed Mortgage Note Claim will receive cash and Cram-Down Notes in satisfaction of its Allowed Mortgage Note Claim.  The receipt of cash and either New Second Lien Notes or Cram-Down Notes, as applicable, in satisfaction of an Allowed Mortgage Note Claim will be treated as a taxable exchange for holders of Mortgage Note Claims in which a holder of a Mortgage Note Claim should recognize gain or loss on the effective date unless the installment sale rules apply and a holder does not elect to have those rules not apply.  The gain or loss will generally equal the difference between the holder’s “amount realized” in satisfaction of its Claim (other than any amount received in payment of accrued but unpaid interest) and the holder’s adjusted tax basis in its Claim (other than any tax basis attributable to accrued but unpaid interest).  The amount realized will equal the cash received plus the issue price of either the New Second Lien Notes or Cram-Down Notes received, as applicable.

The “issue price” of the New Second Lien Notes or Cram-Down Notes generally will equal their fair market value if the New Second Lien Notes or Cram-Down Notes, as applicable, are considered to be publicly traded for U.S. federal income tax purposes, or if the New Second Lien Notes or Cram-Down Notes are not considered publicly traded but the Mortgage Notes are so treated, the issue price of the New Second Lien Notes or Cram-Down Notes will be the fair market value of the Mortgage Notes exchanged therefor.  If neither the Mortgage Notes nor the New Second Lien Notes or Cram-Down Notes, as applicable, are considered to be publicly traded, the issue price of the New Second Lien Notes or Cram-Down Notes, as applicable, will be their stated principal amount.  In general, a debt instrument will be considered publicly traded if (i) it is listed on a national securities exchange or certain interdealer quotation systems; (ii) it appears on a system of general circulation that provides a reasonable basis to determine its fair market value by disseminating either recent price quotations of one or more identified brokers, dealers or traders or actual prices of recent sales transactions; or (iii) under certain circumstances, price quotations for the debt instrument are readily available from dealers, brokers or traders.

A holder’s basis in its Mortgage Notes will equal the amount paid for the notes plus any market discount previously taken into income and less any payments received by the holder on the Claims other than payments of qualified stated interest (defined below).  The character of any gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including, among others, the tax status of the holder, whether Mortgage Notes constitute a capital asset in the hands of the holder, how long the Mortgages Notes have been held, whether the Mortgage Notes were acquired at a market discount (in which case the market discount rules described below may apply to recharacterize a portion of any gain as ordinary income) and whether and to what extent the holder previously had claimed a bad debt deduction.

A holder of Mortgage Notes that receives New Second Lien Notes or Cram-Down Notes, as applicable, pursuant to the Plan will hold the New Second Lien Notes or Cram-Down Notes, as applicable, with a basis equal to the issue price of those notes. A holder’s holding period in its new notes generally should begin on the day following receipt of the notes.

Distributions in Discharge of Accrued but Unpaid Interest

In general, to the extent that any consideration received pursuant to the Plan by a holder of Mortgage Notes is received in satisfaction of interest that accrued during the holder’s holding period, such amount will be taxable to the holder as ordinary interest income if not previously included in the holder’s gross income.  Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full.

Pursuant to the Plan, all amounts received in exchange for an Allowed Mortgage Note Claim will be allocated first to the principal amount of such Claim as determined for U.S. federal income tax purposes, and thereafter to accrued but unpaid interest.  However, there is no assurance that the IRS would respect such allocation for U.S. federal income tax purposes.

Each holder of an Allowed Mortgage Note Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest for U.S. federal income tax purposes.

Market Discount

A holder of a Mortgage Note Claim acquired after the original issuance of the notes at a market discount (generally defined as the amount, if any, by which a holder’s tax basis in the note immediately after its acquisition is less than the adjusted issue price of the note at such time, subject to a de minimis exception) generally will be required to treat any taxable gain recognized with respect to the debt as ordinary income to the extent of the market discount accrued during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued.

Consequences of Holding New Second Lien Notes or Cram-Down Notes

New Second Lien Notes – The New Second Lien Notes will be treated as issued with original issue discount (OID) in an amount equal to the difference between their “stated redemption price at maturity” (the sum of all payments to be made on the New Second Lien Notes other than “qualified stated interest”) and their “issue price.” A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt, other than qualified stated interest.  Stated interest is qualified stated interest if it is unconditionally payable in cash (or other property other than debt of the issuer) at least annually at a fixed rate or certain floating rate.  Because the New Second Lien Notes include an option to pay interest in kind (PIK), interest on the notes will not be qualified stated interest but instead will be treated as part of the stated redemption price at maturity.

As discussed generally above under the heading “Consequences to Holders of Allowed Mortgage Note Claims”, the “issue price” of the New Second Lien Notes will depend on whether those notes are considered publicly traded for U.S. federal income tax purposes.  Specifically, the “issue price” of the New Second Lien Notes will depend on whether, at any time during the 60-day period ending 30 days after the issuance of the new notes, the notes are treated as traded on an “established market,” or, if the notes are not so treated, whether the Mortgage Note Claims are so traded.  If either of those conditions is met, the issue price of the New Second Lien Notes will be based on the fair market value of the New Second Lien Notes or Mortgage Notes surrendered in exchange therefor, as the case may be, as of the issue date of the New Second Lien Notes and the new notes will be treated as issued with OID to the extent that its issue price is less than its stated redemption price at maturity as described in the immediately preceding paragraph. If neither the New Second Lien Notes nor the Mortgage Notes is traded on an established market, the issue price of the New Second Lien Notes should be the stated principal amount of the new notes.

The amount of OID that you must include in income if you are the initial holder of a New Second Lien Note will generally equal the sum of the “daily portions” of OID with respect to the New Second Lien Note for each day during the taxable year or portion of the taxable year in which you held such New Second Lien Note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a New Second Lien Note may be of any length and may vary in length over the term of the New Second Lien Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the product of the New Second Lien Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The yield to maturity of the New Second Lien Note is the discount rate that causes the present value of all payments on the note as of its original issue date to equal the issue price of such note. For purposes of determining the yield to maturity, the assumption is that we will pay interest in cash and not exercise the option to pay PIK interest, except in respect of any period in which we actually elect to pay PIK interest.

The “adjusted issue price” of a New Second Lien Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any cash payments made on such New Second Lien Note on or before the first day of the accrual period. Under these rules, a holder may have to include in income increasingly greater amounts of OID in successive accrual periods. The Reorganized Debtors are required to provide information returns stating the amount of OID accrued on New Second Lien Notes held of record by persons other than corporations and other holders exempt from information reporting.

If cash interest is paid on the New Second Lien Notes, a holder will not be required to adjust its OID inclusions. Instead, each payment made in cash under a New Second Lien Note will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal. A holder generally will not be required to include separately in income cash payments received on the New Second Lien Notes to the extent such payments constitute payments of previously accrued original issue discount or payments of principal.

If, for any interest payment period, the option to pay PIK interest is exercised, the OID calculation for future periods will be adjusted by treating the New Second Lien Note as if it had been retired and then reissued for an amount equal to its adjusted issue price on the date preceding the first date of such interest payment period, and re-calculating the yield to maturity of the reissued note by treating the amount of PIK interest (and of any prior PIK interest) as a payment that will be made on the maturity date of such note.

The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, you should consult your own tax advisor regarding their application.

Cram-Down Notes – Stated interest on the Cram-Down Notes will be paid in cash.  As a result, all stated interest on the Cram-Down Notes should be treated as qualified stated interest.  A holder of Cram-Down Notes will be required to include stated interest on the Cram-Down Notes in income in accordance with the holder’s regular method of accounting.  If the issue price of the Cram-Down Notes is less than its stated principal amount, the Cram-Down Notes will be treated as issued with OID for U.S. federal income tax purposes.  See the discussion above under the heading “Consequences of Holding New Second Lien Notes or Cram-Down Notes – New Second Lien Notes” for a discussion of issue price and tax treatment of holding a note issued with OID.

Sale, Exchange or Redemption of New Debt

Unless a non-recognition provision applies, a holder generally will recognize gain or loss upon the sale, exchange or redemption of New Second Lien Notes or Cram-Down Notes, as applicable, equal to the difference, if any, between the holder’s adjusted tax basis and the amount realized on the sale exchange or redemption.  Any gain or loss generally will be capital gain or loss, and generally should be long-term if the holder’s holding period in the notes is more than one year at the time of the sale, exchange or redemption.  Long-term capital gains of certain non-corporate U.S. holders (including individuals) may qualify for a maximum 15% tax rate (which is currently effective for tax years through 2012).  The deduction of capital losses is subject to certain limitations under the Tax Code.

Information Reporting and Withholding

All distributions to holders of Claims under the Plan are subject to any applicable tax withholding, including employment tax withholding.  Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 28%).  Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails to properly report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding.  Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is supplied to the IRS.  Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

In addition, from an information reporting perspective, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions (including certain “reportable transactions” and “listed transactions”) in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds.  Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holder’s tax returns.

The foregoing summary has been provided for informational purposes only.  All holders of Claims receiving a distribution under the Plan are urged to consult their tax advisors concerning the federal, state, local and foreign tax consequences applicable under the Plan.

X.            CONCLUSION AND RECOMMENDATION

The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Equity Interests.  Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs.  The Debtors urge holders of impaired Claims and Equity Interests entitled to vote on the Plan to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received no later than 4:00 p.m., prevailing Pacific time, on August 28, 2012.

Dated:	Reno, Nevada July 27, 2012	CIRCUS AND ELDORADO JOINT VENTURE SILVER LEGACY CAPITAL CORP.

EXHIBIT A

The Plan

Paul S. Aronzon (CA State Bar No. 88781)		Sallie B. Armstrong (NV State Bar No. 1243)
Thomas R. Kreller (CA State Bar No. 161922)		DOWNEY BRAND LLP
Haig M. Maghakian (CA State Bar No. 221954)		427 West Plumb Lane
MILBANK, TWEED, HADLEY & McCLOY LLP		Reno, Nevada 89509
601 South Figueroa Street, 30th Floor		Telephone:	(775) 329-5900
Los Angeles, California 90017		Facsimile:	(775) 786-5443
Telephone:	(213) 892-4000	Email:	sarmstrong@downeybrand.com
Facsimile:	(213) 629-5063
Local Reorganization Counsel for
Reorganization Counsel for		Debtors and Debtors in Possession
Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEVADA

In re:	Chapter 11

CIRCUS AND ELDORADO JOINT VENTURE, et al.,	Case No. BK-12-51156
Case No. BK-12-51157
☐ Affects this Debtor
☒ Affects all Debtors	(Jointly Administered)
☐ Affects Silver Legacy Capital Corp.
DEBTORS’ FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION (DATED JUNE 1, 2012)
Debtors.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME			1

A.	DEFINED TERMS		1

B.	RULES OF INTERPRETATION AND COMPUTATION OF TIME		7

	1.	Rules of Interpretation	7

	2.	Computation of Time	8

ARTICLE II. CLASSES OF CLAIMS AND EQUITY INTERESTS			8

ARTICLE III. TREATMENT OF CLAIMS AND EQUITY INTERESTS			9

A.	UNCLASSIFIED CLAIMS		9

	1.	Payment of Administrative Claims	9

	2.	Payment of Priority Tax Claims	10

B.	TREATMENT OF CLASSIFIED CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS		10

	1.	Class 1: Allowed Other Secured Claims	10

	2.	Class 2: Allowed Other Priority Claims	10

	3.	Class 3: Allowed Mortgage Note Claims	11

	4.	Class 4: Allowed US Foods Secured Claims	11

	5.	Class 5: Allowed General Unsecured Claims	11

	6.	Class 6: Equity Interests	12

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN			12

A.	CONTINUED EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTOR		12

B.	TRANSACTIONS DEPENDENT UPON CLASS 3 ACCEPTANCE/REJECTION		13

	1.	Class 3 Acceptance	13

	2.	Class 3 Rejection	13

C.	FUNDING FOR CASH DISTRIBUTIONS TO OCCUR UNDER THE PLAN		13

D.	CORPORATE GOVERNANCE; EMPLOYMENT AND COMPENSATION		13

	1.	Articles of Incorporation, Certificate of Designations and Bylaws	13

	2.	Directors and Officers of the Reorganized Debtors	14

i

	3.	Employment, Retirement, Indemnification and Other Related Agreements and Management Incentive Programs	14

	4.	Corporate Action	14

E.	PRESERVATION OF RIGHTS OF ACTION		15

F.	CANCELLATION AND SURRENDER OF INSTRUMENTS, SECURITIES AND OTHER DOCUMENTATION		15

G.	EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS; EXEMPTION FROM CERTAIN TRANSFER TAXES		15

H.	SUBSTANTIVE CONSOLIDATION		15

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES			16

A.	ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		16

B.	CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES		16

C.	CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES ASSUMED PURSUANT TO PLAN		16

D.	INSURANCE POLICIES		17

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS			17

A.	DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE		17

B.	METHOD OF DISTRIBUTIONS TO HOLDERS OF CLAIMS		17

C.	COMPENSATION AND REIMBURSEMENT FOR SERVICES RELATED TO DISTRIBUTIONS		17

D.	DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS		17

	1.	Delivery of Distributions	17

	2.	Undeliverable Distributions Held by Disbursing Agents and Indenture Trustee	18

E.	DISTRIBUTION RECORD DATE		18

F.	MEANS OF CASH PAYMENTS		18

G.	MINIMUM DISTRIBUTIONS		18

H.	SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES		19

	1.	Tender of Mortgage Notes	19

	2.	Lost, Stolen, Mutilated or Destroyed Mortgage Notes	19

	3.	Failure to Surrender Mortgage Notes	19

ARTICLE VII. PROCEDURES FOR RESOLVING DISPUTED CLAIMS			19

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A.	PROSECUTION OF OBJECTIONS TO CLAIMS	19

B.	TREATMENT OF DISPUTED CLAIMS	19

C.	DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS ONCE ALLOWED	19

D.	ESTIMATION	19

ARTICLE VIII. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		20

A.	CONDITIONS PRECEDENT TO CONFIRMATION	20

B.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE	20

C.	WAIVER OF CONDITIONS PRECEDENT	21

D.	EFFECT OF NONOCCURRENCE OF CONDITIONS TO THE EFFECTIVE DATE	21

ARTICLE IX. DISCHARGE, RELEASES, INJUNCTION AND SETTLEMENT		21

A.	DISCHARGE OF CLAIMS	21

B.	CLAIMS ENJOINED	22

C.	GLOBAL SETTLEMENT	22

D.	RELEASES	22

E.	EXCULPATION	23

F.	SUPPLEMENTAL INJUNCTION	23

ARTICLE X. RETENTION OF JURISDICTION		23

ARTICLE XI. MISCELLANEOUS PROVISIONS		24

A.	DISSOLUTION OF COMMITTEE	24

B.	MODIFICATION OF THE PLAN	25

C.	REVOCATION OF THE PLAN	25

D.	SEVERABILITY OF PLAN PROVISIONS	25

E.	SUCCESSORS AND ASSIGNS	25

F.	ISSUANCE OF NOTES UNDER PLAN	25

G.	FILING OF ADDITIONAL DOCUMENTS	26

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INTRODUCTION

Circus and Eldorado Joint Venture, a Nevada general partnership, and Silver Legacy Capital Corp., a Nevada corporation (together, the “Debtors”), propose the following plan of reorganization (the “Plan”) for the resolution of the outstanding claims against and equity interests in the Debtors.  The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code, 11 U.S.C. § 1129.  Reference is made to the Disclosure Statement for Debtors’ First Amended Joint Chapter 11 Plan of Reorganization (Dated June 1, 2012), as well as the additional solicitation materials that may be distributed contemporaneously with the Plan (collectively, the “Disclosure Statement”), for a discussion of the Debtors’ history, business, results of operations, historical financial information, projections and properties, and for a summary and analysis of the Plan.  There also are other agreements and documents that are referenced in the Plan or the Disclosure Statement that will be available for review at such time as they are filed with the Bankruptcy Court.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION

AND COMPUTATION OF TIME

A.            Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

“Administrative Claim” means a Claim for costs and expenses of administration allowed under sections 503(b), 507(a) or (b) or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the business of the Debtors, including adequate protection claims, if any, (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, including Fee Claims; and (c) all fees and charges assessed against the Estate under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930.

“Allowed Claim” means, except as otherwise provided herein: (a) a Claim that has been listed by any Debtor in its Schedules as other than disputed, contingent or unliquidated and that is not otherwise a Disputed Claim; or (b) a Claim that is allowed: (i) in any stipulation with any Debtor; (ii) in any contract, instrument, indenture or other agreement or document entered into with any Debtor in connection with the Plan; (iii) in a Final Order; or (iv) pursuant to the terms of the Plan.

“Allowed . . . Claim” means an Allowed Claim in the particular Class or category specified.

“Available Balance Sheet Cash” means all Cash on hand as of the Effective Date as reflected on the balance sheet of the Debtors or Reorganized Debtors, as applicable, but excluding (a) all Cash required to be held by the Debtors to satisfy applicable Nevada gaming regulations, including, but not limited to, items comprising the cage impress bankroll, including, but not limited to, ATM disbursements, jackpot payouts and check cashing amounts, (b) Cash in an amount necessary to satisfy or reserve for all payments required to be made under the Plan on the Effective Date, including, but not limited to, (i) payments on Allowed Claims or estimated Allowed Claims that may become due and payable after the Effective Date (including, but not limited to, all Allowed or estimated Administrative Claims, Priority Tax Claims, Other Secured Claims, Other Priority Claims, US Foods Secured Claims, and Allowed General Unsecured Claims that qualify for a single lump sum payment on the Effective Date pursuant to Articles III.B.5 and VI.G of the Plan) and (ii) if Class 3 Acceptance occurs, payments due to the New First Lien Administrative Agent pursuant to, and in connection with, the closing of the New First Lien Credit Agreement; (c) Cash in an amount of approximately $4 million that the Reorganized Debtors intend to use for general working capital purposes; (d) Cash in an amount necessary to satisfy any outstanding or estimated Prepetition Payments (as defined in the Cash Collateral Stipulation) or Adequate Protection Payments (as defined in the Cash Collateral Stipulation); (e) Cash in an amount necessary to satisfy the accrued and unpaid interest under the Mortgage Notes as of the Effective Date; (f) Cash in an amount necessary to satisfy any Allowed

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Superpriority Claim (as defined in the Cash Collateral Stipulation); and (g) if Class 3 Acceptance occurs, the proceeds from the borrowings under the New First Lien Term Loan or from the issuance of the New Subordinated Notes.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as now in effect or hereafter amended.

“Bankruptcy Court” means the United States District Court for the District of Nevada having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to 28 U.S.C. § 157, the bankruptcy unit of such District Court.

“Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as in effect during the pendency of the Chapter 11 Cases.

“Bar Date Order” means the order entered by the Bankruptcy Court on July 11, 2012 [Docket No. 288] establishing the general deadline for the filing of proofs of Claim against the Debtors and the Estates, as well as certain other deadlines and procedures relating to the filing of proofs of Claim.

“Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

“Cash” means legal tender of the United States of America.

“Cash Collateral Stipulation” means the Stipulation Pursuant to 11 U.S.C. §§ 105, 361, 362, 363 and Fed. R. Bankr. P. 4001(b) and (d) between Bank of New York Mellon Trust Company, N.A., as Trustee, and the Debtors-in-Possession re (A) Use of Cash Collateral and (B) Grant of Adequate Protection Pursuant Nunc Pro Tunc to the Petition Date approved by final order of the Bankruptcy Court on June 27, 2012 [Docket No. 247].

“Causes of Action” means any and all claims, causes of action, demands, actions, suits, obligations, liabilities, cross-claims, counter-claims, offsets or setoffs of any kind or character whatsoever, in each case whether known or unknown, liquidated or unliquidated, matured or unmatured, contingent or non-contingent, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third-party action, action for indemnity or contribution or otherwise, based in whole or in part upon any act or omission or other event occurring at any time prior to the Effective Date.

“Chapter 11 Cases” means the cases commenced under chapter 11 of the Bankruptcy Code by the Debtors on May 17, 2012.

“Claim” means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

“Claims Agent” means Kurtzman Carson Consultants LLC in its capacity as the Debtors’ claims, noticing, and solicitation agent.

“Class” means a class of Claims or Equity Interests, as described in Article II.

“Class 3 Acceptance” means that the Holders of the Mortgage Note Claims that comprise Class 3 vote to accept this Plan in accordance with the requirements of section 1126(c) of the Bankruptcy Code.

“Class 3 Consensual Cash Distribution” means, if Class 3 Acceptance occurs, the following amounts to be paid pursuant to and in accordance with this Plan:  (a) $85 million in Cash; (b) Cash in an amount necessary to satisfy any Allowed Superprioirty Claim (as defined in the Cash Collateral Stipulation); (c)

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Cash in an amount equal to the accrued and unpaid interest under the Mortgage Notes as of the Effective Date; and (d) the amount of Available Balance Sheet Cash as of the Effective Date.

“Class 3 Cram-Down Cash Distribution” means, if Class 3 Acceptance does not occur, the following amounts to be paid pursuant to and in accordance with this Plan:  (a) Cash in an amount necessary to satisfy any Allowed Superpriority Claim (as defined in the Cash Collateral Stipulation); (b) Cash in an amount equal to the accrued and unpaid interest under the Mortgage Notes as of the Effective Date and (c) the amount of Available Balance Sheet Cash as of the Effective Date.

“Committee” means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases by the Office of the United States Trustee pursuant to the Notice of Appointment of Committee of Unsecured Creditors filed on May 29, 2012 [Docket No. 103], as such Committee may be reconstituted from time to time.

“Confirmation” means the entry of the Confirmation Order on the docket of the Bankruptcy Court.

“Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan, as such hearing may be continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Consenting Mortgage Noteholder” means the Holders of Mortgage Note Claims party to the Restructuring Support Agreement.

“Cram-Down Indenture” means, if Class 3 Acceptance does not occur, the new indenture to be entered into on the Effective Date governing the Cram-Down Notes between the Reorganized Debtors, as issuers, and [          ], as indenture trustee, the terms of which are described in detail in the Disclosure Statement.  The form of the Cram-Down Indenture and related documentation are described in the Disclosure Statement and included in the Plan Supplement.

“Cram-Down Notes” means, if Class 3 Acceptance does not occur, the new notes to be issued on the Effective Date by the Reorganized Debtors pursuant to and in accordance with this Plan, which notes either: (i) shall be secured by the liens on the Debtors’ property securing the Mortgage Note Claims to the extent of the Allowed amount of such Mortgage Note Claims, and shall provide each Holder of Allowed Mortgage Note Claims deferred Cash payments totaling at least the amount of such Holder’s Allowed Mortgage Note Claims, of a value, as of the Effective Date, of at least the value of such Holder’s interest in the Estates’ interest in such property; or (ii) shall provide the Holders of the Mortgage Note Claims with the indubitable equivalent of the Allowed Mortgage Note Claims.  The aggregate principal amount of the Cram-Down Notes will be equal to (a) the aggregate principal amount outstanding under the Mortgage Notes ($142,800,000), minus (b) the Available Balance Sheet Cash to be distributed to the Holders of the Allowed Mortgage Note Claims if Class 3 Acceptance does not occur.  The Cram-Down Notes will bear interest at 7.3% per annum.

“Cure Amount Claim” means a Claim based upon the Debtor’s defaults pursuant to an executory contract or unexpired lease at the time such contract or lease is assumed by the Debtor under section 365 of the Bankruptcy Code.

“Debtor” means the Joint Venture or SLCC, as applicable.

“Disbursing Agent” means the Reorganized Debtors, in their capacity as disbursing agent pursuant to Article VI.B, or any Third Party Disbursing Agent.

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“Disclosure Statement” means the Disclosure Statement, as defined in the Introduction hereto (including all exhibits, schedules and supplements thereto or referenced therein) that relates to the Plan and has been prepared and distributed by the Debtors, as plan proponents, as the same may be amended, modified or supplemented.

“Disputed Claim” means any Claim as to which the Debtors or any other party in interest has filed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or any Claim otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order.

“Distribution Record Date” means the close of business on the Business Day immediately preceding the Effective Date.

“Effective Date” means the first Business Day on which (a) all conditions to the Effective Date in Article VIII  have been satisfied or waived and (b) the Plan is consummated.

“Eldorado LLC” means Eldorado Limited Liability Company.

“Equity Interests” means any and all of the general partnership interests, limited partnership interests, limited liability company interests, common stock of all classes or any other securities or equity interests issued by the Debtors and outstanding as of the Petition Date, along with any and all options, warrants or other rights to purchase any Equity Interests or demand the issuance of any Equity Interests, including: (a) redemption, conversion, exchange, voting, participation and dividend rights; and (b) liquidation preferences.

“Estates” means, collectively, the estates created for the Debtors in their Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code.

“Fee Claim” means a Claim under sections 328, 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation, indemnification or reimbursement of expenses of a Professional or other entity for services rendered or expenses incurred in the Chapter 11 Cases on or prior to the Effective Date.

“File,” “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Cases or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order not to be a Final Order.

“General Unsecured Claim” means any Claim against any Debtor that is not an Other Secured Claim, an Other Priority Claim, a Mortgage Note Claim, a US Foods Secured Claim, or otherwise classified in a class other than and separate from the class of General Unsecured Claims.

“Holder” means a person or entity holding a Claim against, or Equity Interest in, any Debtor.

“Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., or its successor, as Trustee under the Mortgage Notes Indenture.

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“Joint Venture” means Circus and Eldorado Joint Venture.

“Mortgage Note Claim” means (a) any Claim arising under or in connection with, or evidenced by, the Mortgage Notes or the Mortgage Notes Indenture and (b) any Claim of the Indenture Trustee or any Holder of Mortgage Note Claims, as applicable, arising under or in connection with, or evidenced by, the Cash Collateral Stipulation, including, but not limited to any Superpriority Claim (as defined in the Cash Collateral Stipulation).

“Mortgage Notes” means the 10 1/8% Mortgage Notes due 2012 issued pursuant to the Mortgage Notes Indenture.

“Mortgage Notes Indenture” means that certain Indenture dated as of March 5, 2002 governing the 10 1/8% Mortgage Notes due 2012 between the Debtors, as issuers, and The Bank of New York, as indenture trustee, as amended, modified, restated or supplemented from time to time.

“New First Lien Administrative Agent” means the administrative agent under the New First Lien Credit Agreement.

“New First Lien Credit Agreement” means, if Class 3 Acceptance occurs, a new first lien credit agreement dated as of the Effective Date, which will govern the New First Lien Term Loan, between the Reorganized Debtors, the New First Lien Administrative Agent, as administrative agent thereunder, and the lenders thereunder, which shall be in form and substance acceptable to the Debtors and reasonably acceptable to the Required Consenting Mortgage Noteholders. The form of the New First Lien Credit Agreement and related documentation are described in the Disclosure Statement and a draft of the proposed form of the New First Lien Credit Agreement will be filed on or before August 10, 2012 as part of the Plan Supplement.

“New First Lien Term Loan” means, if Class 3 Acceptance occurs, the new $70 million term loan to be issued pursuant to the New First Lien Credit Agreement, which shall be secured by first priority liens over the assets of the Reorganized Debtors that will be senior and prior to the liens of the holders of the New Second Lien Notes.

“New Second Lien Indenture” means, if Class 3 Acceptance occurs, the new indenture to be entered into on the Effective Date governing the New Second Lien Notes between the Reorganized Debtors, as issuers, and [              ], as indenture trustee, which shall be in a form and substance acceptable to the Debtors and reasonably acceptable to the Required Consenting Mortgage Noteholders.  The form of the New Second Lien Indenture and related documentation are described in the Disclosure Statement and included in the Plan Supplement.

“New Second Lien Notes” means, if Class 3 Acceptance occurs, the new notes in the original principal amount of $27.5 million to be issued on the Effective Date by the Reorganized Debtors pursuant to and in accordance with the Plan which will mature on the five and a half year anniversary of the Effective Date.  Interest on the New Second Lien Notes will be payable for the first two years of the term of the New Second Lien Notes at a rate equal to either (a) 10% per annum paid in cash, or (b) 12% accrual on PIK interest, with the Reorganized Debtors having the option to pay in cash or as PIK, provided, however, that the Reorganized Debtors will be prohibited from electing to pay interest as PIK for any period(s) when the terms of the New First Lien Credit Agreement would permit the payment of that interest in cash.  At the beginning of third year of the term of the New Second Lien Notes, the interest rate will increase to 12% if paid in cash or 14% if paid as PIK interest, again at the election of the Reorganized Debtors; provided, however, that the Reorganized Debtors will be prohibited from electing to pay interest as PIK for any period(s) when the terms of the New First Lien Credit Agreement would permit the payment of that interest in cash.  The New Second Lien Notes will be secured by second priority liens over the assets of the Reorganized Debtors securing the New First Lien Term Loan that will be junior and subordinate to the liens securing the New First Lien Term Loan.

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“New Subordinated Notes” means, if Class 3 Acceptance occurs, the new subordinated notes issued to the Partners in the initial face amount of $15 million as contemplated by the Restructuring Support Agreement.

“Other Priority Claim” means any Claim afforded priority in right of payment under Bankruptcy Code section 507(a), other than a Priority Tax Claim or an Administrative Claim.

“Other Secured Claim” means any secured claim other than a Mortgage Note Claim or a US Foods Secured Claim.

“Ordinary Course Professionals Order” means any order of the Bankruptcy Court authorizing the continued employment and payment of certain professionals of the Debtors in the ordinary course of the Debtors’ business.

“Partners” means Eldorado Limited Liability Company and Galleon, Inc.

“Petition Date” means May 17, 2012, the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

“PIK” means “pay in kind” or “payable in kind,” as applicable.

“Plan” means this Debtors’ First Amended Joint Chapter 11 Plan of Reorganization (June 1, 2012), and all exhibits attached hereto or referenced herein, as the same may be amended, modified or supplemented.

“Plan Supplement” means the compilation of documents and form of documents, schedules and exhibits filed by the Debtors in connection with the Confirmation Hearing, as modified or supplemented prior to the Effective Date, which documents shall include definitive documents governing (a) the New First Lien Credit Agreement, the New Second Lien Indenture and the New Subordinated Notes, or (b) the Cram-Down Indenture and the Cram-Down Notes, as applicable, and other related document to which the Debtors will be a party and which therefore will be approved in connection with the Plan.  If Class 3 Acceptance occurs, the documents included in the Plan Supplement prior to their execution in connection with the Effective Date shall be in form and substance acceptable to the Debtors and reasonably acceptable to the Required Consenting Mortgage Noteholders.

“Priority Tax Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means, in reference to distributions under the Plan, the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class.

“Professional” means any professional employed in the Chapter 11 Cases pursuant to sections 327, 328 or 1103 of the Bankruptcy Code or any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

“Reinstate” or “Reinstated” or “Reinstatement” means such treatment as would render a Claim or equity interest unimpaired within the meaning of section 1124 of the Bankruptcy Code.

“Related Persons” means without limitation any existing or former affiliate, subsidiary, member, officer, director, executive committee member, manager, general manager partner, stockholder, holder of a partnership interest, trustee, member, representative, employee, agent, attorney, advisor, financial advisor, accountant, other Professional, their heirs, successors or assigns, or any person who is or was in control of any of the foregoing.

“Released Parties” means the Debtors and their respective estates, the Reorganized Debtors, the Partners and, if Class 3 Acceptance occurs, each Holder of a Mortgage Note Claim that votes to accept the Plan and the Indenture Trustee, and the respective Related Persons of each of the foregoing.

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“Reorganized Debtor” means any Debtor on and after the Effective Date, in whatever corporate form such entity may take as a result of the Effective Date transactions contemplated by the Plan.

“Required Consenting Mortgage Noteholder” means the Consenting Mortgage Noteholders holding a majority of the aggregate principal amount of Mortgage Note Claims held by all Consenting Mortgage Noteholders party to the Restructuring Support Agreement (as of date of any applicable action or consent).

“Restructuring Support Agreement” means that certain Restructuring Support Agreement entered into as of March 15, 2012, by and among the Debtors, the Consenting Mortgage Noteholders and the Partners, as amended, modified, supplemented or restated from time to time in accordance therewith.

“Secured Claim” means a Claim against a Debtor that is secured by a valid lien on property in which such Debtor’s estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in the estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

“Schedules” means the Debtors’ schedules of assets and liabilities and statements of financial affairs filed with the Court on June 18, 2012, as they may be amended, modified or supplemented.

“SLCC” means Silver Legacy Capital Corp.

“Tax” means (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other entity.

 “Third Party Disbursing Agent” means an entity designated by the Reorganized Debtors to act as a Disbursing Agent pursuant to Article VI.B.

“US Foods” means US Foods, Inc.

“US Foods Customer Agreement” means that certain Customer Account Application, dated as of January 26, 2012, executed by the Joint Venture in favor and for the benefit of US Foods.

“US Foods Secured Claims” means any and all Claims of US Foods that existed as of the Petition Date, based on, arising out of, or related to US Foods’ sales and deliveries of goods to the Debtors prior to the Petition Date pursuant to the US Foods Customer Agreement, invoices or otherwise.  The US Foods Secured Claims: (a) are secured by security interests on all assets of the Debtor; and (b) consist of (i) $210,944.10 based on US Foods’ sales and deliveries of goods to the Debtors prior to the Petition Date pursuant to the US Foods Customer Agreement, invoices or otherwise, plus (ii) all accrued interest (calculated in accordance with the US Foods Customer Agreement) on the amount set forth in the immediately preceding clause (i), whether such interest accrued prior to or subsequent to the Petition Date.

B.            Rules of Interpretation and Computation of Time

1.             Rules of Interpretation.  For purposes of the Plan, unless otherwise provided herein:  (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit, as it

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may have been or may be amended, modified or supplemented pursuant to the Plan or Confirmation Order; (d) any reference to an entity as a Holder of a Claim or Equity Interest includes that entity’s successors, assigns and affiliates; (e) all references in the Plan to Sections, Articles and exhibits are references to Sections, Articles and exhibits of or to the Plan; (f) the words “herein,” “hereunder” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply to the extent not inconsistent with any other provision of this Article I.B.1.

2.             Computation of Time.  In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

ARTICLE II.
CLASSES OF CLAIMS AND EQUITY INTERESTS

All Claims and Equity Interests, except Administrative Claims and Priority Tax Claims, are placed in the following Classes. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described in Article III.A, have not been classified and thus are excluded from the following Classes.  A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the definition of that Class and is classified in such other Class or Classes to the extent that any remainder of the Claim or Equity Interest qualifies within the definition of such other Class or Classes.  Because the Plan provides for the substantive consolidation of the Debtors, all Claims and Equity Interests are classified on a consolidated basis.

Class	Claim	Treatment	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Deemed to Accept
Class 2	Other Priority Claims	Unimpaired	Deemed to Accept
Class 3	Mortgage Note Claims	Impaired	Eligible to Vote
Class 4	US Foods Secured Claims	Impaired	Eligible to Vote
Class 5	General Unsecured Claims	Impaired	Eligible to Vote
Class 6	Equity Interests	Unimpaired	Deemed to Accept

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ARTICLE III.
TREATMENT OF CLAIMS AND EQUITY INTERESTS

A.            Unclassified Claims

1.             Payment of Administrative Claims

a.             Administrative Claims in General

Except as specified in this Article III.A.1, unless the Holder of an Administrative Claim agrees to less favorable treatment with the Debtors or Reorganized Debtors or unless a Final Order of the Bankruptcy Court provides otherwise, each Holder of an Allowed Administrative Claim will receive, in full satisfaction of its Administrative Claim, Cash equal to the amount of such Allowed Administrative Claim either (i) on the Effective Date, (ii) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or as soon thereafter as is reasonably practicable, or (iii) in the ordinary course of business and dealings between the Debtors and such Holder.

b.             Statutory Fees

On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in Cash equal to the amount of such Administrative Claims.  All fees payable pursuant to 28 U.S.C. § 1930 will be paid by the Reorganized Debtors in accordance therewith until the closing of the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code.

c.             Ordinary Course Liabilities

Administrative Claims based on liabilities incurred by the Debtors in the ordinary course of their business (including Administrative Claims of governmental units for Taxes (including Tax audit Claims related to Tax years commencing after the Petition Date and Administrative Claims arising from those contracts and leases of the kind described in Article V.C) will be paid by the Reorganized Debtors pursuant to the terms and conditions of the particular transaction giving rise to those Administrative Claims.

d.             Professional Compensation

Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court an application for final allowance of such Fee Claim by no later than 60 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order.

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2.             Payment of Priority Tax Claims.  The legal, equitable and contractual rights of the Holders of Priority Tax Claims are unaltered by this Plan.  Subject to Article VII hereof, on, or as soon as reasonably practicable after, the later of (a) the Effective Date or (b) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors:  (i) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (ii) such other less favorable treatment as agreed to in writing by such Holder; or (iii) pursuant to and in accordance with Bankruptcy Code sections 1129(a)(9)(C) and (D), Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five years after the Petition Date; provided, further, that Priority Tax Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in accordance with such applicable terms and conditions relating thereto in the discretion of the Debtors without further notice to or order of the Bankruptcy Court.

B.            Treatment of Classified Claims Against and Equity Interests in the Debtors

1.             Class 1:  Allowed Other Secured Claims

Classification:  Class 1 consists of Other Secured Claims against the Debtors.

Treatment:  Each Holder of an Allowed Other Secured Claim will be placed in a separate subclass of Class 1, and each subclass will be treated as a separate class for distribution purposes.  On or as soon as practicable after the Effective Date, each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Allowed Other Secured Claim, one of the following treatments as determined by the Debtors or the Reorganized Debtors, as applicable:

(a)           the Debtors will pay the Allowed Other Secured Claim in full in Cash;

(b)           the Debtors will Reinstate the Allowed Other Secured Claim;

(c)           the Debtors will treat the Allowed Other Secured Claim in a manner indubitably equivalent to the treatments set forth in subsections (a) and (b) above; or

(d)           the Holder will receive such other treatment otherwise agreed to between the Holder and the Debtors.

Voting:  Allowed Other Secured Claims are unimpaired, and the Holders of Allowed Other Secured Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject this Plan.

2.             Class 2:  Allowed Other Priority Claims

Classification:  Class 2 consists of the Other Priority Claims against the Debtors.

Treatment:  The legal, equitable and contractual rights of the Holders of Allowed Other Priority Claims are unaltered by the Plan.  Each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Allowed Other Priority Claim, one of the following treatments, as determined by the Debtors or the Reorganized Debtors, as applicable:

(a)           the Debtors will pay the Allowed Other Priority Claim in full, without interest, in Cash on the Effective Date or as soon thereafter as is practicable, provided that, any Allowed Other Priority Claim that was not due and owing as of the Petition Date and is not due and owing as of the Effective Date will be paid in full in Cash when such Allowed Other Priority Claim becomes due and owing in accordance with its terms; or

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(b)           each Allowed Other Priority Claim will be treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

Voting:  Allowed Other Priority Claims are unimpaired, and the Holders of Allowed Other Priority Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject this Plan.

3.             Class 3:  Allowed Mortgage Note Claims

Classification:  Class 3 consists of the Mortgage Note Claims.

Consensual Treatment:  If Class 3 Acceptance occurs, on the Effective Date, each Holder of an Allowed Mortgage Note Claim will receive, on account, and in full satisfaction, of its Allowed Mortgage Note Claim:

(a)           its respective Pro Rata share of (i) the Class 3 Consensual Cash Distribution and (ii) the New Second Lien Notes; and

(b)           the benefit of the release and injunctive provisions set forth in Article IX of this Plan.

Cram-Down Treatment:  If Class 3 Acceptance does not occur, on the Effective Date, each Holder of an Allowed Mortgage Note Claim will receive, on account, and in final satisfaction, of its Allowed Mortgage Note Claim, its respective Pro Rata share of (i) the Class 3 Cram-Down Cash Distribution and (ii) the Cram-Down Notes.

Voting:  Allowed Mortgage Note Claims are impaired, and Holders of Allowed Mortgage Note Claims are entitled to vote to accept or reject the Plan.

4.             Class 4:  Allowed US Foods Secured Claims

Classification:  Class 4 consists of the US Foods Secured Claims.

Treatment:  The US Foods Secured Claims shall be Allowed in the amount of (a) $210,944.10 based on US Foods’ sales and deliveries of goods to the Debtors prior to the Petition Date pursuant to the US Foods Customer Agreement, invoices or otherwise, plus (b) any and all accrued interest (calculated in accordance with the US Foods Customer Agreement) on the amount set forth in the immediately preceding clause (a), whether such interest accrued prior to or subsequent to the Petition Date.  On the Effective Date, (i) the Holders of the Allowed US Foods Secured Claims shall be paid, on account of such Allowed Claims, Cash in the amount of $210,944.10, and (ii) and there shall be no payment of any accrued interest (whether accrued prior to or subsequent to the Petition Date) included in the Allowed US Foods Secured Claims.

Voting:  Allowed US Foods Secured Claims are impaired, and Holders of the Allowed US Foods Secured Claims are entitled to vote to accept or reject the Plan.

5.             Class 5:  Allowed General Unsecured Claims

Classification:  Class 5 consists of the General Unsecured Claims against the Debtors.

Treatment:  Each Holder of an Allowed General Unsecured Claim will receive, on account, and in full satisfaction of its Allowed General Unsecured Claim, payment in full in Cash to be made in four equal quarterly installments, the last of which shall occur no later than one year after the Effective Date, with interest accruing at a rate of 5.0% per annum commencing on the Petition Date through the date that the

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Allowed General Unsecured Claim is paid in full, provided that, (a) there shall be no payment of any interest accrued prior to the Petition Date on any Allowed General Unsecured Claim, and (b) notwithstanding the foregoing, this provision shall not accelerate the time that any Allowed General Unsecured Claim will become due and payable, and provided further that, in the event that any distribution to be made to a Holder of an Allowed General Unsecured Claim (on account of the principal amount of such Allowed General Unsecured Claims) in the aggregate totals less than $15,000, the Debtors, the Reorganized Debtors, and the Disbursing Agent, as applicable, shall make any such distribution in a single lump sum on the Effective Date, without interest.

Voting:  Allowed General Unsecured Claims are impaired, and Holders of Allowed General Unsecured Claims are entitled to vote to accept or reject the Plan.

6.             Class 6:  Equity Interests

Classification:  Class 6 consists of the Equity Interests in the Debtors.

Treatment:  The legal, equitable, contractual, and ownership rights of the Holders of Equity Interests are unaltered by the Plan.  Upon the Effective Date, the Holders of Equity Interests in the Joint Venture shall retain their Equity Interest in the Joint Venture, provided that, if the business form of the Joint Venture is changed pursuant to Article IV.A, the equity in the Joint Venture, as so reconstituted, shall be held equally among the Partners.

Voting:  Equity Interests are unimpaired, and the Holders of Equity Interests are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Equity Interests are not entitled to vote to accept or reject this Plan.

ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.            Continued Existence and Vesting of Assets in the Reorganized Debtor

The Debtors will, as the Reorganized Debtors, continue to exist after the Effective Date, with all the corporate or partnership powers, as applicable, under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law, and the Debtors may enter into and consummate one or more corporate restructuring transactions, including, but not limited to, changing the business or corporate form of either or both of the Debtors and/or dissolving SLCC.  Except as otherwise provided herein, as of the Effective Date, all property of the Estates of the Debtors, and any property acquired by the Debtors or Reorganized Debtors under the Plan, will vest in the Reorganized Debtors, free and clear of all Claims, liens, charges, other encumbrances and interests, other than those (i) provided for in the New First Lien Credit Agreement and the New Second Lien Indenture, or the Cram-Down Indenture, as applicable, and the respective collateral and security documents delivered in connection the New First Lien Credit Agreement, the New Second Lien Indenture or the Cram-Down Indenture, as applicable, or (ii) otherwise expressly provided for pursuant to this Plan.  On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to the Bankruptcy Court.

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B.            Transactions Dependent Upon Class 3 Acceptance/Rejection

1.             Class 3 Acceptance.  If Class 3 Acceptance occurs, on the Effective Date:

(a)           the Reorganized Debtors shall enter into the New First Lien Credit Agreement, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the continuation or creation or perfection of liens in connection therewith;

(b)           the Reorganized Debtors shall enter into or issue, as the case may be, the New Second Lien Indenture, the New Second Lien Notes, and any documents or agreements in connection therewith, including, without limitation, any documents required in connection with the continuation or creation or perfection of liens in connection therewith; and

(c)           the Debtors shall enter into or issue, as the case may be, the New Subordinated Notes, and any documents or agreements in connection therewith, including, without limitation, any documents required in connection with the continuation or creation or perfection of liens in connection therewith.

2.             Class 3 Rejection.  If Class 3 Acceptance does not occur, on the Effective Date, the Reorganized Debtors shall enter into the Cram-Down Indenture, the Cram-Down Notes, and any documents or agreements in connection therewith, including, without limitation, any documents required in connection with the continuation or creation or perfection of liens in connection therewith.

C.            Funding for Cash Distributions to Occur Under the Plan

If Class 3 Acceptance occurs, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan:

(a)                   to the Holders of Allowed Mortgage Note Claims will be obtained from (i) the Available Balance Sheet Cash, (ii) the Debtors’ Cash balances, (iii) proceeds from the issuance of the New Subordinated Notes, and (iv) proceeds from borrowings under the New First Lien Credit Agreement; and

(b)                  to all other Holders of Claims entitled to payment will be obtained from the Reorganized Debtors’ Cash balances.

If Class 3 Acceptance does not occur, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan:

(a)                                                         to the Holders of Allowed Mortgage Note Claims will be obtained from the Available Balance Sheet Cash and the Debtors’ Cash balances; and

(b)                                                        to all other Holders of Claims entitled to payment will be obtained from the Reorganized Debtors’ Cash balances.

D.            Corporate Governance; Employment and Compensation

1.             Articles of Incorporation, Certificate of Designations and Bylaws

Subject to Article IV.A, the Reorganized Debtors shall continue to be bound by the existing partnership agreements, articles of incorporation and bylaws of the Debtors, as applicable, and such partnership agreements, articles of incorporation and bylaws shall, among other things, prohibit the issuance of nonvoting equity securities to

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the extent required by section 1123(a) of the Bankruptcy Code, except to the extent necessary to comply with applicable gaming regulations; provided that, upon or after the Effective Date the Debtors will be authorized and empowered to amend their respective organizational documents in accordance with each Debtor’s existing organizational documents and applicable law and change their corporate structure, including but not limited to reforming, with respect to each Debtor, as a corporation or limited liability company in the Reorganized Debtors’ sole discretion.

2.             Directors and Officers of the Reorganized Debtors

Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the initial officers, directors and executive committee members, as applicable, of each Reorganized Debtor will consist of the existing officers, directors and executive committee members of such Debtor.  The tenure of each officer, director and executive committee member of the Reorganized Debtors will be governed by the terms of the existing partnership agreements, articles of incorporation, or bylaws of the Debtors, as the same may be amended from time to time in accordance with this Plan, any existing employment agreements and applicable state law.

3.             Employment, Retirement, Indemnification and Other Related Agreements and Management Incentive Programs

As of the Effective Date, the Reorganized Debtors will have authority to: (a) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with its active directors, executive committee members, officers and employees, subject to the terms and conditions of any such agreement; and (b) adopt, execute and implement new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees, if any, as determined by the Reorganized Debtors’ directors and executive committee members, as applicable.  To the extent any existing employment, retirement, welfare, incentive, severance, indemnification or other agreement with its active directors, executive committee members, officers and employees constitutes an executory contract, such executory contract shall be assumed as of the Effective Date.

Notwithstanding the foregoing, the obligation of the Debtors to indemnify any person or entity serving at any time on the Petition Date or thereafter as one of their directors, executive committee members, officers, or employees by reason of such Person’s or entity’s service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors’ constituent documents or by a written agreement with the Debtors or in accordance with any applicable law shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date.

4.             Corporate Action.

The Reorganized Debtors have the authority to, without further act or action under applicable law, regulation, order or rule, and shall on the Effective Date: (a) if Class 3 Acceptance occurs, (i) enter into the New First Lien Credit Agreement, (ii) enter into the New Second Lien Indenture and issue the New Second Lien Notes, and (iii) issue the New Subordinated Notes and consummate the transactions contemplated thereunder; (b) if Class 3 Acceptance does not occur, enter into the Cram-Down Indenture and issue the Cram-Down Notes;  (c) make all other distributions provided for in the Plan pursuant to the terms set forth herein; and (d) adopt, execute, deliver and implement all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing.  In addition, any other matters provided for under the Plan involving the corporate structure of the Debtors or Reorganized Debtors or corporate action to be taken by or required of the Debtors or Reorganized Debtors will occur and be effective as of the Effective Date, if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by the partners, managers, directors or executive committee members of the Debtors or the Reorganized Debtors.

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E.             Preservation of Rights of Action

Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce any claims, demands, rights and Causes of Action that the Debtors or the Estates may hold against any entity, to the extent not released under Article IX.D. The Reorganized Debtors or their successors may pursue such retained claims, demands, rights or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successors holding such claims, demands, rights or Causes of Action.

F.             Cancellation and Surrender of Instruments, Securities and Other Documentation

Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III, the Mortgage Notes and any securities, notes, documents and instruments which evidence such Claims shall (1) be canceled and (2) have no further force and effect other than the right to participate in distributions, if any, provided under the Plan in respect of such Claims, without any further action on the part of the Debtors or Reorganized Debtors.  The holders of or parties to such canceled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no distribution under the Plan will be made to or on behalf of any holder of an Allowed Claim evidenced by such canceled instruments or securities unless and until such instruments or securities are received by the applicable Disbursing Agent or Indenture Trustee to the extent required in Article VI.H.

On the Effective Date, the Indenture shall be cancelled, except for purposes of effectuating the distributions under the Plan and allowing the Indenture Trustee to retain all charging liens pursuant to the terms of the Indenture with respect to distributions under the Plan.  Except as otherwise provided in the Plan, the Debtors, on the one hand, and the Indenture Trustee, on the other hand, will be released from any and all obligations under the Indenture except with respect to the distributions required to be made to the Indenture Trustee as provided in the Plan or with respect to such other rights of the Indenture Trustee that, pursuant to the terms of the Indenture, survive the termination of the Indenture.

G.            Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes

The General Manager, Chief Executive Officer, President and Chief Financial Officer of the Debtors or the Reorganized Debtors, as applicable, will be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan.  The Secretary of the Debtors or the Reorganized Debtors, as applicable, will be authorized to certify or attest to any of the foregoing actions.   Pursuant to section 1146(c) of the Bankruptcy Code, the following will not be subject to any stamp Tax, real estate transfer Tax or similar Tax: (1) the vesting of the assets of the Estate in the Reorganized Debtors on the Effective Date; (2) the creation of any mortgage, deed of trust, lien or other security interest pursuant to the terms of the Plan; (3) the assumption of any executory contract or unexpired lease or the making or assignment of any lease or sublease; (4) if Class 3 Acceptance occurs, the entry into the New First Lien Credit Agreement and the issuance of the New Second Lien Notes; (5) if Class 3 Acceptance does not occur, the issuance of the Cram-Down Notes; or (6) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan.

H.            Substantive Consolidation

The Debtors’ request for confirmation of the Plan also is a motion by the Debtors that the Confirmation Order include provisions ordering the substantive consolidation of the Estates into a single consolidated Estate for the limited purposes of confirming and consummating the Plan, including, but not limited to, voting and distribution.  If substantive consolidation of all of the Estates is ordered, then on and after the Effective Date, all assets and liabilities of the Debtors shall be treated as though they were merged into the Joint Venture for the limited purposes of confirming and consummating the Plan, including, but not limited to, voting and distribution.

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The Debtors believe that the limited substantive consolidation provided for in the Plan is legally justified, is in the best interest of the Debtors’ Estates and will promote a more expeditious and streamlined distribution and recovery process for all creditors.  As had been disclosed in the Debtors’ historic public filings, SLCC  was established solely for the purpose of serving as a co-issuer of the Mortgage Notes and, as such, does not have, and has never had, any operations, assets, or revenues.  Thus, SLCC’s creditors, effectively treated the Debtors as a single economic unit and did not rely on the Debtors’ separate identity in extending credit.  In addition, the proposed substantive consolidation will not affect the legal and organizational structure of the Reorganized Debtors or their separate corporate existences or any prepetition or postpetition guarantees, liens, or security interests that are required to be maintained under the Bankruptcy Code, under the Plan, any contract, instrument, or other agreement or document pursuant to the Plan (including the New First Lien Credit Agreement, the New Second Lien Indenture, the New Subordinated Notes or the Cram-Down Notes, as applicable), or, any contracts or leases that were assumed or entered into during the Chapter 11 Cases.  Accordingly, substantive consolidation of SLCC with the Joint Venture will not affect creditor recoveries or prejudice any creditor rights in any manner whatsoever.

ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES

A.            Assumption and Rejection of Executory Contracts and Unexpired Leases

Any executory contract and unexpired lease that (i) has not expired by its own terms on or prior to the Effective Date, (ii) has not been assumed or rejected by the Debtors during the pendency of the Chapter 11 Cases, (iii) is not listed in a Plan Supplement as executory contracts or unexpired leases to be rejected, and (iv) is not the subject of a pending motion to reject such executory contract or unexpired lease, shall be deemed assumed by the Debtors as of immediately prior to the Effective Date, and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of any such assumption pursuant to section 365(a) and 1123 of the Bankruptcy Code.  Any executory contract or unexpired lease listed in a Plan Supplement as an executory contract or unexpired lease to be rejected by the Debtors shall be deemed rejected by the Debtors as of immediately prior to the Effective Date, and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of any such rejection pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

B.            Claims Based on Rejection of Executory Contracts or Unexpired Leases

All proofs of claim arising from the rejection (if any) of executory contracts or unexpired leases must be filed with the Claims Agent by no later than 30 days after the earlier of:  (i) the date of entry of an order of the Bankruptcy Court approving any such rejection and (ii) the Effective Date.  Any Claims arising from the rejection of an executory contract or unexpired lease for which no proof of claim was timely filed will be forever barred from assertion against the Debtors or the Reorganized Debtors, their Estates and property.  All such Claims shall, as of the Effective Date, be subject to the discharge and permanent injunctions set forth in this Plan.

C.            Cure of Defaults for Executory Contracts and Unexpired Leases Assumed Pursuant to Plan

Any monetary amounts by which an executory contract or unexpired lease to be assumed pursuant to this Plan is in default shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree.  In the event of any dispute regarding the amount of any cure payments, (i) the Bankruptcy Court will retain jurisdiction to adjudicate any such dispute, and (ii) if the Bankruptcy Court determines that any such disputed cure amount is required to be paid (in full or in part) by the Debtors pursuant to section 365(b)(1) of the Bankruptcy Code, the Debtors will pay such cure amount in the ordinary course following entry of the Bankruptcy Court’s Final Order resolving such cure dispute, provided that, the Debtor or Reorganized Debtor shall have the right, following entry of such a Final Order fixing a cure amount (if any) to reject the applicable executory contract or unexpired lease and any such rejection shall be deemed to have occurred immediately prior to the Effective Date.

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D.            Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as executory contracts under the Plan.  On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims.

ARTICLE VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.            Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in this Plan, distributions to Holders of Claims that are Allowed as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (i) 60 days after the Effective Date or (ii) such later date when the applicable conditions of Article V.C (regarding cure payments for executory contracts and unexpired leases being assumed), Article VI.D.2 (regarding undeliverable distributions) or Article VI.H (regarding surrender of canceled instruments and securities) are satisfied.  Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Article VII.C.

B.            Method of Distributions to Holders of Claims

The Reorganized Debtors, or such Third Party Disbursing Agents as the Reorganized Debtors may employ in their sole discretion, and the Indenture Trustee with respect to distributions to Holders of Allowed Mortgage Note Claims, will make all distributions of Cash and other instruments or documents required under the Plan.  Each Disbursing Agent and the Indenture Trustee will serve without bond, and any Disbursing Agent or the Indenture Trustee may employ or contract with other entities to assist in or make the distributions required by the Plan.

On the Effective Date, the Reorganized Debtors shall coordinate with the Indenture Trustee to effectuate the delivery of (i) if Class 3 Acceptance occurs, the New Second Lien Notes and Cash distributions required under the Plan, or (ii) if Class 3 Acceptance does not occur, the Cram-Down Notes and Cash distributions required under the Plan, to the Holders of Allowed Mortgage Note Claims.

C.            Compensation and Reimbursement for Services Related to Distributions

Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from the Reorganized Debtors, without further Bankruptcy Court approval, such reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services as may be agreed to by the Debtors or Reorganized Debtors.  These payments will be made on terms agreed to with Reorganized Debtors and will not be deducted from distributions to be made pursuant to the Plan to Holders of Allowed Claims receiving distributions from a Third Party Disbursing Agent.

The Indenture Trustee shall not be required to give any bond or surety or other security for the performance of its duties as Disbursing Agent or stock transfer agent unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent or stock transfer agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

D.            Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.             Delivery of Distributions

Each distribution to a Holder of an Allowed Claim entitled to distribution will be made by the Disbursing Agent to the address set forth in (a) such Holder’s proof of claim (if any) or (b) the Debtors’ schedules of assets and liabilities, provided that, the Indenture Trustee will make distributions to Holders of Allowed Mortgage Note Claims in accordance with the addresses contained in its records.

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2.             Undeliverable Distributions Held by Disbursing Agents and Indenture Trustee

a.             Holding of Undeliverable Distributions

Subject to Article VI.D.2.c, undeliverable distributions will remain in the possession of the applicable Disbursing Agent or Indenture Trustee pursuant to this Article VI.D.2.a until such time as a distribution becomes deliverable.  Subject to Article VI.D.2.c, undeliverable New Second Lien Notes or Cram-Down Notes, as applicable, will be held by the Indenture Trustee for the benefit of the potential claimants of such securities.

b.             After Distributions Become Deliverable

The Disbursing Agent or Indenture Trustees, as applicable, will promptly make all distributions that become deliverable to Holders of Allowed Claims.

c.             Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by the Disbursing Agent or Indenture Trustee within two years after the Effective Date will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their property.  If any New Second Lien Notes or Cram-Down Notes, as applicable, remain unclaimed at the end of such period, those New Second Lien Notes or Cram-Down Notes, as applicable, will be surrendered to the Reorganized Debtors for cancellation. Nothing contained in the Plan will require the Debtors, Reorganized Debtors, Disbursing Agent or Indenture Trustee to attempt to locate any holder of an Allowed Claim.

E.             Distribution Record Date

The Debtors, Reorganized Debtors, Disbursing Agent or Indenture Trustee will have no obligation to recognize the transfer or sale of any Mortgage Note Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those Holders of Mortgage Note Claims who are Holders of such Claims as of the close of business on the Distribution Record Date.

F.             Means of Cash Payments

Except as otherwise specified herein, Cash payments made pursuant to the Plan will be in U.S. currency by checks drawn on a domestic bank selected by the Debtors or Reorganized Debtors or, at the option of the Debtors or Reorganized Debtors, by wire transfer from a domestic bank; provided that, Cash payments to foreign holders of Allowed Claims may be made, at the option of the Debtors or Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

G.            Minimum Distributions

In the event that any distribution to be made to a Holder of an Allowed General Unsecured Claim (on account of the principal amount of such Allowed General Unsecured Claims) in the aggregate totals less than $15,000, the Debtors, the Reorganized Debtors, and the Disbursing Agent, as applicable, shall make any such distribution in a single lump sum on the Effective Date, without interest.

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H.            Surrender of Canceled Instruments or Securities

1.             Tender of Mortgage Notes.  Except as provided in Article VI.H.2 for lost, stolen, mutilated or destroyed Mortgage Notes, as a precondition to receiving any distributions provided for under the Plan, each Holder of an Allowed Mortgage Note Claim must tender the applicable Mortgage Notes to the Indenture Trustee in accordance with a letter of transmittal to be provided to such Holders by the Indenture Trustee as promptly as practicable following the Effective Date.  All surrendered Mortgage Notes will be marked as canceled and delivered.

2.             Lost, Stolen, Mutilated or Destroyed Mortgage Notes.  Any Holder of an Allowed Mortgage Note Claim with respect to which the underlying Mortgage Notes have been lost, stolen, mutilated or destroyed must, in lieu of surrendering such notes, deliver to the Indenture Trustee: (a) evidence satisfactory to the Indenture Trustee of the loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Indenture Trustee to hold the Indenture Trustee and the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Mortgage Note Claim.  Upon compliance with this Article VI.H.2 by a Holder of an Allowed Mortgage Note Claim, such Holder will, for all purposes under the Plan, be deemed to have surrendered the applicable Mortgage Note.

3.             Failure to Surrender Mortgage Notes.  Any Holder of an Allowed Mortgage Note Claim that fails to surrender or is deemed not to have surrendered the applicable Mortgage Notes within two years after the Effective Date will to the fullest extent permitted by law have its right to distributions pursuant to the Plan on account of such notes discharged and will be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property.  In such case, any New Second Lien Notes or Cram-Down Notes, as applicable, held for distribution on account of such Allowed Mortgage Note Claim will be treated pursuant to the provisions set forth in Article VI.D.2.c.

ARTICLE VII.
PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.            Prosecution of Objections to Claims

Pursuant to the Bar Date Order, the Bankruptcy Court established August 17, 2012 as the general deadline for filing proofs of Claim against the Debtors or the Estates, as well as certain other deadlines and procedures relating to the filing of proofs of Claim.  After the Confirmation Date, only the Debtors or the Reorganized Debtors, as applicable, will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court.  After the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

B.            Treatment of Disputed Claims

Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claims until such Claim becomes an Allowed Claim.

C.            Distributions on Account of Disputed Claims Once Allowed

The Disbursing Agent or Indenture Trustee, as applicable, will promptly make all distributions on account of any Disputed Claim that has become an Allowed Claim. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class.

D.            Estimation

The Debtors or the Reorganized Debtors, as the case may be, may at any time request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim. The Bankruptcy Court will retain

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jurisdiction to estimate any Claim at any time, including during proceedings concerning any objection to such Claim. If the Bankruptcy Court estimates any Disputed Claim, such estimated amount may constitute either (i) the Allowed amount of such Claim, (ii) the amount on which a reserve is to be calculated for purposes of any reserve requirement under the Plan, or (iii) a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as the case may be, may elect to object to ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

ARTICLE VIII.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.            Conditions Precedent to Confirmation

The Confirmation of this Plan shall be conditioned upon, and shall not occur, unless and until each of the following conditions have been satisfied or waived pursuant to the terms of this Article VIII:

(i)            The Bankruptcy Court shall have entered a Final Order, in form and in substance acceptable to the Debtors, approving the Disclosure Statement with respect to this Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

(ii)           This Plan and all schedules, documents, supplements and exhibits relating to this Plan, including, but not limited to, any Plan Supplement, shall have been filed in form and in substance acceptable to the Debtors and, if Class 3 Acceptance occurs, reasonably acceptable to the Required Consenting Mortgage Noteholders.

(iii)          The proposed Confirmation Order shall be in form and substance acceptable to the Debtors and, if Class 3 Acceptance occurs, reasonably acceptable to the Required Consenting Mortgage Noteholders.

B.    Conditions Precedent to the Effective Date

The Effective Date shall be conditioned upon, and shall not occur, and the Plan shall not be consummated unless and until each of the following conditions have been satisfied or waived pursuant to the terms of this Article VIII:

(i)            The Confirmation Order, in form and substance acceptable to the Debtors, shall have become a Final Order.

(ii)           If Class 3 Acceptance occurs, the New First Lien Credit Agreement and the other documents effectuating the New First Lien Credit Agreement shall be in form and substance acceptable to the Debtors and reasonably acceptable to the Required Consenting Mortgage Noteholders and shall have been executed and delivered by the parties thereto.

(iii)          If Class 3 Acceptance occurs, the New Second Lien Indenture, the New Second Lien Notes and the other documents effectuating the New Second Lien Indenture shall be in form and substance acceptable to the Debtors and reasonably acceptable to the Required Consenting Mortgage Noteholders and shall have been executed and delivered by the parties thereto.

(iv)          If Class 3 Acceptance occurs, the New Subordinated Notes and the other documents effectuating the New Subordinated Notes shall be acceptable in form and substance to the Debtors and the Partners and shall have been executed and delivered by the parties thereto.

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(v)           If Class 3 Acceptance does not occur, the Cram-Down Indenture, the Cram-Down Notes and the other documents effectuating the Cram-Down Notes shall be acceptable in form and substance to the Debtors and shall have been executed and delivered by the parties thereto.

(vi)          The Debtors or the Reorganized Debtors, as applicable, shall have paid in Cash in full all of the Prepetition Payments (as defined in the Cash Collateral Stipulation) and Adequate Protection Payments (as defined in the Cash Collateral Stipulation) that are due and owing as of the Effective Date; provided that, as to any Adequate Protection Payments that have not been invoiced to the Debtors at least five (5) Business Days in advance of the Effective Date, the Debtors may pay such Adequate Protection Payments as soon as practicable after the Effective Date and such payment after the Effective Date shall not be deemed a failure of the condition set forth in this Article VIII.B(vi).

(vii)         All actions necessary to implement this Plan shall have been completed.

(viii)        All material consents, actions, documents, certificates and agreements necessary to implement this Plan, including any required governmental or regulatory consents, shall have been obtained, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws.

C.            Waiver of Conditions Precedent

The Debtors shall have the right to waive any of the conditions precedent set forth in Article VIII of this Plan at any time without leave of or notice to the Bankruptcy Court and without any formal action other than proceeding with consummation of this Plan.  Further, the stay of the Confirmation Order, pursuant to Bankruptcy Rule 3020(e), shall be deemed waived by entry of the Confirmation Order; provided that, (i) if Class 3 Acceptance occurs, any waiver of the conditions set forth in Article VIII.B(ii) and (iii) shall require the consent of the Required Consenting Mortgage Noteholders (such consent not to be unreasonably withheld) and (ii) any waiver of the conditions set forth in Article VIII.B(vi) shall require the consent of the Indenture Trustee.

D.            Effect of Nonoccurrence of Conditions to the Effective Date

Subject to Article XI.C, if each of the conditions to the Effective Date is not satisfied, then upon motion by the Debtors or any party in interest made before the time that each of such conditions has been satisfied and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order may be vacated by the Bankruptcy Court; provided that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is satisfied before the Bankruptcy Court enters an order granting such motion.  If the Confirmation Order is vacated pursuant to this Article VIII.D, (1) the Plan will be null and void in all respects, including with respect to: (a) the discharge of Claims pursuant to section 1141 of the Bankruptcy Code; (b) the assumptions of Executory Contracts and Unexpired Leases pursuant to Article V.A; and (c) the releases described in Article IX.D; and (2) nothing contained in the Plan will: (a) constitute a waiver or release of any Claims by or against, or any Equity Interest in, the Debtors; or (b) prejudice in any manner the rights of the Debtors or any other party in interest.

ARTICLE IX.
DISCHARGE, RELEASES, INJUNCTION
AND SETTLEMENT

A.            Discharge of Claims

Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims against the Debtors arising on or before the Effective Date, including any interest accrued on Claims from the Petition Date.  In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of a discharge of all Claims and other

21

debts and liabilities against the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim.

B.            Claims Enjoined

Except as provided in the Plan or the Confirmation Order or agreed to by the Debtors or the Reorganized Debtors, as of the Effective Date all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged pursuant to the terms of the Plan will be permanently enjoined from taking any enforcement actions on account of any such discharged Claim, debt or other liability, including, but not limited to, (i) commencing or continuing in any manner any action or other proceeding, (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order, (iii) creating, perfecting or enforcing any lien or encumbrance, (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors, and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the terms of the Plan.

C.            Global Settlement

Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement, and the Plan constitutes a request to authorize and approve such compromise and settlement, of all Claims among the Debtors, the Reorganized Debtors, the Released Parties and any Person (the “Global Settlement”).  Any distributions or contributions (including the proceeds from the New Subordinated Notes) to be made pursuant to the Plan shall be made on account of and in consideration of the Global Settlement, which, upon the Effective Date of the Plan, shall be binding on the Debtors and their Estates, the Reorganized Debtors, the Released Parties and all Holders of Claims against and Equity Interests in any Debtor.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the Global Settlement and the Bankruptcy Court’s finding that the Global Settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Equity Interests, and that the Global Settlement is fair, equitable, and reasonable, and otherwise satisfies the requirements of Bankruptcy Rule 9019.

D.            Releases

As of the Effective Date, each of the Released Parties and each of their respective Related Persons shall be, and shall be deemed to be, released from all claims owned, held, or which could have been, or may be asserted by, any other Released Party whether prior to or subsequent to the Petition Date but in all cases not subsequent to the Effective Date arising from or related to the Debtors, their assets, businesses, property or estates, the Chapter 11 Cases, the Disclosure Statement, this Plan or the solicitation of votes on this Plan; provided that, nothing herein will in any way limit or modify any and all debts or obligations of the Released Parties or the substantial consummation obligations of the Released Parties, as required under the Plan, all agreements entered into in connection with the Plan, or any prior order of the Bankruptcy Court.  As of the Effective Date, for good and valuable consideration, including, but not limited to, the funding under the New Subordinated Notes, each Holder of a Claim or Equity Interest shall, and shall be deemed to, release the Released Parties and each of their respective Related Persons from any and all claims, whether arising prior to or subsequent to the Petition Date but in all cases not subsequent to the Effective Date arising from or related to the Debtors, their assets, businesses, property or estates, the Chapter 11 Cases, the Disclosure Statement, this Plan or the solicitation of votes on this Plan; provided that, these releases will have no effect on the liability of any Released Party arising out of gross negligence or willful misconduct; and provided further that, nothing herein will in any way limit or modify any and all debts or obligations owed to such a Holder pursuant to this Plan or prior order of the Bankruptcy Court.  As used in this paragraph, “claims” shall include, without limitation, any and all claims, debts, demands, obligations, rights, causes of action, or liabilities whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, suspected or unsuspected, foreseen or unforeseen, now existing or hereafter arising, in law, equity or otherwise (including, but not limited to, those arising under section 541-550 of the Bankruptcy Code).  It is the intent of the parties that this release be general and interpreted as broadly as possible under applicable law.

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E.             Exculpation

The Released Parties and each of their respective Related Persons shall incur no liability to any Holder of a Claim or Equity Interest for any act, event, or omission in connection with, or arising out of, the Chapter 11 Cases, the Confirmation of the Plan, the solicitation in connection with the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, in each case relating to any fact or circumstance existing prior to or as of the Effective Date.  The Debtors and their Related Persons have, and are deemed to have, participated in good faith (within the meaning of section 1125(e) of the Bankruptcy Code) and in compliance with the applicable provisions of the Bankruptcy Code with respect to the solicitation of acceptances or rejections of the Plan and the distributions made pursuant to the Plan.  Specifically, pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and their Related Persons shall not have any liability for any violation of any applicable law, rule or regulation arising from or connected with (i) the transmittal of solicitation packages (including transmittal of the Plan and Disclosure Statement), (ii) the solicitation of votes to accept or reject the Plan, or (iii) the offer, issuance, sale or purchase of any securities offered or sold under or in connection with the Plan.

F.             Supplemental Injunction

In order to preserve and promote the settlements contemplated by and provided for in the Plan and as described in this Article, except as otherwise expressly provided in the Plan or the Confirmation Order, all Persons and any Person claiming by or through them, which have held or asserted, which currently hold or assert, or which may hold or assert any Claims or any other Causes of Action, obligations, suits, judgments, damages, debts, rights, remedies, or liabilities of any nature whatsoever, and all Equity Interests, or other rights of a Holder of an equity security or other ownership interest, against any of the Released Parties based upon, attributable to, arising out of or relating to any Claim against or Equity Interest in any of the Debtors, whenever and wherever arising or asserted, whether sounding in tort, contract, warranty or any other theory of law, equity or admiralty, shall be, and shall be deemed to be, permanently stayed, restrained and enjoined from taking any action against any of the Released Parties for the purpose of directly or indirectly collecting, recovering or receiving any payment or recovery with respect to any such Claims or other Causes of Action, obligations, suits, judgments, damages, debts, rights remedies or liability, and all Equity Interests or other rights of a Holder of an equity security or other ownership interest, arising prior to the Effective Date, including, but not limited to (i) commencing or continuing in any manner any action or other proceeding, (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order, (iii) creating, perfecting or enforcing any lien or encumbrance, (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any Released Party, and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the terms of the Plan.

Bankruptcy Rule 3016 Compliance.  The Debtors’ compliance with the formal requirements of Bankruptcy Rule 3016(c) shall not constitute an admission that the Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

Consent to Injunction.  By accepting distributions pursuant to the Plan, each Holder of a Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in this Article.

ARTICLE X.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:

i.              Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance, priority or classification of Claims or Equity Interests;

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ii.             Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

iii.            Resolve any matters related to the assumption of any executory contract and unexpired lease to which a Debtor is a party or with respect to which a Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any disputed cure amount;

iv.            Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

v.             Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors or the Reorganized Debtors that may be pending on the Effective Date or brought thereafter prior to the closing of the Chapter 11 Cases;

vi.            Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

vii.           Resolve any case, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

viii.          Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement, the Plan Supplement, or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement, the Plan Supplement, or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

ix.            Issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

x.             Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

xi.            Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; and

xii.           Enter a final decree closing the Chapter 11 Cases.

ARTICLE XI.
MISCELLANEOUS PROVISIONS

A.            Dissolution of Committee

On the Effective Date, the Committee will dissolve and the members of the Committee and any of its Professionals will be released and discharged from all duties and obligations arising from or related to the Chapter 11 Cases. The Professionals retained by the Committee and the respective members thereof will not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for services

24

rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Article III.A.1.d and in connection with any appeal of the Confirmation Order.

B.            Modification of the Plan

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, upon not less than ten days’ prior written notice, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend or modify the Plan before its substantial consummation; provided that if Class 3 Acceptance occurs, any alterations, amendments or modifications of the Plan shall require the consent of the Required Consenting Mortgage Noteholders (such consent not to be unreasonably withheld).  In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Claims or Equity Interests pursuant to this Plan, the Debtor may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Confirmation Order or any related documents, with respect to such matters as may be necessary to carry out the purposes and effects of this Plan.

C.            Revocation of the Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then the Plan will be null and void in all respects, and nothing contained in the Plan will: (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors, (2) prejudice in any manner the rights of the Debtors or any other party in interest, or (3) constitute an admission of any sort by the Debtors of any other party in interest.

D.            Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision then will be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan to the extent that the general intent of the Plan can be effectuated will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

E.             Successors and Assigns

The rights, benefits and obligations of any entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

F.             Issuance of Notes Under Plan

The issuance of the Second Lien Notes or the Cram-Down Notes, as applicable, to the Holders of Allowed Mortgage Note Claims shall be exempt from registration under the Securities Act of 1933, as amended and similar state or local laws pursuant to section 1145 of the Bankruptcy Code.  The Confirmation Order shall include a finding and conclusion, binding upon all parties to the Chapter 11 Cases, the Securities and Exchange Commission and all state regulatory enforcement agencies, to the effect that such offer, issuance and sale fall within the exemption set forth in section 1145 of the Bankruptcy Code.

[The remained of this page intentionally left blank.]

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G.            Filing of Additional Documents

On or before substantial consummation of the Plan, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Dated: July 27, 2012

Respectfully submitted,

CIRCUS AND ELDORADO JOINT VENTURE

By:	Stephanie S. Lepori /s/
Name:	Stephanie Lepori
Title:	Chief Accounting and Financial Officer

SILVER LEGACY CAPITAL CORP.

By:	Stephanie S. Lepori /s/
Name:	Stephanie Lepori
Title:	Chief Accounting and Financial Officer

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EXHIBIT B

Financial Projections

Financial Projections

Reference is made to the Disclosure Statement for Debtors’ First Amended Joint Plan of Reorganization (Dated June 1, 2012) (the “Disclosure Statement”) to which these Financial Projections are attached.  Capitalized terms used and not otherwise defined herein shall have those meanings ascribed to them in the Disclosure Statement.  The Financial Projections should be considered in conjunction with, and are subject to, the Disclosure Statement (including, but not limited to, the “Risk Factors” set forth in Section VII of the Disclosure Statement), the Plan and the Plan Supplement, each of which is incorporated by reference herein.

The Financial Projections consist of a projected statement of operations (the “Income Statement”), a projected, pro forma statement of financial position (the “Balance Sheet”), and a projected cash flow statement (the “Cash Flow Statement”) for the time period from January 1, 2012 through December 31, 2016.1 The Financial Projections are based on the actual and projected results of the Debtors’ and Reorganized Debtors’ ongoing business operations for the forecast period.  Projected results for the fiscal year ending December 31, 2012 are shown on a full year basis and for the quarter ending December 31, 2012 based on an assumed Effective Date for the Plan of September 30, 2012, which Effective Date was assumed for purposes of the Financial Projections.  The Financial Projections are based on the Debtors’ 2012 business plan adjusted for actual financial performance through May 2012 and an updated outlook for the rest of the year as of June 2012.  The Financial Projections are presented for two scenarios:  (i) a Plan that effectuates the Consensual Treatment alternative for Class 3: Allowed Mortgage Note Claims; and (ii) a Plan that effectuates the Cram-Down Treatment alternative for Class 3: Allowed Mortgage Note Claims.2  Additionally, a balance sheet (the “Pro Forma Balance Sheet”) has been provided as of the assumed Effective Date of September 30, 2012 with pro forma adjustments to account for the reorganization and related transactions pursuant to the Plan.  The Balance Sheet may not be in accordance with generally accepted accounting practices.

THE DEBTORS’ MANAGEMENT PREPARED THE FINANCIAL PROJECTIONS WITH THE ASSISTANCE OF THEIR PROFESSIONALS.  THE DEBTORS’ MANAGEMENT DID NOT PREPARE SUCH FINANCIAL PROJECTIONS TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS (“AICPA”) OR THE RULES AND REGULATIONS OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.  THE DEBTORS’ INDEPENDENT ACCOUNTANTS HAVE NEITHER COMPILED NOR EXAMINED THE FINANCIAL PROJECTIONS THAT ACCOMPANY THE DISCLOSURE STATEMENT AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE FINANCIAL PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE FINANCIAL PROJECTIONS, AND DISCLAIM ANY ASSOCIATION WITH THE FINANCIAL PROJECTIONS.  EXCEPT FOR PURPOSES OF THE DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH FINANCIAL PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.

MOREOVER, THE FINANCIAL PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  THESE STATEMENTS ARE SUBJECT TO A NUMBER OF

1 The Balance Sheet is projected as of September 30, 2012, and thereafter annually at the end of each calendar year.

2 See Section III of the Disclosure Statement for a discussion of the alternative treatment scenarios for Class 3.

ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS OR THE REORGANIZED DEBTORS, INCLUDING THE CONSUMMATION AND IMPLEMENTATION OF THE PLAN, ACHIEVING OPERATING EFFICIENCIES, MAINTENANCE OF GOOD EMPLOYEE RELATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, NATURAL DISASTERS AND UNUSUAL WEATHER CONDITIONS, ACTS OF TERRORISM OR WAR, INDUSTRY-SPECIFIC RISK FACTORS (AS DETAILED IN ARTICLE VII OF THE DISCLOSURE STATEMENT ENTITLED “RISK FACTORS”), AND OTHER MARKET AND COMPETITIVE CONDITIONS.  HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE.  ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH WILL BE BEYOND THE DEBTORS’ OR REORGANIZED DEBTORS’ CONTROL.  THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR TO THE DEBTORS’ OR REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS.  SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT.  MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTORS PREPARED THE FINANCIAL PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER.  THE DEBTORS AND THE REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE ON WHICH THE DISCLOSURE STATEMENT IS INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.  THEREFORE, THE FINANCIAL PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE FINANCIAL PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

SCENARIO 1

PLAN EFFECTUATES CONSENSUAL TREATMENT
OF CLASS 3: ALLOWED MORTGAGE NOTE CLAIMS

REORGANIZED DEBTORS’ PROJECTED INCOME STATEMENT

(CONSENSUAL SCENARIO)

	10/1/2012	Fiscal Year Ended December 31,
($ in millions)	Thru 12/31/12	2012E	2013E	2014E	2015E	2016E

Revenue
Casino	$14.4	$62.2	$66.1	$67.1	$68.1	$69.4
Rooms	6.6	30.7	32.8	33.3	33.5	34.5
Food & Beverage	7.8	32.0	34.0	34.5	35.0	35.7
Other	1.9	8.0	8.5	8.6	8.7	8.9
Gross Revenue	$30.7	$132.8	$141.4	$143.5	$145.4	$148.4
Less: Promotional Allowances	(4.1)	(17.0)	(18.1)	(18.4)	(18.6)	(19.0)
Net Revenue	$26.6	$115.8	$123.3	$125.2	$126.7	$129.4

Operating Expenses
Casino	$6.1	$24.6	$25.9	$26.3	$26.7	$27.1
Rooms	2.6	11.2	11.9	12.1	12.2	12.5
Food & Beverage	7.1	28.3	30.1	30.6	31.1	31.6
Other Operating	1.8	6.8	7.2	7.2	7.3	7.5
Selling, General and Administrative	6.8	27.7	28.7	29.1	29.5	30.0
Depreciation	3.2	12.8	11.4	10.9	10.3	10.1
Total Operating Expenses	$27.6	$111.4	$115.2	$116.2	$117.1	$118.9

Operating Income	($1.0)	$4.4	$8.1	$9.0	$9.6	$10.5

Other (Income) Expenses
Interest Expense, Net	$2.7	$13.6	$10.6	$10.5	$11.1	$11.4
Professional Fees	--	8.8	--	--	--	--
Other Expenses / (Income)	--	(0.6)	--	--	--	--
(Gain) / Loss on Extinguishment of Debt	--	(22.5)	--	--	--	--
Total Other (Income) Expenses	$2.7	($0.7)	$10.6	$10.5	$11.1	$11.4

Net Income	($3.6)	$5.0	($2.5)	($1.5)	($1.5)	($0.9)

EBITDA[3]	$2.2	$17.1	$19.5	$19.9	$19.9	$20.6

3 Defined as Net Income plus interest expense (net), depreciation, professional fees, other expenses/(income) and (gain)/loss of extinguishment of debt.

REORGANIZED DEBTORS’ PROJECTED BALANCE SHEET STATEMENT

(CONSENSUAL SCENARIO)

	Projected	Adjustments	Pro Forma	Fiscal Year Ended December 31,
($ in millions)	9/30/2012		9/30/2012	2012E	2013E	2014E	2015E	2016E

Assets
Cash and Cash Equivalents	$32.3	($22.3)	$10.0	$12.0	$14.0	$15.6	$16.9	$19.5
Accounts Receivable	3.0	--	3.0	3.0	3.2	3.3	3.3	3.4
Inventories	2.0	--	2.0	2.0	2.2	2.2	2.2	2.3
Prepaid Expense and Other	5.9	--	5.9	3.5	3.7	3.8	3.8	3.9
Current Assets	$43.4	($22.3)	$21.0	$20.6	$23.1	$24.8	$26.3	$29.0

Property and Equipment, Net	$209.1	$--	$209.1	$206.8	$197.9	$192.0	$187.7	$183.6
Other Assets	8.8	2.4	11.2	11.0	10.3	9.7	9.0	8.3
Total Assets	$261.3	($20.0)	$241.3	$238.4	$231.3	$226.5	$223.0	$220.9

Liabilities
Accounts Payable	$6.4	($1.3)	$5.1	$4.8	$3.6	$3.7	$3.7	$3.8
Accrued Expenses	8.8	--	8.8	8.7	9.1	9.2	9.3	9.4
Accrued Interest	10.8	(10.8)	--	--	--	--	--	--
Current Liabilities	$26.1	($12.2)	$13.9	$13.6	$12.7	$12.9	$13.0	$13.2

Mortgage Notes	$142.8	($142.8)	$--	$--	$--	$--	$--	$--
New First Lien Term Loan Facility	--	70.0	70.0	70.0	62.0	54.0	46.0	38.0
New Second Lien Notes	--	27.5	27.5	28.3	31.8	35.6	40.6	46.3
New Subordinated Notes	--	15.0	15.0	15.2	16.0	16.8	17.6	18.5
Other Long-Term Liabilities	10.4	--	10.4	10.4	10.4	10.4	10.4	10.4
Total Liabilities	$179.3	($42.5)	$136.8	$137.5	$132.9	$129.7	$127.6	$126.4

Equity	$82.0	$22.5	$104.5	$100.9	$98.4	$96.9	$95.4	$94.5
Total Liabilities and Equity	$261.3	($20.0)	$241.3	$238.4	$231.3	$226.5	$223.0	$220.9

REORGANIZED DEBTORS’ PROJECTED CASH FLOW STATEMENT

(CONSENSUAL SCENARIO)

	10/1/2012	Fiscal Year Ended December 31,
($ in millions)	Thru 12/31/12	2012E	2013E	2014E	2015E	2016E

Operating Activities
Net Income	($3.6)	$5.0	($2.5)	($1.5)	($1.5)	($0.9)
Depreciation	3.2	12.8	11.4	10.9	10.3	10.1
Amortization of Financing Fees	0.2	0.2	0.7	0.7	0.7	0.7
Non-Cash Interest Expense	1.0	1.0	4.3	4.6	5.8	6.6
Change in Accrued Interest Liability	--	(4.7)	--	--	--	--
Change in Working Capital	2.1	0.2	(1.4)	0.0	0.0	0.0
(Gain) / Loss on Extinguishment of Debt	--	(22.5)	--	--	--	--
Cash from Operating Activities	$2.8	($8.0)	$12.4	$14.6	$15.4	$16.5

Investing Activities
Capital Expenditure	($0.8)	($2.5)	($2.5)	($5.0)	($6.0)	($6.0)
Cash from Investing Activities	($0.8)	($2.5)	($2.5)	($5.0)	($6.0)	($6.0)

Financing Activities
Mortgage Notes	$--	($92.8)	$--	$--	$--	$--
New First Lien Term Loan Facility	--	70.0	(8.0)	(8.0)	(8.0)	(8.0)
New Subordinated Notes	--	15.0	--	--	--	--
Financing Fees	--	(3.3)	--	--	--	--
Cash from Financing Activities	$--	($11.2)	($8.0)	($8.0)	($8.0)	($8.0)

Beginning Cash	$10.0	$33.7	$12.0	$14.0	$15.6	$16.9
Change in Cash	2.0	(21.7)	1.9	1.6	1.4	2.5
Ending Cash	$12.0	$12.0	$14.0	$15.6	$16.9	$19.5

SCENARIO 2

PLAN EFFECTUATES CRAM-DOWN TREATMENT
OF CLASS 3: ALLOWED MORTGAGE NOTE CLAIMS

REORGANIZED DEBTORS’ PROJECTED INCOME STATEMENT

(CRAM-DOWN SCENARIO)

	10/1/2012	Fiscal Year Ended December 31,
($ in millions)	Thru 12/31/12	2012E	2013E	2014E	2015E	2016E

Revenue
Casino	$14.4	$62.2	$66.1	$67.1	$68.1	$69.4
Rooms	6.6	30.7	32.8	33.3	33.5	34.5
Food & Beverage	7.8	32.0	34.0	34.5	35.0	35.7
Other	1.9	8.0	8.5	8.6	8.7	8.9
Gross Revenue	$30.7	$132.8	$141.4	$143.5	$145.4	$148.4
Less: Promotional Allowances	(4.1)	(17.0)	(18.1)	(18.4)	(18.6)	(19.0)
Net Revenue	$26.6	$115.8	$123.3	$125.2	$126.7	$129.4

Operating Expenses
Casino	$6.1	$24.6	$25.9	$26.3	$26.7	$27.1
Rooms	2.6	11.2	11.9	12.1	12.2	12.5
Food & Beverage	7.1	28.3	30.1	30.6	31.1	31.6
Other Operating	1.8	6.8	7.2	7.2	7.3	7.5
Selling, General and Administrative	6.8	27.7	28.7	29.1	29.5	30.0
Depreciation	3.2	12.8	11.4	10.9	10.3	10.1
Total Operating Expenses	$27.6	$111.4	$115.2	$116.2	$117.1	$118.9

Operating Income	($1.0)	$4.4	$8.1	$9.0	$9.6	$10.5

Other (Income) Expenses
Interest Expense, Net	$2.4	$13.3	$9.6	$9.6	$9.6	$9.5
Professional Fees	--	8.8	--	--	--	--
Other Expenses / (Income)	--	(0.6)	--	--	--	--
Total Other (Income) Expenses	$2.4	$21.6	$9.6	$9.6	$9.6	$9.5

Net Income	($3.4)	($17.2)	($1.4)	($0.6)	$0.1	$0.9

EBITDA[4]	$2.2	$17.1	$19.5	$19.9	$19.9	$20.6

4 Defined as net income plus interest expense (net), depreciation, professional fees, other expenses/(income) and (gain)/loss of extinguishment of debt.

REORGANIZED DEBTORS’ PROJECTED BALANCE SHEET STATEMENT

(CRAM-DOWN SCENARIO)

	Projected	Adjustments	Pro Forma	Fiscal Year Ended December 31,
($ in millions)	9/30/2012		9/30/2012	2012E	2013E	2014E	2015E	2016E

Assets
Cash and Cash Equivalents	$33.3	($23.3)	$10.0	$13.5	$19.5	$24.8	$29.2	$34.3
Accounts Receivable	3.0	--	3.0	3.0	3.2	3.3	3.3	3.4
Inventories	2.0	--	2.0	2.0	2.2	2.2	2.2	2.3
Prepaid Expense and Other	5.9	--	5.9	3.5	3.7	3.8	3.8	3.9
Current Assets	$44.3	($23.3)	$21.0	$22.1	$28.7	$34.1	$38.6	$43.9

Property and Equipment, Net	$209.1	$--	$209.1	$206.8	$197.9	$192.0	$187.7	$183.6
Other Assets	7.8	--	7.8	7.8	7.8	7.8	7.8	7.8
Total Assets	$261.3	($23.3)	$238.0	$236.7	$234.4	$234.0	$234.2	$235.3

Liabilities
Accounts Payable	$6.4	($1.3)	$5.1	$4.8	$3.6	$3.7	$3.7	$3.8
Accrued Expenses	8.8	--	8.8	8.7	9.1	9.2	9.3	9.4
Accrued Interest	10.8	(10.8)	--	2.4	2.4	2.4	2.4	2.4
Current Liabilities	$26.1	($12.2)	$13.9	$16.0	$15.1	$15.3	$15.4	$15.6

Mortgage Notes	$142.8	($142.8)	$--	$--	$--	$--	$--	$--
Cram-Down Notes	--	131.6	131.6	131.6	131.6	131.6	131.6	131.6
Other Long-Term Liabilities	10.4	--	10.4	10.4	10.4	10.4	10.4	10.4
Total Liabilities	$179.3	($23.3)	$156.0	$158.1	$157.2	$157.3	$157.5	$157.7

Equity	$82.0	$--	$82.0	$78.6	$77.2	$76.6	$76.7	$77.6
Total Liabilities and Equity	$261.3	($23.3)	$238.0	$236.7	$234.4	$234.0	$234.2	$235.3

REORGANIZED DEBTORS’ PROJECTED CASH FLOW STATEMENT

(CRAM-DOWN SCENARIO)

	10/1/2012	Fiscal Year Ended December 31,
($ in millions)	Thru 12/31/12	2012E	2013E	2014E	2015E	2016E

Operating Activities
Net Income	($3.4)	($17.2)	($1.4)	($0.6)	$0.1	$0.9
Depreciation	3.2	12.8	11.4	10.9	10.3	10.1
Change in Accrued Interest Liability	2.4	(2.3)	--	--	--	--
Change in Working Capital	2.1	0.2	(1.4)	0.0	0.0	0.0
Cash from Operating Activities	$4.3	($6.6)	$8.5	$10.3	$10.4	$11.1

Investing Activities
Capital Expenditure	($0.8)	($2.5)	($2.5)	($5.0)	($6.0)	($6.0)
Cash from Investing Activities	($0.8)	($2.5)	($2.5)	($5.0)	($6.0)	($6.0)

Financing Activities
Mortgage Notes	$--	($11.2)	$--	$--	$--	$--
Cash from Financing Activities	$--	($11.2)	$--	$--	$--	$--

Beginning Cash	$10.0	$33.7	$13.5	$19.5	$24.8	$29.2
Change in Cash	3.5	(20.2)	6.0	5.3	4.4	5.1
Ending Cash	$13.5	$13.5	$19.5	$24.8	$29.2	$34.3

I.                 Income Statement and Cash Flow Statement

(A)      Approach

The Income Statement consolidates the financial performance of the Debtors’ operations using an approach established by the Debtors’ management and professionals to forecast operating results.  The Income Statement is based on assumptions with respect to overall Reno-Sparks market conditions including competitive pressures and demographic characteristics as well as property-specific factors, such as gaming floor composition, room quality, size of property, and future projected capital expenditures.

The Financial Projections were prepared on a “bottom-up” basis for each revenue-contributing department.  Financial projections were then aggregated with selling, general and administrative (“SG&A”) expenses and reviewed by senior management to create the Financial Projections.

Certain reclassifications, which have no effect on reported net income (loss), are made to the Debtors’ publicly reported financial statements as compared to the Debtors’ internal financial statements utilized in the preparation of these projections.  Pursuant to the guidance in the 2011 AICPA Audit and Accounting Guide (Gaming), the Debtors’ reclassify the amounts paid under slot participation agreements from casino revenue to casino expense in the Debtors’ publicly reported financial statements.  Additionally, in accordance with industry practice, the retail value of food, beverage, rooms and other services furnished to customers on a complimentary basis (“complimentaries”) is included in gross revenues and then deducted as promotional allowances.  The Debtors’ reclassify the cost of providing these complimentaries from hotel, food and beverage and other operating expenses to casino expenses in the Debtors’ publicly reported financial statements to comply with SEC reporting guidelines.

Revenues were categorized into one of four categories: (i) Casino; (ii) Rooms; (iii) Food & Beverage; and (iv) Other.  Similarly, expenses were allocated to one of the same four categories or else to SG&A.  The estimates for each department were forecasted by analyzing key revenue drivers and anticipating the associated cost requirements.

(B)        Operational Drivers

Gross revenue represents aggregate revenues derived from casino operations, hotel operations, food and beverage, and other operations.  Net revenue represents gross revenue less promotional allowances, which include the retail value of accommodations, food and beverage and other services provided to casino patrons without charge (“complimentaries”).

Casino operating revenue is derived primarily from patrons wagering at table games and slot machines and other gaming operations.  Table games include blackjack, craps, roulette, Pai Gow Poker, Let It Ride®, Baccarat and Pai Gow.  Casino operating revenue is recognized as earned at the time the relevant services are provided.  Rooms revenue is derived from hotel rooms and suites rented to guests.  Hotel room revenue is recognized at the time the hotel rooms are provided to guests.

Food and beverage revenues are derived from food and beverage sales in the food outlets of the casino properties, including restaurants, room service, and banquets.  Food and beverage revenue is recognized at the time the relevant food and/ or beverage service is provided to guests.

Other revenues are comprised of revenues generated by our retail outlets, entertainment, other miscellaneous items, and the Debtors’ share of ballroom revenues.

(C)        Operating Expenses

Operating expense represents the direct costs associated with, among other things, operating casino and rooms departments, food and beverage outlets, and other operations, and also includes the cost of providing complimentaries.  These direct operating costs primarily relate to payroll, supplies and, in the case of food and beverage operations, the cost of goods sold.  SG&A expenses typically consist of utility costs, marketing and advertising, repairs and maintenance, insurance, administrative and general expenses, and real estate and property taxes.

(D)       Professional & Financing Fees

Professional fees were projected by examining the run-rate for Professionals billing at hourly and fixed-rates and account for success-related fees.  The projected fees are only an estimate based on the information available to the Debtors at this time and the actual fees may vary significantly depending on the progress and outcome of the Chapter 11 Cases.  For illustrative purposes only, Professional fees paid are assumed to be expensed in the same period.

(i)             Scenario 1: Consensual Treatment of Class 3: Allowed Mortgage Note Claims

If Class 3 Acceptance occurs, management estimates that the Debtors will incur approximately $12.1 million of total fees in 2012.  These fees are primarily Professional fees relating to the Chapter 11 Cases, but also include Professional fees relating to the Debtors’ refinancing efforts in early 2012 and deferred financing costs relating to the New First Lien Term Loan Facility.  The aforementioned deferred financing costs are assumed to be amortized over the life of the New First Lien Term Loan Facility.

(ii)          Scenario 2:  Cram-Down Treatment of Class 3: Allowed Mortgage Note Claims

If Class 3 Acceptance does not occur, management estimates that the Debtors will incur approximately $8.8 million of total fees in 2012.  These fees are primarily Professional fees relating to the Chapter 11 Cases, but also include Professional fees relating to the Debtors’ refinancing efforts in early 2012.

(E)         Interest Expense

Pre-emergence interest expense in 2012 includes $4.8 million of adequate protection payments on account of the Mortgage Notes.

(i)             Scenario 1:  Consensual Treatment of Class 3: Allowed Mortgage Note Claims

If Class 3 Acceptance occurs, post-emergence interest expense is assumed to primarily include interest on the New First Lien Term Loan Facility, New Second Lien Notes and New Subordinated Notes.  Interest on the New First Lien Term Loan Facility is assumed to be paid in cash at an annual interest rate equal to LIBOR plus 7.5% with a LIBOR floor of 1.0%.  This interest rate is being used for illustrative purposes only.  Also included in interest expense is the estimated amortization of deferred financing costs relating to the New First Lien Term Loan Facility.  The actual terms of the New First Lien Term Loan Facility (including, but not limited to, the applicable interest rate) is subject to negotiation and final agreement between the Debtors and the New First Lien Administrative Agent and also will be dependent on a variety factors, including general economic and market conditions and the availability of credit in the capital markets.  Interest on the New Second Lien Notes is assumed to be paid as PIK interest for the duration of the projected period for illustrative purposes only, provided however that some portion of the interest on the New Second Lien Notes may be paid in Cash to the extent such Cash interest payment is permitted under the terms of the New First Lien Credit Agreement. Interest on the New Subordinated Notes is assumed to be paid as PIK interest for the duration of the projected period at an annual interest rate equal to 5%.  This interest rate is being used for illustrative purposes only.  The actual terms of the New Subordinated Notes, including the interest rate thereon, are subject to negotiation and final agreement between the Debtors and the Partners and will be dependent on a variety factors, including general economic and market conditions and the availability of credit in the capital markets.

(ii)          Cram-Down Treatment of Class 3: Allowed Mortgage Note Claims

If Class 3 Acceptance does not occur, post-emergence interest expense is assumed to primarily include interest on the Cram-Down Notes.  Interest on the Cram-Down Notes is assumed to be paid in cash at an annual interest rate equal to 7.3% for illustrative purposes only.

(F)         Income Taxes

The Debtors are not subject to income taxes and the Partners include their respective shares of partnership taxable income (loss) in their income tax returns.  Therefore, a provision for income taxes is not included in the Financial Projections.

(G)        Operating Activities

Cash from operating activities captures cash flows generated from the Debtors’ daily operations and includes the net impact of revenues less operating expenses, cash interest expense, cash interest income, and working capital.

(H)       Capital Expenditures

Capital expenditures projected in the Plan are primarily maintenance in nature.  Such expenses include various renovation projects and equipment purchases with the majority allocated to slot machine purchases.  Amounts projected in 2012 and 2013 are lower than historical amounts as a result of efforts to preserve cash balances during the Reorganized Debtors’ restructuring period.  Capital expenditures in 2014 through 2016 are projected to increase and approach more normalized levels.  The Reorganized Debtors expect to make capital expenditures to the extent necessary to continue to maintain an attractive property and a competitive position in the marketplace.

(I)            Financing Activities

(i)             Consensual Treatment of Class 3: Allowed Mortgage Note Claims

If Class 3 Acceptance occurs, principal repayments and proceeds from borrowings reflected in the 2012 Cash Flow Statement represent the receipt of $70.0 million in proceeds from the New First Lien Term Loan Facility, $15.0 million in proceeds from the New Subordinated Notes less anticipated principal repayments on the Mortgage Notes of approximately $7.8 million from the Available Balance Sheet Cash.  Cash from financing activities in 2013 and subsequent periods represent assumed debt repayment on the New First Lien Term Loan Facility equal to $2.0 million per quarter.

(ii)          Under the Cram-Down Treatment of Class 3: Allowed Mortgage Note Claims

If Class 3 Acceptance does not occur, Available Balance Sheet Cash in the estimated amount of $11.2 million is used to repay a portion of the principal amount of the Mortgage Notes.

II.             Balance Sheet and Pro Forma Balance Sheet

The Pro Forma Balance Sheet contains certain adjustments as a result of consummation of the Plan.  The Pro Forma Balance Sheet reflects the Reorganized Debtors’ pro forma projected Balance Sheet as of the Effective Date, based upon the Debtors’ May 2012 Balance Sheet, as adjusted for the projected income and cash flow through the Effective Date.  Adjustments were made to the September 2012 Balance Sheet for illustrative purposes only to demonstrate the effect of the Plan on a Pro Forma Balance Sheet.  For the purposes of these Financial Projections, the Debtors have not used “fresh start” accounting principles.  If Class 3 Acceptance occurs, Available Balance Sheet Cash on an anticipated Effective Date of September 30, 2012, is estimated to be $7.8 million.  If Class 3 Acceptance does not occur, Available Balance Sheet Cash on an anticipated Effective Date of September 30, 2012, is estimated to be $11.2 million due to an additional $3.3 million made available by not incurring the financing fees associated with the New First Lien Term Loan Facility.  Available Balance Sheet Cash may vary from cash reflected in the Balance Sheet because of variances in the Financial Projections and potential changes in the Debtors’ need for cash to consummate the Plan.

(i)             Consensual Treatment of Class 3: Allowed Mortgage Note Claims

If Class 3 Acceptance occurs, on the Effective Date, the Reorganized Debtors will enter into the New First Lien Term Loan Facility and New Subordinated Notes, and use the proceeds, along with the Debtors’ Cash balances to fund the payment in cash of certain Allowed Claims pursuant to the Plan, including the Class 3 Consensual Cash Distribution.

(ii)          Cram-Down Treatment of Class 3: Allowed Mortgage Note Claims

If Class 3 Acceptance does not occur, on the Effective Date, the Reorganized Debtors will issue the Cram-Down Notes and use the Class 3 Cram-Down Cash Distribution to fully satisfy the Allowed Class 3 Claim.  The Debtors’ Cash balances also will be also be used to fund the payment in cash of certain other Allowed Claims pursuant to the Plan.

EXHIBIT C

Liquidation Analysis

Liquidation Analysis

A. Introduction

Under the “best interests” of creditors test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless the plan provides each holder of a claim or interest who does not otherwise vote in favor of the plan with property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code. To demonstrate that the Plan satisfies the “best interests” of creditors test, the Debtors have prepared the following hypothetical liquidation analysis (the “Liquidation Analysis”), which is based upon certain assumptions that are set forth in the Disclosure Statement and in the notes accompanying the Liquidation Analysis (the “Notes”). Capitalized terms not defined in the Notes shall have the meanings ascribed to them in the Plan and the Disclosure Statement.

The Liquidation Analysis estimates potential Cash distributions to Holders of Allowed Claims in a hypothetical chapter 7 liquidation of the Debtors’ assets (the “Assets”). Asset values discussed in the Liquidation Analysis may differ materially from values referred to in the Plan and Disclosure Statement. The Debtors prepared the Liquidation Analysis with the assistance of their Professionals.

B. Scope, Intent, and Purpose of the Liquidation Analysis

The determination of the costs of, and hypothetical proceeds from, the liquidation of the Debtors’ Assets is an uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the Debtors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors, their management, and their Professionals. Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could affect the ultimate results in an actual chapter 7 liquidation. In addition, the Debtors’ management cannot judge with any degree of certainty the impact of the forced liquidation asset sales on the recoverable value of the Debtors’ Assets. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good-faith estimate of the proceeds that would be generated and available for distribution to creditors if the Debtors were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended, and should not be used, for any other purpose. The underlying financial information in the Liquidation Analysis was not compiled or examined by any independent accountants. NEITHER THE DEBTORS NOR THEIR PROFESSIONALS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS OF A LIQUIDATION OF THE DEBTORS’ ASSETS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.

In preparing the Liquidation Analysis, the Debtors estimated Allowed Claims based upon a review of the Debtors’ books and records. In addition, the Liquidation Analysis includes estimates for Claims not currently asserted in the Chapter 11 Cases, but which could be asserted and Allowed in a chapter 7 liquidation, including Administrative Claims incurred in the chapter 7 case, wind-down costs, and chapter 7 trustee fees. To date, the Bankruptcy Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing this Liquidation Analysis. The Debtors’ estimate of Allowed Claims set forth in the Liquidation Analysis is based on the Debtors’ review of their Schedules and should not be relied on for any purpose other than this Liquidation Analysis, including, but not limited to, the allowance, or determination of the nature or priority, of any Claim or determining the value of any distribution to be made on account of Allowed Claims under the Plan. NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A

CONCESSION OR ADMISSION OF THE DEBTORS OR A WAIVER OF ANY SUBSTANTIVE OR PROCEDURAL RIGHT, REMEDY OR DEFENSE OF THE DEBTORS AT LAW OR IN EQUITY. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

C. Global Notes to the Liquidation Analysis

(1)       Conversion Date and Appointment of a Chapter 7 Trustee

The Liquidation Analysis assumes conversion of the Debtors’ Chapter 11 Cases to chapter 7 liquidation cases on September 30, 2012 (the “Conversion Date”). On the Conversion Date, it is assumed that the Bankruptcy Court would appoint one chapter 7 trustee (the “Trustee”) to oversee the liquidation of the Debtors’ Estate.

(2)       Primary Assets of the Debtors

The Liquidation Analysis assumes a liquidation of all of the Debtors’ Assets, which consists, among other things, of a silver mining themed hotel, casino, and entertainment complex in downtown Reno, Nevada (the “Casino Property”). The Casino Property includes an approximately 87,300 square-foot casino.  Also located on the property are (i) a 37-story hotel tower with 1,711 guest rooms, including many high-end suites, (ii) six dining venues, and (iii) approximately 50,000 square feet of in-house exhibit and convention space.  The Liquidation Analysis assumes that the Casino Property has its greatest potential recovery value if sold as a going-concern gaming establishment. It should be noted, however, that the Debtors cannot judge with any degree of certainty the impact that a forced going-concern sale would have on the recoverable value of the Casino Property. The Debtors believe that alternative uses for or sales of the Casino Property in a hypothetical chapter 7 case would not generate as significant a recovery of value for stakeholders as would a forced going-concern sale.  The $119,000,000 “Reorganization Value” set forth in the Liquidation Analysis is based on a broader going-concern valuation of the Debtors’ assets and business (excluding cash and cash equivalents) that the Debtors’ expert has conducted in connection with the Plan generally.  The Debtors intend to submit a redacted expert report substantiating such going-concern valuation in early August consistent with the plan confirmation schedule approved by the Court.

(3)       Forced Going-Concern Sale

Two different approaches were used to estimate the approximate range of values for the Casino Property in a forced going concern sale scenario - (a) a discounted cash flow analysis, and (b) a comparable company trading multiples analysis. Specifically, reductions to the values derived under the two approaches in a fair-market, going-concern sale scenario were made to reflect the forced-sale nature of a chapter 7 liquidation.  The starting fair-market value (reflected in the “Reorganization Value” column in the Liquidation Analysis) assumes adequate marketing time and a seller (and buyer) not subject to undue influences or compulsion.  By definition, a chapter 7 liquidation sale fails this definition and the shortcomings, based on market and the experiences of FTI Consulting Inc. (“FTI”), the Debtors’ financial advisors which assisted in the preparation of the Liquidation Analysis, typically result in a lower realized value.  The principal reasons for a lower realized value include the following:

•                                          Reduced marketing time: Adequate exposure time to a sufficiently broad base of prospective buyers and adequate time for them to conduct fulsome due diligence is considered necessary to achieve optimal market value.

•                                          Compulsion to sell:  A chapter 7 trustee must sell the asset (and often during a less than optimal marketing period) and this necessarily affects the perception of buyers and the parties’ negotiating strengths, both of which often produce inferior sale results.

•                                          Lack of customary representations and warranties:  A chapter 7 sale often is made without industry-standard representations and warranties; this might be a practical necessity for a bankruptcy estate whose priority is to wind up a business, but often results in a meaningful discount from market transactions with typical sales terms.

•                                          Sale run by a third-party fiduciary rather than self-interested entrepreneur/businessperson:  A self-interested entrepreneur or businessman, especially one with a deep understanding of its business and historic industry contacts, often can generate a sale price in excess of that likely to be obtained by a third-party fiduciary who is relatively new to the situation and without meaningful direct personal incentive.

Accordingly, to determine the appropriate range of the appropriate reductions to apply in a forced going-concern sale, FTI considered the above factors, as well as the potentially negative perceptions involved in liquidation sales, the current state of the capital markets, and the “bargain hunting” mentality of liquidation sales.  These factors, and the overall circumstances of the Debtors,  indicate that a chapter 7 trustee would likely realize between 15-25% lower ultimate sale value than if the business were to be sold by incumbent management, under no undue stress, with adequate marketing and due diligence time, able to offer market standard terms and representations and warranties and without any market perception of a distressed or forced sale.

The Liquidation Analysis further assumes an orderly and expedited wind-down of the estates following the forced going-concern sale (including a claims reconciliation and resolution process) to maximize recovery values. It is assumed that the process undertaken to sell the Casino Property will be completed on or about October 31, 2012. The sale may close after October 31, 2012 in order to allow the purchaser to obtain necessary regulatory approvals. This reflects an estimate of the time required to sell the Casino Property. It is further assumed that casino operating activity would not be negatively impacted during the liquidation period and that cash flows during the liquidation period would be neutral and thus would not impact the hypothetical liquidation values. The Liquidation Analysis assumes that the Trustee will assume and assign to the purchaser all executory contracts and unexpired leases necessary to the ongoing operations of the Casino Property. The Liquidation Analysis also assumes that the existing staff currently employed at the Casino Property will remain with the Debtors and maintain employment at the time of the hypothetical sale, at which time such staff would be transferred to the hypothetical purchaser.

This Liquidation Analysis assumes that the estimated sale proceeds for the Casino Property would be less than the tax basis of the assets and would not generate any additional tax liabilities. Should the tax treatment and impact of this transaction result in a tax liability that is not reduced by other tax shields, recovery percentages in the Liquidation Analysis could decrease materially.

(4)       Substantive Consolidation of the Debtors’ Estates

Consistent with the structure of the Plan, the Liquidation Analysis assumes that the Debtors’ Estates will be substantively consolidated into a single Debtor Estate from which all distributions to Creditors will be made.

(5)       Factors Considered in Valuing Hypothetical Liquidation Proceeds

Certain factors may limit the amount of the liquidation proceeds generated from the liquidation of the Debtors’ Assets (together with the Cash estimated to be held by the Debtors on the Conversation Date, the “Liquidation Proceeds”) available to the Trustee. Certain of these factors that relate specifically to the liquidation of the Assets are discussed in further detail below. In addition, it is possible that distribution of the Liquidation Proceeds would be delayed while the Trustee and his or her professionals become knowledgeable about the Chapter 11 Cases, the Debtors’ businesses and operations, and the Claims against the Debtors. This delay could materially reduce the value, on a “present value” basis, of the actual recoveries distributed to creditors.

D. Specific Notes to the Asset Assumptions Contained in the Liquidation Analysis

The Liquidation Analysis refers to certain categories of Assets. The numerical designation below corresponds to the line items listed in the attached chart with a specific note.

(1)       Cash and Cash Equivalents

Cash and equivalents represent cash balances that the Debtors maintain at their depository banks (and an investment account) as well as Cash on the property that will be used for casino operations projected as of October 31, 2012. The Liquidation Analysis assumes cash and cash equivalents will not be purchased by the buyer in the transaction. Cash and equivalents represent encumbered and unencumbered cash. Unencumbered cash includes (i) cash on the premises, cage cash, cash in the slots/tables, and cash in deposit accounts for gaming operations on the casino floor required pursuant to Nevada gaming law and regulations (which deposit accounts are not subject to control agreements) and (ii) the cash surrender value of certain insurance policies held in the “Trust Under Silver Legacy Supplemental Executive Retirement Plan.” Unencumbered cash will satisfy the unsecured creditors, including any deficiency claims held by secured creditors, after the Trustee, priority claims, and the administrative expenses of the chapter 11 and chapter 7 cases are paid.

(2)       Hypothetical Liquidation Value

The Liquidation Analysis assumes that the Casino Property is sold as a continuing operation with a normal level of working capital. Therefore, the recovery percentage related to these Assets is based on the estimated range of value that may be obtained in this forced going-concern sale transaction. This Liquidation Analysis assumes that the normalized working capital level (excluding cash) is purchased by the buyer of the Debtors’ Casino Property.

E. Specific Notes to the Liability Assumptions Contained in the Liquidation Analysis

The Liquidation Analysis assumes that the Liquidation Proceeds will be available to the Trustee. The Liquidation Analysis sets forth an allocation of the Liquidation Proceeds to Creditors in accordance with the priorities set forth in section 726 of the Bankruptcy Code. The Liquidation Analysis provides for high and low recovery percentages with respect to each category of Claims based on the high and low ranges of estimated Liquidation Proceeds from the Trustee’s sale of the Assets.

(3)       Estimated Chapter 7 Administrative Claims

Wind-down costs consist of the regularly occurring general and administrative costs required to operate the Debtors’ Assets during liquidation process, including the period after the sale of substantially all of the Debtors’ assets, and the costs of any professionals the Trustee employs to assist with the liquidation process, including investment bankers, brokers, attorneys, and other advisors. Chapter 7 Trustee fees necessary to facilitate the sale of the Debtors’ Casino Property were assumed at the statutory rates based on available Liquidation Proceeds (25% of the first $25,000, 10% of the next $45,000, 5% of the next $950,000, and 3% of the balance of Liquidation Proceeds). Chapter 7 professional fees necessary to assist the chapter 7 Trustee with the liquidation process were estimated to be $3.0 million for the duration of the 12-month liquidation and wind-down period.  Transaction costs were estimated at 2% of proceeds to facilitate the sale of the Casino Property by investment bankers or brokers.  Given the complexity and nature of the Debtors’ Estates, this Liquidation Analysis assumes that in addition to the one-month marketing process that an additional 11 months would be required to settle claims and wind down the accounting and tax affairs of the Debtors’ Estates.  Chapter 7 expenses and timing are estimates only and actual expenses incurred could be higher or lower than the amounts set forth in the Liquidation Analysis.

(4)       Estimated Chapter 11 Administrative Claims

Administrative Claims consist of Claims arising from the chapter 11 cases that are entitled to administrative expense priority under section 503 of the Bankruptcy Code. This category consists of unpaid Chapter 11 post-petition Professional Fees.  Based on the Liquidation Analysis, these Claims will be satisfied in full in a chapter 7 liquidation case.

(5)       Secured Claims

Secured claims include Class 1 – Other Secured Claims, Class 3 – Mortgage Note Claims, and Class 4 – US Foods Secured Claims.  Class 1 and Class 4 Secured Claim categories includes certain miscellaneous obligations secured by Liens on certain of the Debtors’ assets. The Liquidation Analysis assumes that secured claims would not be entitled to default interest or interest-on-interest (i.e., compound interest). Should the Bankruptcy Court determine otherwise, projected recoveries for Creditors in the Liquidation Analysis may be reduced. Based on the liquidation analysis,  Class 1 – Other Secured Claims and Class 4 – US Foods Secured Claims will be satisfied in full and Class 3 – Mortgage Note Claims will receive aggregate distributions of approximately 80.8% to 87.6% of such Claims.

(6) Tax Priority Claims and Other Priority Claims

Priority Tax Claims and Other Priority Claims consist of Claims that are entitled to priority under section 507 of the Bankruptcy Code. The Liquidation Analysis assumes that all Priority Tax Claims and Other Priority Claims would have been satisfied in full prior to the Conversion Date pursuant to authority granted to the Debtors under various “first-day orders”) and, accordingly, no Priority Tax Claims or Other Priority Claims are entitled to distribution from the Debtors’ estates.

(7) General Unsecured Claims

Allowed Class 5 - General Unsecured Claims are estimated to total $15.2 million and will receive distributions of approximately 25.0% to 31.6% of such Claims.

Table I: Assets Available for Distribution

					Encumbered		Unencumbered		Total
		Reorganization	Percentage Recovery		Liquidation Proceeds		Liquidation Proceeds		Liquidation Proceeds
($ in Thousands)	Notes	Value	Low	High	Low	High	Low	High	Low	High

Hypothetical Liquidation Value
Property/ Improvements/ Non-Cash Assets	(2)	119,000	75.0%	85.0%	89,250	101,150			89,250	101,150

Cash and Cash Equivalents:	(1)
Encumbered Cash		26,388	100.0%	100.0%	26,388	26,388			26,388	26,388
Unencumbered Cash		17,100	100.0%	100.0%			17,100	17,100	17,100	17,100

Total Liquidation Proceeds Available for Distribution		162,488	81.7%	89.0%	115,638	127,538	17,100	17,100	132,738	144,638

Table II: Estimated Chapter 7 Expenses

						Encumbered		Unencumbered		Total
		Estimated Expense		Percentage Recovery		Liquidation Proceeds		Liquidation Proceeds		Liquidation Proceeds
($ in Thousands)	Notes	Low	High	Low	High	Low	High	Low	High	Low	High

Chapter 7 Expenses	(3)
Chapter 7 Trustee Fees		4,005	4,362	100.0%	100.0%	3,489	3,847	516	516	4,005	4,362
Chapter 7 Professional Fees		3,000	3,000	100.0%	100.0%	1,000	1,000	2,000	2,000	3,000	3,000
Sale Transaction Costs		1,785	2,023	100.0%	100.0%	1,785	2,023	-	-	1,785	2,023
Total Chapter 7 Expenses		8,790	9,385	100.0%	100.0%	6,274	6,870	2,516	2,516	8,790	9,385

Net Proceeds after Chapter 7 Administrative Claims						109,363	120,668	14,584	14,584	123,947	135,252

Table III: Estimated Creditor Recoveries

						Encumbered		Unencumbered			Adequate Protection		Total
		Estimated Claim		Percentage Recovery		Liquidation Proceeds		Liquidation Proceeds			Payments [A]		Liquidation Proceeds
($ in Thousands)	Notes	High	Low	Low	High	Low	High	Low	High		Low	High	Low	High

Administrative Claims	(4)	1,000	1,000	100.0%	100.0%	-	-	1,000	1,000				1,000	1,000

Class 1: Other Secured Claims	(5)	47	47	100.0%	100.0%	47	47	-	-				47	47

Class 2: Other Priority Claims	(6)	-	-	0.0%	0.0%	-	-	-	-				-	-

Class 3: Mortgage Note Claims	(5)	153,082	153,082	80.8%	87.6%	109,106	120,410	9,792	8,796	[A]	4,820	4,820	123,717	134,026
(Including Deficiency Claims)

Class 4: US Foods Secured Claims	(5)	211	211	100.0%	100.0%	211	211	-	-				211	211

Class 5: General Unsecured Claims	(7)	15,163	15,163	25.0%	31.6%	-	-	3,792	4,789				3,792	4,789

Total Claims (Excluding Equity)		169,502	169,502	76.0%	82.6%	109,363	120,668	14,584	14,584		4,820	4,820	128,767	140,072

Class 6: Equity Interests						-	-	-	-				-	-

[A]

Adequate protection payments related to post-petition interest accruing from June and September 2012 have been included in the recovery to the Class 3: Mortgage Note Claims. The deficiency claim after recovery of secured claims is reduced by the amount of adequate protection payments that have been re-characterized as repayment of principal due to the assumed undersecured nature of the Class 3: Mortgage Note Claims in a hypothetical Chapter 7 liquidation.

[Proposed New EXHIBIT D]

Historical Financial Information

for the Debtors1

1  The financial information and accompanying notes reflected in this Exhibit D include the audited financial statements of the Debtors for the year ended December 31, 2011 which were included in the Debtors’ annual report made available on March 30, 2012 and the unaudited financial statements for the quarter ended March 31, 2012 which were included in the Debtor’s quarterly report made available on May 15, 2012.  Such financial statements speak as of the date that they were prepared and the Debtors have no obligation, and undertake no duty, to update the information contained therein.

Financial Information for 2011 and Prior Years

(Audited Financial Statement
for the Year Ended December 31, 2011)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Circus and Eldorado Joint Venture

(doing business as Silver Legacy Resort Casino) :

We have audited the accompanying consolidated balance sheets of Circus and Eldorado Joint Venture (doing business as Silver Legacy Resort Casino) and subsidiary (collectively, the “Joint Venture”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, partners’ equity and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the consolidated financial statement schedule of Valuation and Qualifying Accounts included in Item 15(a)(2). These financial statements and financial statement schedule are the responsibility of the Joint Venture’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Joint Venture is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Joint Venture’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Circus and Eldorado Joint Venture (doing business as Silver Legacy Resort Casino) and subsidiary as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Joint Venture will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Joint Venture believes there is uncertainty regarding the Joint Venture’s ability to fulfill its financial commitments as they become due. These conditions raise substantial doubt about the Joint Venture’s ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
March 30, 2012

CIRCUS AND ELDORADO JOINT VENTURE

(doing business as Silver Legacy Resort Casino)

CONSOLIDATED BALANCE SHEETS

As of December 31, 2011 and 2010

(In thousands)

	2011	2010

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,744	$31,654
Accounts receivable, net	3,862	2,458
Inventories	1,935	2,013

Prepaid expenses and other	2,963	2,696

Total current assets	42,504	38,817
PROPERTY AND EQUIPMENT, NET	217,038	229,119
OTHER ASSETS, NET	6,979	7,315

Total Assets	$266,521	$275,251

LIABILITIES AND PARTNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,364	$4,493
Accrued interest	4,819	4,819
Accrued and other liabilities	8,624	9,198

Current Portion of long-term debt	142,791	-

Total current liabilities	160,598	18,510
LONG-TERM DEBT	-	142,735
OTHER LONG-TERM LIABILITIES	10,081	8,176

Total liabilities	170,679	169,421

COMMITMENTS AND CONTINGENCIES (Note 11)
PARTNERS’ EQUITY	95,842	105,830

Total Liabilities and Partners’ Equity	$266,521	$275,251

The accompanying notes are an integral part of these consolidated financial statements.

CIRCUS AND ELDORADO JOINT VENTURE

(doing business as Silver Legacy Resort Casino)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2011, 2010 and 2009

(In thousands)

	2011		2010	2009

OPERATING REVENUES:
Casino	$68,852		$68,299	$69,544
Rooms	31,485		31,009	31,009
Food and beverage	32,695		31,365	31,871
Other	7,613		7,622	7,939

	140,645		138,295	140,363

Less: promotional allowances	(17,790)		(16,764)	(17,482)

Net operating revenues	122,855		121,531	122,881

OPERATING EXPENSES:
Casino	37,250		36,614	37,568
Rooms	9,629		9,471	9,484
Food and beverage	22,065		21,311	21,002
Other	5,088		5,529	5,022
Selling, general and administrative	28,458		27,665	28,977
Depreciation	14,437		15,749	16,414
Change in fair value of life insurance contracts	23		(589)	(693)
Loss on disposition of assets	122		391	100

Total operating expenses	117,072		116,141	117,874

OPERATING INCOME	5,783		5,390	5,007

OTHER (INCOME) EXPENSE:
Interest expense	15,056		14,995	15,338
Interest income	(11)		(11)	(61)
Gain on early retirement of debt		-	-	(5,546)

Total other expense	15,045		14,984	9,731

NET LOSS	$(9,262)		$(9,594)	$(4,724)

The accompanying notes are an integral part of these consolidated financial statements.

CIRCUS AND ELDORADO JOINT VENTURE

(doing business as Silver Legacy Resort Casino)

CONSOLIDATED STATEMENTS OF PARTNERS’ EQUITY

For the Years Ended December 31, 2011, 2010 and 2009

(In thousands)

	Galleon, Inc.	Eldorado Resorts, LLC	Total

BALANCE, January 1, 2009	$55,239	$65,239	$120,478
Comprehensive loss:
Net loss	(2,362)	(2,362)	(4,724)
Other comprehensive income minimum pension liability adjustment	(108)	(108)	(216)

Total comprehensive loss	(2,470)	(2,470)	(4,940)

Balance, December 31, 2009 (1)	52,769	62,769	115,538

Comprehensive loss:
Net loss	(4,797)	(4,797)	(9,594)
Other comprehensive income minimum pension liability adjustment	(57)	(57)	(114)

Total comprehensive loss	(4,854)	(4,854)	(9,708)

Balance, December 31, 2010 (2)	47,915	57,915	105,830

Comprehensive loss:
Net loss	(4,631)	(4,631)	(9,262)
Other comprehensive income minimum pension liability adjustment	(686)	(686)	(1,372)
Cumulative effect of adoption of ASU No. 2010-16, Accrual for Casino Jackpot Liability Reserve	323	323	646

Total comprehensive loss	(4,994)	(4,994)	(9,988)

BALANCE, December 31, 2011 (3)	$42,921	$52,921	$95,842

(1) Balances include Accumulated Other Comprehensive Income totaling ($648,000) comprised of ($324,000) each for Galleon, Inc. and ELLC.

(2) Balances include Accumulated Other Comprehensive Income totaling ($762,000) comprised of ($381,000) each for Galleon, Inc. and ELLC.

(3) Balances include Accumulated Other Comprehensive Income totaling ($2,134,000) comprised of ($1,067,000) each for Galleon, Inc. and ELLC.

The accompanying notes are an integral part of these consolidated financial statements.

CIRCUS AND ELDORADO JOINT VENTURE

(doing business as Silver Legacy Resort Casino)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2011, 2010 and 2009

(In thousands)

	2011	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,262)	$(9,594)	$ (4,724)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	14,437	15,749	16,414
Amortization	597	600	618
Loss on disposition of assets	122	391	100
Gain on early retirement of debt	-	-	(5,546)
Increase in accrued pension cost	533	432	796
Provision for doubtful accounts	(66)	(267)	(449)
(Increase) decrease in cash value of insurance policies in excess of premiums paid	23	(589)	(693)
Changes in current assets and current liabilities:
Accounts receivable	(1,338)	392	948
Inventories	78	(66)	73
Prepaid expenses and other	(299)	(84)	883
Accounts payable	46	(271)	(851)
Accrued interest	-	(1)	(581)
Accrued and other liabilities	72	119	(1,034)

Net cash provided by operating activities	4,943	6,811	5,954

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	58	67	9
Increase (decrease) in other assets	(226)	(179)	11
Purchase of property and equipment	(2,685)	(10,087)	(3,249)

Net cash used in investing activities	(2,853)	(10,199)	(3,229)

CASH FLOWS FROM FINANCING ACTIVITIES:
Debt issuance costs	-	-	(10)
Payments on retirement of long-term debt	-	-	(11,438)
Distributions to partners	-	-	-

Net cash used in financing activities	-	-	(11,448)

CASH AND CASH EQUIVALENTS:
Net increase (decrease) for the year	2,090	(3,388)	(8,723)
Balance, beginning of year	31,654	35,042	43,765

Balance, end of year	$33,744	$31,654	$35,042

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during period for interest	$14,459	$14,461	$ 5,300
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Payables for purchase of property and equipment	$ 446	$ 729	$ 580

The accompanying notes are an integral part of these consolidated financial statements.

CIRCUS AND ELDORADO JOINT VENTURE

(doing business as Silver Legacy Resort Casino)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization, Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation and Operations

Effective March 1, 1994, Eldorado Limited Liability Company (a Nevada limited liability company owned and controlled by Eldorado Resorts, LLC) (“ELLC”) and Galleon, Inc. (a Nevada corporation owned and controlled by MGM Resorts International and previously owned and controlled by Mandalay Resort Group (“Mandalay”) (“Galleon” and, collectively with ELLC, the “Partners”), entered into a joint venture agreement to establish Circus and Eldorado Joint Venture (the “Partnership”), a Nevada general partnership. The Partnership owns and operates a casino and hotel located in Reno, Nevada (“Silver Legacy”), which began operations on July 28, 1995. ELLC contributed land to the Partnership with a fair value of $25.0 million and cash of $26.9 million for a total equity investment of $51.9 million. Galleon contributed cash to the Partnership of $51.9 million to comprise their total equity investment.  Each partner has a 50% interest in the Partnership.

On April 25, 2005, a wholly owned subsidiary of MGM Resorts International (“MGM”) was merged with and into Mandalay as a result of which Mandalay became a wholly owned subsidiary of MGM Resorts International. With the consummation of the merger, Galleon, Inc. became an indirect wholly-owned subsidiary of MGM Resorts International.

The consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiary, Silver Legacy Capital Corp. (“Capital”). Capital was established solely for the purpose of serving as a co-issuer of $160.0 million principal amount of 10 1/8% mortgage notes due March 1, 2012 co-issued by the Partnership and Capital and, as such, Capital does not have any operations, assets, or revenues. All intercompany accounts and transactions have been eliminated in consolidation. The Partnership operates as one segment.

Reclassifications

Certain reclassifications, which have no effect on previously reported net income (loss), have been made to the 2010 and 2009 consolidated financial statements to conform to the 2011 presentation. Pursuant to the guidance in the recently issued AICPA Audit and Accounting Guide Gaming, the Partnership reclassified the amounts paid under slot participation agreements from “Casino” revenue to “Casino” expense.  The total amounts reclassified for the twelve months ended December 31, 2010 and 2009 were $0.9 million and $0.8 million, respectively.

Use of Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Those principles require the Partnership’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Certain Concentrations of Risk

The Partnership’s sole operations are in Reno, Nevada. Therefore, the Partnership is subject to risks inherent within the Reno market. To the extent that new casinos enter into the market or hotel room capacity is expanded, competition will increase. The Partnership may also be affected by economic conditions in the United States and globally affecting the Reno market or trends in visitation or spending in the Reno market.

Outstanding Chips and Tokens

The Partnership recognizes the impact on gaming revenues on an annual basis to reflect an estimate of the change in the value of outstanding chips and tokens that are not expected to be redeemed. This estimate is determined by measuring the difference between the total value of chips and tokens placed in service less the value of chips and tokens in the inventory of chips and tokens under our control. This measurement is performed on an annual basis utilizing methodology in which a consistent formula is applied to estimate the percentage value of chips and tokens not in custody that are not expected to be redeemed. In addition to the formula, certain judgments are made with regard to various denominations and souvenir chips and tokens.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, as well as investments purchased with maturities of three months or less at the date of acquisition. The carrying values of these investments approximate their fair values due to their short-term maturities.

Accounts Receivable and Credit Risk

Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally of casino accounts receivable. The Partnership issues markers to approved casino customers following background checks and assessments of creditworthiness. Trade receivables, including casino and hotel receivables, are typically non-interest bearing. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained to reduce the Partnership’s receivables to their carrying amount, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions. Management believes that as of December 31, 2011, there are no significant concentrations of credit risk (See Note 3).

Inventories

Inventories consist of food and beverage, retail merchandise and operating supplies, and are stated at the lower of cost or market. Cost is determined primarily by the average cost method for food and beverage and operating supplies or the specific identification method for retail merchandise.

Property and Equipment

Property and equipment and other long-lived assets are stated at cost. Depreciation is computed using the straight-line method, which approximates the effective interest method over the estimated useful life of the asset as follows:

Estimated Service Life

(Years)
Building and other improvements	15-45
Furniture, fixtures, and equipment	3-15

Costs of major improvements are capitalized, while costs of normal repairs and maintenance that neither materially add to the value of the property nor appreciably prolong its life are expensed as incurred. Gains or losses on dispositions of property and equipment are included in the determination of operating income (loss).

The Partnership reviews its property and equipment and its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Partnership then compares the estimated future cash flows of the asset, on an undiscounted basis, to the carrying amount of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying amount then an impairment is recorded based on the fair value of the asset, typically measured using a discounted cash flow model. If the asset is still under development, future cash flows include remaining construction costs. An estimate of undiscounted future cash flows produced by the asset is compared to the carrying value to determine whether an impairment exists. If it is determined that the asset is impaired based on expected undiscounted future cash flows, a loss, measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset, would be recognized. For assets to be disposed of, the Partnership recognizes the asset at the lower of carrying value or fair market value, less cost of disposal, as estimated based on comparable asset sales or solicited offers. As of December 31, 2011 and 2010, no events or changes in circumstances indicated that the carrying values of our long-lived assets may not be recoverable.

Revenue Recognition and Promotional Allowances

In accordance with industry practice, the Partnership recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses. Hotel, food and beverage, and other operating revenues are recognized as services are performed. Advance deposits on rooms and advance ticket sales are recorded as accrued liabilities until services are provided to the customer. Gaming revenues are recognized net of certain cash sales incentives and free play. The retail value of food, beverage, rooms and other services furnished to customers on a complimentary basis is included in gross revenues and then deducted as promotional allowances. The Partnership rewards customers, through the use of our loyalty programs, with complimentaries based on amounts wagered or won that can be redeemed for a specified time period. The retail value of complimentaries is recorded as revenue and then is deducted as promotional allowances as follows (in thousands):

	Years ended December 31,

	2011	2010	2009

Food and beverage	$9,606	$9,082	$9,359
Rooms	6,150	5,764	5,565
Other	2,034	1,918	2,558

	$17,790	$16,764	$17,482

The estimated costs of providing such promotional allowances are included in casino expenses and consist of the following (in thousands):

	Years ended December 31,

	2011	2010	2009

Food and beverage	$6,789	$6,358	$6,511
Rooms	1,741	1,770	1,711
Other	1,901	1,585	2,003

	$10,431	$9,713	$10,225

Advertising

Advertising costs are expensed in the period the advertising initially takes place. Advertising costs included in selling, general and administrative expenses were $6.1 million, $5.3 million and $5.4 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Federal Income Taxes

The Partnership is not subject to income taxes; therefore, no provision for income taxes has been made, as the partners include their respective share of the Partnership income (loss) in their income tax returns. The Partnership Agreement provides for the Partnership to make distributions to the Partners in an amount equal to the maximum marginal federal income tax rate applicable to any Partner multiplied by the income (loss) of the Partnership for the applicable period (see Note 12).

Debt Issuance Costs

Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized using the straight-line method to interest expense over the term of the related debt agreement.

Fair Value of Financial Instruments

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Accordingly, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there is a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair values as follows:

Level 1: Inputs are based upon quoted prices (unadjusted) in active markets for identical assets or liabilities which are accessible as of the measurement date.

Level 2: Inputs are based upon quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-derived valuations for the asset or liability that are derived principally from or corroborated by market data for which the primary inputs are observable, including forward interest rates, yield curves, credit risk and exchange rates.

Level 3: Inputs for the valuations are unobservable and are based on management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques such as option pricing models and discounted cash flow models.

The Partnership’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and debt. Management believes that the carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are representative of their respective fair values due to the short maturities of these instruments. The fair value of the Partnership’s 10 1/8% mortgage notes, based on quoted market prices, was approximately $101.4 million and $139.0 million as of December 31, 2011 and 2010, respectively.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) consists of revenues, expenses, gains and losses which do not affect net income (loss) under accounting principles generally accepted in the United States of America. Other comprehensive income (loss) for the years ended December 31, 2011, 2010 and 2009 includes an adjustment to the minimum pension liability and was computed as follows (in thousands):

	2011	2010	2009

Net loss	$(9,262)	$(9,594)	$(4,724)
Minimum pension liability adjustment	(1,372)	(114)	(216)
Cumulative effect of adoption of ASU No. 2010-16, Accrual for Casino Jackpot Liability Reserve	646	-	-

Comprehensive loss	$(9,988)	$(9,708)	$(4,940)

The reconciliation of accumulated other comprehensive income as of December 31, 2011 and 2010 are as follows (in thousands):

	2011	2010

Accumulated other comprehensive income, beginning of year	$762	$648
Minimum pension liability adjustment	1,372	114

Accumulated other comprehensive income, end of year	$2,134	$762

Recently Issued Accounting Standards

In April 2010, the FASB issued ASU No. 2010-16, Accruals for Casino Jackpot Liabilities. Specifically, the guidance clarifies that an entity should not accrue jackpot liabilities, or portions thereof, before a jackpot is won if the entity can avoid paying the jackpot. Jackpots should be accrued and charged to revenue when an entity has the obligation to pay the jackpot. The guidance applies to both base and progressive jackpots. The new guidance was effective for fiscal years beginning on or after December 15, 2010 and requires a cumulative-effect adjustment to opening retained earnings in the period of adoption. The Partnership adopted the guidance effective January 1, 2011 and recorded an adjustment to retained earnings of $0.6 million.

Certain amendments to Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements,” become effective for the Partnership for fiscal years beginning after December 15, 2011. Such amendments include a consistent definition of fair value, enhanced disclosure requirements for “Level 3” fair value adjustments and other changes to required disclosures. The Partnership does not expect this amendment to have a material affect on its financial statements and will comply with the disclosure enhancements of this amendment when the amendment is effective.

ASC 220, “Comprehensive Income,” was amended in June 2011 and will become effective for the Partnership for fiscal years ending after December 15, 2012, including retrospective adjustment. Such amendments allow the Partnership two options for the presentation of comprehensive income. Under either option, the Partnership is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. As a result of the amendment, the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity is eliminated. The Partnership does not expect this amendment to have a material affect on its financial statements and will comply with the disclosure enhancements of this amendment when the amendment is effective.

Subsequent Events

Management has evaluated all events or transactions that occurred after December 31, 2011 through March 30, 2012, the date the financial statements were issued.

Note 2. Liquidity

The Partnership had $142.8 million in 10 1/8 % mortgage notes (the “Notes”) outstanding as of December 31, 2011.  The Notes matured on March 1, 2012.  The Partnership did not make the required principal payment and elected not to make the scheduled interest payment on the Notes on March 1, 2012, which constituted an event of default under the terms the indenture governing the Notes. As a result, an aggregate of $142.8 million principal amount of Notes and accrued interest of $7.2 million on the Notes, as of March 1, 2012, is due and payable.

On March 16, 2012, the Partnership and a significant holder of the Notes (the “Consenting Holder”) entered into a Restructuring Support Agreement (the “Restructuring Support Agreement”). In addition, the Consenting Holder agreed to forbear from exercising remedies with respect to the outstanding defaults and events of default under the Notes prior April 30, 2012 unless specified milestones are met or unless the

Restructuring Support Agreement is earlier terminated.  Pursuant to the terms of the Restructuring Support Agreement, the Consenting Holder has agreed to support and tender all of its claims in, and the Partnership and its partners have agreed to use their reasonable best efforts to support and complete, a restructuring of the Partnership’s obligations under the Notes (the “Restructuring”) on the terms described in and subject to the conditions set forth in the Restructuring Support Agreement. The Restructuring is subject to the satisfaction of numerous conditions, including (i) the Partnership’s entry into a new $70.0 million first lien credit facility, (ii) execution of the Restructuring Support Agreement by holders of at least 66% in principal amount of the Notes and (iii) negotiation of definitive documents that are satisfactory to the Consenting Holder, the partners and the Partnership. The Restructuring Support Agreement will terminate upon the occurrence of specified events, including the commencement of an involuntary case against the Partnership, a material breach of the Restructuring Support Agreement and the failure of the Partnership to achieve specified milestones.  There can be no assurance that the Restructuring will be consummated on the terms described in the Restructuring Support Agreement, or at all.  The holders of the Notes may be entitled to exercise the remedies provided in the indenture governing the Notes, including foreclosing on the assets securing the Notes.  If the Partnership is unable to consummate the transactions described in the Restructuring Support Agreement or holders of a sufficient principal amount of Notes do not accept the terms of the Restructuring or do not otherwise agree on the terms of a restructuring, the Partnership may be motivated to commence voluntary bankruptcy proceedings or the holders of the Notes and/or various other interested persons may be motivated to institute bankruptcy proceedings against the Partnership.

The conditions and events described above raise a substantial doubt about the Partnership’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Partnership be unable to continue as a going concern.

Note 3. Accounts Receivable

Accounts receivable, net at December 31, 2011 and 2010 consisted of the following (in thousands):

	2011	2010

Casino receivables	$1,164	$1,649
Hotel receivables	2,095	1,102
Other receivables	997	321

	4,256	3,072
Less: allowance for doubtful accounts	(394)	(614)

Accounts receivable, net	$3,862	$2,458

The provision for bad debt expense for the years ended December 31, 2011, 2010 and 2009, was $0.1 million, $0.3 million and $0.4 million, respectively.

Note 4. Property and Equipment

Property and equipment at December 31, 2011 and 2010 consisted of the following (in thousands):

	2011	2010

Land and improvements	$28,405	$28,405
Building and other leasehold improvements	269,169	269,169
Furniture, fixtures, and equipment	105,550	104,935

	403,124	402,509
Less: accumulated depreciation	(186,086)	(173,390)

Property and equipment, net	$217,038	$229,119

Substantially all property and equipment of the Partnership is collateralized by its long-term debt (see Note 7).

Note 5. Other Assets

Other assets, net at December 31, 2011 and 2010 consisted of the following (in thousands):

	2011	2010

China, glassware and silverware	$210	$210
Debt issuance costs, net	90	631
Cash surrender value of life insurance policies	6,264	6,286
Other	415	188

	$6,979	$7,315

The initial inventory of china, glassware and silverware has been amortized to 50% of cost with the balance kept as base stock. Additional purchases of china, glassware and silverware are placed into inventory and expensed as used.

The Partnership incurred costs in connection with the issuance of its 10 1/8% mortgage notes due March 2012 and its bank credit facility (see Note 7). Debt issuance costs are capitalized when incurred and amortized to interest expense based on the related debt maturities using the straight-line method, which approximates the effective interest method. Debt issuance costs, net of amortization, related to the completed offering of the 10 1/8% mortgage notes included in other assets totaled $0.1 million and $0.6 million at December 31, 2011 and 2010, respectively. Accumulated amortization of the debt issuance costs were $6.2 million and $5.7 million at December 31, 2011 and 2010, respectively. The amortization of debt issuance costs included in interest expense was $0.6 million for the years ended December 31, 2011, 2010 and 2009.

Life insurance contracts are purchased to informally fund the Partnership’s Supplemental Executive Retirement Plan. Amounts included in other assets represent the cash surrender value of these life insurance contracts at December 31, 2011 and 2010 (see Note 10).

Note 6. Accrued and Other Liabilities

Accrued and other liabilities at December 31, 2011 and 2010 consisted of the following (in thousands):

	2011	2010

Accrued payroll and related	$1,687	$1,524
Accrued vacation	1,596	1,587
Accrued group insurance	517	618
Unclaimed chips and tokens	442	405
Accrued taxes	1,008	1,346
Advance room deposits	401	514
Progressive slot liability	1,213	1,463
Players’ club liability	409	419
Other	1,351	1,322

	$8,624	$9,198

Note 7. Long-Term Debt

Long-term debt at December 31, 2011 and 2010 consisted of the following (in thousands):

	2011	2010
10 1/8 % Mortgage Notes due 2012 (net of unamortized discounts of $9 and $65)	$-	$142,735
Less current portion	142,791	-

	$142,791	$142,735

On March 5, 2002, the Partnership and Capital (collectively, the “Issuers”) co-issued $160.0 million principal amount of senior secured mortgage notes due 2012. Concurrent with issuing the Notes, the Partnership entered into a senior secured credit facility (the “Credit Facility”) for $40.0 million. The Credit Facility originally provided for a $20.0 million senior secured revolving credit facility and a $20.0 million five-year term loan facility, each of which provided for the payment of interest at floating rates based on LIBOR plus a spread. The proceeds from the Notes, together with $26.0 million in borrowings under the Credit Facility, were used to repay $150.2 million representing all of the indebtedness outstanding under a prior bank credit facility and to fund $30.0 million of distributions to the partners. In addition, the remaining proceeds along with operating cash flows were used to pay $6.3 million in related fees and expenses of the transactions. These fees were capitalized and are included in other assets. On November 4, 2003, the Partnership, U.S. Bank, N.A. and Bank of America, N.A., executed an amendment to the Credit Facility which reduced the revolving facility to $10.0 million. On March 28, 2008, the Partnership and Bank of America, N.A. executed an amendment reducing the revolving facility to $1.0 million. On January 28, 2009, the Partnership executed an amendment to extend the Credit Facility’s maturity date for an additional year to March 30, 2010. The Partnership had not utilized its borrowing capacity under the Credit Facility since 2003. As a result, the Credit Facility was not extended beyond its March 30, 2010 maturity date.

The Notes are senior secured obligations which rank equally with all of the Partnership’s outstanding senior debt and are senior to any subordinated debt. The Notes are secured by a security interest in substantially all of the Issuers’ existing and future assets, other than certain licenses which may not be pledged pursuant to applicable law, and a pledge by each of the partners of all of its partnership interest in the Partnership. The Notes matured on March 1, 2012 and bear interest at the rate of 10 1/8 % per annum, payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2002.

The indenture relating to the Notes contains various restrictive covenants. The covenants require, and/or any covenants in any new credit facility we may secure may require, the maintenance of certain financial ratios and impose limitations on the ability of the Partnership, among other things, to incur additional debt or liens, engage in transactions with affiliates, dispose of property, make distributions to its partners or merge, consolidate or sell assets. As of December 31, 2011, the Partnership was in compliance with the covenants in the indenture relating to the Notes.

The entire principal amount of the Notes became due and payable at maturity on March 1, 2012 in accordance with the terms of Partnership’s indenture agreement. The Partnership did not make the required principal payment and elected not to make the scheduled interest payment on the Notes on March 1, 2012 which constituted an event of default under the terms of the indenture governing the Notes (See Note 2).

In February 2009, the Partnership repurchased and retired $17.2 million principal amount of the Notes. The total purchase price of the Notes was approximately $11.4 million, resulting in a gain of approximately $5.5 million, net of unamortized debt issuance costs. The repurchase of the Notes reduced the amount of Notes outstanding to $142.8 million. The transaction was funded by available invested cash reserves.

Note 8. Other Long-term Liabilities

Other long-term liabilities at December 31, 2011 and 2010 consisted of the following (in thousands):

	2011	2010

Accrued SERP liability (1)	$7,947	$7,414
SERP additional minimum liability	2,134	762

	$10,081	$8,176

(1)                 See Note 10 “Employee Retirement Plans”.

Note 9. Related Parties

An affiliate of each of the Partners owns and operates a casino attached and adjacent to Silver Legacy. Our Partners may be deemed to be in a conflict of interest position with respect to decisions they make relating to the Partnership as a result of the interests their affiliates have in the Eldorado Hotel & Casino and Circus Circus Hotel & Casino-Reno, respectively.

The Partnership believes that all of the transactions mentioned below are on terms at least as favorable to the Partnership as would have been obtained from an unrelated party.

Silver Legacy has utilized an aircraft owned by Recreational Enterprises, Inc. (“REI”), for the purpose of providing air service to select customers. During the years ended December 31, 2011, 2010 and 2009, the Partnership paid $27,600, $24,800 and $17,400, respectively, for such services. Although there is no agreement obligating the Partnership to utilize the plane or entitling it to do so, it is anticipated that the Partnership will continue to utilize this service from time to time in the future on terms mutually acceptable to the parties. REI, which owns 47.8% of ELLC, is owned by various members of the Carano family, including Gary L. Carano, Silver Legacy’s General Manager, Glenn T. Carano, Silver Legacy’s Executive Director of Marketing, and Gene R. Carano, the General Manager of Eldorado Hotel & Casino, each of whom owns an approximately 10.1% beneficial interest in REI, and Donald L. Carano, the father of Gary, Glenn and Gene Carano, who owns approximately 49.5% interest in REI.

Silver Legacy’s marketing and sales departments have utilized a yacht owned by Sierra Adventure Equipment Leasing, Inc. (“Sierra Leasing”) at a flat rate per trip of $3,000 ($2,500 if the trip was shared with our Partner, ELLC) for various promotional events. The payments made by the Partnership to Sierra Leasing for the use of the yacht totaled $15,500, $7,500 and $2,500 during 2011, 2010 and 2009, respectively. Although there is no agreement obligating the Partnership to utilize the yacht or entitling it to do so, it is anticipated that the Partnership will continue to utilize this service from time to time in the future on terms mutually acceptable to the parties. Sierra Leasing is owned by Donald L. Carano, the father of Gary L. Carano, Silver Legacy’s General Manager, Glenn T. Carano, Silver Legacy’s Executive Director of Marketing, and Gene R. Carano, the General Manager of Eldorado Hotel & Casino.

Eldorado Resorts LLC owns the skywalk that connects Silver Legacy with the Eldorado Hotel & Casino. The charges from the service provider for the utilities associated with this skywalk are billed to the Partnership together with the charges for the utilities associated with Silver Legacy. Such charges are paid to the service provider by the Partnership, and the Partnership is reimbursed by Eldorado Resorts LLC for the portion of the charges allocable to the utilities provided to the skywalk. The charges for the utilities provided to the skywalk during the years ended December 31, 2011, 2010, and 2009 were $52,200, $52,200 and $61,700, respectively.

Since 1998, the Partnership has purchased from Eldorado Resorts LLC homemade pasta and other products for use in the restaurants at Silver Legacy and it is anticipated that the Partnership will continue to make similar purchases in the future. For purchases of these products during the years ended December 31, 2011, 2010 and 2009, which are billed to the Partnership at cost plus associated labor, the Partnership paid Eldorado Resorts LLC $56,900, $54,400 and $50,800, respectively.

Beginning in October 2005, the Partnership began providing on-site laundry services for Eldorado Resorts LLC related to the cleaning of certain types of linens. Although there is no agreement obligating Eldorado Resorts LLC to utilize this service, it is anticipated that the Partnership will continue to provide these laundry services in the future. The Partnership charges Eldorado Resorts LLC for labor and laundry supplies on a per unit basis which totaled $129,100, $131,000 and $113,100 during the years ended December 31, 2011, 2010 and 2009, respectively. The Partnership believes that the terms under which the Partnership provided these services were at least as favorable to it as those that would have been obtained in comparable transactions with an unaffiliated third party.

In April 2008, the Partnership and Eldorado Resort LLC began combining certain back-of-the-house and administrative departmental operations, including purchasing, advertising, information systems, surveillance, engineering, and various shared management positions of the Eldorado Hotel & Casino and Silver Legacy in an effort to achieve payroll cost savings synergies at both properties. Payroll costs associated with the combined operations are shared equally and are billed at cost plus an estimated allocation for related benefits and taxes. During 2011, 2010 and 2009, the Partnership reimbursed Eldorado Resorts LLC $654,800, $647,300 and $515,000, respectively, for the Partnership’s allocable portion of the shared administrative services costs associated with the operations performed at the Eldorado Hotel & Casino. During 2011, 2010 and 2009, Eldorado Resorts LLC reimbursed the Partnership $307,000, $249,500 and $142,000, respectively, for Eldorado’s allocable portion of the shared administrative services costs associated with the operations performed at Silver Legacy.

In April 2001, the Partnership began utilizing 235 spaces in the parking garage at Circus Circus Hotel and Casino. The spaces are utilized to provide parking for employees of Silver Legacy. In consideration for its use of the spaces, the Partnership pays Circus Circus Hotel and Casino rent in the amount of $5,000 per month. In May 2009, the Partnership also began utilizing an uncovered parking lot adjacent to Circus Circus Hotel and Casino for oversize vehicles. In consideration for its use of the space, the Partnership pays Circus Circus Hotel and Casino rent in the amount of $800 per month.  Although there is no agreement obligating the Partnership to continue utilizing the spaces or entitling it to do so, it is anticipated that the Partnership will continue this agreement for the foreseeable future.

Note 10. Employee Retirement Plans

The Partnership instituted a defined contribution 401(k) plan in September 1995 which covers all employees who meet certain age and length of service requirements and allowed for an employer contribution up to 25 percent of the first six percent of each participating employee’s compensation. Plan participants can elect to defer before tax compensation through payroll deductions. Those deferrals are regulated under Section 401(k) of the Internal Revenue Code. In conjunction with implemented cost savings programs, the Partnership discontinued the employer matching contribution in February 2009. As a result, the Partnership did not have any matching contributions for the years ended December 31, 2011 and 2010. The Partnership’s matching contribution was $26,900 for the year ended December 31, 2009.

Effective January 1, 2002, the Partnership adopted a Supplemental Executive Retirement Plan (“SERP”) for a select group of highly compensated management employees. The SERP provides for a lifetime benefit at age 60, based on a formula which takes into account a participant’s highest annual compensation, years of service, and executive level. The SERP also provides an early retirement benefit at age 55 with at least four years of service, a disability provision, and a lump sum death benefit. The obligation is being funded informally through life insurance contracts on the participants and related cash surrender value. The Partnership’s periodic pension costs were $0.4 million, $0.7 million and $1.0 million, respectively, for the years ended December 31, 2011, 2010 and 2009.

The following information summarizes activity in the SERP for the years ended December 31, 2011 and 2010 (in thousands):

	2011	2010

Changes in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$8,454	$7,742
Service cost	-	18
Interest cost	406	428
Actuarial loss	1,369	341
Benefits paid	(75)	(75)

Projected benefit obligation at end of year	$10,154	$8,454

Fair Value of Plan Assets(1)	$—	$—

	2011	2010

Reconciliation of Funded Status:
Funded status	$(10,154)	$(8,454)
Unrecognized actuarial loss	2,134	762
Unrecognized prior service cost	-	-

Net amount recognized	$(8,020)	$(7,692)

Amounts Recognized on the Consolidated Balance Sheet:
Accrued net pension cost	$(8,020)	$(7,692)
Additional minimum liability	(2,134)	(762)
Accumulated other comprehensive loss	2,134	762

Net amount recognized	$(8,020)	$(7,692)

Weighted Average Assumptions:
Discount rate used to determine benefit obligations (2)	3.96%	5.05%
Discount rate used to determine net periodic benefit cost (2)	3.96%	5.05%
Expected long-term return on plan assets	N/A	N/A
Rate of compensation increase	3.50%	3.50%

The components of net periodic pension cost were as follows for the years ended December 31, 2011, 2010 and 2009 (in thousands):

	2011	2010	2009

Components of Net Pension Cost:
Current period service cost	$-	$18	$310
Interest cost	406	428	446
Amortization of prior service cost	-	226	227

Net expense	$406	$672	$983

The following benefit payments, which reflect expected future service as appropriate, are expected to be paid over the next ten years:

(in thousands)

2012	$75
2013	420
2014	484
2015	564
2016	722
2017-2021	3,676

(1)          While the SERP is an unfunded plan, the Partnership is informally funding the plan through life insurance contracts on the participants. The life insurance contracts had cash surrender values totaling $6.3 million at December 31, 2011 and 2010. The life insurance contracts had a face value of $11.5 million at December 31, 2011 and $11.8 million at December 31, 2010.

(2)          The discount rate utilized was based on the Citigroup Pension Liability Index as of December 31, 2011 and December 31, 2010 with a maturity of 32 years.

Note 11. Commitments and Contingencies

Operating Leases

The Partnership leases land and equipment under operating leases. Future minimum payments under noncancellable operating leases with initial terms of one year or more consisted of the following at December 31, 2011 (in thousands):

2012	$162
2013	27
2014	5
Thereafter	5

$199

Total rental expense under operating leases was $0.5 million, $0.5 million and $0.4 million for the years ended December 31, 2011, 2010 and 2009, respectively, which include rental payments associated with cancellable operating leases with terms less than one year.

Litigation

The Partnership is party to various litigation arising in the normal course of business. Management is of the opinion that the ultimate resolution of these matters will not have a material effect on the financial position or the results of operations of the Partnership.

Sales and Use Tax

In March 2008, the Nevada Supreme Court ruled, in a case involving another gaming company, that food and non-alcoholic beverages purchased for the use in providing complimentary meals to customers and to employees were exempt from use tax. The Partnership had previously paid use tax on these items and has generally filed for refunds for the periods from February 2000 to February 2008 related to this matter. The aggregate amount for which a refund claim is pending is approximately $1.5 million. Due to uncertainty surrounding the administrative process, the Partnership did not record a gain on the tax refund. The Partnership is claiming the exemption on sales and use tax returns for periods after February 2008 in light of this Nevada Supreme Court decision and has not accrued or paid any sales or use tax for those periods.

Recently, the Nevada Department of Taxation (the “Department”) has asserted that gaming companies should pay sales tax on customer complimentary meals and employee meals on a prospective basis. This position stems from a recent Nevada Tax Commission (“Commission”) decision concerning another gaming company which states that complimentary meals provided to customers are subject to sales tax at the retail value of the meal and employee meals are subject to sales tax at the cost of the meal. The other gaming company filed in Clark County District Court a petition for judicial review of the Commission’s decision. The Partnership is currently evaluating whether or not to accrue tax prospectively as it disagrees with the position asserted by the Department.

Note 12. Partnership Agreement

Concurrent with the issuance of the Notes on March 5, 2002, the Partnership’s original partnership agreement was amended and restated in its entirety and was further amended in April 2002 (the “New Partnership Agreement”). The New Partnership Agreement provides for, among other items, profits and losses to be allocated to the Partners in proportion to their percentage interests, separate capital accounts to be maintained for each Partner, provisions for management of the Partnership and payment of distributions and bankruptcy and/or dissolution of the Partnership. The April 2002 amendments were principally (i) to provide equal voting rights for ELLC and Galleon with respect to approval of the partnership’s annual business plan and the appointment and compensation of the general manager, and (ii) to give each Partner the right to terminate the general manager. In conjunction with issuance of the Notes, a $2.1 million distribution was paid to Galleon representing the remaining Priority Allocation payment to Mandalay pursuant to the Partnership’s original partnership agreement and a special distribution was paid to ELLC and Galleon of $10.0 million and $20.0 million respectively.

There were no distributions for the years ended December 31, 2011, 2010 and 2009. No tax distributions of the Partnership to its partners were made in 2011, 2010 and 2009 and are not anticipated to be owed based on the expected final 2011 tax return.

Financial Information for 2012 Quarter 1

(Unaudited Financial Statements
for the Quarter Ended March 31, 2012)2

2  The following financial information has not been reviewed or audited by the Debtors’ independent auditors.

CIRCUS AND ELDORADO JOINT VENTURE

(doing business as Silver Legacy Resort Casino)

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,958	$33,744
Accounts receivable, net	2,850	3,862
Inventories	1,982	1,935
Prepaid expenses and other	3,493	2,963

Total current assets	42,283	42,504
PROPERTY AND EQUIPMENT, NET	214,186	217,038
OTHER ASSETS, NET	7,670	6,979

Total Assets	$264,139	$266,521

LIABILITIES AND PARTNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,151	$4,364
Accrued interest	8,434	4,819
Accrued and other liabilities	9,706	8,624
Current portion of long-term debt	142,800	142,791

Total current liabilities	164,091	160,598
LONG-TERM DEBT	-	-
OTHER LONG-TERM LIABILITIES	10,288	10,081

Total liabilities	174,379	170,679

COMMITMENTS AND CONTINGENCIES (Note 8)
PARTNERS’ EQUITY	89,760	95,842

Total Liabilities and Partners’ Equity	$264,139	$266,521

The accompanying condensed notes are an integral part of these unaudited consolidated financial statements.

CIRCUS AND ELDORADO JOINT VENTURE

(doing business as Silver Legacy Resort Casino)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended March 31,

	2012	2011

OPERATING REVENUES:
Casino	$14,606	$15,164
Rooms	5,843	6,872
Food and beverage	7,004	7,685
Other	2,315	1,874

	29,768	31,595
Less: promotional allowances	(3,785)	(3,770)

Net operating revenues	25,983	27,825

OPERATING EXPENSES:
Casino	8,442	8,445
Rooms	2,020	2,332
Food and beverage	4,771	5,427
Other	1,337	1,294
Selling, general and administrative	8,963	6,856
Depreciation	3,248	3,758
Change in fair value of life insurance contracts	(426)	(177)
Loss on disposition of assets	-	38

Total operating expenses	28,355	27,973

OPERATING LOSS	(2,372)	(148)

OTHER (INCOME) EXPENSE:
Interest expense	3,714	3,764
Interest income	(4)	(4)

Total other expense	3,710	3,760

NET LOSS	$(6,082)	$(3,908)

The accompanying condensed notes are an integral part of these unaudited consolidated financial statements.

CIRCUS AND ELDORADO JOINT VENTURE

(doing business as Silver Legacy Resort Casino)

CONSOLIDATED STATEMENTS OF PARTNERS’ EQUITY

(In thousands)

(Unaudited)

	Galleon, Inc.	Eldorado Resorts, LLC	Total

Balance, January 1, 2012 (1)	$42,921	$52,921	$95,842
Net loss			(6,082)
	(3,041)	(3,041)

BALANCE, March 31, 2012 (1)	$39,880	$49,880	$89,760

(1) Balances include Accumulated Other Comprehensive Income totaling ($2,134,000) comprised of ($1,067,000) each for Galleon, Inc. and ELLC.

The accompanying condensed notes are an integral part of these unaudited consolidated financial statements.

CIRCUS AND ELDORADO JOINT VENTURE

(doing business as Silver Legacy Resort Casino)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March, 31
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,082)	$(3,908)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	3,248	3,758
Amortization	99	149
Loss on disposition of assets	-	38
Increase in accrued pension cost	207	102
Provision for doubtful accounts	(38)	(60)
Increase in cash value of insurance policies in excess of premiums paid	(426)	(177)
Changes in current assets and current liabilities:
Accounts receivable	1,050	(592)
Inventories	(47)	(56)
Prepaid expenses and other	(530)	(565)
Accounts payable	(856)	169
Accrued interest	3,615	(3,614)
Accrued and other liabilities	1,082	901

Net cash provided by (used in) operating activities	1,322	(3,855)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	-	27
Increase (decrease) in other assets	(355)	12
Purchase of property and equipment	(753)	(898)

Net cash used in investing activities	(1,108)	(859)

CASH FLOWS FROM FINANCING ACTIVITIES:

Net cash used in financing activities	-	-

CASH AND CASH EQUIVALENTS:
Net increase (decrease) for the period	214	(4,714)
Balance, beginning of period	33,744	31,654

Balance, end of period	$33,958	$26,940

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during period for interest	$-	$7,229
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Payables for purchase of property and equipment	$89	$478

The accompanying condensed notes are an integral part of these unaudited consolidated financial statements.

CIRCUS AND ELDORADO JOINT VENTURE

(doing business as Silver Legacy Resort Casino)

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Organization, Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation and Operations

Effective March 1, 1994, Eldorado Limited Liability Company (a Nevada limited liability company owned and controlled by Eldorado Resorts, LLC) (“ELLC”) and Galleon, Inc. (a Nevada corporation owned and controlled by MGM Resorts International and previously owned and controlled by Mandalay Resort Group (“Mandalay”) (“Galleon” and, collectively with ELLC, the “Partners”), entered into a joint venture agreement to establish Circus and Eldorado Joint Venture (the “Partnership”), a Nevada general partnership. The Partnership owns and operates a casino and hotel located in Reno, Nevada (“Silver Legacy”), which began operations on July 28, 1995. ELLC contributed land to the Partnership with a fair value of $25.0 million and cash of $26.9 million for a total equity investment of $51.9 million. Galleon contributed cash to the Partnership of $51.9 million to comprise their total equity investment.  Each partner has a 50% interest in the Partnership.

On April 25, 2005, a wholly owned subsidiary of MGM Resorts International (“MGM”) was merged with and into Mandalay as a result of which Mandalay became a wholly owned subsidiary of MGM Resorts International. With the consummation of the merger, Galleon, Inc. became an indirect wholly-owned subsidiary of MGM Resorts International.

The consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiary, Silver Legacy Capital Corp. (“Capital”). Capital was established solely for the purpose of serving as a co-issuer of $160.0 million principal amount of 10 1/8% mortgage notes due March 1, 2012 co-issued by the Partnership and Capital and, as such, Capital does not have any operations, assets, or revenues. All intercompany accounts and transactions have been eliminated in consolidation. The Partnership operates as one segment.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments, all of which are normal and recurring, necessary to present fairly the financial position of the Partnership as of March 31, 2012, and the results of operations for the three months ended March 31, 2012 and 2011 and cash flows for the three months ended March 31, 2012 and 2011. The results of operations for such periods are not necessarily indicative of the results to be expected for a full year.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Partnership’s annual report for the year ended December 31, 2011.

Reclassifications

Certain reclassifications, which have no effect on previously reported net income (loss), have been made to the 2011 consolidated financial statements to conform to the 2012 presentation. Pursuant to the guidance in the recently issued AICPA Audit and Accounting Guide Gaming, the Partnership reclassified the amounts paid under slot participation agreements from “Casino” revenue to “Casino” expense.  The total amounts reclassified for the three months ended March 31, 2011 were $0.3 million.

Use of Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Those principles require the Partnership’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Recently Issued Accounting Standards

In April 2010, the FASB issued ASU No. 2010-16, Accruals for Casino Jackpot Liabilities. Specifically, the guidance clarifies that an entity should not accrue jackpot liabilities, or portions thereof, before a jackpot is won if the entity can avoid paying the jackpot. Jackpots should be accrued and charged to revenue when an entity has the obligation to pay the jackpot. The guidance applies to both base and progressive jackpots. The new guidance was effective for fiscal years beginning on or after December 15, 2010 and required a cumulative-effect adjustment to opening retained earnings in the period of adoption. The Partnership adopted the guidance effective January 1, 2011 and recorded an adjustment to retained earnings of $0.6 million.

Certain amendments to Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements,” became effective for the Partnership for fiscal years beginning after December 15, 2011. Such amendments included a consistent definition of fair value, enhanced disclosure requirements for “Level 3” fair value adjustments and other changes to required disclosures. The adoption of these amendments did not have a material effect on the Partnership’s financial statements.

ASC 220, “Comprehensive Income,” was amended in June 2011 and will become effective for the Partnership for fiscal years ending after December 15, 2012, including retrospective adjustment. Such amendments allow the Partnership two options for the presentation of comprehensive income. Under either option, the Partnership is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. As a result of the amendment, the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity is eliminated. The Partnership does not expect this amendment to have a material effect on its financial statements and will comply with the disclosure enhancements of this amendment when the amendment is effective.

Subsequent Events

Management has evaluated all events or transactions that occurred after March 31, 2012 through May 15, 2012, the date the financial statements were issued.

Note 2. Liquidity

The Partnership had $142.8 million in 10 1/8 % mortgage notes (the “Notes”) outstanding as of December 31, 2011.  The Notes matured on March 1, 2012.  The Partnership did not make the required principal payment and elected not to make the scheduled interest payment on the Notes on March 1, 2012, which constituted an event of default under the terms the indenture governing the Notes. As a result, an aggregate of $142.8 million principal amount of Notes and accrued interest of $8.4 million on the Notes, as of March 31, 2012, is due and payable.

On March 16, 2012, the Partnership and a significant holder of the Notes (the “Consenting Holder”) entered into a Restructuring Support Agreement (the “Restructuring Support Agreement”). In addition, the Consenting Holder agreed to forbear from exercising remedies with respect to the outstanding defaults and events of default under the Notes prior April 30, 2012 unless specified milestones are met or unless the Restructuring Support

Agreement is earlier terminated.  On May 2, 2012, the Restructuring Support Agreement was extended from April 30, 2012 until May 14, 2012.  Pursuant to the terms of the Restructuring Support Agreement, the Consenting Holder has agreed to support and tender all of its claims in, and the Partnership and its partners have agreed to use their reasonable best efforts to support and complete, a restructuring of the Partnership’s obligations under the Notes (the “Restructuring”) on the terms described in and subject to the conditions set forth in the Restructuring Support Agreement. The Restructuring is subject to the satisfaction of numerous conditions, including (i) the Partnership’s entry into a new $70.0 million first lien credit facility, (ii) execution of the Restructuring Support Agreement by holders of at least 66% in principal amount of the Notes and (iii) negotiation of definitive documents that are satisfactory to the Consenting Holder, the partners and the Partnership. The Restructuring Support Agreement will terminate upon the occurrence of specified events, including the commencement of an involuntary case against the Partnership, a material breach of the Restructuring Support Agreement and the failure of the Partnership to achieve specified milestones.  The Partnership is in discussions with the Consenting Holder regarding an extension of the Restructuring Support Agreement. There can be no assurance that the Restructuring Support Agreement will be extended or that the Restructuring will be consummated on the terms described in the Restructuring Support Agreement, or at all.

As a result of the failure to make the required principal and interest payments on March 1, 2012, the holders of the Notes may be entitled to exercise the remedies provided in the indenture governing the Notes, including foreclosing on the assets securing the Notes.  If the Partnership is unable to consummate the transactions described in the Restructuring Support Agreement or holders of a sufficient principal amount of Notes do not accept the terms of the Restructuring or do not otherwise agree on the terms of a restructuring, the Partnership may be motivated to commence voluntary bankruptcy proceedings or the holders of the Notes or other interested persons may be motivated to institute bankruptcy proceedings against the Partnership.

The conditions and events described above raise a substantial doubt about the Partnership’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Partnership be unable to continue as a going concern.

Note 3.  Fair Value Measurements

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Accordingly, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there is a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair values as follows:

Level 1: Inputs are based upon quoted prices (unadjusted) in active markets for identical assets or liabilities which are accessible as of the measurement date.

Level 2: Inputs are based upon quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-derived valuations for the asset or liability that are derived principally from or corroborated by market data for which the primary inputs are observable, including forward interest rates, yield curves, credit risk and exchange rates.

Level 3: Inputs for the valuations are unobservable and are based on management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques such as option pricing models and discounted cash flow models.

The Partnership’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and debt. Management believes that the carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are representative of their respective fair values due to the short maturities of these instruments. The fair value of the Partnership’s 10 1/8 % mortgage notes, based on quoted market prices, was approximately $110.7 million as of March 31, 2012.

Note 4.          Debt

Debt consisted of the following (in thousands):

	March 31, 2012	December 31, 2011
Current Portion of Long-Term Debt:

10 1/8 % Mortgage Notes due 2012 (net of unamortized discount of $9 as of December 31, 2011)	$142,800	$142,791

	$142,800	$142,791

On March 5, 2002, the Partnership and Capital (collectively, the “Issuers”) co-issued $160.0 million principal amount of senior secured mortgage notes due 2012. Concurrent with issuing the Notes, the Partnership entered into a senior secured credit facility (the “Credit Facility”) for $40.0 million. The Credit Facility originally provided for a $20.0 million senior secured revolving credit facility and a $20.0 million five-year term loan facility, each of which provided for the payment of interest at floating rates based on LIBOR plus a spread. The proceeds from the Notes, together with $26.0 million in borrowings under the Credit Facility, were used to repay $150.2 million representing all of the indebtedness outstanding under a prior bank credit facility and to fund $30.0 million of distributions to the partners. In addition, the remaining proceeds along with operating cash flows were used to pay $6.3 million in related fees and expenses of the transactions. These fees were capitalized and are included in other assets as of December 31, 2011. On November 4, 2003, the Partnership, U.S. Bank, N.A. and Bank of America, N.A., executed an amendment to the Credit Facility which reduced the revolving facility to $10.0 million. On March 28, 2008, the Partnership and Bank of America, N.A. executed an amendment reducing the revolving facility to $1.0 million. On January 28, 2009, the Partnership executed an amendment to extend the Credit Facility’s maturity date for an additional year to March 30, 2010. The Partnership had not utilized its borrowing capacity under the Credit Facility since 2003. As a result, the Credit Facility was not extended beyond its March 30, 2010 maturity date.

In February 2009, the Partnership repurchased and retired $17.2 million principal amount of the Notes. The total purchase price of the Notes was approximately $11.4 million, resulting in a gain of approximately $5.5 million, net of unamortized debt issuance costs. The repurchase of the Notes reduced the amount of Notes outstanding to $142.8 million. The transaction was funded by available cash reserves.

The Notes are senior secured obligations which rank equally with all of the Partnership’s outstanding senior debt and are senior to any subordinated debt. The Notes are secured by a security interest in substantially all of the Issuers’ existing and future assets, other than certain licenses which may not be pledged pursuant to applicable law, and a pledge by each of the partners of all of its partnership interest in the Partnership. The Notes matured on March 1, 2012 and bear interest at the rate of 10 1/8 % per annum, payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2002.

The indenture relating to the Notes contains various restrictive covenants. The covenants impose limitations on the ability of the Partnership, among other things, to incur additional debt or liens, engage in transactions with affiliates, dispose of property, make distributions to its partners or merge, consolidate or sell assets. The entire principal amount of the Notes became due and payable at maturity on March 1, 2012 in accordance with the terms of the indenture. The Partnership did not make the required principal payment and elected not to make the scheduled interest payment on the Notes on March 1, 2012 which constituted an event of default under the terms of the indenture governing the Notes (See Note 2).

Note 5.          Related Parties

An affiliate of each of the Partners owns and operates a casino attached and adjacent to Silver Legacy. Our Partners may be deemed to be in a conflict of interest position with respect to decisions they make relating to the Partnership as a result of the interests their affiliates have in the Eldorado Hotel & Casino and Circus Circus Hotel & Casino-Reno, respectively.

As of March 31, 2012, the Partnership’s related parties receivable and payable were each $0.2 million. As of December 31, 2011, the Partnership’s related parties receivable and payable were each $0.2 million. Related parties receivable and payable are included in “Accounts receivable, net” and “Accounts payable,” respectively, on the Partnership’s consolidated balance sheets.

Note 6.          Supplemental Executive Retirement Plan

Effective January 1, 2002, the Partnership adopted a Supplemental Executive Retirement Plan (“SERP”) for a select group of highly compensated management employees. The SERP provides for a lifetime benefit at age 65, based on a formula which takes into account a participant’s highest annual compensation, years of service, and executive level. The SERP also provides an early retirement benefit at age 55 with at least four years of service, a disability provision, and a lump sum death benefit. The obligation is being funded informally through life insurance contracts on the participants and related cash surrender value. The Partnership anticipates that its periodic pension cost for the year ending December 31, 2012 will be approximately $0.8 million, of which $0.2 million had been accrued as of March 31, 2012.

Note 7.          Partnership Agreement

Concurrent with the issuance of the Notes on March 5, 2002, the Partnership’s original partnership agreement was amended and restated in its entirety and was further amended in April 2002 (the “New Partnership Agreement”). The New Partnership Agreement provides for, among other items, profits and losses to be allocated to the Partners in proportion to their percentage interests, separate capital accounts to be maintained for each Partner, provisions for management of the Partnership and payment of distributions and bankruptcy and/or dissolution of the Partnership. The April 2002 amendments were principally (i) to provide equal voting rights for ELLC and Galleon with respect to approval of the partnership’s annual business plan and the appointment and compensation of the general manager, and (ii) to give each Partner the right to terminate the general manager.

Note 8.   Commitments and Contingencies

In March 2008, the Nevada Supreme Court ruled, in a case involving another gaming company, that food and non-alcoholic beverages purchased for the use in providing complimentary meals to customers and to employees were exempt from use tax. The Partnership had previously paid use tax on these items and has generally filed for refunds for the periods from February 2000 to February 2008 related to this matter. The aggregate amount for which a refund claim is pending is approximately $1.5 million. Due to uncertainty surrounding the administrative process, the Partnership did not record a gain on the tax refund. The Partnership is claiming the exemption on sales and use tax returns for periods after February 2008 in light of this Nevada Supreme Court decision and has not accrued or paid any sales or use tax for those periods.

In February 2012 the Nevada Department of Taxation asserted that gaming companies should pay sales tax on customer complimentary meals and employee meals on a prospective basis commencing February 15, 2012. This position stems from a recent Nevada Tax Commission decision concerning another gaming company which states that complimentary meals provided to customers are subject to sales tax at the retail value of the meal and employee meals are subject to sales tax at the cost of the meal. The other gaming company filed in Clark County District Court a petition for judicial review of the Nevada Tax Commission decision. While the Partnership disagrees with the positions asserted by the Nevada Department of Taxation, the Partnership has not yet completed its assessment of the likelihood of an unfavorable outcome or the amounts that may be due related to the various elements of the Department’s assertions, but believes that any such liability would not be material to the Partnership’s financial statements for the period ended March 31, 2012.

EXHIBIT E

Debtors’ Form 8-K Dated March 19, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2012

CIRCUS AND ELDORADO JOINT VENTURE
SILVER LEGACY CAPITAL CORP.

(Exact names of registrants as specified in their charters)

Nevada		88-0310787
Nevada	333-87202	71-0868362
(State or other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation)		Identification No.)

407 North Virginia Street, Reno, Nevada 89501

(Address of principal executive offices, including ZIP code)

Registrant’s telephone number, including area code (800) 687-7733

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On March 16, 2012, Circus and Eldorado Joint Venture (the “Partnership”), Silver Legacy Capital Corp. (“Capital” and together with the Partnership, the “Issuers”), Galleon, Inc. (“Galleon”), Eldorado Limited Liability Company (“ELLC” and together with Galleon, the “Partners”) and a significant holder (the “Consenting Holder”), on behalf of holders of a significant amount of the Issuers’ 10 1/8 % Mortgage Notes (the “Notes”), entered into a Restructuring Support Agreement (the “Restructuring Support Agreement”). In addition, the Consenting Holder has agreed to forbear from exercising remedies with respect to outstanding defaults and events of default, including the failure to make principal and interest payments on March 1, 2012, until April 30, 2012 unless specified milestones are met or unless earlier terminated pursuant to the terms of the Restructuring Support Agreement.

Pursuant to the terms of the Restructuring Support Agreement, the Consenting Holder has agreed to support and tender all of its claims in, and the Issuers and the Partners have agreed to use their reasonable best efforts to support and complete, a restructuring of the Issuers’ obligations under the Notes (the “Restructuring”) on the terms described in, and subject to the conditions set forth in, the Restructuring Support Agreement attached hereto as Exhibit 99.1. The Restructuring is subject to the satisfaction of numerous conditions, including (i) the Partnership’s entry into a new $70.0 million first lien credit facility, (ii) execution of the Restructuring Support Agreement by holders of at least 66% in principal amount of the Notes and (iii) negotiation of definitive documents that are satisfactory to the Consenting Holder, the Partners and the Issuers. The Restructuring Support Agreement will terminate upon the occurrence of specified events, including the commencement of an involuntary case against the Issuers, a material breach of the Restructuring Support Agreement and the failure of the Partnership to achieve specified milestones. There can be no assurance that the Restructuring will be consummated on the terms described in the Restructuring Support Agreement and the term sheet attached thereto, or at all.

The information contained herein is not intended as, and does not constitute, a solicitation or an offer of securities. Any such solicitation or offer will be made pursuant to applicable bankruptcy and securities laws. The information contained in this Current Report on Form 8-K, including the exhibits referenced herein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise incorporated by reference in any filing pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific references in such a filing. The furnishing of the information in this report, including the exhibits furnished herewith, is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

The Partnership issued a press release, which is being furnished as Exhibit 99.2 hereto and is hereby incorporated by reference to this Item 7.01.

Item 9.01.	Financial Statements and Exhibits

The following material is being furnished as an exhibit to this Current Report on Form 8-K.

(d) Exhibits.

Exhibit	Description

99.1

Restructuring Support Agreement dated as of March 16, 2012 by and among Circus and Eldorado Joint Venture, Silver Legacy Capital Corp., Galleon, Inc., Eldorado Limited Liability Company and the Consenting Holder

99.2	Press Release dated March 19, 2012, announcing execution of Restructuring Support Agreement and extension of forbearance

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: March 19, 2012

CIRCUS AND ELDORADO JOINT
VENTURE

By:	/s/ Gary L. Carano
Gary L. Carano
Chief Executive Officer

SILVER LEGACY CAPITAL CORP.

By:	/s/ Gary L. Carano
Gary L. Carano
Chief Executive Officer

Index to Exhibits

Exhibit No.	Description

99.1

Restructuring Support Agreement dated as of March 16, 2012 by and among Circus and Eldorado Joint Venture, Silver Legacy Capital Corp., Galleon, Inc., Eldorado Limited Liability Company and the Consenting Holder

99.2	Press Release dated March 19, 2012, announcing execution of Restructuring Support Agreement and extension of forbearance

Exhibit 99.1

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (this “Agreement”) is entered into as of March 15, 2012, by and among (i) Circus and Eldorado Joint Venture and each of its direct or indirect subsidiaries (“Circus”) and Silver Legacy Capital Corp. (collectively with Circus, the “Company”), (ii)(A) Capital Research and Management Company, for and on behalf of certain funds set forth on the signature pages hereto (the “Cap Re Holders”) as holders of 10 1/8% senior secured notes due March 1, 2012 (the “Notes”) issued pursuant to that certain Indenture dated March 5, 2002, as amended, supplemented or otherwise modified from time to time, by and among Circus and Eldorado Joint Venture, Silver Legacy Capital Corp., and The Bank of New York, as trustee (the “Indenture”) and the various other loan and collateral documents executed in connection therewith (collectively, the “Loan Documents”) and (B) other holders of the Notes who may become signatories hereto as set forth on the signature page(s) to this Agreement (collectively with the Cap Re Holders, the “Consenting Noteholders”), and (iii) Galleon, Inc. and Eldorado Limited Liability Company (together, the “Partners”). The Company and the Consenting Noteholders are each referred to as a “Party” and collectively referred to as the “Parties”. The Partners obligations hereunder are limited solely to Section 4 of this Agreement.

WHEREAS, prior to the date hereof, the Parties have discussed the possibility of consummating a financial restructuring of the Company’s indebtedness and other obligations as set forth in this Agreement and the accompanying Restructuring Term Sheet (as defined herein) (the “Restructuring”).

WHEREAS, it is anticipated that the Restructuring will be implemented through either an out-of-court consent solicitation and exchange offer or a solicitation of votes for a chapter 11 plan of reorganization of the Company, pursuant to sections 1125, 1126 and 1145 of the Bankruptcy Code, which in either case shall contain in all material respects the same terms and conditions set forth in the Restructuring Term Sheet.

WHEREAS, this Agreement and the Restructuring Term Sheet, which is incorporated herein by reference and is made part of this Agreement, set forth the agreement among the Parties concerning their commitment, subject to the terms and conditions hereof and thereof, to implement the Restructuring. In the event the terms and conditions as set forth in the Restructuring Term Sheet and this Agreement are inconsistent, the terms and conditions in this Agreement shall govern and control, except to the extent the inconsistency concerns the economics of the Restructuring, in which case the terms and conditions of the Restructuring Term Sheet shall govern and control.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party agrees as follows:

1. Definitions. The following terms shall have the following definitions:

“Agreement” has the meaning set forth in the preamble hereto.

“Alternative Plan” has the meaning set forth in Section 2(f) hereto.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Nevada.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or governmental action to close.

“Cap Re Holders” has the meaning set forth in the preamble hereto.

“Chapter 11 Cases” means any voluntary chapter 11 case(s) commenced by the Company.

“Confirmation Order” means an order entered by the Bankruptcy Court confirming the Plan, including all exhibits, appendices and related documents, each consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Required Consenting Noteholders.

“Consenting Noteholders” has the meaning set forth in the preamble hereto.

“Disclosure Statement” means the disclosure statement in respect of the Plan which shall be consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Required Consenting Noteholders.

“Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement and authorizing the solicitation of votes on the Plan, which shall be consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Required Consenting Noteholders.

“Effective Date” means the date on which all conditions to consummation of the Plan have been satisfied (or waived) and the Plan becomes effective.

“Forbearance Agreement” means that certain forbearance agreement dated as of March 1, 2012 entered into by the Cap Re Holders, the Company and Silver Legacy Capital Corp., in their capacity as issuers under the Indenture, and the Partners, in their capacity as pledgors under that certain Pledge Agreement dated September 4, 2002.

“New Secured Notes Indenture” shall mean that certain Indenture, to be dated as of the Effective Date, governing the Company’s New Secured Notes to be issued under the Restructuring, which shall be consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Required Consenting Noteholders.

“Noteholder Claims” means all claims arising under or relating to the Notes and/or the Indenture and all agreements and instruments relating to the foregoing that remain unpaid and outstanding as of the Effective Date.

2

“Notes” means the 10 1/8% senior secured notes due March 1, 2012 issued by Circus and Silver Legacy Capital Corp. under the Indenture.

“Outside Date” has the meaning set forth in Section 5 herein.

“Partners” has the meaning set forth in the preamble hereto.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Petition Date” means the date the Chapter 11 Cases of the Company are commenced.

“Plan” means the chapter 11 plan of reorganization of the Company implementing the Restructuring and the Restructuring Term Sheet, which shall be consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Required Consenting Noteholders.

“Plan Related Documents” means the Plan, the Disclosure Statement, the Solicitation Materials, the Confirmation Order, and the New Secured Notes Indenture (and the related security documents), along with any other documents or agreements, whether or not filed with the Bankruptcy Court by the Company, that are necessary to implement the Plan, the Restructuring and the Restructuring Term Sheet pursuant to an out-of-court restructuring or the Chapter 11 Cases; provided that each of the foregoing documents shall be consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Required Consenting Noteholders.

“Required Consenting Noteholders” means the Consenting Noteholders holding a majority of the aggregate principal amount of the Noteholder Claims held by all Consenting Noteholders as set forth on the signature page(s) hereto (as of the date of any applicable action or consent).

“Restructuring Term Sheet” means that certain term sheet containing the material terms and provisions of the Restructuring agreed upon by the Parties hereto that are to be incorporated into the Plan and Plan Related Documents, a copy of which is attached hereto as Exhibit A.

“Solicitation Materials” means the Disclosure Statement and other solicitation materials in respect of the Plan as approved by the Bankruptcy Court pursuant to Section 1125(b) of the Bankruptcy Code.

“Transfer” has the meaning set forth in Section 6 hereto.

“Termination Date” has the meaning set forth in Section 5 hereto.

“Termination Event” has the meaning set forth in Section 5 hereto.

3

2. Commitment of Consenting Noteholders. Subject to the terms and conditions of this Agreement and the terms and conditions set forth in the Restructuring Term Sheet and for so long as no Termination Event has occurred, each Consenting Noteholder (severally and not jointly), on its behalf and on behalf of its controlled affiliates, agrees that:

(a) to the extent the Company pursues the Restructuring through an out-of-court consent solicitation and exchange offer, each Consenting Noteholder shall timely vote and tender all Noteholder Claims, now or hereafter beneficially owned by such Consenting Noteholder or for which it now or hereafter serves as the nominee, investment manager or advisor for beneficial holders thereof, in favor of such solicitation and exchange in accordance with the applicable procedures set forth in the pertinent solicitation materials;

(b) to the extent the Company pursues the Restructuring through Chapter 11 Cases, so long as its vote has been properly solicited pursuant to sections 1125 and 1126 of the Bankruptcy Code, each Consenting Noteholder shall vote all Noteholder Claims, now or hereafter beneficially owned by such Consenting Noteholder or for which it now or hereafter serves as the nominee, investment manager or advisor for beneficial holders thereof, in favor of the Plan in accordance with the applicable procedures set forth in the Solicitation Materials, and timely return a duly executed ballot in connection therewith;

(c) it shall not withdraw or revoke its tender, consent or vote with respect to any consent solicitation and exchange offer or the Plan (as applicable), except as otherwise expressly permitted pursuant to this Agreement; and

(d) it shall negotiate in good faith the definitive documentation contemplated by this Agreement or otherwise necessary to effectuate the Restructuring, including, but not limited to the Plan, Disclosure Statement and Plan Related Documents, which shall be in form and substance reasonably acceptable to the Required Consenting Noteholders, on the terms and subject to the conditions as substantially set forth in this Agreement;

(e) the Forbearance Agreement shall continue to remain in full force and effect notwithstanding any earlier termination date stated therein as long as this Agreement does not terminate; in addition, the Forbearance is hereby amended to provide that the term “Acknowledged Default” is amended to include any Default or Event of Default arising from the failure to file reports required pursuant to Section 4.03 with the Securities and Exchange Commission;

(f) following the commencement of the Chapter 11 Cases, it shall not (i) object to the Plan, Disclosure Statement or the consummation of the Restructuring Term Sheet or Plan, or any efforts to obtain acceptance of, and to confirm and implement, the Plan; (ii) initiate any legal proceedings that are inconsistent with or that would delay, prevent, frustrate or impede the approval, confirmation or consummation of the Restructuring, the Disclosure Statement or the Plan or the transactions outlined therein or in the Restructuring Term Sheet or otherwise commence any proceedings to oppose any of the Plan Related Documents, or take any other action that is barred by this Agreement; (iii) vote for, consent to, support or participate in the formulation of any other restructuring or settlement of the Company’s claims, any other transaction involving the Company or its assets, or any plan of reorganization (with the sole exception of the Plan) or liquidation under applicable bankruptcy or insolvency laws, whether domestic or foreign, in respect of the Company; (iv) directly or indirectly seek, solicit, support, formulate, entertain, encourage or engage in discussions, or enter into any agreements relating to, any restructuring, plan of reorganization, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, transaction, sale, disposition or restructuring of the Company (or any of its assets or stock) other than the Plan or as otherwise set forth in the Restructuring Term Sheet (collectively, (iii) and (iv), an “Alternative Plan”); (v) engage in or otherwise participate in any negotiations regarding any Alternative Plan, enter into any letter of intent, memorandum of understanding, agreement in principle or other agreement relating to any Alternative Plan; (vi) solicit, encourage, or direct any Person, including, without limitation the indenture trustee of the Indenture, to undertake any action set forth in clauses (i) through (v) of this subsection (f); or (vii) permit any of its, or its controlled affiliates’, officers, directors, managers, employees, partners, representatives and agents to undertake any action set forth in clauses (i) through (vi) of this subsection (f).

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Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit any Consenting Noteholder from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are consistent with this Agreement and otherwise in furtherance of the Restructuring and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the Restructuring.

3. Commitment of the Company. Subject to the Company’s fiduciary duties under applicable law and for so long as no Termination Event has occurred, the Company agrees to use its reasonable best efforts to (i) support and complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet, the Plan and all other Plan Related Documents; (ii) take any and all necessary and appropriate actions in furtherance of the Restructuring and the transactions contemplated under the Restructuring Term Sheet, the Plan and all other Plan Related Documents; (iii) complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet, the Plan and all other Plan Related Documents within any time-frames outlined in this Agreement, (iv) obtain any and all required governmental, regulatory and/or third-party approvals for the Restructuring; and (v) take no actions inconsistent with this Agreement, the Restructuring Term Sheet, or the confirmation and consummation of the Plan.

4. Commitment of the Partners. For so long as no Termination Event has occurred, each Partner (severally and not jointly) agrees to (i) negotiate in good faith the definitive documentation contemplated by this Agreement or otherwise necessary to effectuate the Restructuring and to which such Partner will be a party, which shall be in form and substance reasonably acceptable to such Partner, on the terms and subject to the conditions as substantially set forth in this Agreement, and (ii) take any and all commercially reasonable and appropriate actions in furtherance of the Restructuring as set forth in the Restructuring Term Sheet; provided, however, that each Partner shall have no obligation to provide the cash contribution described in the Restructuring Term Sheet unless and until definitive documentation therefor has been entered into in form and substance acceptable to each Partner it being understood that the Partners will negotiate such documentation in good faith. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, no affiliate of either Partner other than the Company (each a “Partner Affiliate”) shall be responsible for any obligation of a Partner or the Company herein or suffer any liability as a result of the non-compliance of a Partner or the Company with any covenant herein, and each Consenting Holder agrees not to initiate any action against, or seek any recovery from, any Partner Affiliate as a result of any such non-compliance.

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5. Termination. This Agreement may be terminated by (a) the mutual consent of the Company and the Required Consenting Noteholders, or (b) either the Company or the Required Consenting Noteholders upon the occurrence of any of the following events (each a “Termination Event”); provided, however that the Company may not terminate this Agreement upon the occurrence of a Termination Event pursuant to clause (d)(I) below and the Required Consenting Noteholders may not terminate this Agreement upon the occurrence of a Termination Event pursuant to clause (d)(II) below:

(a) the Company shall have (1) publicly announced its intention not to pursue the Restructuring, or (2) proposed or accepted an Alternative Plan;

(b) any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Restructuring in a manner that cannot reasonably be remedied by the Company or the Consenting Noteholders;

(c) the occurrence of any event, fact or circumstance which has had or would reasonably be expected to have (individually or in the aggregate) (i) a material adverse effect on the business, assets, financial condition, liabilities or results of operations of the Company taken as a whole; or (ii) is or would reasonably be expect to impair in any material respect the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, this Agreement or the Restructuring Term Sheet;

(d) the occurrence of a material breach by any of the Parties or Partners of any of its obligations, covenants or commitments set forth in this Agreement, and any such breach is either unable to be cured or is not cured by five (5) days after receipt of written notice (I) from the Required Consenting Noteholders, in the case of a breach by the Company or the Partners, or (II) from the Company, in the case of a breach by a Consenting Noteholder;

(e) the Company fails to operate in the ordinary course of business consistent with past practice in all material respects (including, without limitation, with respect to cash management or payment of management fees); provided, however, any written notice of termination based on this provision shall specify what actions the Company or its advisors would need to take to cure such failure and that taking such actions within five (5) Business Days would be deemed to cure this Termination Event;

(f) the commencement of an involuntary case against the Company under the Bankruptcy Code if such involuntary case is not dismissed within 60 days of it having been commenced (so long as no order for relief is theretofore entered), unless such involuntary case has been converted to a chapter 11 case with the consent of the Company and no other Termination Event has occurred;

(g) the Company or any of its advisors fail to reasonably cooperate with the Consenting Noteholders or their professionals or provide them upon request at any time or from time to time with reasonable access to information regarding the operations, business affairs and financial condition of the Company, as requested by the Consenting Noteholders and their professionals, including as set forth in Section 7; provided, however, any written notice of termination based on this provision shall specify what actions the Company or its advisors would need to take to reasonably cooperate and that taking such actions within five (5) Business Days would be deemed to cure this Termination Event

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(h) the Company fails to launch the out-of-court solicitation of votes for the Restructuring on or before April 30, 2012;

(i) the Company fails to consummate the Restructuring on an out-of-court basis by 45 days after launch and fails to satisfy the applicable deadline in Section 5(n)(I) below;

(j) holders of at least 66% in principal amount of outstanding Noteholder Claims fail to execute and deliver to the Company counterpart signature pages of this Agreement by April 30, 2012;

(k) the Company fails to obtain an irrevocable commitment letter for the provision of the New Credit Facility (as defined in the Restructuring Term Sheet) by April 30, 2012;

(l) the occurrence of a material deterioration in the Company’s available cash on the balance sheet beyond anticipated cash usage for ordinary course operations and reasonable restructuring expenses pending consummation of the Restructuring;

(m) the acquisition of any ownership interests in the Company, directly or indirectly, beneficially or of record, by any person, entity or group, other than the Partners;

(n) If the Company is pursuing the Restructuring through the filing of the Chapter 11 Cases:

(I)

the Company fails to commence the Chapter 11 Cases on or before (i) April 30, 2012 if the Company does not launch the solicitation of votes, or (ii) June 1, 2012 if the Company launches the solicitation of votes, but does not consummate the Restructuring on an out-of-court basis;

(II)	the Bankruptcy Court shall have failed to enter the Disclosure Statement Order by 45 days after the date the Company commences the Chapter 11 Cases;

(III)	the Bankruptcy Court shall have failed to enter the Confirmation Order by 60 days after the date of entry of the Disclosure Statement Order;

(IV)	the Effective Date has not occurred by 25 days after entry of Confirmation Order, subject to any regulatory approvals (the “Outside Date”);

(V)

the amendment, modification, or filing of a pleading by the Company seeking to amend or modify the Plan, Disclosure Statement, Disclosure Statement Order, Plan Related Documents, or any documents related to the foregoing, including motions, notices, exhibits, appendices, and orders, in a manner not reasonably acceptable to counsel for the Cap Re Holders or a single counsel representing Required Consenting Lenders;

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(VI)	the appointment of a trustee, receiver, examiner with expanded powers, responsible person or responsible officer in the Chapter 11 Cases;

(VII)	the class of creditors in which the Noteholder Claims are classified votes to reject the Plan; or

(VIII)	the conversion of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code.

The date on which this Agreement is terminated in accordance with the provisions of this Section 5 shall be referred to as the “Termination Date” and the provisions of this Agreement and the Restructuring Term Sheet shall terminate, except as otherwise provided in this Agreement, unless, in the case of this Section 5, within five (5) Business Days the Company and the Required Consenting Noteholders waive, in writing, the occurrence of or amend or modify any of the events set forth in clauses (a) through (h) of this Section 5. In the event of the termination of this Agreement pursuant to this Section 5, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect and there shall be no liability hereunder on the part of any Party, except that Sections 13 and 19-26 shall survive any termination of this Agreement. Nothing in this Section 5 shall relieve any Party of liability for any breach of this Agreement that occurred prior to the occurrence of the Termination Date.

6. Transfer of Noteholder Claims. Notwithstanding anything to the contrary in this Agreement, each of the Consenting Noteholders agrees that until the occurrence of the Termination Date, it shall not sell, assign, transfer, convey, pledge, hypothecate or otherwise dispose of, directly or indirectly (each such transfer, a “Transfer”), all or any of its Noteholder Claims (or any right related thereto and including any voting rights associated with such Noteholder Claims) unless the transferee thereof (i) is a Consenting Noteholder or (ii)(a) agrees in writing by executing a joinder in the form of Exhibit B to assume and be bound by this Agreement and the Restructuring Term Sheet, and to assume the rights and obligations of the Consenting Noteholder under this Agreement and (b) promptly delivers such writing to the Company (each such transferee becoming, upon the Transfer, a Consenting Noteholder hereunder). The Company shall promptly acknowledge any such Transfer in writing and provide a copy of that acknowledgement to the transferor. By its acknowledgement of the relevant Transfer, the Company shall be deemed to have acknowledged that its obligations to the Consenting Noteholder hereunder shall be deemed to constitute obligations in favor of the relevant transferee. Any Transfer of any Noteholder Claim by a Consenting Noteholder that does not comply with the procedure set forth in the first sentence of this Section 6 shall be deemed void ab initio. This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring additional Noteholder Claims, provided that any such additional Noteholder Claims shall automatically be deemed to be subject to the terms of this Agreement, and provided further that the Consenting Noteholders agree to furnish to the Company prompt notice within five (5) Business Days of the acquisition of any additional Notes.

7. Reporting Requirements. The Company agrees that it shall (i) make its chief financial officer or its financial advisor available via teleconference on a quarterly basis to provide the Consenting Noteholders with regular updates regarding the operation of the Company’s business and financial condition and (ii) provide to each Consenting Noteholder quarterly financial reports until the consummation of the Restructuring.

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8. No Solicitation. This Agreement is not and shall not be deemed to be a solicitation of votes for the acceptance of the Plan (or any other plan of reorganization) for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.

9. Ownership of Claims. Each of the Consenting Noteholder represents and warrants (severally and not jointly) that:

(a)

as of the date of this Agreement, it is the beneficial owner of the principal amount of the Noteholder Claims, or is the nominee, investment manager or advisor for beneficial holders of the Noteholder Claims, as set forth on the signature page for each Consenting Noteholder; provided, however, that the information contained therein shall be maintained as confidential by the Company and the Company’s financial advisors and legal counsel, except to the extent otherwise required by law or any rule or regulation of any exchange or regulatory authority, subject to the disclosure obligations set forth in Section 25 of this Agreement; and

(b)

other than pursuant to this Agreement, such Noteholder Claims, are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that might adversely affect in any way such Consenting Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

10. Representations.

(a) Each Party represents to each other Party that, as of the date of this Agreement:

(i) It has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations hereunder, and the execution, delivery and performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability, or similar action on its part;

(ii) The execution, delivery and performance of this Agreement by such Party does not and shall not (x) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries or (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party or under its organizational documents;

(iii) The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filing as may be necessary and/or required for disclosure by the Securities and Exchange Commission or pursuant to state securities or “blue sky” laws, and the approval by the Bankruptcy Court of the Company’s authority to enter into and implement this Agreement;

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(iv) Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both foreign and domestic, relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; provided, however, that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of the Company and in contemplation of possible Chapter 11 Case filings by the Company, and it is intended that, subject to sections 1125 and 1126 of the Bankruptcy Code, this Agreement shall be fully enforceable in accordance with its terms during such Chapter 11 Cases.

(b) Each Consenting Noteholder represents to the Company that such Consenting Noteholder, in entering into this Agreement and undertaking its obligations hereunder, is acting independently and is not acting, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise with any other holder of Notes.

11. Entire Agreement. This Agreement, including the exhibits, schedules and annexes hereto constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

12. Waiver. This Agreement and the Restructuring Term Sheet are part of a proposed settlement of a dispute among the Parties. If the transactions contemplated by this Agreement are or are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed by this Agreement as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

13. Company Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company or its subsidiaries or any of its or their respective directors or officers (in such person’s capacity as a director or officer) to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with such party’s fiduciary obligations under applicable law.

14. Cooperation and Support. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent possible and subject to the terms of this Agreement) in respect of (i) all matters relating to their rights hereunder in respect of the Company or otherwise in connection with their relationship with the Company, and (ii) the consummation of the Restructuring. Furthermore, subject to the terms of this Agreement, each of the Parties shall take such action as reasonably may be necessary to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings and voting any claims or securities of the Company in favor of the Restructuring in connection therewith, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

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In addition, the Company will use its reasonable best efforts to provide draft copies of all Plan Related Documents, “first day” motions or applications and other documents the Company intends to file with the Bankruptcy Court to counsel to the Consenting Noteholders at least three business days prior to the date when the Company intends to file such document and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing; provided, however, the Company will not be in breach of this provision by failing to provide to the Consenting Noteholders drafts of motions or pleadings that seek emergency or expedited relief.

15. Representation by Counsel. Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties hereto. None of the Parties hereto shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

16. Independent Due Diligence and Decision-Making. Each Consenting Noteholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

18. Amendments. Except as otherwise provided in this Agreement, this Agreement (including the Restructuring Term Sheet) may not be modified, amended or supplemented without prior written consent of the Company and the Required Consenting Noteholders; provided that written consent by Consenting Noteholders holding 66 2/3% of the aggregate principal amount of the Noteholder Claims held by all Consenting Noteholders as set forth on the signature page(s) hereto shall be required to extend the Outside Date by more than fifteen (15) days.

19. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

20. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

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21. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

22. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by email, courier, by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses, emails or facsimile numbers:

If to the Company:

Circus and Eldorado Joint Venture

Silver Legacy Capital Corp.

407 North Virginia Street

Reno, Nevada 89501

Attn: Gary Carano and Stephanie Lepori

Email: gcarano@silverlegacy.com; slepori@silverlegacy.com

Facsimile: (775) 954-4008

with a copy to:

Milbank, Tweed, Hadley, and McCloy LLP

601 South Figueroa Street

30th Floor

Los Angeles, CA 90017

Attention: Paul S. Aronzon and Tom Kreller

Email: paronzon@milbank.com; tkreller@milbank.com

Facsimile: (213) 629-5063

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If to the Cap Re Holders:

Capital Research and Management Company

333 South Hope Street, 55th floor

Los Angeles, California 90071

Attn: Jennifer Hinman and Kristine Nishiyama

Telephone: (310) 996-6000; (213) 486-9200

Email: jlh@capgroup.com; knn@capgroup.com

Facsimile: (310) 996-6022; (213) 615-0430

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Facsimile: (212) 492-0158

Attention: Andrew N. Rosenberg

If to the other Consenting Noteholders:

To each Consenting Noteholder at the address set forth

on the signature page hereof.

23. Third-Party Beneficiaries. The Partners are third party beneficiaries of this Agreement, except with respect to Section 4. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and the Partners and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any Person other than the Partners.

24. Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective successors, assigns, heirs, executors, administrators and representatives.

25. Public Disclosure. The Consenting Noteholders hereby consent to the disclosure by the Company in the Plan, Disclosure Statement, the other Plan Related Documents and any filings by the Company with the Bankruptcy Court or the Securities and Exchange Commission or as required by law or regulation of the execution and contents of this Agreement; provided, however, that except as required by law or any rule or regulation of any securities exchange or any governmental agency, the Company shall not, without the Consenting Noteholder’s prior consent, (a) use the name of any Consenting Noteholder or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives and agents in any press release or filing with the Securities and Exchange Commission or (b) disclose the holdings of any Consenting Noteholder to any person. The Company and the Consenting Noteholders shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other Party, unless required by applicable law or regulations of any applicable stock exchange or governmental authority, in which case, the Party required to issue the press release or make the public statement shall, prior to issuing such press release or making such public statement, use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or statement to the extent practicable; provided, that no Party need consult with any other Party with respect to any press release or public statement relating to the termination of this Agreement.

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26. Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation of this Agreement is to be interpreted in a neutral manner; and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above.

CIRCUS AND ELDORADO JOINT VENTURE

By:	/s/ Gary Carano
Name: Gary Carano
Title: Chief Executive Officer

GALLEON, INC.,
as to Section 4 of this Agreement only

By:	/s/ Andrew Hagopian
Name: Andrew Hagopian
Title: Assistant Secretary

ELDORADO LIMITED LIABILITY COMPANY,
as to Section 4 of this Agreement only

By:	/s/ Gary Carano
Name: Gary Carano
Title:

Exhibit A to the Restructuring Support Agreement

Restructuring Term Sheet

Circus and Eldorado Joint Venture and Silver Legacy Capital Corp.

Summary of Terms

March 15, 2012

This preliminary term sheet (this “Term Sheet”) sets forth a brief summary of the principal terms of a potential restructuring (the “Restructuring”) of the capital structure of Circus and Eldorado Joint Venture and Silver Legacy Capital Corp. (collectively the “Company”). This Term Sheet is offered in the nature of a settlement proposal in furtherance of settlement discussions, and is intended to be entitled to the protections of Federal Rule of Evidence 408 and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. This Term Sheet is for discussion only, is a non-binding expression of intent, is intended as an outline only of certain material terms of the proposed transactions described herein, and does not represent a commitment to lend, invest or provide financing or to negotiate to do any of these things. Furthermore, this Term Sheet does not constitute a waiver by any party, or an agreement or commitment by any party to forbear from taking any remedies to which such party may be entitled, and in that regard all rights of the holders (the “Noteholders”) of the Company’s 10 1/8% mortgage notes due March 1, 2012 (the “Notes”) are specifically reserved. This Term Sheet and the terms, conditions and assumptions contained herein are subject to the negotiation and execution of definitive documentation for the transactions described herein, including the Restructuring, which documentation shall be in all respects materially consistent with this Term Sheet. This Term Sheet is not an offer with respect to any securities or a solicitation of acceptances of a chapter 11 plan. Any such offer or solicitation will only be made in compliance with all applicable laws.

Overview of Restructuring:

The purpose of the Restructuring, through an out-of-court restructuring or a pre-negotiated or pre-packaged chapter 11 plan consistent with the material terms and conditions described in this Term Sheet, is, among other things, to satisfy and retire the outstanding Notes in exchange for the consideration described herein.

The Company and the Noteholders will negotiate in good faith to effect the Restructuring as an out-of-court restructuring of the Company’s capital structure as described herein and not involving any judicial proceeding or approval (the “Out-of-Court Restructuring”). In connection with the Out-of-Court Restructuring, the Company must obtain the approval of this Term Sheet by the Noteholders holding 100% in principal amount of the outstanding Notes. Implementation of the Out-of-Court Restructuring will be conditioned on obtaining such approvals.

In the event that the approvals set forth above for the Out-of-Court Restructuring are not obtained within a reasonable time, the Restructuring shall be implemented pursuant to a prepackaged or pre-negotiated plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Prepackaged Reorganization”).

The Company and The Capital Group Companies, Inc., and associated, related and affiliated entities (the “Cap Re Holders”) may negotiate and enter into a restructuring support agreement (the  “Support Agreement”) to facilitate the consummation of the Restructuring. Pursuant to the Support Agreement, the parties thereto will agree to support a restructuring implementing the transactions and terms described herein, subject to such terms and conditions as may be expressly agreed upon in any Support Agreement.

Treatment of Noteholders:	Upon effectiveness of the Restructuring, the claims of the Noteholders with respect to $142 million in aggregate principal amount of the Notes shall be exchanged for the following:

1.

Repayment in cash of approximately $100 million in aggregate principal amount of the Notes to be paid with (i) proceeds from borrowings under the New Credit Facility (as defined below) in the amount of $70 million, (ii) approximately $15 million in cash available on the balance sheet and (iii) a $15 million cash contribution by the joint venture partners ($7.5 million each) of the Company provided, however, notwithstanding anything to the contrary in the partnership joint venture agreement or otherwise, the first $15 million paid by the Company as a distribution or return of capital to the partners, or on account of any partnership equity, debt instrument or other payment right held by a partner, shall be allocated and paid 50% to each partner;

	2.	Second Lien Notes (as defined and described in Exhibit A to this Term Sheet); and

	3.	Accrued and unpaid interest on the Notes as of the consummation of the Restructuring will be paid in cash from cash available on the balance sheet as of that date.

Treatment of holders of trade and other unsecured claims:	The Company’s obligations in respect of trade and other unsecured claims shall be paid in full in the ordinary course or as otherwise provided for by the Company in the Prepackaged Reorganization.

New Credit Facility:

The Company shall obtain a new credit facility or facilities (the “New Credit Facility”) to repay $70.0 in principal amount of the Notes. The New Credit Facility shall include a $70.0 million term loan secured by a first lien on substantially all assets of the Company.

Due Diligence; Conditions & Next Steps:

The Cap Re Holders will be entitled to conduct (on a good faith basis) a business and legal due diligence investigation, during the period between the date hereof and April 1, 2012 (the “Due Diligence Period”).

The effectiveness of any Restructuring shall be conditioned upon the absence of the identification and written notice by the Cap Re Holders as of April 1, 2012 of any material business or legal issues determined in the Cap Re Holders’ sole discretion, and, upon the Company’s receipt of such written notice on or before April 1, 2012, the Support Agreement shall terminate. The effectiveness of the any Restructuring shall also be subject to customary closing conditions, including, without limitation, the negotiation and execution of definitive documentation (including definitive documentation regarding the New Credit facility), satisfactory to the Cap Re Holders and the Company, for the transactions described herein.

The Company and its outside counsel and the Cap Re Holders and its outside counsel shall negotiate in good faith and use all deliberate speed to negotiate the terms and conditions of the Restructuring.

Fees and Expenses:

The reasonable professional fees and expenses of legal counsel to the Cap Re Holders (Paul, Weiss, Rifkind, Wharton & Garrison LLP) shall be paid by the Company, pursuant to such firm’s engagement letter agreement entered into with the Company.

Releases:

Subject to due diligence, the Company will release at closing any and all claims and causes of action, including (if applicable) any claims and causes of action under Chapter 5 of the Bankruptcy Code, which it has or may have or could potentially assert against (a) any present partner, member, director, officer or employee of the Company and (b) the Cap Re Holders and their advisors.

Reservation of Rights:

Nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Company and Cap Re Holders to protect and fully preserve all of its rights, remedies, and interests, including its claims against the Company or any other party in interest. Nothing herein shall be deemed an admission of any kind. If the Restructuring is not consummated, the Company and the members of the Cap Re Holders fully reserve any and all of their respective rights.

Disclaimer of Duties:

Notwithstanding anything to the contrary herein, nothing in this Term Sheet shall require the Company or the Cap Re Holders to take any action or to refrain from taking any action, to the extent required to comply with its or their obligations under applicable law, including the U.S. Bankruptcy Code.

EXHIBIT A

Term Sheet for

Senior Second Lien Notes for

Circus and Eldorado Joint Venture and

Silver Legacy Capital Corp. (the “Second Lien Notes”)

Issuer:	Circus and Eldorado Joint Venture and Silver Legacy Capital Corp.

Guarantors:	Each existing and subsequently acquired or formed direct and indirect subsidiary of the Issuer.

Principal Amount:	$27.5 million

Maturity:	Fifth and a half anniversary of the funding of the Second Lien Notes.

Optional Redemption:	Callable at 101 in year 1, 103 in year 2 and 105 in years 3-5.

Interest Rate:

Interest on the Second Lien Notes will be payable for the first two years at a rate equal to either (a) 10% per annum paid in cash , or (b) 12% accrual on pay-in-kind (“PIK”) interest, with the Company having the option to pay in cash or as PIK, provided, however, that the Company will be prohibited from electing to pay interest as PIK for any period(s) when the terms of the New Credit Facility would permit the payment of that interest in cash.

At the beginning of year 3, the interest rate will increase to 12% if paid in cash or 14% if paid as PIK interest, again at the election of the Company; provided, however, that the Company will be prohibited from electing to pay interest as PIK for any period(s) when the terms of the New Credit Facility would permit the payment of that interest in cash.

Interest payments will be made or compounded semiannually.

Ranking:

Subject to an intercreditor agreement with the administrative agent under the Issuer’s senior secured term loan facility (the “New Credit Facility”), which will govern the priority of the security interests in the collateral and related creditors’ rights.

Security:	Second priority security interest on the assets of the Issuer and Guarantors securing the Issuer’s New Credit Facility.

Closing and Other Conditions:

The definitive documentation shall contain such closing conditions and other provisions as are customarily found in second lien high yield notes of this type and additional provisions appropriate for this transaction.

Negative Covenants:

Standard high yield covenants, including without limitation a restricted payments covenant requiring that the Company refrain from making any distributions, including, without limitation, management fees, to any of its Partners solely on account of their partnership interests in the Company other than required tax distributions unless and until the Second Lien Notes have been fully satisfied.

Affirmative Covenants:	Usual and customary for second lien high yield notes of this type (including certain customary and appropriate limitations and exceptions).

Financial Covenants:	None.

Events of Default:	Such Events of Default as are customarily found in second lien high yield notes of this type.

Governing Law:	The indenture shall be governed by the internal laws of the State of New York.

Other Terms:	Additional terms to be negotiated.

Exhibit B to the Restructuring Support Agreement

JOINDER

This Joinder to the Restructuring Support Agreement, dated as of March [    ], 2012, by the Company, the Consenting Noteholders thereto and the Partners (the “Agreement”), is executed and delivered by [                    ] (the “Joining Party”) as of [                    ], 2012 in connection with the transfer from a Consenting Noteholder party to the Agreement to the Joining Party. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, which is attached to this Joinder as Annex I (as the same may be hereafter amended, restated, or otherwise modified from time to time) as if the Joining Party were an original signatory to the Agreement. From and after the date hereof, the Joining Party shall hereafter be deemed to be a “Consenting Noteholder” for all purposes under the Agreement.

2. Representations and Warranties. With respect to the amount of Noteholder Claims set forth below its name on the signature page hereof and all related claims, rights, and causes of action arising out of or in connection with or otherwise relating to such Claim, the Joining Party hereby makes the representations and warranties of such Consenting Noteholder set forth in the “Ownership of Claims” and “Representations” section of the Agreement to each other Party to the Agreement.

3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

JOINING PARTY

By:
Name:
Title:

Aggregate Principal Amount of Note Claims:

$

Exhibit 99.2

FOR IMMEDIATE RELEASE

CIRCUS AND ELDORADO JOINT VENTURE ANNOUNCES EXECUTION OF

RESTRUCTURING SUPPORT AGREEMENT AND EXTENSION OF FORBEARANCE

RENO, NV — March 19, 2012 — Circus and Eldorado Joint Venture (the “Partnership”) today announced that the Partnership, its partners and a significant holder of its 10 1/8% Mortgage Notes due 2012 (the “Notes”) have entered into a support agreement for a restructuring of the Notes (the “Restructuring Support Agreement”) and that the holder of Notes that is party to the Restructuring Support Agreement has agreed to forbear from exercising remedies, until April 30, 2012, unless specified milestones are met or unless earlier terminated pursuant to the terms of the Restructuring Support Agreement.

“We believe that execution of the support agreement is an important milestone toward restructuring our outstanding mortgage notes,” said Gary Carano, chief executive officer of the Partnership. “We are pleased with the progress that we have continued to make in reaching an agreement with the holders of our notes. At the same time, our business continues to generate positive cash flow and we have sufficient cash to meet our operating needs. We remain as committed as ever to providing our players, guests and team members the same exceptional experience that they have come to expect from the Silver Legacy.”

The proposed restructuring is subject to the satisfaction of numerous conditions, including (i) the Partnership’s entry into a new $70.0 million first lien credit facility, (ii) execution of the Restructuring Support Agreement by holders of at least 66% in principal amount of the Notes and (iii) negotiation of definitive documents that are satisfactory to the Partnership, its partners and the holder that is party to the Restructuring Support Agreement. As a result, there can be no assurance that a restructuring will be consummated on the terms described in the Restructuring Support Agreement, or at all.

Forward Looking Statements

This press release contains forward-looking statements concerning the Partnership and its subsidiary which are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the Partnership’s ability to restructure the Notes, financial market risks, general economic conditions and other factors described in the Partnership’s public filings with the Securities and Exchange Commission. We have based these forward looking statements on management’s current expectations and assumptions and not on historical facts. In providing forward-looking statements, the Partnership is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

About Circus and Eldorado Joint Venture

Circus and Eldorado Joint Venture, a Nevada general partnership which is a joint venture between Eldorado Limited Liability Company and Galleon, Inc., owns and operates the Silver Legacy Resort Casino (www.silverlegacyresortcasino.com), a hotel-casino and entertainment complex in Reno, Nevada. Eldorado Limited Liability Company is a 96% owned subsidiary of Eldorado Resorts LLC, which owns the Eldorado Hotel & Casino, one of the two hotel casinos connected to Silver Legacy, and Galleon, Inc., the managing partner of Circus and Eldorado Joint Venture, is a wholly owned subsidiary of MGM Resorts International, which owns Circus Circus Hotel and Casino, the other hotel casino which is connected to Silver Legacy. Silver Legacy features 1,711 guest rooms, an approximately 87,300 square foot casino, six dining venues and 50,000 square feet of meeting space.

Source: Circus and Eldorado Joint Venture

Contact: Stephanie Lepori, Chief Financial Officer, 775-325-7385